    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2002
                           REGISTRATION NO. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                   -----------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------
                                PHOTOMEDEX, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                         3845                    59-2058100
(State or other jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
    of incorporation or         Classification Code Number)      Identification
       organization)                                                 Number)

                     Five Radnor Corporate Center, Suite 470
                           Radnor, Pennsylvania 19087
                                 (610) 971-9292

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Jeffrey F. O'Donnell
                             Chief Executive Officer
                                PhotoMedex, Inc.
                     Five Radnor Corporate Center, Suite 470
                           Radnor, Pennsylvania 19087
                                 (610) 971-9292
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                   Copies to:

Luce, Forward, Hamilton & Scripps LLP                  Duane Morris LLP
     Attn: Jeffrey P. Berg, Esq.                Attn: Thomas G. Spencer, Esq.
       Kenneth M.H. Hoff, Esq.                        One Liberty Place
 11755 Wilshire Boulevard, Suite 1600          Philadelphia, Pennsylvania 19103
  Los Angeles, California 90025-5244                Phone: (215) 979-1218
        Phone: (310) 481-5200

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of a subsidiary of the Registrant with and into Surgical Laser Technologies, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 25, 2002, described in the enclosed proxy statement/prospectus, have been satisfied or waived.

                                   -----------

         If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                                        AGGREGATE
  TITLE OF EACH CLASS OF SECURITIES TO BE       NUMBER TO BE      PROPOSED MAXIMUM    OFFERING PRICE    REGISTRATION
                REGISTERED                     REGISTERED (1)      OFFERING PRICE          (2)              FEE
                ----------                     --------------      --------------          ---              ---
Common stock, par value $0.01............       2,607,320              $1.38           $3,598,102         $331.03

(1) Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger described herein to holders of common stock of Surgical Laser Technologies, Inc.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the closing price for the common stock, as reported on The Nasdaq National Market on October 16, 2002.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

      THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED OCTOBER 18, 2002

                    [SURGICAL LASER TECHNOLOGIES, INC. LOGO]

To the Stockholders of Surgical Laser Technologies, Inc.:

         On September 25, 2002, the board of directors of Surgical Laser Technologies, Inc., or SLT, approved an agreement and plan of merger with PhotoMedex, Inc., whereby PhotoMedex will acquire SLT. In order to complete the merger, SLT must obtain the approval of its stockholders. SLT believes that this merger will benefit its stockholders and asks for your support in voting for the merger proposal at SLT's special meeting.

         Under the terms of the merger agreement, a wholly-owned subsidiary of PhotoMedex will merge with and into SLT and SLT will become a wholly-owned subsidiary of PhotoMedex. In the merger, each share of SLT common stock outstanding immediately prior to the effective time of the merger will be converted into 1.12 shares of PhotoMedex common stock. In addition, PhotoMedex will assume certain outstanding SLT common stock warrants. PhotoMedex common stock is traded on The Nasdaq National Market under the symbol "PHMD," and it is a condition to closing the merger that the PhotoMedex common stock to be issued to SLT stockholders in the merger at closing (other than shares which may be issued after the closing upon the exercise of certain warrants assumed by PhotoMedex in the merger) be listed on The Nasdaq National Market.

         After careful consideration, the SLT board of directors has determined that the merger and the transactions associated with it are fair to and in the best interests of SLT and its stockholders and has approved the merger agreement. The SLT board of directors recommends that you vote "FOR" the approval of the merger and the adoption of the merger agreement.

         Before the merger can be consummated, stockholders holding a majority of the outstanding shares of SLT common stock must approve and adopt the merger agreement and the plan of merger. The directors and officers of SLT, who collectively beneficially own an aggregate of approximately 15% of the issued and outstanding shares of SLT common stock, have agreed to vote all of their SLT common stock in favor of the merger agreement and the plan of merger.

         SLT will hold a special meeting of its stockholders on December __, 2002 at the offices of its counsel, Duane Morris LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103-7396, at ____ a.m., local time. SLT's board of directors has fixed the close of business on November 8, 2002, as the record date for the determination of the SLT stockholders entitled to notice of, and to vote at, the SLT special meeting.

         WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18.

         Your vote is important. Whether or not you plan to attend the SLT special meeting in person, please take the time to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and promptly returning it in the accompanying prepaid envelope. If you attend the special meeting, you may vote in person, if you wish, even though you have previously returned your proxy. If you do not vote at all, it will, in effect, count as a vote against the merger.

         On behalf of the SLT board of directors, I thank you for your support and urge you to vote FOR the adoption of the merger agreement between Surgical Laser Technologies, Inc. and PhotoMedex, Inc.

                                      Very truly yours,


                                      /s/ Michael R. Stewart
                                      ----------------------
                                      Michael R. Stewart
                                      President and Chief Executive Officer
                                      Surgical Laser Technologies, Inc.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROXY STATEMENT/PROSPECTUS IS DATED _____________, 2002, AND IS FIRST BEING MAILED TO SLT STOCKHOLDERS ON OR ABOUT ______________, 2002.

                    [SURGICAL LASER TECHNOLOGIES, INC. LOGO]

                        SURGICAL LASER TECHNOLOGIES, INC.

                               147 KEYSTONE DRIVE

                    MONTGOMERYVILLE, PENNSYLVANIA 18936-9638

                                 (215) 619-3600

                  NOTICE OF SPECIAL MEETING OF SLT STOCKHOLDERS

                         TO BE HELD ON DECEMBER __, 2002

         We will hold a special meeting of stockholders of Surgical Laser Technologies, Inc, a Delaware corporation, or SLT, at the offices of our counsel, Duane Morris LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103-7396, on December __, 2002, at __a.m., local time, for the following purposes:

                  1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 25, 2002, by and among PhotoMedex, Inc., J Merger Corp., Inc, a wholly-owned subsidiary of PhotoMedex, and SLT and approve the merger of J Merger Corp., Inc., with and into SLT, with SLT surviving the merger. In the merger, PhotoMedex will issue 1.12 shares of its common stock in exchange for each outstanding share of SLT common stock and SLT will become a wholly-owned subsidiary of PhotoMedex.

                  2. To transact such other business that may properly come before the special meeting or any adjournment(s) thereof.

         The accompanying proxy statement/prospectus describes the merger agreement and proposed merger in more detail. You are encouraged to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" which begins on page 18.

         The SLT board of directors has fixed the close of business on November 8, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the SLT special meeting. Each share of SLT common stock is entitled to one vote on all matters presented at the SLT special meeting.

         Under Delaware law, holders of SLT common stock are entitled to dissenters' rights of appraisal if the merger agreement is adopted. Any holder of SLT common stock who:

         - files with SLT, before the vote is taken to adopt the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger is effected, and

         - does not vote in favor of the merger or for adoption of the merger agreement,

has the right to demand in writing from SLT, within 20 days after receiving notice from SLT that the merger has become effective, payment for his or her shares and appraisal of their value. Dissenting stockholders must follow the procedures regarding appraisal elements contained in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C to this proxy statement/prospectus.

         YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the SLT special meeting in person, PLEASE VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE POSTAGE PREPAID REPLY ENVELOPE PROVIDED. The proxy is revocable by you at any time prior to its use at the SLT special meeting. If you are a holder of record, you may also cast your vote in person at the SLT special meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares will be voted at the SLT special meeting. If your shares are held at a brokerage firm or a bank, you must provide them with instructions on how to vote your shares. If you do not vote at all, it will, in effect, count as a vote against the proposal.

         The SLT board of directors has carefully considered the terms and conditions of the merger and agrees that the terms are fair to, and in the best interests of, our stockholders. The board of directors has approved the merger agreement and merger and recommends that you vote FOR the adoption of the merger agreement.

         Please note that you should not send stock certificates with your proxies. If the merger is completed, the exchange agent will send you a transmittal letter and instructions for exchange of your stock certificates.

         On behalf of the SLT board of directors, I thank you for your support and urge you to vote FOR the adoption of the merger agreement between Surgical Laser Technologies, Inc. and PhotoMedex, Inc.

                                            By Order of the Board of Directors,


                                           /s/ Michael R. Stewart
                                           -------------------------------------
                                           Michael R. Stewart
                                           President and Chief Executive Officer
                                           Surgical Laser Technologies, Inc.


_____________, 2002
Montgomeryville, Pennsylvania

                                TABLE OF CONTENTS

Questions and Answers about the Merger..........................................................................        2

Summary of the Proxy Statement/Prospectus.......................................................................        5
         The Companies..........................................................................................        5
         The Merger.............................................................................................        6
         What You Will Receive in the Merger....................................................................        6
         Ownership of PhotoMedex After the Merger...............................................................        6
         The Special Meeting....................................................................................        6
         Record Date for Voting; Required Votes for the Merger Proposal.........................................        6
         Conditions to the Consummation of the Merger...........................................................        6
         Termination of the Merger Agreement....................................................................        7
         Termination Fees.......................................................................................        8
         Reasons for the Merger.................................................................................        8
         Recommendation of the SLT Board........................................................................        8
         Opinion of SLT's Financial Advisor.....................................................................        8
         Material United States Federal Income Tax Consequences.................................................        9
         Accounting Treatment...................................................................................        9
         Interests of SLT Directors and Officers in the Merger..................................................        9
         Dissenter's or Appraisal Rights........................................................................        9
         Quotation on The Nasdaq National Market................................................................       10
         Risks of the Merger....................................................................................       10
         PhotoMedex Selected Historical Consolidated Financial Data.............................................       10
         SLT Selected Historical Consolidated Financial Data....................................................       11
         Selected Unaudited Pro Forma Condensed Consolidated Financial Data.....................................       12
         Comparative Per Share Data.............................................................................       13
         Comparative Market Price and Dividend Information......................................................       14

Where You Can Find More Information.............................................................................       15

Cautionary Statement Regarding Forward-Looking Statements.......................................................       16

Risk Factors....................................................................................................       18
         Risks Relating to the Proposed Merger..................................................................       18
         Risks Relating to the Business and Operations of PhotoMedex Following the Merger.......................       22

The SLT Special Meeting.........................................................................................       31
         Time and Place of the Special Meeting..................................................................       32
         Purpose of the Special Meeting.........................................................................       32
         Board of Directors Recommendation......................................................................       32
         Record Date; Stock Entitled to Vote; Quorum............................................................       32
         Required Vote..........................................................................................       32
         Stockholder Agreements.................................................................................       33
         Affiliate Agreements...................................................................................       33
         Proxies; Voting and Revocation.........................................................................       33
         Solicitation of Proxies................................................................................       33

The Merger......................................................................................................       34
         General................................................................................................       34
         Background of the Merger...............................................................................       34
         SLT's Reasons for the Merger...........................................................................       36
         Recommendation of the SLT Board........................................................................       38
         PhotoMedex's Reasons for the Merger....................................................................       38
         Opinion of SLT's Financial Advisor.....................................................................       38
         Material United States Federal Income Tax Consequences.................................................       44

                                TABLE OF CONTENTS

         Accounting Treatment...................................................................................       46
         Interests of SLT Directors and Officers in the Merger..................................................       47
         Dissenter's or Appraisal Rights........................................................................       47
         Quotation on The Nasdaq National Market................................................................       49
         Delisting and Deregistration of SLT Common Stock.......................................................       49
         Federal Securities Laws Consequences...................................................................       49

The Merger Agreement............................................................................................       49
         The Merger.............................................................................................       50
         The Exchange Ratio and Treatment of Securities.........................................................       50
         Exchange of Certificates...............................................................................       50
         Transfer of Shares.....................................................................................       51
         Representations and Warranties of SLT and PhotoMedex...................................................       51
         Conduct of PhotoMedex's and SLT's Business Prior to the Merger.........................................       52
         Stockholder Meeting....................................................................................       53
         Access to Information..................................................................................       53
         Commercially Reasonable Efforts........................................................................       53
         No Solicitation........................................................................................       54
         Fees and Expenses......................................................................................       55
         Directors and Officers Indemnification and Insurance...................................................       55
         Nasdaq.................................................................................................       56
         Affiliates.............................................................................................       56
         Conditions to the Consummation of the Merger...........................................................       56
         Termination............................................................................................       57
         Termination Fees.......................................................................................       59
         Amendment; Extension and Waiver........................................................................       59
         Related Agreements.....................................................................................       59

Information about PhotoMedex....................................................................................       61
         Business of PhotoMedex.................................................................................       61
         Management's Discussion and Analysis of Financial Condition and Results of Operations..................       72
         Directors and Executive Officers of PhotoMedex.........................................................       82
         Executive Compensation.................................................................................       83
         Description of PhotoMedex Common Stock.................................................................       86
         Security Ownership of Certain Beneficial Owners and Management.........................................       87
         Certain Relationships and Related Transactions.........................................................       88

Information about SLT...........................................................................................       89
         Business of SLT........................................................................................       89
         Management's Discussion and Analysis of Financial Condition and Results of Operations..................       94
         Security Ownership of Certain Beneficial Owners and Management.........................................      101

Comparison of Rights of Holders of PhotoMedex Common Stock and SLT Common Stock.................................      102

Legal Matters...................................................................................................      103

Experts  .......................................................................................................      103
         About PhotoMedex.......................................................................................      103
         About SLT..............................................................................................      104

Index to Financial Statements..................................................................................      FS-1

                                TABLE OF CONTENTS

                                     ANNEXES


ANNEX A                 Agreement and Plan of Merger

ANNEX B                 Opinion of SLT Financial Advisor

ANNEX C                 Appraisal Rights Under Section 262 of the
                             Delaware General Corporation Law

ANNEX D                 Form of Stockholder Agreement

ANNEX E                 Form of Affiliate Agreement

ANNEX F                 Form of Employment Agreement with Michael R. Stewart

ANNEX G                 Form of Employment Agreement with Davis Woodward

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHY IS SLT PROPOSING THE MERGER?

A: We believe that a merger with PhotoMedex presents a unique opportunity to enhance stockholder value. The merger will create a company that will be able to combine our proprietary medical laser technologies and medical service business with those of PhotoMedex. We believe that the combined company will have significant growth opportunities, and our common business model should accelerate the geographical expansion of our contract services business across a broader range of applications. These growth opportunities, when combined with significant cost savings, should enhance the combined company's ability to raise capital and continue growing through additional acquisitions. As stockholders of the combined company, our stockholders will be able to participate in the growth and opportunities of the combined company that result from the merger.

To review the reasons for the merger in greater detail, see the section entitled "The Merger - SLT's Reasons for the Merger," beginning on page 36.

Q:       WHAT WILL HAPPEN IN THE MERGER?

A: In the proposed merger, a wholly-owned subsidiary of PhotoMedex will merge into SLT and, as a result, SLT will become a wholly-owned subsidiary of PhotoMedex. The merger agreement, which governs the merger, is attached to this proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive, in exchange for each of your SLT shares, 1.12 shares of PhotoMedex common stock. For example, if you owned 1,000 shares of SLT common stock, you would receive 1,120 shares of PhotoMedex common stock after the merger. The PhotoMedex common stock is listed on The Nasdaq National Market under the symbol "PHMD." You will be able to trade the PhotoMedex common stock you receive in the merger. However, your ability to trade the PhotoMedex common stock you receive in the merger may be restricted under the Securities Act of 1933, as amended, or the Securities Act, if you are deemed to be an "affiliate" of SLT or PhotoMedex.

         In addition, instead of fractional shares of PhotoMedex common stock, you will receive cash based on the market price of PhotoMedex common stock. Because the exchange ratio is fixed at 1.12, but the market price of PhotoMedex common stock is subject to fluctuation, the market value of the shares of PhotoMedex common stock that you will receive in the merger may increase or decrease prior to and following the merger. We urge you to obtain current market quotations for PhotoMedex common stock and SLT common stock.

Q: DOES THE SLT BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT?

A: Yes. After careful consideration, the SLT board of directors recommends that its stockholders vote to approve the merger and adopt the merger agreement. For a more complete description of the recommendation of the SLT board of directors, see the sections entitled "The Merger - SLT's Reasons for the Merger" beginning on page 36 and "The Merger - Recommendation of the SLT Board" on page 38.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AND ADOPT THE MERGER
         AGREEMENT?

A: The merger cannot be completed without the approval at the SLT special meeting of the holders of a majority of the outstanding shares of SLT common stock.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON SLT STOCKHOLDERS?

A: The consummation of the merger is conditioned upon the receipt by SLT of a legal opinion from Duane Morris LLP, counsel to SLT, to the effect that the merger will qualify as a tax-free reorganization under the Internal Revenue Code.

Assuming that the merger so qualifies, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of your SLT common stock for PhotoMedex common stock in the merger, except for any gain or loss attributable to cash received instead of a fractional share of PhotoMedex common stock.

         The material U.S. federal income tax consequences of the merger are described in more detail in the section entitled "The Merger - Material United States Federal Income Tax Consequences" beginning on page 49. The tax consequences of the merger to you will depend upon your particular situation. You should consult your own tax advisor for a full understanding of the federal, state, local and foreign income and other tax consequences of the merger.

Q:       SHOULD I SEND IN MY SLT STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your SLT stock certificates. Please do not send in your SLT stock certificates with your proxy.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: PhotoMedex and SLT are working to complete the merger as quickly as practicable, and expect to complete the merger in the fourth quarter of 2002; however, the exact timing cannot be predicted.

Q:       DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

A: Yes. Holders of SLT common stock are entitled to exercise appraisal rights in connection with the merger, subject to compliance with applicable procedures under Delaware law, as described in this proxy statement/prospectus. However, PhotoMedex has the right to terminate the merger agreement, if appraisal rights are exercised by the holders of more than 100,000 shares of SLT common stock.

Q:       WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in this document. There are several ways your shares can be represented at the SLT special meeting. You can attend the SLT special meeting in person or you can indicate on the enclosed proxy card how you want to vote and then sign and mail the proxy card in the enclosed return envelope as soon as possible. Your vote is important regardless of the number of shares that you own.

Q:       WHEN AND WHERE IS THE SLT SPECIAL MEETING?

A: The SLT special meeting will be held at ___ a.m., local time, on December __, 2002, at the offices of our counsel, Duane Morris LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103-7396.

Q:       WHICH SLT STOCKHOLDERS ARE ENTITLED TO VOTE?

A: Each SLT stockholder that owned shares of SLT common stock as of the close of business on November 8, 2002, the record date, is entitled to vote, in person or by proxy, at the SLT special meeting.

Q:       IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY
         SHARES?

A: Your broker will not vote your SLT shares, unless you follow the directions your broker or bank provides to you regarding how to vote your shares on the merger proposal. If you fail to provide your broker or bank with instructions, it will have the same effect as a vote against the merger.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote by sending in a written notice of revocation of your proxy or a later-dated, signed new proxy card to SLT's secretary before the SLT special meeting or by attending the special meeting in person and voting.

Q:       WHAT IF SLT STOCKHOLDERS DO NOT VOTE?

A: Failure by an SLT stockholder to either vote at the SLT special meeting or return his, her or its proxy will result in such stockholder's shares not being counted for purposes of determining the presence of a quorum at the SLT special meeting or determining whether SLT has received the votes required to approve the merger and adopt the merger agreement.

         If you are an SLT stockholder and return your proxy signed, but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval of the merger and adoption of the merger agreement. If you are an SLT stockholder and do not return your proxy or abstain from voting, it will have the same effect as a vote "AGAINST" approval of the merger and adoption of the merger agreement.

         The directors and officers of SLT, who collectively beneficially own an aggregate of approximately 15% of the issued and outstanding shares of SLT common stock, have agreed to vote in favor of the merger. Their vote alone is not sufficient to approve the merger.

Q:       WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the proposed merger, including how to complete and return your proxy card, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy, please call or write:

                                 Davis Woodward
                             Vice President, Finance
                        Surgical Laser Technologies, Inc.
                               147 Keystone Drive
                    Montgomeryville, Pennsylvania 18936-9638
                            Telephone: (215) 619-3278

Q:       ARE THE PHOTOMEDEX STOCKHOLDERS ALSO REQUIRED TO APPROVE THE MERGER?

A: PhotoMedex has determined that the approval of its stockholders is not necessary in connection with the merger.

Q:       WILL MY RIGHTS AS AN SLT STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?

A: Yes. You will become a PhotoMedex stockholder as a result of the merger. Although your rights as a stockholder of PhotoMedex will continue to be governed by Delaware law, your rights as an SLT stockholder will change in some respects as a result of the merger. There is a summary comparison of the rights of stockholders of SLT and PhotoMedex starting on page 102 of this proxy statement/prospectus.

Q:       IS EVERYONE TREATED EQUALLY IN THE MERGER?

A: No. A number of directors and officers of SLT may have interests in the merger agreement and the merger that are different from those of stockholders who are not also directors and officers. In addition, certain stockholders have different rights and obligations from other stockholders under the merger agreement, including certain employee stockholders who may be employed by PhotoMedex following the merger. These differences are explained in more detail on page 47 of this proxy statement/prospectus.

Q:       HOW WILL SLT STOCK OPTIONS AND WARRANTS BE TREATED IN THE MERGER?

A: When the merger is completed, no SLT stock options will be assumed or substituted by PhotoMedex. SLT will give notice to holders of SLT stock options at least 35 days prior to the anticipated closing date of the merger that they will have 30 days in which to exercise their existing stock options. At that point, all outstanding SLT stock options will accelerate and become fully vested and exercisable. All SLT stock options must be exercised at or prior to the end of this 30-day period or they will terminate. SLT stock option holders may exercise their options and, if the merger is completed, receive in respect of their shares the same per share consideration as other SLT stockholders. If the holder of an SLT stock option chooses to exercise a stock option and the merger does not close, the holder will remain an SLT stockholder.

         Each warrant to purchase SLT common stock outstanding immediately before the completion of the merger will automatically become a fully vested warrant to purchase shares of PhotoMedex common stock. The number of shares of PhotoMedex common stock for which a warrant is exercisable and the exercise price will be adjusted for the exchange ratio in the merger. However, the shares which may be issued upon the exercise of the warrants in accordance with their respective terms will not be registered in a registration statement, and will be restricted securities under the Securities Act, whether or not the holder of those shares is deemed to be an "affiliate" of SLT.

Q:       WHAT WILL HAPPEN IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed for any reason, SLT may be subject to a number of other risks. For example, under the terms of the merger agreement, SLT may be required under certain limited circumstances to pay PhotoMedex a fee of $250,000 and reimburse PhotoMedex for its expenses up to $250,000. In addition, significant merger-related costs incurred by SLT, such as legal, accounting and financial advisor fees, must be paid by SLT, even if the merger is not completed. Also, the price of SLT common stock may change to the extent that the current market price reflects a market assumption that the merger will be completed.

                    SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. PHOTOMEDEX AND SLT URGE YOU TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS TO FULLY UNDERSTAND THE MERGER. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A. FOR A GUIDE AS TO WHERE YOU CAN OBTAIN MORE INFORMATION ON PHOTOMEDEX AND SLT, SEE THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 15. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY OF THE PROXY STATEMENT/PROSPECTUS.

THE COMPANIES  (PAGES 61 - 101)

PhotoMedex, Inc.
Five Radnor Corporate Center, Suite 470
Radnor, Pennsylvania 19087

Telephone:  (610) 971-9292

         PhotoMedex is engaged in the development, manufacturing and marketing of proprietary excimer laser and fiber optic equipment and techniques directed toward the treatment of inflammatory and cosmetic skin disorders. In connection with its current business plan, the initial medical applications for its excimer laser technology are intended to be used in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. PhotoMedex is also developing its technology for the treatment of other skin disorders. As a part of its commercialization strategy in the United States, PhotoMedex is providing the XTRAC system to targeted dermatologists at no capital cost to them.

         For additional information about PhotoMedex and its business, see the sections entitled "Information About PhotoMedex" beginning on page 61 and "Where You Can Find More Information" beginning on page 15.

Surgical Laser Technologies, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936-9638

Telephone:  (215) 619-3600

         SLT develops, manufactures and sells proprietary laser systems for both contact and non-contact surgery. SLT also provides turn-key surgical services, which include the provision of technicians, capital equipment and disposable and reusable products for specific surgical procedures. SLT charges for these surgical services on a per-procedure basis. SLT supplements its sales of laser systems and surgical services with several non-laser product offerings.

         For additional information about SLT and its business, see the sections entitled "Information About SLT" beginning on page 89 and "Where You Can Find More Information" beginning on page 15.

THE MERGER (PAGES 34 - 49)

         In the proposed merger, a wholly-owned subsidiary of PhotoMedex (referred to in this proxy statement/prospectus as the "merger subsidiary") will merge into SLT, with SLT as the surviving corporation. As a result, SLT will become a wholly-owned subsidiary of PhotoMedex. THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A. YOU ARE ENCOURAGED TO READ IT CAREFULLY.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 49 - 51)

         In the merger, each share of SLT common stock will be converted into the right to receive 1.12 shares of PhotoMedex common stock. In addition, SLT stockholders will receive cash instead of any fractional shares of PhotoMedex common stock to which they are otherwise entitled.

         Each common stock warrant to purchase shares of SLT common stock outstanding immediately before the completion of the merger will automatically become a fully vested warrant to purchase shares of PhotoMedex common stock. The number of shares of PhotoMedex common stock into which a warrant is exercisable and the exercise price will be adjusted for the exchange ratio in the merger.

OWNERSHIP OF PHOTOMEDEX AFTER THE MERGER (PAGE 50)

         PhotoMedex and SLT estimate that the number of shares of PhotoMedex common stock to be issued to SLT stockholders in the merger will constitute approximately 8.4% of the outstanding common stock of the combined company after the merger, without giving effect to the exercise of any SLT stock options or warrants between the date of this proxy statement/prospectus and the closing of the merger.

THE SPECIAL MEETING (PAGES 31 - 32)

         The special meeting of SLT stockholders is scheduled to be held at ___ a.m., local time, on December __, 2002 at the offices of our counsel, Duane Morris LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103-7396. The purpose of the special meeting is to vote on a proposal to approve and adopt the merger agreement and approve the merger. Only stockholders of record as of the close of business on November 8, 2002 are entitled to vote at the special meeting.

RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE MERGER PROPOSAL (PAGE 32)

         Each holder of record, as of November 8, 2002, of SLT common stock is entitled to cast one vote per share. The affirmative vote, in person or by proxy, of at least a majority of the shares of SLT common stock outstanding as of the record date, is required to approve the merger and adopt the merger agreement. As of October 17, 2002, SLT's directors and executive officers beneficially owned approximately 23.7% of the outstanding shares of SLT common stock, including approximately 15% of the issued and outstanding shares.

         These directors and officers have entered into stockholder agreements with PhotoMedex and J Merger Corp., Inc., in which they have agreed to vote in favor of the approval of the merger and the adoption of the merger agreement. The form of stockholder agreement is attached as Annex D to this proxy statement/ prospectus. You should read it in its entirety.

         PhotoMedex stockholders are not required to approve the merger agreement and will not vote on the merger.

CONDITIONS TO THE CONSUMMATION OF THE MERGER (PAGES 56 - 57)

         The completion of the merger depends on the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the following:

         - the approval of the merger and the adoption of the merger agreement by the stockholders of SLT;

         - the absence of any law, temporary restraining order, injunction or other order issued by a court that has the effect of making the merger illegal or otherwise prohibiting the merger;

         - the approval of the shares of PhotoMedex common stock to be issued to SLT stockholders in the merger for trading on The Nasdaq National Market;

         - the registration statement relating to the shares of PhotoMedex common stock to be issued in the merger (of which this proxy statement/prospectus is a part) being declared effective by the Securities and Exchange Commission and the absence of any stop order suspending the effectiveness of the registration statement;

         - the accuracy of all representations and warranties as of the date of the merger agreement and the closing date, as qualified in the merger agreement;

         - the performance or compliance in all material respects with all agreements and covenants set forth in the merger agreement;

         - the receipt of all consents and approvals of third parties as set forth in the merger agreement;

         - the delivery to PhotoMedex of certain executed stockholder agreements and affiliate agreements, the forms of which are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus, and executed employment agreements with Michael R. Stewart and Davis Woodward, the forms of which are attached as Annex F and Annex G, respectively, to this proxy statement/prospectus, as set forth in the merger agreement;

         - the receipt by SLT of a legal opinion from Duane Morris LLP that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

         - the receipt by SLT of confirmation of a fairness opinion issued by Investec Inc.

         At any time prior to the effective time of the merger, either PhotoMedex or SLT may, to the extent legally allowed, waive a condition to its obligation to complete the merger, although that condition has not been satisfied.

          PhotoMedex and SLT cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGES 57 - 58)

         PhotoMedex and SLT may terminate the merger agreement by mutual written consent. In addition, either PhotoMedex or SLT may terminate the merger agreement if:

                  - the merger is not completed by March 31, 2003 (or later date if both PhotoMedex and SLT have agreed to extend the time for closing the merger), but this right to terminate shall not be available to a party if the failure to close the merger transactions by March 31, 2003 (or other date) is due to the failure by such party to fulfill any obligation under the merger agreement; or

                  - any governmental authority issues a non-appealable final order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, except that this right shall not be available to a party whose failure to obtain any of the consents from governmental authorities called for in the merger agreement is the cause of such governmental action preventing the merger from closing.

         PhotoMedex may terminate the merger agreement if:

                  - SLT's board of directors fails to make its recommendation to its stockholders that they approve the merger, fails to call a meeting of its stockholders, or fails to deliver to its stockholders the proxy statement/prospectus, all as required under the merger agreement;

                  - SLT fails to obtain the approval of the merger from its stockholders;

                  - the holders of more than 100,000 shares of SLT common stock have perfected appraisal rights, which rights have not been lost or withdrawn;

                  - SLT's board of directors accepts or resolves to accept an acquisition proposal by a third party;

                  - an acquisition proposal by a third party should occur, and SLT's board of directors shall not, within ten days of such proposal, have rejected such proposal and reconfirmed its recommendation to approve the merger agreement;

                  - SLT has breached its obligations under the merger agreement not to solicit alternate merger transactions; or

                  - SLT has breached one or more of its representations or warranties or failed to perform one or more of its covenants provided in the merger agreement, and such breach or failure to cure, as the case may be, remains uncured for more than 30 days after receiving notice from PhotoMedex.

         SLT may terminate the merger agreement if:

                  - PhotoMedex has breached one or more of its representations or warranties or failed to perform one or more of its covenants provided in the merger agreement, and such breach or failure to cure, as the case may be, remains uncured for more than 30 days after receiving notice from SLT; or

                  - SLT decides to accept a superior proposal from a third party.

TERMINATION FEES (PAGE 59)

         If either party terminates the merger agreement for certain reasons, then the other party shall be obligated to pay the first party, within five days, the sum of $250,000, plus an amount equal to the first party's actual expenses (but no more than $250,000) incurred in connection with the merger.

REASONS FOR THE MERGER (PAGES 36 - 38)

         For a description of the reasons considered by the SLT board of directors, please see the section entitled "The Merger - SLT's Reasons for the Merger" beginning on page 36.

         For a description of the reasons considered by the PhotoMedex board of directors, please see the section entitled "The Merger - PhotoMedex's Reasons for the Merger" beginning on page 38.

RECOMMENDATION OF THE SLT BOARD (PAGE 38)

         The SLT board of directors believes that the merger is in your best interest and recommends that you vote "FOR" approval of the merger and adoption of the merger agreement.

OPINION OF SLT'S FINANCIAL ADVISOR (PAGES 38 - 44)

         In connection with the merger, the SLT board of directors received a written opinion from Investec Inc. as to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of SLT common stock. The full text of Investec's written opinion, dated September 24, 2002, is attached to this proxy statement/prospectus as Annex B. You should be aware, and in retaining Investec the SLT board of directors considered, that Investec and its affiliates have provided, and may in the future provide, financial and investment banking services unrelated to the merger for which it has received, and expects to receive, compensation, and that Investec and certain of its principals and employees collectively own or have the right to acquire approximately 700,000 shares, or approximately 2.5%, of the PhotoMedex common stock, and, therefore, may have certain conflicts of interest in the proposed merger. In the ordinary course of its business, Investec and its affiliates may actively trade the debt and equity securities of both SLT and PhotoMedex for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. INVESTEC'S OPINION IS ADDRESSED TO THE SLT BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGES 44 - 46)

         The exchange of SLT common stock for PhotoMedex common stock, other than cash paid for fractional shares, is intended to be tax-free to you for United States federal income tax purposes. Tax matters are very complicated and the tax consequences of the merger to you will depend on your own personal circumstances. You should consult your tax advisor for a full understanding of all of the federal, state, local and foreign income and other tax consequences of the merger to you.

ACCOUNTING TREATMENT (PAGE 46)

         The merger will be accounted for as a purchase of SLT by PhotoMedex under generally accepted accounting principles. PhotoMedex will allocate the purchase price based on the fair value of SLT's acquired assets and assumed liabilities. PhotoMedex will consolidate the operating results of SLT with its own, beginning as of the date the parties complete the merger.

INTERESTS OF SLT DIRECTORS AND OFFICERS IN THE MERGER (PAGE 47)

SLT's directors and executive officers have interests in the merger that are different from, or are in addition to, those of other stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger. The merger agreement provides that:

         - the existing rights to indemnification benefiting SLT's directors and officers found in SLT's certificate of incorporation or bylaws, applicable law or other sources will be maintained for a period of six years after the merger. Tail coverage for SLT's directors' and officers' insurance policy will be obtained with coverage limits of $4 million for this six-year period, with an expected premium of $171,000.

         - Messrs. Michael R. Stewart, the President and Chief Executive Officer and a director of SLT, and Davis Woodward, SLT's Vice President, Finance and Chief Financial Officer, will enter into employment agreements with PhotoMedex in connection with closing of the merger. These agreements will include severance arrangements and stock option grants; and

         - Richard J. DePiano, who is currently the chairman of the board of directors of SLT and a member of the board of directors of PhotoMedex, and a stockholder of each company, will continue to serve as a director of PhotoMedex following the merger.

         The members of SLT's board of directors were aware of, and considered the interests of, themselves and SLT's executive officers in approving the merger and adopting the merger agreement.

DISSENTER'S OR APPRAISAL RIGHTS (PAGES 47 - 49)

         Under the law of Delaware, where SLT is incorporated, holders of SLT common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the merger and to be paid such value in cash. We have included a copy of Section 262 of the Delaware General Corporation Law - Appraisal Rights as Annex C to this proxy statement/prospectus.

QUOTATION ON THE NASDAQ NATIONAL MARKET (PAGE 49)

         The common stock of PhotoMedex is currently traded on The Nasdaq National Market under the symbol "PHMD." It is a condition to the merger that the shares of PhotoMedex common stock to be issued in the merger in connection with the merger be approved for trading on The Nasdaq National Market, subject to official notice of issuance.

RISKS OF THE MERGER (PAGES 18 - 31)

         In considering whether to adopt the merger agreement and approve the merger, you should consider certain risks of the merger. We urge you to read carefully all of the factors described in "Risk Factors" beginning on page 18 before voting.

PHOTOMEDEX SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         You should read the following selected historical consolidated financial data in conjunction with the consolidated financial statements of PhotoMedex, Inc. and subsidiaries included elsewhere in this proxy statement/prospectus and PhotoMedex's "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 72. The selected historical consolidated statement of operations data for the five-year period ended December 31, 2001 and the selected historical consolidated balance sheet data as of December 31, 1997, 1998, 1999, 2000 and 2001 have been derived from the consolidated financial statements of PhotoMedex. The consolidated financial statements of PhotoMedex as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 are included elsewhere in this proxy statement/prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 2001 and 2000 and the selected historical consolidated balance sheet data as of December 31, 2001 and 2000 were audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated statement of operations data for the year ended December 31, 1999, were audited by Hein + Associates LLP, independent public accountants. The selected historical consolidated statement of operations data for the six months ended June 30, 2002 and 2001 and the selected historical consolidated balance sheet data as of June 30, 2002 and 2001 have been derived from the unaudited condensed consolidated financial statements of PhotoMedex. The unaudited condensed consolidated financial statements of PhotoMedex as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 are included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which PhotoMedex considers necessary for a fair presentation of the information set forth therein. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002.

         You should read the section of this proxy statement/prospectus entitled "Experts" for additional information regarding Arthur Andersen LLP.

                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                -------------------------------------
                                                                                                                 SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                                 JUNE 30,
                                                             -----------------------                                 --------
                                           1997         1998          1999          2000          2001          2001          2002
                                           ----         ----          ----          ----          ----          ----          ----
STATEMENT OF OPERATIONS DATA:

Revenues ............................    $   855      $   769      $     99      $    969      $  4,730      $  3,311      $  1,795
Costs and expenses
    Costs of revenues, excluding
     depreciation ...................         19          291             4           429         1,338           892           426
    Selling, general and
    administrative ..................        634        3,057         4,342        10,365        13,266         7,549         4,416
    Research and development ........        400        1,079         2,061         3,015         2,017         1,364           533
    Depreciation and amortization ...        650        1,041         1,017           835         2,179           932           851
    Asset impairment charge .........         --           --            --            --         1,958            --            --
                                         -------      -------      --------      --------      --------      --------      --------
    Loss from continuing operations
     before interest and other
     income, net and income taxes ...       (848)      (4,699)       (7,325)      (13,675)      (16,028)       (7,426)       (4,431)
Interest income .....................         --           --            --           580           239           205            14
Interest expense ....................       (199)        (337)       (1,849)          (13)          (25)           (8)          (11)
Other income (expense), net .........         --           11           111           362            77            30            (4)
                                         -------      -------      --------      --------      --------      --------      --------
    Loss from continuing operations
     before income taxes ............     (1,047)      (5,024)       (9,063)      (12,746)      (15,738)       (7,199)       (4,432)
Income taxes ........................          2            3             5            --            --            --            --
                                         -------      -------      --------      --------      --------      --------      --------
    Loss from continuing operations .     (1,049)      (5,027)       (9,068)      (12,746)      (15,738)       (7,199)       (4,432)
Discontinued operations
    Loss from discontinued operations     (1,258)        (881)         (852)         (369)           --            --            --
    Loss on sale of discontinued
     operations .....................         --           --            --          (277)           --            --            --
                                         -------      -------      --------      --------      --------      --------      --------
    Loss from discontinued operations     (1,258)        (881)         (852)         (646)           --            --            --
                                         -------      -------      --------      --------      --------      --------      --------
Net loss ............................    $(2,307)     $(5,909)     $ (9,920)     $(13,392)     $(15,738)     $ (7,199)     $ (4,432)
                                         =======      =======      ========      ========      ========      ========      ========

Basic and diluted net loss per share
    Continuing operations ...........    $ (0.16)     $ (0.54)     $  (0.81)     $  (0.81)     $  (0.80)     $  (0.39)     $  (0.18)
    Discontinued operations .........      (0.19)       (0.10)        (0.08)        (0.04)           --            --            --
                                         -------      -------      --------      --------      --------      --------      --------
    Basic and diluted net loss per
     share ..........................    $ (0.35)     $ (0.64)     $  (0.89)     $  (0.85)     $  (0.80)     $  (0.39)     $  (0.18)
                                         =======      =======      ========      ========      ========      ========      ========
Shares used in computing basic and
    diluted net loss per share (1) ..      6,531        9,288        11,208        15,755        19,771        18,520        24,598
                                         =======      =======      ========      ========      ========      ========      ========

BALANCE SHEET DATA (AT PERIOD END):
Cash and short-term investments .....    $ 1,226      $   174      $  4,536      $  9,561      $  4,067      $  5,181      $  6,442
Working capital (deficit) ...........         15       (2,865)        1,529         9,273         5,546         6,076         7,753
Total assets ........................      7,808        5,677         9,706        19,871        15,585        20,555        16,816
Long-term debt (net of current
 portion) ...........................        283           70            44            20            --            10            --
Stockholders' equity ................      4,929        1,841         5,274        17,768        12,710        16,224        14,070


----------
(1) Common stock equivalents and convertible issues are antidilutive and, therefore, are not included in the weighted shares outstanding during the years in which PhotoMedex incurred net losses.


SLT SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         You should read the following selected historical consolidated financial data in conjunction with the consolidated financial statements of Surgical Laser Technologies, Inc. and subsidiaries included elsewhere in this proxy statement/prospectus and SLT's "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 94. The selected historical consolidated statement of operations data for the five-year period ended December 30, 2001 and the selected historical consolidated balance sheet data as of December 28, 1997, January 3, 1999, January 2, 2000, December 31, 2000 and December 30, 2001 have been derived from the consolidated financial statements of SLT. The consolidated financial statements of SLT as of December 30, 2001 and December 31, 2000 and for each of the years in the three-year period ended December 30, 2001 are included elsewhere in this proxy statement/prospectus. The selected historical consolidated statement of operations data for the years ended December 30, 2001 and December 31, 2000 and the selected historical consolidated balance sheet data as of December 30, 2001 and December 31, 2000 were audited by Grant Thornton LLP, independent certified public accountants. The selected historical consolidated statement of operations data for the year ended January 2, 2000 were audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated statement of operations data for the six months ended June 30, 2002 and July 1, 2001 and the selected historical consolidated balance sheet data as of June 30, 2002 and July 1, 2001 have been derived from the unaudited condensed consolidated financial statements of SLT. The unaudited condensed consolidated financial statements of SLT as of June 30, 2002 and for the six months ended June 30, 2002 and July 1, 2001 are included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which SLT considers necessary for a fair presentation of the information set forth therein. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 29, 2002.

         You should read the section of this proxy statement/prospectus entitled "Experts" for additional information regarding Arthur Andersen LLP.

                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                     ---------------------------------
                                                              YEAR ENDED DECEMBER 31,                         SIX MONTHS ENDED:
                                         ---------------------------------------------------------------      -----------------
                                         DEC. 28,       JAN. 3,        JAN. 2,      DEC. 31,    DEC. 30,     JULY 1,      JUNE 30,
                                           1997          1999           2000          2000        2001        2001          2002
                                           ----          ----           ----          ----        ----        ----          ----
STATEMENT OF OPERATIONS DATA:
Net sales ...........................   $ 11,665       $  9,393       $ 7,951       $ 8,929    $ 10,012     $  4,956     $  5,585
Gross profit ........................      6,893          4,927         4,565         4,977       4,742        2,514        2,422
    Percentage of sales .............       59.1%          52.5%         57.4%         55.7%       47.4%        50.7%        43.4%
Selling, general and administrative
    expenses ........................      6,613          5,944         4,427         4,159       4,714        2,383        2,295
Product development expenses ........        910          1,179           741           651         562          303          242
Non-recurring charges (income) ......       (177)(1)        485(2)      1,440(3)         --          --           --           --
Operating income (loss) .............       (453)        (2,681)       (2,043)          167        (534)        (172)        (115)
Net income (loss) ...................       (381)        (2,552)       (1,883)          241        (586)        (179)        (122)
Basic and diluted earnings (loss) per
    share(4) ........................   $  (0.19)      ($  1.29)      $ (0.95)      $  0.11    $  (0.25)    $  (0.08)    $  (0.05)
Shares used in calculation of basic
    earnings (loss) per share .......      1,977          1,978         1,978         2,182       2,328        2,328        2,328
Shares used in calculation of diluted
    earnings (loss) per share .......      1,977          1,978         1,978         2,219       2,328        2,328        2,328

BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and short-term
   investments ......................   $  6,549       $  6,023       $ 3,749       $ 2,400    $  2,016     $  2,172     $  2,027
Working capital .....................      9,408          6,348         5,521         5,687       5,825        5,908        5,456
Total assets ........................     19,996         16,648         8,020        10,933      11,465       11,295       11,721
Long-term debt (net of current
   portion) .........................      4,509          3,965            16         2,300       2,937        2,653        2,668
Convertible subordinated notes ......      1,633          1,624            --            --          --           --           --
Stockholders' equity ................   $ 11,357       $  8,594       $ 6,722       $ 7,683    $  7,093     $  7,494     $  6,964


----------

(1) Net effect of a benefit of $1,000,000 from the settlement of litigation, offset in part by non-recurring facility-related costs.

(2) Costs related to the sale of the former headquarters in Oaks, Pennsylvania.


(3) See Note 10 of Notes to SLT's consolidated financial statements found elsewhere in this proxy statement/prospectus.


(4) The inclusion of common share equivalents had an anti-dilutive or an immaterial effect when calculating diluted loss per share, and, as a result, diluted loss per share was equivalent to basic loss per share for each period presented.


SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         The following table presents selected pro forma condensed consolidated financial data of PhotoMedex and SLT as of June 30, 2002 and for the year ended December 31, 2001 and for the six months ended June 30, 2002, giving effect to the merger as if it had occurred on January 1, 2001 for the statement of operations data and as of June 30, 2002 for the balance sheet data. This pro forma condensed consolidated financial data has been prepared to give effect to the merger using the purchase method of accounting as defined by Statement of Financial Accounting Standard No. 141 "Business Combinations," with PhotoMedex as the acquiror and surviving corporation in the merger, and whereby PhotoMedex has preliminarily allocated the total cost of the acquisition to SLT's net tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated respective fair values.

         You should read the selected unaudited pro forma condensed consolidated financial data in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected pro forma condensed consolidated financial data are presented for illustrative purposes only and do not purport to be indicative of the financial position or operating results that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of future financial position or operating results of the merged companies. The pro forma adjustments included in the pro forma financial statements represent a preliminary determination of these adjustments based upon the information available as of the date of this proxy statement/prospectus. Based on the timing of the closing of the transaction and other factors, PhotoMedex cannot assure you that the actual adjustments will not differ materially from the pro forma adjustments reflected in the pro forma financial statements. It is expected that, following the merger, the combined company will incur expenses associated with the merger and integrating the operations of the two companies. These merger and integration costs are not reflected in these unaudited pro forma consolidated financial statements.

                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                             YEAR ENDED               SIX MONTHS
STATEMENT OF OPERATIONS DATA:                            DECEMBER 31, 2001       ENDED JUNE 30, 2002
                                                         -----------------       -------------------
      Revenues                                              $     14,742             $      7,380
      Costs and expenses                                          30,574                   11,590
                                                            ------------             ------------
         Loss from operations                                    (15,832)                  (4,210)
      Interest income (expense), net                                 161                       (4)
      Other income (expense), net                                     77                       (4)
                                                            ------------             ------------
      Net loss                                              $    (15,594)            $     (4,218)
                                                            ============             ============
      Net loss per common share -
        Basic and diluted                                   $      (0.70)            $      (0.16)
                                                            ============             ============
      Shares used in computing basic and diluted
        net loss per common share                             22,378,070               27,205,070
                                                            ============             ============

BALANCE SHEET DATA:                                                                  JUNE 30, 2002
-------------------                                                                  -------------
      Current assets                                                                      $18,022
      Working capital                                                                      12,749
      Total assets                                                                         25,440
      Long-term debt (net of current portion)                                               2,668
      Stockholders' equity                                                                 17,412


COMPARATIVE PER SHARE DATA

         The following tables present: (a) the basic and diluted net loss per common share and book value per share data for each of PhotoMedex and SLT on a historical basis, and (b) the historical basic and diluted net loss per common share and book value per share for the combined company on a pro forma basis and on an equivalent pro forma consolidated basis. The unaudited pro forma consolidated financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods and should not be construed as representative of future operations. Neither PhotoMedex nor SLT declared any cash dividends for the periods presented below.

         The historical book value per share has been calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period.

         The pro forma book value per share has been calculated by dividing pro forma stockholders' equity by the pro forma number of shares of PhotoMedex common stock which would have been outstanding had the merger been consummated as of the balance sheet date. Pro forma consolidated net loss, pro forma stockholders' equity and the pro forma number of shares of

PhotoMedex common stock outstanding have been derived from the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

         The equivalent pro forma consolidated amounts have been calculated by multiplying the pro forma consolidated per share amounts by the exchange ratio of 1.12 of a share of PhotoMedex common stock for each share of SLT common stock.

                                                                                        PHOTOMEDEX           PRO FORMA PER
                                              HISTORICAL                               UNAUDITED PRO          CONSOLIDATED
                                              PHOTOMEDEX         HISTORICAL SLT     FORMA CONSOLIDATED      SHARE EQUIVALENT
                                              ----------         --------------     ------------------      ----------------
Loss per common share:

  Basic:

    Six months ended June 30, 2002              $(0.18)              $(0.05)              $(0.16)              $(0.18)
    Year ended December 31, 2001                $(0.80)              $(0.25)              $(0.70)              $(0.78)

  Diluted:

    Six months ended June 30, 2002              $(0.18)              $(0.05)              $(0.16)              $(0.18)
    Year ended December 31, 2001                $(0.80)              $(0.25)              $(0.70)              $(0.78)

Book value per common share:

  June 30, 2002 (1)                              $0.50                $2.99                $0.56                 $0.63

----------

(1) Computed by dividing shareholders' equity by the respective number of common shares outstanding as of June 30, 2002.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

         PhotoMedex common stock trades on The Nasdaq National Market under the symbol "PHMD." SLT common stock trades on The Nasdaq Small-Cap Market under the symbol "SLTI."

         The table below shows, for the calendar quarters indicated, the high and low closing sale prices of:

                  - PhotoMedex common stock, as reported on The Nasdaq National Market, for periods on and after October 6, 2000, on The Nasdaq Small Cap Market for the period from May 10, 2000 through October 5, 2000, and on the National Association of Securities Dealers, Inc. electronic bulletin board for periods prior to May 10, 2000; and

                  -        SLT common stock as reported on The Nasdaq Small-Cap
                           Market,

in each case based on published financial sources.

         HISTORICAL SLT COMMON STOCK INFORMATION

                                                                          HIGH                         LOW
                                                                          ----                         ---
Fiscal Year Ending December 29, 2002:
         Second Quarter                                                  $1.59                        $1.22
         First Quarter                                                    1.80                         1.22

Fiscal Year Ended December 30, 2001:
         Fourth Quarter                                                   1.50                         1.10
         Third Quarter                                                    1.59                         1.01
         Second Quarter                                                   1.38                         1.04
         First Quarter                                                    1.63                         1.06

Fiscal Year Ended December 31, 2000:
         Fourth Quarter                                                   1.97                         1.06
         Third Quarter                                                    2.75                         1.63
         Second Quarter                                                   3.00                         1.81
         First Quarter                                                    5.00                         1.63

         HISTORICAL PHOTOMEDEX COMMON STOCK INFORMATION

                                                                          HIGH                         LOW
                                                                          ----                         ---
Fiscal Year Ending December 31, 2002:
         Second Quarter                                                  $1.97                        $1.49
         First Quarter                                                    2.37                         1.50

Fiscal Year Ended December 31, 2001
         Fourth Quarter                                                   1.85                         0.65
         Third Quarter                                                    5.30                         0.87
         Second Quarter                                                   6.56                         3.59
         First Quarter                                                    7.81                         3.75

Fiscal Year Ended December 31, 2000
         Fourth Quarter                                                  14.31                         4.13
         Third Quarter                                                   16.50                        11.00
         Second Quarter                                                  16.00                         7.56
         First Quarter                                                   18.44                        11.88

         The following table presents trading information for the PhotoMedex common stock and SLT common stock on September 25, 2002 and ___________, 2002. September 25, 2002 was the last full trading day before PhotoMedex and SLT announced the signing of the merger agreement. ____________, 2002 was the last practicable trading day for which information was available before the date of this proxy statement/prospectus. We cannot assure you what the market price of the PhotoMedex common stock will be at the merger date. You should obtain current market quotations.

         COMPARATIVE CURRENT MARKET PRICE AND DIVIDEND INFORMATION

                                                      PHOTOMEDEX             SLT
                                                     COMMON STOCK        COMMON STOCK
                                                     ------------        ------------
Closing price on September 25, 2002...........          $1.39               $1.01
Closing price on _______, 2002................
                                                        -----               -----

         Neither PhotoMedex nor SLT has ever declared or paid cash dividends on its capital stock. PhotoMedex does not anticipate paying cash dividends on its common stock in the foreseeable future.

                       WHERE YOU CAN FIND MORE INFORMATION

         PhotoMedex and SLT file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that PhotoMedex and SLT file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of PhotoMedex and SLT are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov."

         PhotoMedex filed the PhotoMedex registration statement on Form S-4 to register with the SEC the shares of PhotoMedex common stock to be issued to SLT stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of PhotoMedex, as well as a proxy statement of SLT for the SLT special meeting of stockholders.

         As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the PhotoMedex registration statement or the exhibits to the registration statement.

         PhotoMedex has supplied all information contained in this proxy statement/prospectus relating to PhotoMedex. SLT has supplied all information contained in this proxy statement/prospectus relating to SLT.

         If you are an SLT stockholder, you may obtain, without charge, a copy of the Annual Report on Form 10-K for the year ended December 31, 2001 and the most recent Quarterly Report on Form 10-Q of PhotoMedex, including the financial statements required to be filed in such reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may also obtain copies of the exhibits to such reports, but PhotoMedex will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to PhotoMedex at the following address:

                                PhotoMedex, Inc.
                     Five Radnor Corporate Center, Suite 470
                           Radnor, Pennsylvania 19087
                  Attn: Dennis McGrath, Chief Financial Officer

         If you are an SLT stockholder, you may obtain, without charge, a copy of the Annual Report on Form 10-K for the year ended December 30, 2001 and the most recent Quarterly Report on Form 10-Q of SLT, including the financial statements required to be filed in such reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may also obtain copies of the exhibits to such reports, but SLT will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to SLT at the following address:

                        Surgical Laser Technologies, Inc.
                               147 Keystone Drive
                    Montgomeryville, Pennsylvania 18936-9638
                  Attn: Davis Woodward, Vice President, Finance

         If you would like to request documents from PhotoMedex or SLT, as the case may be, please do so by ________, 2002 to receive them before the special meeting of stockholders of SLT. If you request any documents from PhotoMedex or SLT, as the case may be, then PhotoMedex or SLT, as the case may be, will mail them to you by first-class mail, or other equally prompt means, within a commercially reasonable time after receipt of your request.

         You should rely only on the information contained in this proxy statement/prospectus to vote on the merger. Neither company has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated __________, 2002 and is being first mailed to stockholders on _____________, 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to the stockholders nor the issuance of PhotoMedex shares in the merger shall create any implication to the contrary.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause PhotoMedex's, SLT's or the combined company's actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on PhotoMedex's, SLT's or the combined company's results of operations are:

         - general economic and business conditions; the existence or absence of adverse publicity; changes in marketing and technology; changes in political, social and economic conditions;

         - competition in and general risks of the medical products and services industries;

         - success of acquisitions and operating initiatives; changes in business strategy or development plans; management of growth;

         - dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs;

         - ability to integrate effectively the two companies' technologies, operations and personnel in a timely and efficient manner;

         - ability of PhotoMedex to retain and hire key executives, technical personnel and other employees;

         - ability of PhotoMedex to manage its growth and the difficulty of successfully managing a larger, more geographically dispersed organization;

         - ability of PhotoMedex to manage successfully its changing relationships with customers, suppliers, value-added resellers and strategic partners;

         -        the impact of government regulation;

         -        volatility in the stock price of PhotoMedex;

         - the need and ability of PhotoMedex to obtain sufficient financing to meet potential capital requirements;

         - market acceptance of each of the companies' products and services and the ability of PhotoMedex's and SLT's customers to accept new product and services offerings; and

         - the timing of, and regulatory and other conditions associated with, the completion of the merger and the ability of PhotoMedex to combine operations and obtain operating synergies following the merger.

         These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by PhotoMedex or SLT, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and neither PhotoMedex nor SLT undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for PhotoMedex or SLT to predict which will arise. In addition, neither PhotoMedex nor SLT can assess the impact of each factor on PhotoMedex's, SLT's or the combined company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS THAT PHOTOMEDEX HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IN CONSIDERING WHAT ACTION TO TAKE IN CONNECTION WITH THE MERGER. UNLESS THE CONTEXT REQUIRES OTHERWISE, THE USE OF THE COMBINED COMPANY OR PHOTOMEDEX REFERS TO THE COMBINED COMPANY OF PHOTOMEDEX AND SLT AFTER GIVING EFFECT TO THE MERGER.

RISKS RELATING TO THE PROPOSED MERGER

      PHOTOMEDEX AND SLT MAY NOT ACHIEVE THE BENEFITS THEY EXPECT FROM THE MERGER, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY'S BUSINESS, FINANCIAL, AND OPERATING RESULTS.

      PhotoMedex and SLT entered into the merger agreement with the expectation that the merger will result in benefits to the combined company arising out of the combination of the medical laser technology businesses of PhotoMedex and SLT. These benefits may include operational efficiencies resulting from synergies between the companies and greater sales levels due to increases in product and services offerings and consolidation of sales and marketing expertise, among others. To realize any benefits from the merger, the combined company will face the following post-merger challenges:

      - retaining and assimilating the management and employees of each company;

      - developing new products and services that utilize the assets and resources of both companies;

      - retaining existing customers, strategic partners and suppliers of each company;

      -     realizing expected cost savings and synergies from the merger; and

      - developing and maintaining uniform standards, controls, procedures, policies and information systems.

      If the combined company is not successful in addressing these and other challenges, then the benefits of the merger will not be realized and, as a result, the combined company's operating results and the market price of PhotoMedex's common stock may be adversely affected. These challenges, if not successfully met by the combined company, could result in possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Neither PhotoMedex nor SLT can assure you that the combined company will successfully integrate SLT's business or profitably manage the combined company. Further, neither PhotoMedex nor SLT can assure you that the growth rate of the combined company after the merger will equal the historical growth rates experienced by PhotoMedex or SLT.

      YOU WILL RECEIVE 1.12 SHARES OF PHOTOMEDEX COMMON STOCK FOR EACH SHARE OF SLT COMMON STOCK REGARDLESS OF CHANGES IN THE MARKET VALUE OF SLT COMMON STOCK OR PHOTOMEDEX COMMON STOCK.

      Each share of SLT common stock will be exchanged for 1.12 shares of PhotoMedex common stock upon completion of the merger. This exchange ratio is a fixed number and the merger agreement does not contain any provision to adjust this ratio for changes in the market price of either SLT common stock or PhotoMedex common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of PhotoMedex or SLT common stock. Consequently, the specific dollar value of PhotoMedex common stock to be received by SLT stockholders will depend on the market value of PhotoMedex common stock at the time of completion of the merger and may decrease from the date that you submit your proxy. However, it is a condition to SLT's obligation to complete the merger that it receive a confirmation of the fairness opinion of Investec Inc., as of a date within five business days before the closing of the merger. You are urged to obtain recent market quotations for PhotoMedex common stock and SLT common stock. Neither PhotoMedex nor SLT can predict or give any assurances as to the market price of PhotoMedex common stock at any time before or after the merger. The prices of PhotoMedex common stock and SLT common stock may vary because of factors such as:

      - changes in the business, operating results or prospects of PhotoMedex or SLT;

      - actual or anticipated variations in quarterly results of operations of PhotoMedex or SLT;

      - market assessments of the likelihood that the merger will be completed;

      -     the timing of the completion of the merger;

      -     sales of PhotoMedex common stock or SLT common stock;

      -     additions or departures of key personnel of PhotoMedex or SLT;

      - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by PhotoMedex;

      -     conditions or trends in the medical technology industry;

      - announcements of technological innovations, new products or services by PhotoMedex, SLT or their competitors;

      -     changes in market valuations of other medical technology companies;

      -     the prospects of post-merger operations;

      -     regulatory considerations; and

      -     general market and economic conditions.

      If the merger is successfully completed, holders of SLT common stock will become holders of PhotoMedex common stock. PhotoMedex's business differs from SLT's business, and PhotoMedex's results of operations, as well as the price of PhotoMedex common stock, may be affected by factors different than those affecting SLT's results of operations and the price of SLT common stock. See "Risks Relating to the Business and Operations of PhotoMedex Following the Merger" starting on page 22.

      IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS, THE COMBINED COMPANY MAY EXPERIENCE ADVERSE FINANCIAL RESULTS, INCLUDING INCREASED LOSSES.

      PhotoMedex and SLT will incur significant transaction costs as a result of the merger, including legal and accounting fees that may exceed their current estimates. In addition, PhotoMedex and SLT expect that the combined company will incur consolidation and integration expenses, which they cannot accurately estimate at this time. Actual transaction costs may substantially exceed the current estimates of PhotoMedex and SLT and may affect the combined company's financial condition and operating results negatively. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to PhotoMedex's stockholders resulting from the issuance of shares in connection with the merger, the combined company's financial results could be adversely affected, including increased losses.

      THE MARKET PRICE OF PHOTOMEDEX'S COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

      The market price of PhotoMedex's common stock may decline as a result of the merger for a number of reasons, including if:

      - the integration of PhotoMedex and SLT is not completed in a timely and efficient manner;

      - the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

      - the effect of the merger on the combined company's financial results is not consistent with the expectations of financial or industry analysts; or

      - significant stockholders of PhotoMedex or SLT decide to dispose of their stock following completion of the merger.

      SALES OF SUBSTANTIAL AMOUNTS OF PHOTOMEDEX COMMON STOCK IN THE PUBLIC MARKET AFTER THE PROPOSED MERGER COULD MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF PHOTOMEDEX COMMON STOCK.

      Based on the number of shares of SLT common stock outstanding as of October 17, 2002 and assuming no outstanding options or warrants to purchase SLT common stock are exercised before the merger becomes effective, at the closing of the merger, PhotoMedex will issue approximately 2,607,000 shares of PhotoMedex common stock to SLT stockholders in the merger. Up to an additional 300,000 shares will be issuable upon exercise of options PhotoMedex has agreed to grant to Messrs. Stewart and Woodward in connection with the merger. The sale of substantial amounts of PhotoMedex common stock may result in substantial fluctuations in the price of PhotoMedex common stock. In addition, sales of a substantial number of shares of PhotoMedex common stock within a short period of time could cause PhotoMedex's stock price to fall. The sale of these shares could also impair the combined company's ability to raise capital through sales of additional common stock.

      FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE MARKET PRICE OF SLT COMMON STOCK AND PHOTOMEDEX COMMON STOCK.

      The obligations of SLT and PhotoMedex to complete the merger are subject to the satisfaction or waiver of certain conditions. See "The Merger Agreement - Conditions to the Consummation of the Merger" on pages 56 to 57 of this proxy statement/prospectus for a discussion of these conditions. If these conditions are not satisfied or waived, the merger may not be completed. If the merger is not completed for any reason, both SLT and PhotoMedex may be subject to other material risks, including:

      - a negative effect on the stock trading price of SLT common stock and PhotoMedex common stock to the extent that the current market price reflects a market assumption that the merger will be completed;

      -     either party may be required to pay a termination fee; and

      - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

      SLT'S OFFICERS AND DIRECTORS HAVE INTERESTS DIFFERENT FROM YOURS THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

      The terms of the merger agreement and the agreements contemplated thereby affect the directors and officers of SLT in ways that may create interests for them in the merger that are different from, or in addition to, yours. These interests include:

      - the existing rights to indemnification benefiting SLT's directors and officers found in SLT's certificate of incorporation or bylaws, applicable law or other sources will be maintained for a period of six years after the merger. Tail coverage for SLT's directors' and officers' insurance policy will be obtained with coverage limits of $4 million for this six-year period, with an expected premium of $171,000.

      - Messrs. Michael R. Stewart, the President and Chief Executive Officer and a director of SLT, and Davis Woodward, SLT's Vice President, Finance and Chief Financial Officer, will enter into employment agreements with PhotoMedex in connection with closing of the merger. These agreements will include severance arrangements and stock option grants; and

      - Richard J. DePiano, who is currently the chairman of the board of directors of SLT and a member of the board of directors of PhotoMedex, and a stockholder of each company, will continue to serve as a director of PhotoMedex following the merger.

      For the above reasons, the directors and officers of SLT may have been more likely to support and recommend the approval of the merger agreement than if they did not hold these interests. As of October 17, 2002, SLT's directors and executive officers beneficially owned approximately 15% of the issued and outstanding shares of SLT common stock. These directors and officers have entered into agreements to vote their shares in favor of the approval of the merger and the adoption of the merger agreement. SLT stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger - Interests of SLT Directors and Officers in the Merger" on page 47.

      UNCERTAINTY REGARDING THE MERGER AND THE EFFECTS OF THE MERGER COULD CAUSE EACH COMPANY'S CUSTOMERS OR STRATEGIC PARTNERS TO DELAY OR DEFER DECISIONS.

      PhotoMedex's and/or SLT's customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on the business of the relevant company, regardless of whether the merger is ultimately completed.

      SLT COULD LOSE AN OPPORTUNITY TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY ON MORE FAVORABLE TERMS AS THE MERGER AGREEMENT RESTRICTS SLT FROM SOLICITING SUCH PROPOSALS.

      While the merger agreement is in effect, SLT is restricted from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger with any persons other than PhotoMedex. As a result of the restriction, SLT may lose an opportunity to enter into a transaction with another potential partner on more favorable terms. If SLT terminates the merger agreement to enter into another transaction, SLT will be required to pay a termination fee to PhotoMedex that may make an otherwise more favorable transaction less favorable. In addition, if the merger agreement is terminated and the SLT board of directors determines that it is in the best interests of the SLT stockholders to seek a merger or business combination with another strategic partner, SLT cannot assure you that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by PhotoMedex.

      PHOTOMEDEX COULD LOSE AN OPPORTUNITY TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY ON MORE FAVORABLE TERMS AS THE MERGER AGREEMENT RESTRICTS PHOTOMEDEX FROM SOLICITING SUCH PROPOSALS.

      While the merger agreement is in effect, but until December 31, 2002, PhotoMedex is restricted from entering into a merger or other business combination with any persons other than SLT, which could have the effect of materially delaying the filing of or require the filing by PhotoMedex of an amendment or supplement in any material respect to the registration statement of which this proxy statement/prospectus forms a part, or a recirculation by SLT of this proxy statement/prospectus. As a result of the restriction, PhotoMedex may lose an opportunity to enter into a transaction with another potential partner on more favorable terms. If PhotoMedex enters into such a transaction, the closing of the merger could be delayed, which could have a material adverse effect on the stockholders of both PhotoMedex and SLT.

      PENDING THE CLOSING OF THE MERGER, EACH OF PHOTOMEDEX AND SLT HAS AGREED TO CERTAIN RESTRICTIONS ON THE OPERATIONS OF ITS RESPECTIVE BUSINESS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT UPON EACH COMPANY IF THE MERGER DOES NOT CLOSE BEFORE THE END OF THE YEAR OR AT ALL.

      Pending the closing of the merger, in addition to the restrictions on PhotoMedex and SLT described above, the parties have agreed to certain restrictions on the operations of their respective businesses, including the following:

      -     each will carry on its respective business in the ordinary course;

      - neither will declare dividends or make other distributions to their respective stockholders;

      - neither will issue any new securities, except pursuant to existing agreements, except that PhotoMedex may issue securities for purposes of financings after December 31, 2002;

      -     neither will change its accounting methods or practices; and

      -     neither will amend its certificate of incorporation or bylaws.

The outside date for the closing of the merger will be March 31, 2003. As a result of these restrictions, the parties may lose opportunities to expand their respective businesses or to enter into transactions which the parties may otherwise perceive as favorable to business expansion. These restrictions could have a material adverse effect on the stockholders of both PhotoMedex and SLT.

      ARTHUR ANDERSEN LLP HAS NOT CONSENTED TO THE INCLUSION OF ITS REPORTS IN THIS REGISTRATION STATEMENT RELATING TO THE FINANCIAL STATEMENTS OF PHOTOMEDEX AND SLT, AND YOU MAY NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP IN THE EVENT OF A LAWSUIT RELATING TO THIS REGISTRATION STATEMENT.

      Arthur Andersen LLP has not consented to the inclusion of its reports in the registration statement related to the financial statements of PhotoMedex and SLT in this prospectus, and PhotoMedex has dispensed with the requirement to file the consents of Arthur Andersen LLP with the registration statement, as otherwise required by Section 7 of the Securities Act, in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its reports in the registration statement, you bear the risk that you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act with respect to any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF PHOTOMEDEX FOLLOWING THE MERGER

      PHOTOMEDEX HAS A HISTORY OF LOSSES, EXPECTS FUTURE LOSSES AND CANNOT ASSURE YOU THAT IT WILL BECOME OR REMAIN PROFITABLE.

      Historically, PhotoMedex has incurred significant losses and has had negative cash flows from operations. To date, PhotoMedex has dedicated most of its financial resources to research and development and general and administrative expenses and only recently began to market the XTRAC system for commercial sale and to generate revenues from its use by dermatologists. PhotoMedex has historically financed its activities through working capital provided from loans and the private placement of its debt and equity securities. As of June 30, 2002, its accumulated deficit was approximately $59 million.

      PhotoMedex's future revenues and success depend upon acceptance of its excimer laser systems for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. The XTRAC system for the treatment of these conditions has just begun to generate revenues. PhotoMedex's ability to introduce new products successfully and the expected benefits to be obtained from these new products may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, competitive factors or other events beyond its control.

      PhotoMedex expects to incur operating losses for at least the next twelve months because PhotoMedex plans to spend substantial amounts on the marketing of its psoriasis, vitiligo, atopic dermatitis and leukoderma treatment products and expansion of its operations. PhotoMedex cannot assure you that PhotoMedex will market any products successfully, operate profitably in the future, or that PhotoMedex will not require significant additional financing in order to accomplish its business plan.

      PHOTOMEDEX WILL NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND ITS BUSINESS, AND SUCH FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

      PhotoMedex has historically financed its operations through working capital provided from operations, loans and the private placement of equity and debt securities. SLT has historically financed its operations through working capital and from credit facilities. The existing financial resources of PhotoMedex and SLT and revenues from sales, distribution, licensing and manufacturing relationships of the combined company should be sufficient to meet its operating and capital requirements through the second quarter of 2003. However, PhotoMedex may have to raise substantial additional capital thereafter if:

      - changes in its research and development plans cause unexpected large future expenditures;

      - operating losses continue because demand for the XTRAC system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma does not meet its current expectations; or

      - the integration of the operations of SLT and PhotoMedex takes longer to complete or the expenses of such integration exceed current expectations.

      If PhotoMedex needs additional financing, PhotoMedex cannot assure you that it will be available on favorable terms, if at all. If PhotoMedex needs funds and cannot raise them on acceptable terms, PhotoMedex may not be able to:

      -     execute its growth plan for the XTRAC system;

      - take advantage of future opportunities, including synergistic acquisitions;

      - expand its manufacturing facilities, if necessary, based on increased demand for the XTRAC system;

      -     respond to customers and competition; or

      -     remain in operation.

      PHOTOMEDEX'S LASER TREATMENTS OF PSORIASIS, VITILIGO, ATOPIC DERMATITIS AND LEUKODERMA AND ANY OF ITS FUTURE PRODUCTS MAY FAIL TO GAIN MARKET ACCEPTANCE, WHICH WOULD ADVERSELY AFFECT ITS COMPETITIVE POSITION.

      No independent studies with regard to the feasibility of PhotoMedex's proposed business plan have been conducted by it or by any independent third parties with respect to its present and future business prospects and capital requirements. PhotoMedex has generated limited commercial distribution for the XTRAC system and its other products. Even if adequate financing is available and its products are ready for market, PhotoMedex cannot assure you that its products will find sufficient acceptance in the marketplace to fulfill its long and short-term goals. PhotoMedex cannot assure you that the marketplace will be receptive to excimer laser technology over competing therapies or that a cure will not be found for the underlying diseases. Failure of its products to achieve market acceptance would have a material adverse effect on its business, financial condition and results of operations.

      PhotoMedex introduced its marketing plan for its psoriasis treatment system in August 2000. Market acceptance of laser treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma depends on its ability to establish, with the medical community, the clinical efficacy of excimer laser technology to treat these disorders. While PhotoMedex has engaged in clinical studies for its psoriasis treatment, PhotoMedex has not had sufficient time to observe the long-term effectiveness or potential side effects of its treatment system for psoriasis, vitiligo, atopic dermatitis and leukoderma.

      PHOTOMEDEX'S SUCCESS MAY DEPEND ON THIRD-PARTY REIMBURSEMENT OF PATIENTS' COSTS FOR THE XTRAC SYSTEM, WHICH COULD RESULT IN PRICE PRESSURE OR REDUCED DEMAND.

      PhotoMedex's ability to market the XTRAC system successfully will depend in part on the extent to which various third parties are willing to reimburse patients or providers for the costs of medical procedures utilizing the XTRAC system. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for the use of PhotoMedex's products, even if its products are safer or more effective than the alternatives. Additionally, they may require changes to PhotoMedex's pricing structure and revenue model before authorizing reimbursement.

      To date, PhotoMedex has received approval from approximately 50 health plans in 30 states to reimburse for claims submitted by patients or their doctors for treatment of psoriasis utilizing the XTRAC system. PhotoMedex has also received approval from eight insurers for reimbursement for treatment of vitiligo utilizing the XTRAC system. PhotoMedex can give no assurance that any other health insurers will agree to any reimbursement policy or that currently reimbursing insurers will not adversely modify their reimbursement policies for the use of the XTRAC system in the future. PhotoMedex intends to seek coverage and reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, after additional clinical studies are completed. There can be no assurances that PhotoMedex will be in position to seek reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, or, if PhotoMedex does, that any health insurers will agree to any reimbursement policy.

      PhotoMedex is in discussions with the payment and coverage staff in the national office of the Centers for Medicare & Medicaid Services, or CMS (formerly known as the Health Care Financing Administration), and the local Part B Carriers regarding coverage of, and reimbursement for, the costs of treatments for psoriasis utilizing the XTRAC system. This is not a formal request for a national coverage policy, a process that can take from 18 to 24 months to complete. PhotoMedex is pursuing a more informal approach to obtain Medicare reimbursement in an effort to expedite the process. PhotoMedex cannot assure you that a favorable response will be received from CMS or the carriers. If CMS or the carriers do not grant the right to reimbursement, it could have a material adverse effect on its business. PhotoMedex is not yet seeking Medicare coverage for treatment of vitiligo, atopic dermatitis or leukoderma, although PhotoMedex intends to initiate such an effort in the future. PhotoMedex cannot assure you that psoriasis, vitiligo, atopic dermatitis or leukoderma patients will be willing to pay the extra amount required to obtain treatment with the XTRAC system. The failure to achieve this goal could have a material adverse effect on its business operations and financial condition.

      COST CONTAINMENT MEASURES AND ANY GENERAL HEALTHCARE REFORM COULD ADVERSELY AFFECT ITS ABILITY TO MARKET ITS PRODUCTS.

      Cost containment measures instituted by healthcare providers and insurers and any general healthcare reform could affect PhotoMedex's ability to receive revenue from the use of the XTRAC system or to market the products of the combined company and may have a material adverse effect on the business of the combined company. PhotoMedex cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on its business. In addition, fundamental reforms in the healthcare industry in the United States and the European Union, or EU, continue to be considered, although PhotoMedex cannot predict whether or when any healthcare reform proposals will be adopted and what impact such proposals might have on demand for its products.

      THE XTRAC SYSTEM WILL CONTINUE TO BE THE MOST IMPORTANT PRODUCT TO BE MARKETED BY THE COMBINED COMPANY. IF PHYSICIANS DO NOT ADOPT THE XTRAC SYSTEM, PHOTOMEDEX WILL NOT ACHIEVE ANTICIPATED REVENUE GROWTH.

      PhotoMedex commercially introduced the XTRAC system, which consists of a laser system for the treatment of psoriasis, in August 2000. PhotoMedex is highly dependent on XTRAC system revenue because PhotoMedex anticipates that usage for the XTRAC system will account for substantially all its revenue at least through the end of 2002. To achieve increasing revenue, its product must gain recognition and adoption by physicians who treat psoriasis and other skin disorders. The XTRAC system represents a significant departure from conventional psoriasis treatment methods. PhotoMedex believes that physicians will not use the XTRAC system unless they determine, based on published peer-reviewed journal articles, long-term clinical data and their professional experience, that the XTRAC system provides an effective and attractive alternative to conventional means of treatment for psoriasis. Currently, there are only limited peer-reviewed clinical reports and short-term clinical follow-up data on the XTRAC system. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks and uncertainty of third-party reimbursement. If physicians do not adopt the XTRAC system, PhotoMedex may never achieve significant revenues or profitability.

      PHOTOMEDEX WILL BE DEPENDENT UPON REVENUES GENERATED FROM THE XTRAC SYSTEM AND SLT'S PRODUCTS AND SERVICES.

      Other than the XTRAC system, PhotoMedex's products are in the early stages of development. Until these other products are developed, PhotoMedex will be dependent upon revenues generated from the XTRAC system and SLT's products and services. These early stage development products and any new products PhotoMedex develops in the future face significant developmental, regulatory and financing obstacles. PhotoMedex cannot assure you that PhotoMedex will obtain the necessary financing and regulatory approvals for these products, nor can PhotoMedex assure you that these products will be successful in treating patients or result in commercially viable products. You must consider, based on its limited history, its ability to:

      - obtain the financial resources necessary to develop, test, manufacture and market products;

      - engage and maintain corporate partners to assist in developing, testing, manufacturing and marketing its products;

      -     satisfy the requirements of clinical trial protocols;

      -     establish and demonstrate the clinical efficacy of its products;

      -     obtain necessary regulatory approvals;

      - achieve acceptance by third-party payors for reimbursement for procedures using its devices; and

      - market its products to achieve acceptance and use by the medical community in general.

      IF THE EFFECTIVENESS AND SAFETY OF THE XTRAC SYSTEM ARE NOT SUPPORTED BY LONG-TERM DATA, ITS REVENUE COULD DECLINE AND PHOTOMEDEX COULD BE SUBJECT TO LIABILITY.

      The XTRAC system may not be accepted if PhotoMedex does not produce clinical data supported by the independent efforts of clinicians. PhotoMedex received clearance from the FDA for the use of the XTRAC system to treat psoriasis based upon the study of a limited number of patients. Also, PhotoMedex has received clearance from the FDA for the use of the XTRAC system to treat vitiligo, atopic dermatitis and leukoderma based on equivalence. Safety and efficacy data presented to the FDA for the XTRAC system was based on studies on these patients. PhotoMedex may find that data from longer-term psoriasis patient follow-up studies may be inconsistent with those indicated by its relatively short-term data. If longer-term patient studies or clinical experience indicate that treatment with the XTRAC system does not provide patients with sustained benefits or that treatment with its product is less effective or less safe than its current data suggests, its revenues could decline and PhotoMedex could be subject to significant liability. Further, PhotoMedex may find that its data is not substantiated in studies involving more patients, in which case PhotoMedex may never achieve significant revenues or profitability.

      ANY FAILURE IN ITS PHYSICIAN EDUCATION EFFORTS COULD ADVERSELY AFFECT THE SUCCESS OF MARKETING THE XTRAC SYSTEM.

      It is important to the success of its marketing efforts to educate physicians and technicians in the techniques of using the XTRAC system. PhotoMedex relies on physicians to spend their time and money to attend its pre-sale educational sessions. Positive results using the XTRAC system are highly dependent upon proper physician and technician technique. If physicians and technicians use the XTRAC system improperly, they may have unsatisfactory patient outcomes or cause patient injury, which may give rise to negative publicity or lawsuits against PhotoMedex, any of which could have a material adverse effect on its revenue and profitability.

      PHOTOMEDEX'S SUCCESS IS DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS HELD BY IT, AND ITS BUSINESS WILL BE ADVERSELY AFFECTED BY DIRECT COMPETITION IF PHOTOMEDEX IS UNABLE TO PROTECT THESE RIGHTS.

      PhotoMedex's success will depend, in large part, on its ability to maintain and defend its patents. However, PhotoMedex cannot give you assurance that the technologies and processes covered by all of the patents held by PhotoMedex and SLT are neither obvious nor substantially similar to prior work, which could render these patents unenforceable. Without the protection of these patents, competitors may utilize its technology to commercialize their own excimer laser systems for the treatment of psoriasis and for other products.

      Trade secrets and other proprietary information, which are not protected by patents, are also critical to the combined business of PhotoMedex and SLT. PhotoMedex and SLT attempt to protect their respective trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to the combined company. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and even if PhotoMedex prevails in litigation, third parties may independently discover trade secrets and proprietary information that allow them to develop technologies and products that are substantially equivalent or superior to its own. Without the protection afforded by its patent, trade secret and proprietary information rights, PhotoMedex may face direct competition from others commercializing their products using its technology that would have a material adverse effect on its business.

      DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE TIME CONSUMING AND EXPENSIVE, AND IF PHOTOMEDEX IS NOT SUCCESSFUL, COULD CAUSE SUBSTANTIAL EXPENSES AND DISRUPT ITS BUSINESS.

      PhotoMedex cannot be sure that the products, services, technologies and advertising PhotoMedex and SLT employ in their respective businesses do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. PhotoMedex may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of its business. Any legal action against it claiming damages or seeking to enjoin commercial activities relating to the affected products or its methods or processes could have a material adverse effect on its business by:

      - requiring it, or its collaborators, to obtain a license to continue to use, manufacture or market the affected products, methods or processes, which may not be available on commercially reasonable terms, if at all;

      - preventing it from making, using or selling the subject matter claimed in patents held by others and subject it to potential liability for damages;

      - consuming a substantial portion of its managerial and financial resources; and

      - resulting in litigation or administrative proceedings that may be costly, whether PhotoMedex wins or loses.

      PHOTOMEDEX MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS OUTSIDE THE UNITED STATES.

      Intellectual property law outside the United States is uncertain and in many countries is currently undergoing review and revision. The laws of some countries do not protect the intellectual property rights of PhotoMedex to the same extent as laws in the United States. It may be necessary or useful for it to participate in proceedings to determine the validity of its, or its competitors', foreign intellectual property rights, which could result in substantial cost and divert its efforts and attention from other aspects of its business. If PhotoMedex is unable to defend its intellectual property rights internationally, PhotoMedex may face direct competition outside the United States, which could materially adversely affect its future business, operating results and financial condition.

      PHOTOMEDEX'S FAILURE TO OBTAIN OR MAINTAIN NECESSARY FDA CLEARANCES OR APPROVALS COULD HURT ITS ABILITY TO COMMERCIALLY DISTRIBUTE AND MARKET ITS PRODUCTS IN THE UNITED STATES.

      The products of PhotoMedex and SLT are considered medical devices and are subject to extensive regulation in the United States and in foreign countries where they do business. Unless an exemption applies, each medical device that either PhotoMedex or SLT wishes to market in the United States must first receive either 510(k) clearance or pre-market approval from the FDA. Either process can be lengthy and expensive. The FDA's 510(k) clearance process may take from four to twelve months, or longer. The pre-market application approval process is much more costly, lengthy and uncertain. It may take one to three years or even longer. Delays in obtaining regulatory clearance or approval could adversely affect its revenues and profitability.

      Although PhotoMedex has obtained 510(k) clearances for the XTRAC system for use in treating psoriasis, vitiligo, atopic dermatitis and leukoderma, and SLT obtained 510(k) clearances for its products, any such clearance can be revoked if post-marketing data demonstrates safety issues or lack of effectiveness. Further, more stringent regulatory requirements and/or safety and quality standards may be issued in the future with an adverse effect on PhotoMedex's business. Although PhotoMedex and SLT believe that they are in compliance with all material applicable regulations of the FDA, current regulations depend heavily on administrative interpretation. Future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may vary from current interpretations and may adversely affect the business of the combined company.

      EVEN IF PHOTOMEDEX OBTAINS THE NECESSARY REGULATORY APPROVALS FOR THE XTRAC SYSTEM FROM FOREIGN GOVERNMENTS, MARKET ACCEPTANCE IN INTERNATIONAL MARKETS MAY DEPEND ON THIRD PARTY REIMBURSEMENT OF PARTICIPANT'S COSTS.

      To date, PhotoMedex has introduced the XTRAC system through its distributors and to end users into markets in approximately 20 countries in Europe, the Middle East, the Far East and Southeast Asia, and in Australia, Mexico, South

Africa and Colombia. PhotoMedex intends to market the XTRAC system in other international markets. PhotoMedex cannot be certain that its distributors will be successful in marketing XTRAC systems in these or other countries or that its distributors will purchase more than their contractual obligations. Even if PhotoMedex obtains the necessary foreign regulatory registrations or approvals, market acceptance of the XTRAC system in international markets may be dependent, in part, upon the availability of reimbursement within applicable healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. Although PhotoMedex intends to seek international reimbursement approvals for the XTRAC system, PhotoMedex cannot assure you that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals in any given market could have a material adverse effect on the acceptance of the XTRAC system in that market or others.

      PHOTOMEDEX HAS LIMITED MARKETING EXPERIENCE, AND ITS FAILURE TO BUILD AND MANAGE ITS MARKETING FORCE OR TO MARKET AND DISTRIBUTE THE XTRAC SYSTEM EFFECTIVELY WILL HURT ITS REVENUES AND PROFITS.

      PhotoMedex has limited marketing experience. PhotoMedex currently relies on two direct account representatives to market the XTRAC system in the United States. PhotoMedex recently reduced its domestic sales and marketing team while it awaits reimbursement approvals from additional private health care plans. Although PhotoMedex intends to integrate the marketing support staff of SLT, there can be no assurance that PhotoMedex will be able to integrate SLT's personnel to market the XTRAC more successfully. PhotoMedex must achieve these additional approvals and expand or integrate this marketing team over the next 24 months to achieve its market share and revenue growth goals. Since PhotoMedex has only recently launched the XTRAC system, its personnel have limited experience marketing the product, and PhotoMedex cannot predict how successful they will be in their marketing efforts. There are significant risks involved in building and managing its marketing force and marketing the XTRAC system, including its ability:

      - to hire, as needed, a sufficient number of qualified marketing people with the skills and understanding to market the XTRAC system effectively;

      - to adequately train its marketing force in the use and benefits of its system, making them less effective promoters; and

      - to accurately price its treatments using an XTRAC system as attractive alternatives to conventional treatments.

      PHOTOMEDEX HAS LIMITED EXPERIENCE MANUFACTURING THE XTRAC SYSTEM IN COMMERCIAL QUANTITIES, WHICH COULD ADVERSELY IMPACT THE RATE AT WHICH PHOTOMEDEX GROWS.

      PhotoMedex may encounter difficulties manufacturing the XTRAC system for the following reasons:

      - PhotoMedex has limited experience manufacturing the XTRAC system in commercial quantities;

      - PhotoMedex does not have extensive experience manufacturing the XTRAC system in compliance with the FDA's Quality System Regulation;

      - to increase its manufacturing output significantly, PhotoMedex will have to attract and retain qualified employees, who are in short supply, for assembly and testing operations; and

      - some of the components and materials necessary for manufacturing the XTRAC system are currently provided by a single supplier.

      Although PhotoMedex believes that its current manufacturing facility, together with the potential increased capacity from the available manufacturing facilities of SLT, is adequate to support its commercial manufacturing activities for the foreseeable future, PhotoMedex may be required to expand its manufacturing facilities to substantially increase capacity. If PhotoMedex is unable to provide customers with high-quality products in a timely manner, PhotoMedex may not be able to achieve market acceptance for the XTRAC system. PhotoMedex's inability to successfully manufacture or commercialize its devices could have a material adverse effect on its revenue.

      PHOTOMEDEX MAY HAVE DIFFICULTY MANAGING ITS GROWTH.

      PhotoMedex expects to experience significant growth in the number of its employees and customers and the scope of its operations, independent of the integration of the employees and customers of SLT. This additional growth may place a significant strain on its management and operations. PhotoMedex's ability to manage this growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. Its success will also depend on the ability of its officers and key employees to continue to implement and improve its operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage its employees. Its future success is heavily dependent upon growth and acceptance of new products and the successful integration of SLT's products, services and customer base. If PhotoMedex cannot scale its business appropriately or otherwise adapt to anticipated growth and new product introductions, a key part of its strategy may not be successful.

      THE XTRAC SYSTEM REQUIRES SPECIFIC COMPONENT PARTS THAT MAY NOT BE READILY AVAILABLE OR COST EFFECTIVE, WHICH MAY ADVERSELY AFFECT ITS COMPETITIVE POSITION OR PROFITABILITY.

      Production of the XTRAC system requires specific component parts obtained from its suppliers. In the event that its suppliers cannot meet its needs, PhotoMedex believes that it could find alternative suppliers. However, a change in suppliers or any significant delay in its ability to have access to such resources would have a material adverse effect on its delivery schedules, business, operating results and financial condition.

      PHOTOMEDEX'S FAILURE TO RESPOND TO RAPID CHANGES IN TECHNOLOGY AND ITS APPLICATIONS, NEW TREATMENT METHODS AND INTENSE COMPETITION IN THE MEDICAL DEVICES INDUSTRY COULD MAKE ITS PRODUCTS OBSOLETE.

      The medical devices industry is subject to rapid and substantial technological development and product innovations. For the combined company to be successful, it must respond to new developments in technology, new applications of existing technology and new treatment methods. PhotoMedex and SLT compete against numerous companies offering alternative products that target the same markets. Some of these companies have greater financial, marketing and technical resources to utilize in pursuing technological development and new treatment methods. Its financial condition and operating results could be adversely affected if the XTRAC system or SLT's current products fail to compete favorably with these technological developments, or if PhotoMedex fails to be responsive on a timely and effective basis to competitors' new devices, applications, treatments or price reductions. The development of a cure for psoriasis, vitiligo, atopic dermatitis or leukoderma would eliminate the need for the XTRAC system for these diseases, which would have a material adverse effect on its business.

      PHOTOMEDEX DOES NOT HAVE A STRATEGIC PARTNER TO DEVELOP AND MARKET ITS TMR PRODUCTS.

      In August 1997, PhotoMedex entered into an agreement with Edwards LifeSciences Corporation, or Edwards. Under the terms of this agreement, PhotoMedex granted Edwards exclusive worldwide rights to sell its modified excimer laser and associated disposable products, known as the AL5000M, for the treatment of cardiovascular and vascular disease using the surgical procedure known as transmyocardial revascularization, or TMR. Under the terms of the agreements with Edwards, Edwards had agreed, among other things, to:

      - absorb many of the significant expenses of bringing its TMR products to market;

      - fund the total cost of obtaining regulatory approvals worldwide for the use of the AL5000M for the treatment of cardiovascular and vascular disease; and

      - fund all sales and marketing costs related to the introduction and marketing of the AL5000M to treat cardiovascular and vascular disease.

      In September 1997, Edwards purchased from LaserSight, Inc., or LaserSight, rights to related patents for the use of an excimer laser to ablate tissue in vascular and cardiovascular applications for $4,000,000. The ablation technology underlying the patents has been successfully used in other applications for many years. In December 1997, PhotoMedex reimbursed Edwards for the $4,000,000 purchase price of the rights from LaserSight. Under the terms of the agreement with Edwards, PhotoMedex obtained a license to manufacture excimer lasers and related products for use in cardiovascular procedures using

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
such technology in connection with the agreement with Edwards. PhotoMedex recorded a license fee for the $4,000,000 cash payment by PhotoMedex to Edwards.

      PhotoMedex's strategic relationship with Edwards has terminated, which termination is the subject of certain disputes between Edwards and PhotoMedex. PhotoMedex no longer has a strategic partner to develop and market its TMR system. PhotoMedex does not have sufficient financial resources to conduct the necessary human clinical trials to commercialize the application of the AL5000M for TMR. If PhotoMedex intends to continue to try to bring its AL5000M to market, PhotoMedex will have to seek out other parties for the purpose of financing the conduct of human clinical trials that otherwise would have been paid for by Edwards. PhotoMedex believes that third parties may have an economic incentive to provide such assistance due to the fact that PhotoMedex believes that the AL5000M is technically superior and less expensive than lasers from other manufacturers used for the same medical applications. However, PhotoMedex cannot assure you that PhotoMedex will be able to find another alliance in connection with its AL5000M and even if PhotoMedex does so that such alliance will be on terms as favorable as those of the alliance PhotoMedex had with Edwards.

      In late January 2001, PhotoMedex learned that on November 10, 2000, Edwards and LaserSight granted a non-exclusive sublicense of the LaserSight license to Spectranetics, Inc., or Spectranetics, without PhotoMedex's consent. PhotoMedex believes that the grant of this sublicense violated certain agreements between Edwards and PhotoMedex. PhotoMedex is currently evaluating what measures PhotoMedex should take in connection with these actions by Edwards. PhotoMedex believes that this action by Edwards, if not reversed, may restrict its ability to protect products that PhotoMedex may develop in the cardiovascular field from competition by Spectranetics and others.

      PhotoMedex has been evaluating the various alternatives for exploiting the license with Edwards. During the fourth quarter of 2001, PhotoMedex completed its evaluation and concluded that the projected undiscounted cash flows expected to be derived from this license are less than the carrying value of the license. PhotoMedex also believes that any operations relating to this license will generate negative cash flows over the next several years due to the additional costs that would need to be incurred to further develop and market products based on this technology. Accordingly, PhotoMedex recorded an impairment charge in the fourth quarter of 2001 of approximately $2,000,000 associated with the write down of the $4,000,000 reimbursement paid to Edwards.

      PHOTOMEDEX'S PRODUCTS MAY BE FOUND DEFECTIVE OR PHYSICIANS AND TECHNICIANS MAY MISUSE ITS PRODUCTS AND DAMAGES MAY EXCEED ITS INSURANCE COVERAGE.

      One or more of the combined company's products may be found to be defective after they already have been shipped in volume, requiring a product replacement. Product returns and the potential need to remedy defects or provide replacement products or parts could result in substantial costs and have a material adverse effect on its business and results of operations. The clinical testing, manufacturing, marketing and use of its products and procedures may also expose it to product liability claims. To date, there have been no tests completed observing the long-term effects of the XTRAC system. In addition, PhotoMedex and SLT train technicians to use their products. SLT also provides technicians as part of its contract services business. These factors may expose the combined company to medical malpractice claims. PhotoMedex maintains liability insurance with coverage limits of $10,000,000 per occurrence. PhotoMedex cannot assure you that the coverage limits of its insurance policies are adequate or that one or more successful claims brought against it would not have a material adverse effect upon its business, financial condition and results of operations.

      IF PHOTOMEDEX USES HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES LAWS, ITS BUSINESS AND OPERATIONS MAY SUFFER.

      The XTRAC system utilizes a xenon chloride gas mixture under high pressure, which is extremely corrosive. While methods for proper disposal and handling of this gas are well-known, PhotoMedex cannot completely eliminate the risk of accidental contamination, which could cause:

      -     an interruption of its research and development efforts;

      - injury to its employees, physicians, technicians or patients which could result in the payment of damages; or

      - liabilities under federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products.

      PHOTOMEDEX DEPENDS ON ITS EXECUTIVE OFFICERS AND KEY PERSONNEL TO IMPLEMENT ITS BUSINESS STRATEGY AND COULD BE HARMED BY THE LOSS OF THEIR SERVICES.

      PhotoMedex believes that its growth and future success will depend in large part upon the skills of its management and technical team. The competition for qualified personnel in the laser industry is intense, and the loss of its key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect its business. PhotoMedex cannot assure you that it will be able to retain its existing key personnel or to attract additional qualified personnel. PhotoMedex does not have key-person life insurance on any of its employees.

      Its success depends in part upon the continued service and performance of:

      -     Jeffrey F. O'Donnell, President and Chief Executive Officer of
            PhotoMedex;

      - Michael R. Stewart, the current President and Chief Executive Officer of SLT; and

      -     Dennis M. McGrath, Chief Financial Officer of PhotoMedex.

      Although PhotoMedex has employment agreements with Mr. O'Donnell and Mr. McGrath, and will enter into an employment agreement with Mr. Stewart at the closing of the merger, the loss of the services of one or more of its executive officers could impair its ability to develop and introduce its new products.

      DELAWARE LAW HAS ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT ACTUAL AND POTENTIAL CHANGES IN CONTROL, EVEN IF THEY WOULD BENEFIT STOCKHOLDERS.

      PhotoMedex is subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an "interested stockholder" within three years of the stockholder becoming an interested stockholder, except in limited circumstances.

      POTENTIAL FLUCTUATIONS IN ITS OPERATING RESULTS COULD LEAD TO FLUCTUATIONS IN THE MARKET PRICE FOR ITS COMMON STOCK.

      PhotoMedex's results of operations are expected to fluctuate significantly from quarter to quarter, depending upon numerous factors, including:

      -     healthcare reform and reimbursement policies;

      -     demand for its products;

      -     changes in its pricing policies or those of its competitors;

      -     increases in its manufacturing costs;

      - the number, timing and significance of product enhancements and new product announcements by it and its competitors;

      - its ability to develop, introduce and market new and enhanced versions of its products on a timely basis considering, among other things, delays associated with the FDA and other regulatory approval processes and the timing and results of future clinical trials; and

      - product quality problems, personnel changes, and changes in its business strategy.

      Its quarter to quarter operating results could also be affected by the timing and usage of individual laser units in the treatment of patients, since its revenue model for the excimer laser system for the treatment of psoriasis patients in the United States is based on a payment per usage plan.

      PHOTOMEDEX'S STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE.

      The market price for the common stock of PhotoMedex could fluctuate due to various factors. These factors include:

      -     acquisition-related announcements;

      - announcements by it or its competitors of new contracts, technological innovations or new products;

      -     changes in government regulations;

      -     fluctuations in its quarterly and annual operating results; and

      -     general market conditions.

      In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of its common stock.

      PHOTOMEDEX'S ABILITY TO PAY DIVIDENDS ON ITS COMMON STOCK MAY BE LIMITED.

      PhotoMedex does not expect to pay any cash dividends in the foreseeable future. PhotoMedex intends to retain earnings, if any, to provide funds for the expansion of its business.

      LIMITATIONS ON DIRECTOR LIABILITY MAY DISCOURAGE STOCKHOLDERS FROM BRINGING SUIT AGAINST A DIRECTOR.

      PhotoMedex's certificate of incorporation provides, as permitted by governing Delaware law, that a director shall not be personally liable to PhotoMedex or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on its behalf against a director. In addition, its certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.

      IN 1997, PRIOR MANAGEMENT ENTERED INTO A SETTLEMENT ORDER WITH THE COMMISSION REGARDING CERTAIN EVENTS, WHICH MAY ADVERSELY AFFECT ITS ABILITY TO CONDUCT FINANCING IN THE FUTURE.

      In 1997, as a result of certain alleged securities law violations in 1992 and early 1993 under prior management, PhotoMedex entered into a Settlement Order with the Commission, in which PhotoMedex consented to the entry of an order finding that prior management violated the securities laws and ordering prior management to cease and desist from any future securities law violations. The alleged events occurred prior to the change in its management and board of directors. PhotoMedex cannot assure you that the Settlement Order will not have an adverse effect on its ability to conduct financing in the future.

                             THE SLT SPECIAL MEETING

      This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by the SLT board of directors for use at the special meeting of SLT stockholders to be held on December __, 2002, and at any adjournment or postponement of the meeting. We are first mailing this proxy statement/prospectus, this notice of special meeting of stockholders and the enclosed proxy card to you on or about ___________, 2002.

TIME AND PLACE OF THE SPECIAL MEETING

      The SLT special meeting will be held at the offices of its counsel, Duane Morris LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103-7396, on December __, 2002 at ____ a.m., local time.

PURPOSE OF THE SPECIAL MEETING

      At the special meeting, you will be asked to consider and approve a proposal to adopt the Agreement and Plan of Merger dated as of September 25, 2002 by and among PhotoMedex, J Merger Corp., Inc., a wholly-owned subsidiary of PhotoMedex, and SLT, pursuant to which J Merger Corp., Inc., will merge with and into SLT, with SLT as the surviving corporation. As a result of the merger, SLT will become a wholly-owned subsidiary of PhotoMedex. In the merger, each share of SLT common stock outstanding immediately prior to the effective time of the merger will be converted into 1.12 shares of PhotoMedex common stock, plus cash in lieu of fractional shares. In addition, PhotoMedex will assume all outstanding SLT stock purchase warrants.

      SLT knows of no other matters to be brought before the special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

BOARD OF DIRECTORS RECOMMENDATION

      The SLT board of directors has approved and adopted the merger agreement and the merger, has deemed them advisable and recommends a vote "FOR" approval of the merger and adoption of the merger agreement. This action by the SLT board of directors was taken by the unanimous vote of the directors present at the meeting at which the merger agreement and merger were considered. Mr. DePiano, who is also a director of PhotoMedex, was the only SLT director who did not attend this meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

      The SLT board of directors has fixed the close of business on November 8, 2002 as the record date for the special meeting. Only holders of SLT common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, ________ shares of SLT common stock were outstanding and entitled to vote held by approximately ____ stockholders of record.

      The presence, in person or by proxy, of a majority of the shares of SLT common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum. Properly executed proxies marked "abstain" will be deemed present for purposes of determining whether a quorum has been achieved. Proxies held by brokers in "street name" that are not voted on all proposals to come before the meeting shall also be deemed "present."

REQUIRED VOTE

      Approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of SLT common stock outstanding on the record date. Failure to vote and abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SLT common stock, the failure to submit a proxy card or to vote in person at the special meeting, abstentions by a stockholder and broker non-votes will have the same effect as a vote "AGAINST" the merger agreement and the merger.

      All other matters, if any, presented for approval at the special meeting will generally require the affirmative vote of the holders of a majority of the shares of SLT common stock present in person or by proxy, and entitled to vote on the matter. As a result, with respect to the other matters, if any, presented for approval at the special meeting, the failure to submit a proxy card or to vote in person at the special meeting and broker non-votes will not be counted "FOR" or "AGAINST" for purposes of determining whether such proposals have received the requisite approval by SLT stockholders. However, stockholder abstentions, whether pursuant to a properly marked proxy card or a vote in person at the special meeting, will have the effect of a negative vote on such matters.

STOCKHOLDER AGREEMENTS

      On September 25, 2002, the officers and directors of SLT entered into stockholder agreements, pursuant to which, among other things, they agreed to vote their shares of SLT "FOR" approval of the merger and adoption of the merger agreement. A copy of the form of stockholder agreement is attached as Annex D to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Each of these stockholders has also granted an irrevocable proxy and a power of attorney to certain officers of PhotoMedex to vote the shares of SLT common stock covered by the stockholder agreements "FOR" approval of the merger and adoption of the merger agreement. On the record date, the SLT stockholders that are parties to the stockholder agreements collectively owned and were entitled to vote approximately 15% of the issued and outstanding shares of SLT common stock, which does not constitute, by itself, enough votes required for approval of the merger. Consequently, approval of the merger and adoption of the merger agreement will require a significant number of additional votes held by SLT stockholders in favor of the merger.

AFFILIATE AGREEMENTS

      On September 25, 2002, the officers and directors of SLT entered into affiliate agreements, pursuant to which, among other things, they agreed not to sell, pledge, transfer or otherwise dispose of any PhotoMedex common stock they receive in the merger, except pursuant to:

      - an effective registration statement under the Securities Act covering the resale of those shares;

      - an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of PhotoMedex); or

      -     any other applicable exemption under the Securities Act.

A copy of the form of affiliate agreement is attached as Annex E to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference.

PROXIES; VOTING AND REVOCATION

      All shares of SLT common stock represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified in such proxies. Shares of SLT common stock represented by properly executed proxy cards that do not contain voting instructions with respect to approval of the merger and adoption of the merger agreement will be voted "FOR" approval of the merger and adoption of the merger agreement.

      You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the corporate secretary of SLT. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. If you attend the special meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the special meeting, without notifying the corporate secretary of SLT, will not revoke a previously given proxy. In addition, if you beneficially hold shares of SLT common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the special meeting. For further information on how to vote your shares, please contact Davis Woodward, Vice President, Finance, Surgical Laser Technologies, Inc., at (215) 619-3278.

SOLICITATION OF PROXIES

      Proxies will be solicited through the mail and directly by officers, directors and employees of SLT not specifically employed for such purpose, without additional compensation. In addition to solicitation by mail, SLT's directors, officers and employees may solicit proxies by telephone, fax, and telegram, via the Internet or in person. SLT will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. SLT will bear the cost of soliciting proxies from SLT stockholders, except that each of SLT and PhotoMedex has agreed to pay one-half of the cost of filing, printing and mailing this proxy statement/prospectus and related proxy materials.

                                   THE MERGER

      This section of the proxy statement/prospectus and the next section entitled "The Merger Agreement" beginning on page 49 describe the proposed merger. Although PhotoMedex and SLT believe that the description in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents we refer to or incorporate by reference in this proxy statement/prospectus for a more complete understanding of the merger.

GENERAL

      The merger agreement provides that, at the effective time of the merger, J Merger Corp., Inc., a wholly-owned subsidiary of PhotoMedex, will merge with and into SLT, with SLT continuing in existence as the surviving corporation. Each share of SLT common stock issued and outstanding at the effective time of the merger will be converted into 1.12 shares of PhotoMedex common stock, with cash being paid in lieu of fractional shares of PhotoMedex common stock. Upon completion of the merger, SLT will be a wholly-owned subsidiary of PhotoMedex and market trading of SLT common stock will cease.

BACKGROUND OF THE MERGER

      As part of its long-term strategy to increase stockholder value, SLT's board of directors and management have, from time to time, considered various strategic transactions with other companies, as well as other strategic alternatives, including remaining a public company and the possibility of acquisition or mergers with other companies.

      As part of this strategy, in April 2002, Richard J. DePiano, Chairman of SLT's board of directors and a director of PhotoMedex, met with Jeffery F. O'Donnell, the President and Chief Executive Officer and a director of PhotoMedex. Although SLT and PhotoMedex entered into a Mutual Confidentiality Agreement on April 18, 2002 prior to such meeting, the meeting consisted solely of preliminary discussion regarding a potential transaction between SLT and PhotoMedex. No further discussions or information exchanges followed the meeting.

      At its regular quarterly meeting on July 16, 2002, the SLT board of directors again discussed the strategic alternatives available to SLT and recommended that management more actively pursue strategic alternatives, including potential business combination transactions that would provide greater value for SLT's stockholders. Mr. DePiano reported to the SLT board of directors that PhotoMedex would be interested in holding exploratory discussions about a potential business combination. Following the meeting, Mr. DePiano introduced Michael R. Stewart, SLT's President and Chief Executive Officer, to Mr. O'Donnell. Mr. DePiano subsequently recused himself from voting on any matters relating to the proposed transaction.

      PhotoMedex regularly reviews its strategic alternatives with respect to growing its business through the expansion of its core technologies and service offerings.

      On July 24, 2002, Mr. Stewart, together with Davis Woodward, SLT's Vice President, Finance and Chief Financial Officer, met with Mr. O'Donnell and Dennis M. McGrath, PhotoMedex's Vice President, Finance and Administration and Chief Financial Officer. During this meeting, each party presented an overview of its business and discussed the potential synergies between the two companies.

      On July 31, 2002, at a regularly scheduled meeting of the board of directors by teleconference, Mr. O'Donnell and Mr. McGrath made a presentation to the board of directors of PhotoMedex regarding their discussions with management of SLT with respect to a potential acquisition of SLT by PhotoMedex. Mr. DePiano, a member of the PhotoMedex board of directors, stated that he also is the chairman of the board of directors of SLT, and agreed to abstain from participation in the discussions regarding SLT. The board authorized management to continue further discussions with management of SLT about a potential acquisition and to conduct further due diligence on SLT and examine the desirability of proceeding with negotiations on such a transaction.

      On August 1, 2002, PhotoMedex delivered to SLT a proposed term sheet and non-solicitation agreement regarding a potential business combination transaction. From this date through the end of August 2002, management of SLT and PhotoMedex, with the advice of their respective counsel, engaged in a series of discussions to assess whether there was a common understanding regarding the proposed terms of a proposed business combination transaction that would justify incurring the expense of proceeding to negotiate a definitive agreement with respect to the transaction. As part of these discussions, each party also conducted a preliminary financial due diligence investigation of the other. During the course of these discussions, the parties agreed that any non-solicitation obligations would be set forth only in a definitive agreement.

      On August 27, 2002, the SLT board of directors held a meeting at which representatives of Duane Morris LLP and Mr. Woodward were also present to discuss the preliminary terms set forth in the term sheet. The board of directors advised SLT management of their views regarding the preliminary terms set forth in the draft term sheet.

      On August 28-29, 2002, management of SLT and PhotoMedex discussed the positions expressed by SLT's board of directors and reached a proposed resolution of those issues.

      On August 30, 2002, the SLT board of directors held a meeting at which a representative of Duane Morris LLP and Mr. Woodward were present to review the proposed modifications to the preliminary terms of the proposed business combination transaction. Based on the discussion at the meeting, the board of directors authorized SLT management to proceed with the negotiation of a definitive agreement for a business combination transaction.

      On August 30, 2002, the PhotoMedex board of directors also met by teleconference. Mr. DePiano did not participate in the meeting. Mr. O'Donnell presented a preliminary overview of his discussions with management of SLT about the possibility of PhotoMedex's acquisition of SLT. Mr. O'Donnell presented an overview of SLT, reasons why SLT would be an acquisition candidate and potential deal structures and costs related to a proposed acquisition. After discussion, the board of directors directed PhotoMedex's management and legal advisors to proceed with negotiations with SLT.

      On September 4, 2002, PhotoMedex and SLT entered into a Mutual Confidentiality Agreement to supplement the April 2002 agreement in light of the significantly expanded scope of the due diligence investigations that were soon to commence.

      On August 26, 2002, counsel for PhotoMedex had forwarded a draft of a merger agreement to SLT and its counsel. From September 4, 2002 through September 24, 2002, SLT, PhotoMedex and their respective counsel negotiated the terms of the merger agreement. During this period, counsel for PhotoMedex circulated several drafts of the merger agreement as the negotiations proceeded. On September 9, 2002, Mr. Woodward and counsel for SLT and PhotoMedex held a conference call to discuss a number of issues relating to the draft agreement.

      On September 19-20, 2002, senior management and counsel for both SLT and PhotoMedex participated in a series of conference calls in an effort to resolve the remaining material issues with respect to the merger agreement.

      From September 21, 2002 through September 23, 2002, counsel for PhotoMedex and SLT, together with Mr. Woodward, engaged in a series of negotiations that led to a revised draft merger agreement being circulated by counsel for PhotoMedex on September 23, 2002.

      Concurrently with the negotiation of the draft merger agreement, management and counsel for PhotoMedex conducted a due diligence investigation of SLT while management and counsel for SLT conducted a comparable investigation of PhotoMedex. During these investigations, each party provided extensive documentation to the other and both parties and their counsel participated in numerous telephone conferences.

      On September 13, 2002, SLT authorized Investec Inc. to analyze the proposed transaction for purposes of delivering an opinion as to the fairness of the consideration to be received by the SLT stockholders from a financial point of view. Investec then proceeded to conduct its own due diligence investigation and financial analysis of both SLT and PhotoMedex.

      On September 24, 2002, the PhotoMedex board of directors met by teleconference. Mr. DePiano left the meeting before any of the discussion took place regarding the proposed merger. The board of directors received an update from Mr. O'Donnell and Mr. McGrath, and a representative of Luce, Forward, Hamilton & Scripps LLP, counsel to PhotoMedex, on the terms of the definitive agreements that had been negotiated with SLT. At the meeting, a representative of Luce, Forward, Hamilton & Scripps LLP reviewed the fiduciary duties of the board of directors applicable to transactions of this type and reviewed the material terms of the merger agreement and related agreements with the board. The board reviewed the terms of the proposed merger and determined that the proposed merger with SLT was in the best interests of PhotoMedex and its stockholders. By unanimous vote of the directors present, the board of directors of PhotoMedex approved the merger and the transactions contemplated in the merger agreement and directed the officers of PhotoMedex to execute the merger agreement and the related agreements.

      In the evening of September 24, 2002, the SLT board of directors held a meeting at which Mr. Woodward and representatives of Duane Morris LLP and Investec Inc. were also present. All of the SLT directors were present, except for Mr. DePiano. Representatives of Duane Morris LLP reviewed with the board of directors the terms of the draft merger agreement, including the stockholder and affiliate agreements to which each director and officer would be a party and the employment agreements being finalized with Messrs. Stewart and Woodward. Representatives of Duane Morris LLP also reviewed the SLT board of directors' fiduciary duties and other legal principles applicable to consideration of the proposed merger. Mr. Stewart reviewed with the board of directors management's recommendation of the proposed merger and the reasons supporting that recommendation. Representatives of Investec Inc. then reviewed with the board of directors the financial analyses and due diligence they had performed with respect to the parties and the proposed transaction and advised the board of directors that, in the opinion of Investec Inc., the consideration to be received by the SLT stockholders in the proposed merger was fair, from a financial point of view, to the SLT stockholders. The Investec Inc. representatives delivered a written opinion to the SLT board of directors confirming this conclusion.

      The SLT board of directors discussed the proposed merger and the directors present unanimously approved the merger agreement, the merger and the consummation of the transactions contemplated thereby and resolved to recommend that the SLT stockholders approve and adopt the merger agreement and approve the merger.

      During the day of September 25, 2002, the parties agreed to minor changes in the merger agreement and the related agreements and made minor changes to the disclosure schedules attached to the merger agreement. In the evening of September 25, 2002, the parties signed the merger agreement and the directors and officers of SLT signed the stockholder and affiliate agreements. Before the opening of the stock market on September 26, 2002, PhotoMedex and SLT made a joint public announcement of the transaction.

SLT'S REASONS FOR THE MERGER

      The directors present at the SLT board of directors meeting held on September 24, 2002 unanimously concluded that the merger was in the best interests of SLT's stockholders and approved the merger agreement and the merger. As noted above, Mr. DePiano was the only SLT director who did not attend the meeting at which the merger agreement was considered and approved.

      In reaching its decision, the SLT board of directors consulted with SLT management, Duane Morris LLP and Investec Inc. and focused primarily on the strategic business benefits of the merger, including the following:

      - because PhotoMedex uses a business model similar to the model SLT uses, the merger should allow the combined company to accelerate the geographical expansion of its contract services model for a broader range of applications more rapidly and successfully than SLT had been able and anticipated being able to do as a standalone company;

      - PhotoMedex's presence in the dermatology market presents a more significant growth opportunity than SLT's existing markets;

      - the combination of the senior management of SLT and PhotoMedex should allow complementary skills to strengthen the overall management team;

      - the merger should provide significant short term cost savings and provide the opportunity for additional longer term cost efficiencies, thus providing additional cash flow for operations;

      - expansion of the contract services business model within the larger combined potential market should enhance the combined company's ability to raise capital and grow through additional acquisitions; and

      - through the PhotoMedex common stock to be issued in the merger, the SLT stockholders will have the opportunity to benefit from any appreciation in the value of the PhotoMedex common stock resulting from the combination and continuation of the existing business of SLT and PhotoMedex and the strategic benefits and operating and other synergies related to the merger.

In addition to these strategic considerations, the board of directors also considered a number of other factors, including the following:

      - the PhotoMedex common stock to be issued in the merger to SLT's stockholders is traded on The Nasdaq National Market, will represent approximately 8.4% of the outstanding PhotoMedex common stock after the merger and, subject to restrictions under applicable securities law on SLT affiliates and the holders of certain SLT warrants to be assumed by PhotoMedex in connection with the merger, will be freely tradable after the merger, thereby enhancing liquidity for the SLT stockholders;

      - the expectation that the merger should qualify as a tax-free reorganization;

      - the opinion of Investec Inc. dated as of the date of the meeting that, as of such date, the consideration to be received by SLT's stockholders in the merger was fair, from a financial point of view, to the SLT stockholders, together with the financial presentation of Investec Inc. representatives in connection with the delivery of the opinion;

      - the approval of the holders of a majority of the outstanding SLT common stock will be required to complete the merger;

      - dissenters' rights will be available to SLT stockholders under Delaware law;

      - apart from the approval by SLT stockholders, completion of the merger does not require any material consents or approvals;

      - the merger agreement permits SLT to respond meaningfully to unsolicited third party proposals for alternative transactions: specifically, if the SLT board of directors receives an unsolicited offer prior to SLT stockholder approval of the merger that the board of directors determines in good faith in the exercise of its fiduciary duties would result in a transaction more favorable to SLT's stockholders than the merger (after considering all the terms and conditions of the offer and the likelihood and timing of its consummation), the board of directors may provide information to and negotiate with the offeror and, provided SLT gives PhotoMedex at least three days notice, terminate the merger agreement upon payment of a $250,000 fee and reimburse PhotoMedex for its expenses in an amount not to exceed $250,000 and enter into the alternative transaction;

      - the potential differing interests of the directors and officers of SLT compared to the interests of the SLT stockholders in the merger as a result of the provisions in the merger agreement and the agreements referenced in the merger agreement regarding the continuation of indemnification for the directors and officers of SLT and the employment arrangements for Messrs. Stewart and Woodward and as a result of the fact that Mr. DePiano will continue to serve as a director of PhotoMedex after the merger;

      - historical information concerning the business, financial condition, results of operations, technology, competitive position, industry trends and prospects for both SLT and PhotoMedex;

      - current and historical market data with respect to the trading of SLT and PhotoMedex common stock;

      - the due diligence investigation conducted by SLT management and its counsel concerning PhotoMedex;

      - based on closing market prices on the date prior to the SLT board meeting, the value of the PhotoMedex common stock to be received by the SLT stockholders in the merger represented a 41% premium to the value of the SLT common stock;

      - based on SLT's historical efforts to pursue alternative transactions and familiarity with the companies in its industry, SLT management did not believe SLT would be able to complete a transaction that would provide the same or greater value to SLT stockholders within a reasonable time frame;

      - the loss of control by SLT stockholders over the future operations of the combined company;

      - the possibility that the merger may not be consummated or that the integration of the two companies' operations could take longer and be less successful than anticipated;

      - the risk that the potential benefits of the merger might not be achieved and that PhotoMedex's cash requirements could adversely affect the operations of the combined company; and

      - based on the closing market price of SLT and PhotoMedex common stock on the date prior to the board meeting, the value to be received by the SLT stockholders in the merger was approximately 44% of SLT's book value per share.

      The foregoing discussion of the information and factors discussed and considered by the SLT board of directors is not meant to be exhaustive, but includes the material factors considered by the board of directors to support its decision to approve the merger agreement and the merger and to determine that the transactions contemplated thereby are fair to, and in the best interests of, SLT and its stockholders. In view of the wide variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the individual factors considered in reaching its determinations. In considering the factors listed above, the SLT board of directors believes that these factors as a whole supported its determination.

RECOMMENDATION OF THE SLT BOARD

      Taking into account all of the material facts, matters and information, including those described above, the SLT board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of SLT and its stockholders. THE SLT BOARD OF DIRECTORS RECOMMENDS THAT SLT'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

PHOTOMEDEX'S REASONS FOR THE MERGER

      The PhotoMedex board has approved the merger agreement and the transactions contemplated thereby, has deemed the merger advisable and has determined that the terms of the merger and the merger agreement are fair and in the best interests of PhotoMedex and its stockholders. During the course of its deliberations, the PhotoMedex board considered, with the assistance of management and its financial and other advisors, a number of business, financial, legal and other factors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PhotoMedex board of directors found it impracticable to, and did not, quantify or otherwise assign relative weights to factors considered. In addition, the PhotoMedex board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the PhotoMedex board conducted an overall analysis of the factors considered, including thorough discussions with and questioning of PhotoMedex's management and its legal advisors.

OPINION OF SLT'S FINANCIAL ADVISOR

      GENERAL

      SLT retained Investec Inc. as its financial advisor to assist its management and its board of directors in considering valuation, financial and other matters relating to the merger.

      The SLT board of directors retained Investec based upon Investec's qualifications, experience and expertise in investment banking. As part of Investec's investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      You should be aware, and in retaining Investec the SLT board of directors considered, that Investec and its affiliates have provided, and may in the future provide, financial and investment banking services to PhotoMedex unrelated to the merger for which it has received, and expects to receive, compensation, and that Investec and certain of its principals and employees collectively own or have the right to acquire approximately 700,000 shares, or approximately 2.5%, of the PhotoMedex common stock and, therefore, may have certain conflicts of interest in the proposed merger. In the ordinary course of its business, Investec and its affiliates may actively trade the debt and equity securities of both SLT and PhotoMedex for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      In connection with Investec's engagement, SLT requested that Investec evaluate the fairness, from a financial point of view, to the holders of SLT common stock, of the consideration to be received by such stockholders pursuant to the terms of the merger agreement. At the SLT board of directors meeting held on September 24, 2002, Investec rendered its written opinion that, as of September 24, 2002 and based upon and subject to the various assumptions made, procedures followed, matters considered and limits of review as set forth in its opinion, the consideration to be received by holders of SLT common stock in the merger was fair, from a financial point of view, to those stockholders.

      THE FULL TEXT OF THE WRITTEN OPINION OF INVESTEC, DATED SEPTEMBER 24, 2002, IS ATTACHED HERETO AS ANNEX B. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY INVESTEC IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. INVESTEC'S OPINION IS DIRECTED TO THE SLT BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO HOLDERS OF SLT COMMON STOCK AS OF THE DATE OF THE OPINION. INVESTEC'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SLT COMMON STOCK AS TO ANY MATTER RELATING TO THE MERGER. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF INVESTEC'S OPINION.

      In arriving at its opinion, Investec, among other things:

      -     reviewed the merger agreement and certain other related agreements;

      - reviewed certain publicly available business and financial information and stock market data relating to SLT and PhotoMedex;

      - reviewed certain other information provided to it by or discussed with SLT, including financial forecasts prepared by each of SLT and PhotoMedex, and discussed with SLT's management the business and prospects of SLT;

      - considered certain financial and stock market data of SLT, and compared those data with similar data for other publicly held companies in businesses deemed similar to those of SLT;

      - considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

      - considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Investec deemed relevant.

      SLT did not impose any limitations on the scope of Investec's investigations or the procedures to be followed by Investec in rendering its opinion. In its review and analysis and in formulating its opinion, Investec relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly available or provided to it. With respect to the financial forecasts, projections and other information provided to it, Investec assumed that those financial forecasts, projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments, at the time, of senior management of the future competitive, operating and regulatory environments and the related financial performance of SLT and PhotoMedex. Investec expresses no opinion as to those financial forecasts, projections and other information or the assumptions on which they were based.

      Investec has not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of SLT. Investec has not reviewed the books and records of SLT nor made a physical inspection of its properties or assets. Investec assumed that the executed version of the merger agreement would not differ in any material respect from the last draft it reviewed and that the merger would be consummated in accordance with the terms of the merger agreement, without modification or waiver of any material terms.

      In arriving at its opinion, Investec did not ascribe a specific range of values to SLT, but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the holders of SLT common stock in the merger on the basis of the financial and comparative analyses summarized below. Investec was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of SLT. The Investec opinion did not address the relative merits of the merger as compared to other business strategies that might be available to SLT, nor did it address the underlying business decision to engage in the merger. Although Investec evaluated the consideration to be received by the holders of common stock of SLT in the merger from a financial point of view, Investec was not requested to, and did not, recommend the specific consideration or the form of consideration to be received in the merger, which consideration was determined in arm's-length negotiations between SLT and PhotoMedex. Investec did not provide advice to SLT during these negotiations.

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Investec believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying its opinion.

      No company, transaction or business used in Investec's analyses as a comparison is directly comparable to SLT, PhotoMedex or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger or the other values of the companies, business segments or transactions being analyzed. The estimates contained in Investec's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      Investec's opinion and presentation to the SLT board of directors was one of many factors taken into consideration by the SLT board of directors in its evaluation of the proposed transaction. Consequently, the analysis described herein should not be viewed as determinative of the opinion of the SLT board of directors or SLT's management with respect to the value of SLT or with respect to the merger or the consideration in the merger.

      The following is a summary of the material financial analyses performed by Investec in connection with the preparation of its opinion letter, dated as of September 24, 2002. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Investec, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Investec's financial analyses.

      IMPLIED TRANSACTION VALUE

      Under the merger agreement, PhotoMedex will issue 1.12 shares of its common stock for each outstanding share of SLT common stock. Based on a PhotoMedex per share price of $1.18 as of September 23, 2002, 2,607,320 additional PhotoMedex shares will be issued to SLT common stockholders at an equity purchase price of $3.08 million, or $1.32 per share of SLT. The total enterprise value ("TEV") of this transaction is calculated as $4.01 million after adding back SLT's net debt (total debt minus cash & equivalents), as of June 30, 2002 in the amount of $0.94 million to the implied equity value.

      STOCK PRICE HISTORY

      The price per common share contemplated in the merger agreement was compared to the historical market price per common share of SLT.

      COMPARABLE COMPANIES ANALYSIS

      Investec compared selected financial information of SLT with publicly available information of selected comparable companies. These companies were selected because, like SLT, they are primarily involved in the medical laser instrumentation and/or medical instrumentation development and services businesses, and most have market capitalizations under $100 million. Specifically, the comparable companies considered by Investec included:

      -     Candela Corporation

      -     Coherent, Inc.

      -     Diomed Holdings, Inc.

      -     Escalon Medical Corp.

      -     IRIDEX Corporation

      -     Laser Corporation

      -     Lumenis Ltd.

      -     Palomar Medical Technologies, Inc.

      -     Paradigm Medical Industries, Inc.

      -     Trimedyne, Inc.

      Investec considered valuation ratios that were based on multiples of the comparable companies' TEV to trailing twelve months ("TTM") revenue and earnings before interest, depreciation and amortization ("EBITDA"). Investec applied the group's high, low and median multiples of TEV/TTM Revenue and TEV/TTM EBITDA to SLT's TTM revenue and EBITDA, and then netted out debt in the amount of $2.96 million and added back cash and marketable securities in the amount of $2.03 million to calculate an implied equity value reference range and median value. Implied per share considerations were calculated by dividing the implied equity values by 2.33 million shares outstanding, as of August 2, 2002, as reported in SLT's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The results of this analysis are summarized below:

                       IMPLIED PER SHARE EQUITY               MEDIAN PER SHARE
                    REFERENCE RANGE CONSIDERATION           EQUITY CONSIDERATION
                    -----------------------------           --------------------
TEV/TTM Revenue            $1.54 - $5.70                         $2.93
TEV/TTM EBITDA             $0.72 - $1.51                         $0.79

      This analysis was performed using stock prices as of September 23, 2002 and the shares outstanding as of each comparable company's most recent reported quarter.

      Investec noted that the implied consideration of $1.32 per share under the merger agreement is below the range of implied considerations determined by the revenue multiple. The fact that the transaction consideration of $1.32 per share is lower than the implied per share equity value based on the median revenue multiple, in this instance, did not alter Investec's overall opinion as to the fairness, from a financial point of view, of the consideration to holders of SLT common stock, since no company included in the peer group is identical to SLT. In selecting and evaluating the comparable companies, Investec made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition and prospects of SLT and those of the selected comparable companies, Investec believed it was inappropriate to, and, therefore, did not rely solely on the quantitative results of the Comparable Company Analysis. Investec's opinion was based on a range of analyses, each of which was given different weight based on Investec's judgment.

      PRECEDENT TRANSACTIONS: MULTIPLES ANALYSIS

      The precedent transaction valuation analysis provides a benchmark based on the consideration paid in selected comparable transactions. For this analysis, Investec compared financial statistics from publicly available information for selected transactions to the relevant financial statistics for the acquisition of SLT by PhotoMedex. These transactions were selected because they, like this transaction, involve companies in the medical instrumentation development and services business. Investec reviewed and analyzed selected transactions that were completed between December 1999 and September 23, 2002:


Close              BUYER                                   SELLER: UNIT
-----------        -------------------------------         ------------------------------------
04-Jul-2002        Instrumentarium Corp.                   Spacelabs Medical, Inc.
19-Mar-2002        Planar Systems, Inc.                    DOME Imaging Systems Inc.
11-Feb-2002        Encore Medical Corporation              Chattanooga Group, Inc.
07-Sep-2001        Cantel Medical Corp.                    Minntech Corporation
30-Apr-2001        ESC Medical Systems Ltd.                Coherent Inc.: Medical Group
09-Jul-2001        Emergent Group Inc.                     Medical Resources Management. Inc.
10-Nov-2000        Hologic, Inc.                           Thermo Electron Corporation
01-Jun-2000        Surgical Laser Technologies, Inc.       Surgical Innovations & Services Inc.
21-Dec-1999        Angeion Corporation                     Medical Graphics Corporation

      For this analysis, Investec reviewed publicly available information to determine the purchase prices and multiples paid in the comparable transactions. Investec considered the acquisition multiple of TEV to revenue and TEV to EBITDA. After applying the high, low and median multiples to SLT's TTM revenue and EBITDA, Investec subtracted debt and added back cash and marketable securities, a net amount of $0.94 million, to calculate an implied equity value reference range and median consideration per multiple. The results of this analysis are summarized below.

                             IMPLIED PER SHARE EQUITY           MEDIAN PER SHARE
                          REFERENCE RANGE CONSIDERATION       EQUITY CONSIDERATION
                          -----------------------------       --------------------
TEV/TTM Revenue                   $1.01 - $8.05                   $3.12
TEV/TTM EBITDA                    $0.46 - $2.02                   $0.53

      Investec noted that the consideration of $1.32 per share under the merger agreement is within the range of implied considerations determined by the revenue and EBITDA multiples. Investec also noted that the transaction consideration of $1.32 per share is higher than the implied equity value based on the median EBITDA multiple. The fact that the transaction consideration of $1.32 per share is lower than the implied equity value based on median revenue multiple, in this instance, did not alter Investec's overall opinion as to the fairness, from a financial point of view, of the consideration to holders of SLT common stock.

      PRECEDENT TRANSACTIONS: PREMIUMS PAID ANALYSIS

      Investec reviewed available premiums for the selected transactions and calculated the median premium on several dates prior to announcement of the transactions. The median value of each of these premiums was applied to SLT's closing share price of $0.94, as of September 23, 2002, and then multiplied by SLT's current shares outstanding to derive an equity value. This analysis indicated the following:

                            IMPLIED PER SHARE EQUITY           MEDIAN PER SHARE
                          REFERENCE RANGE CONSIDERATION       EQUITY CONSIDERATION
                          -----------------------------       --------------------
1 Day Premium                    $1.04 - $1.30                      $1.14
5 Day Premium                    $1.06 - $1.40                      $1.23
30 Day Premium                   $1.12 - $1.24                      $1.17

      Investec noted that the consideration of $1.32 per share under the merger agreement is above the ranges of implied consideration determined by the one-day and 30-day premiums and within the range of implied consideration determined by the five-day premium.

      No transaction included in the comparable transactions analysis is identical to the acquisition of SLT by PhotoMedex. Investec made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of SLT, such as the impact of competition on the business of SLT, industry growth and the absence of any material adverse changes in the financial condition and prospects of SLT, the medical instrumentation industry or the financial markets in general.

      DISCOUNTED CASH FLOW ANALYSIS

      Investec performed a discounted cash flow analysis of SLT to calculate the estimated present value of the unlevered free cash flows that SLT could generate over fiscal years 2002 through 2004. Estimated financial data for SLT were based on internal estimates of SLT's management. Investec applied a 17.11% discount rate in its analysis, which was based on the inherent risk of the business enterprise. The discount rate was arrived at by:

      -     assuming a current five-year risk free rate of return of 4.25%;

      - taking the risk premium for equity companies (7.09%) times the estimated average equity beta for SLT's comparable companies (0.86);

      -     applying a 10% premium for micro-cap companies;

      - identifying cost of debt as the current rate on SLT's line of credit as per the June 30, 2002 financial statements; and

      - considering the average capital structure of the public comparable companies listed above.

      Investec utilized a terminal value multiple of 5.0 times free cash flow for 2004. The sum of the present value of the cash flows and the present value of the terminal value provided the enterprise value. To arrive at a per share equity value, cash on the books was added and carried debt was subtracted from the enterprise value (as described above in the Comparable Company Analysis), and then divided by 2.33 million shares outstanding as of August 2, 2002:

                                            IMPLIED PER SHARE
                                           EQUITY CONSIDERATION
                                           --------------------
NPV                                               $2.61


      Investec noted that the consideration of $1.32 per share implied by the merger agreement is below the implied consideration determined by discounted cash flow analysis. The fact that the transaction consideration of $1.32 per share is less than the discounted cash flow analysis in this instance did not alter Investec's overall opinion as to the fairness, from a financial point of view, of the consideration to holders of SLT common stock. Investec's opinion is based on a range of analyses, each of which was given different weight based on Investec's judgment.

      PRO FORMA MERGER ANALYSIS

      Investec analyzed certain pro forma effects projected to result from the transaction, assuming PhotoMedex acquires 100% of SLT and that planned synergistic pre-tax cost savings are realized on the forecasted operating income of the combined companies. Management of SLT advised Investec that the transaction will be accounted for as a purchase under generally accepted accounting principles. This analysis indicated that the transaction would be accretive to the EPS of PhotoMedex for fiscal years 2003 and 2004.

      OTHER CONSIDERATIONS

      Investec considered employing other methodologies in its valuation of SLT, but chose to use only those methodologies listed above for several reasons. Several unique characteristics of SLT render some analyses, such as a leveraged buyout analysis, less insightful in developing a valuation. The factors include:

      - small size of this closely held public entity, which would make a leveraged buyout of SLT impractical; and

      - the high debt structure and illiquidity of stock might reduce the attractiveness of SLT to other potential suitors.

      OPINION OF INVESTEC INC.

      The preparation of a fairness opinion is a complex process and, consequently, a fairness opinion is not easily summarized. Investec believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. In addition, Investec has given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of considerations resulting from any particular analysis described above should not be taken to be Investec's view of the actual value of SLT. In performing its analyses, Investec made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of SLT and any estimates contained in Investec's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

      Investec conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by holders of SLT common stock in the merger and its delivery of the fairness opinion to the SLT board of directors. These analyses do not purport to be appraisals or to reflect the prices at which SLT might actually be sold.

      In connection with Investec's engagement, SLT requested that Investec evaluate the fairness, from a financial point of view, to the holders of SLT common stock of the consideration to be received in the merger. Under the terms of an engagement letter, dated September 13, 2002, between SLT and Investec, SLT agreed to pay Investec a fee of $75,000 for rendering its fairness opinion, which fee was earned and payable upon the date of delivery of the opinion. In addition to the above-described compensation, SLT agreed to reimburse Investec for all of its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Investec and its affiliates and their respective directors, officers, agents and employees against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Investec's engagement.

      Investec has consented to the description of its opinion in, and the inclusion of its opinion as an appendix to, this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      GENERAL

      The following is a summary discussion addressing the material U.S. federal income tax consequences of the merger generally applicable to SLT stockholders who hold their shares of SLT common stock as capital assets at the effective time of the merger and who exchange their shares for shares of PhotoMedex common stock and, as applicable, cash in lieu of fractional shares of PhotoMedex common stock in the merger. The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to SLT stockholders in light of their particular circumstances, and does not apply to SLT stockholders that are subject to special rules under U.S. federal income tax laws, such as:

      -     foreign persons;

      - financial institutions, insurance companies, mutual funds, dealers in securities or foreign currencies, tax-exempt organizations and stockholders subject to the alternative minimum tax;

      - stockholders who hold SLT common stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;

      - stockholders who acquired their SLT common stock through stock option or stock purchase programs or otherwise as compensation; and

      -     stockholders whose functional currency is not the U.S. dollar.


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      In addition, this discussion does not consider the tax treatment of SLT stockholders that hold their SLT shares through a partnership or other pass-through entity and it does not address the tax consequences of the merger under foreign, state or local tax laws or U.S. federal estate tax laws.

      SLT stockholders are urged to consult their own tax advisors regarding the tax consequences of the merger to them based on their own circumstances, including the application and effect of U.S. federal, state, local and foreign tax laws.

      The following discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such change could be applied retroactively and could affect the accuracy of the statements and conclusions set forth in this discussion and the tax consequences of the merger to PhotoMedex, SLT and/or their respective stockholders. The following discussion is not binding on the Internal Revenue Service.

      Neither PhotoMedex nor SLT has requested nor will either request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. SLT has received from Duane Morris LLP, counsel to SLT, an opinion that, as of the effective time of the merger:

      -     the merger will constitute a "reorganization" within the meaning of
            Section 368(a) of the Internal Revenue Code; and

      - each of PhotoMedex, SLT and J Merger Corp., Inc., will be treated as a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

      It is a condition to the consummation of the merger that Duane Morris LLP renders such opinion. The opinion is based upon the assumption that the merger will take place in the manner described in the merger agreement, and also assumes the truth and accuracy of certain factual representations made by PhotoMedex and SLT which are customarily given in transactions of this kind.

      Based on the assumption that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the merger:

      - an SLT stockholder will not recognize gain or loss on the exchange of SLT common stock for PhotoMedex common stock pursuant to the merger, except with respect to fractional shares, as discussed below;

      - the tax basis of PhotoMedex stock received by an SLT stockholder in the merger, including any fractional share interest for which cash is received, will be equal to the tax basis of the SLT common stock exchanged therefor;

      - the holding period of the PhotoMedex common stock received by an SLT stockholder in the merger, including any fractional shares deemed received, will include the holding period of the SLT common stock surrendered therefor; and

      - PhotoMedex, SLT or J Merger Corp., Inc. will recognize no gain or loss as a result of the merger.

      Opinions of counsel are not binding on the Internal Revenue Service or the courts. As a result, neither PhotoMedex nor SLT can assure you that the conclusions contained in this discussion or in the opinion of counsel will not be challenged by the Internal Revenue Service or sustained by a court if challenged. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each SLT stockholder would be required to recognize gain or loss equal to the difference between: (i) the sum of the fair market value of the PhotoMedex common stock received in the exchange, plus the amount of any cash received in lieu of any fractional shares, and (ii) the stockholder's tax basis in the SLT stock surrendered therefor. In such event, an SLT stockholder's tax basis in the PhotoMedex common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder's holding period for the PhotoMedex common stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the SLT stockholder's holding period for the SLT common stock was more than one year.


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
      CASH INSTEAD OF FRACTIONAL SHARES

      Each SLT stockholder who receives cash in lieu of a fractional share of PhotoMedex common stock in the merger will be treated as having received the fractional share interest in the merger and as having received cash in redemption of such fractional share interest. An SLT stockholder who receives cash instead of a fractional share of PhotoMedex common stock generally should recognize gain or loss in an amount equal to the difference between: (i) the amount of cash received instead of a fractional share, and (ii) the portion of the stockholder's basis in its SLT stock that is allocated to the fractional share. Such gain or loss should be capital gain or loss, and should be long-term capital gain or loss if the SLT stockholder held (or is treated as having held) the SLT shares for more than one year as of the effective time of the merger.

      BACKUP WITHHOLDING OF U.S. FEDERAL INCOME TAX

      A noncorporate holder of SLT shares may be subject to backup withholding at a rate of 30% with respect to the amount of cash, if any, received instead of fractional share interests, unless the stockholder: (i) provides a correct taxpayer identification number (which, for an individual stockholder, generally is the stockholder's social security number) and certifies that he, she or it is not subject to backup withholding on the substitute W-9 that will be included as part of the transmittal letter, or (ii) otherwise is exempt from backup withholding. Backup withholding will not apply to an SLT stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to PhotoMedex and its exchange agent that it is exempt from backup withholding. An SLT stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax and may be claimed as a credit against an SLT stockholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

      REPORTING AND RECORD KEEPING

     An SLT stockholder is required to retain records of the transaction, and to attach to the stockholder's federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss in the exchange. At a minimum, the statement must include: (i) the stockholder's tax basis in the SLT common stock surrendered, and (ii) the fair market value, as of the time of the effective date of the merger, of the PhotoMedex common stock received in the exchange therefor.

      THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR SLT STOCKHOLDER. HOLDERS OF SLT COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

      PhotoMedex will account for the merger as a purchase of SLT by PhotoMedex under generally accepted accounting principles. PhotoMedex will allocate the purchase price based on the fair value of SLT's acquired assets and assumed liabilities. PhotoMedex will consolidate the operating results of SLT with those of its own, beginning as of the date the parties complete the merger.

      All unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method to account for the merger. See the section entitled "Index to Financial Statements - Unaudited Pro Forma Condensed Consolidated Financial Statements" on page FS-1. The final allocation of the purchase price will be determined after the merger is consummated, at which time the actual purchase price can be calculated, and after completion of a post-closing analysis to determine the fair market values of SLT's acquired assets and assumed liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments presented in this document.

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INTERESTS OF SLT DIRECTORS AND OFFICERS IN THE MERGER

      In considering the recommendation of the SLT board of directors to vote in favor of approval of the merger and adoption of the merger agreement, you should be aware that the directors and executive officers of SLT have interests in the merger that are different from, or in addition to, the interests of stockholders generally of SLT. These interests include:

      - the existing rights to indemnification benefiting SLT's directors and officers found in SLT's certificate of incorporation or bylaws, applicable law or other sources will be maintained for a period of six years after the merger. Tail coverage for SLT's directors' and officers' insurance policy will be obtained with coverage limits of $4 million for this six-year period, with an expected premium of $171,000.

      - Messrs. Michael R. Stewart, the President and Chief Executive Officer and a director of SLT, and Davis Woodward, SLT's Vice President, Finance and Chief Financial Officer, will enter into employment agreements with PhotoMedex in connection with closing of the merger. These agreements will include severance arrangements and stock option grants; and

      - Richard J. DePiano, who is currently the chairman of the board of directors of SLT and a member of the board of directors of PhotoMedex, and a stockholder of each company, will continue to serve as a director of PhotoMedex following the merger.

      These interests are described below, to the extent that they are material. The SLT board of directors was aware of, and considered the interests of, themselves and SLT's executive officers in approving the merger and adopting the merger agreement.

      INDEMNIFICATION

      The merger agreement provides that, for a period of six (6) years following the effective date of the merger, PhotoMedex will indemnify all past and present directors and officers of SLT to the same extent such individuals are indemnified by SLT as of the date of the merger agreement pursuant to applicable law or SLT's certificate of incorporation, bylaws and any indemnification agreements, with respect to matters existing or occurring at or prior to the effective time of the merger. In addition, after the merger, the surviving corporation will obtain "tail" insurance coverage for the existing insurance policies covering SLT's current officers and directors for a period of six (6) years following the consummation of the merger, with a cap of $171,000 on premium costs. SLT anticipates that this policy will provide a $4 million coverage limit.

      EMPLOYMENT AGREEMENTS

      Michael R. Stewart and Davis Woodward, the current President and Chief Executive Officer and Vice President, Finance and Chief Financial Officer, respectively, of SLT, will receive employment agreements with PhotoMedex effective as of the effective time of the merger. Mr. Stewart will serve as Executive Vice-President of Corporate Operations of PhotoMedex and will receive an annual base salary of $235,000, certain benefits comparable to those of other PhotoMedex executive officers and options to purchase up to 225,000 shares of PhotoMedex common stock. In addition, Mr. Stewart will have certain severance benefits, including a severance payment ranging from one year's compensation for termination other than for "cause," and two year's compensation for termination by reason of a change of control of PhotoMedex. Mr. Woodward will serve as Corporate General Counsel of PhotoMedex and will receive an annual base salary of $142,000, certain benefits comparable to other PhotoMedex employees, and options to purchase up to 75,000 shares of PhotoMedex common stock. In addition, Mr. Woodward will have certain severance benefits, including a severance payment of one year's compensation for termination other than for "cause." The forms of the employment agreements of Messrs. Stewart and Woodward are attached as Annex F and Annex G to this proxy statement/prospectus, respectively.

DISSENTER'S OR APPRAISAL RIGHTS

      Delaware law entitles the holders of record of shares of SLT stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of those shares, as of the effective time of the merger, as determined by the court in place of the consideration that the holder would otherwise receive in the merger. In order to exercise appraisal rights, a stockholder must

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
demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law. The following is a summary of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached hereto as Annex C. SLT stockholders should carefully review Section 262 of the Delaware General Corporation Law as well as information discussed below to evaluate and, if they wish, perfect their rights to appraisal.

      If a holder of SLT common stock elects to exercise the right to an appraisal under Section 262 of the Delaware General Corporation Law, such stockholder must file with SLT a written demand for appraisal of the shares of SLT common stock held before the vote is taken on the merger agreement at the special meeting. This demand must reasonably identify the stockholder and state that the stockholder intends, by delivering the demand, to demand an appraisal of the stockholder's shares. Thereafter, the stockholder also must:

      - continuously hold such shares through the effective time of the merger;

      -     not vote in favor of the merger or to adopt the merger agreement;
            and

      -     comply with all other terms of Section 262.

      All written demands for appraisal should be addressed to: Michael R. Stewart, Surgical Laser Technologies, Inc., 147 Keystone Drive, Montgomeryville, Pennsylvania 18936-9638, before the vote is taken on the merger agreement at the SLT special meeting, and should be executed by, or on behalf of, the holder of record.

      Only the holder of record of shares of SLT common stock is entitled to seek appraisal of the fair value of the shares registered in the holder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners.

      A record holder, such as a broker who holds shares of SLT common stock as nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by the demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such record owner.

      If the merger is completed, SLT, as the surviving company in the merger, will, within 10 days after the effective time of the merger, give written notice of the effective time to each holder of SLT common stock who has satisfied the requirements of Section 262 of the Delaware General Corporation Law. A person who elects to exercise appraisal rights under Section 262 is called a "dissenting stockholder." Within 120 days after the effective time, SLT or any dissenting stockholder may file a petition in the court demanding a determination of the fair value of the shares of SLT common stock of all dissenting stockholders. Any dissenting stockholder desiring the filing of such petition is advised to file such petition on a timely basis, unless the dissenting stockholder receives notice that SLT or another dissenting stockholder has filed such a petition.

      If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of SLT common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court will take into account all relevant factors. The court may determine such fair value to be more than, less than or equal to the consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal terminates.

      The costs of the appraisal proceeding will be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any dissenting stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of dissenting stockholders entitled thereto.

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Upon application of a dissenting stockholder, the court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

      After the effective time of the merger, no dissenting stockholder will have any rights of an SLT stockholder with respect to such holder's shares for any purpose, except to receive payment to which SLT stockholders of record as of a date prior to the effective time are entitled, if any. If a dissenting stockholder delivers to SLT a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger or thereafter with the written approval of SLT, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive only the shares of common stock of PhotoMedex and cash in lieu of fractional shares, as provided in the merger agreement.

      The foregoing is only a summary of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262, which is included in Annex C.

QUOTATION ON THE NASDAQ NATIONAL MARKET

      It is a condition to the merger that the shares of PhotoMedex common stock to be issued in the merger and the other shares to be reserved for issuance in connection with the merger be approved for trading on The Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF SLT COMMON STOCK

      If the merger is completed, SLT common stock will be delisted from The Nasdaq Small-Cap Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

FEDERAL SECURITIES LAWS CONSEQUENCES

      The shares of PhotoMedex common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. These shares (which do not include any shares that may be issued upon exercise of the SLT warrants to be assumed by PhotoMedex following the effective time of the merger) will be freely transferable under the Securities Act, except for PhotoMedex common stock issued to any person who is deemed to be an affiliate of SLT or PhotoMedex. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with SLT and include SLT's officers and directors. SLT's affiliates may not sell their PhotoMedex common stock acquired in the merger, except pursuant to:

      - an effective registration statement under the Securities Act covering the resale of those shares;

      - an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of PhotoMedex); or

      -     any other applicable exemption under the Securities Act.

      As required by the merger agreement, SLT has obtained from each of its directors and executive officers a written agreement providing that he will not sell, pledge, transfer or otherwise dispose of any PhotoMedex common stock he receives in the merger except in accordance with the foregoing restrictions.

                              THE MERGER AGREEMENT

      This section is a summary of the material terms and provisions of the merger agreement, a copy of which is incorporated by reference and attached as Annex A to this proxy statement/prospectus. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. PhotoMedex and SLT encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.


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
THE MERGER

      The merger agreement provides that upon the closing, J Merger Corp., Inc., referred to herein as the merger subsidiary, will be merged with and into SLT, with SLT as the surviving corporation. As a result of the merger, SLT will become a wholly-owned subsidiary of PhotoMedex. The merger will become effective on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware, which the parties have agreed to file as soon as practicable after the closing. This is referred to as the "effective time" of the merger. Following the merger, the certificate of incorporation and bylaws of the merger subsidiary will become the certificate of incorporation and bylaws of SLT, and the directors and officers of the merger subsidiary will become the directors and officers of SLT.

THE EXCHANGE RATIO AND TREATMENT OF SECURITIES

      At the effective time of the merger:

      - each share of SLT common stock issued and outstanding immediately prior to the effective time, other than dissenting shares, shares of SLT common stock held in the treasury of SLT or that are owned by SLT, PhotoMedex or any of their respective wholly-owned subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties), will cease to be outstanding and will be converted into the right to receive 1.12 shares of PhotoMedex common stock;

      - shares of SLT common stock held in the treasury of SLT or that are owned by SLT, PhotoMedex or any of their respective wholly-owned subsidiaries will be canceled and no PhotoMedex common stock or other consideration will be delivered in exchange for this cancellation;

      - each outstanding SLT stock option will be cancelled and no securities of PhotoMedex or other consideration will be delivered in exchange for this cancellation;

      - each outstanding warrant to purchase SLT common stock issued and outstanding immediately prior to the effective time will be converted into a warrant to purchase PhotoMedex common stock on the same terms and conditions as were applicable under the warrant to purchase SLT common stock before the merger, except that the number of shares subject to the warrant shall be multiplied by 1.12 (and rounded up to the nearest whole share) and the exercise price per share shall be divided by 1.12 (and rounded to the nearest one-hundredth of a cent);

      - each share of the merger subsidiary issued and outstanding immediately prior to the effective time will be converted into one share of the surviving corporation; and

      - PhotoMedex will adjust the exchange ratio to provide for any reclassification, recapitalization, stock split, split up, stock dividend, combination or other similar exchange with respect to SLT or PhotoMedex common stock occurring before the merger.

      When the merger is completed, no SLT stock options will be assumed or substituted by PhotoMedex. SLT will give notice to holders of SLT stock options at least 35 days prior to the anticipated closing date of the merger that they will have 30 days in which to exercise their existing stock options. At that point, all outstanding SLT stock options will accelerate and become fully vested and exercisable. All SLT stock options must be exercised at or prior to the end of this 30-day period or they will terminate. SLT stock option holders may exercise their options and, if the merger is completed, receive in respect of their shares the same per share consideration as other SLT stockholders. If the holder of an SLT stock option chooses to exercise a stock option and the merger does not close, the holder will remain an SLT stockholder.

EXCHANGE OF CERTIFICATES

      As soon as reasonably practicable after the effective time of the merger, American Stock Transfer & Trust Co., Inc., as exchange agent, will mail to each stockholder of record of SLT a letter of transmittal containing instructions for the surrender of certificates representing SLT common stock in exchange for certificates representing PhotoMedex common stock.

      HOLDERS OF SLT COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

      PhotoMedex will not issue any fractional shares in the merger. Instead of issuing fractional shares of PhotoMedex common stock, the holders of shares of SLT common stock who would otherwise have been entitled to a fraction of a share of PhotoMedex common stock (after aggregating all fractional shares of PhotoMedex common stock to be received by each holder) pursuant to the merger agreement will receive cash (rounded to the nearest whole cent and without interest) equal to the product of: (a) such fraction, multiplied by (b) the average closing price of a share of PhotoMedex common stock as quoted on The Nasdaq National Market for the twenty (20) trading days ending on the last full trading day immediately prior to the effective time. No interest will be paid or accrued on cash in lieu of fractional shares, if any.

      If, after one year from the effective time of the merger, a holder of shares of SLT common stock has not surrendered the stock certificates representing such shares to the exchange agent, then the holder of stock certificates representing SLT common stock may look only to PhotoMedex to receive its shares of PhotoMedex common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of PhotoMedex common stock.

      None of PhotoMedex, the merger subsidiary, SLT or the exchange agent will be liable to any holder of a certificate formerly representing shares of SLT common stock for PhotoMedex common stock, cash in lieu of fractional shares or any unpaid dividends and distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

TRANSFER OF SHARES

      The stock transfer books of SLT will be closed immediately upon the effective time and no transfers of shares of SLT common stock will be made or recorded on the stock transfer books after the effective time of the merger.

REPRESENTATIONS AND WARRANTIES OF SLT AND PHOTOMEDEX

      The merger agreement contains customary representations and warranties of SLT and PhotoMedex, subject to qualifications, with respect to itself and its subsidiaries, relating to, among other things, the following matters:

      -     corporate organization;

      -     capitalization;

      - the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

      - the absence of conflicts between the charters, bylaws, agreements and applicable laws, on the one hand, and the merger agreement and the consummation of the transactions contemplated thereby, on the other hand;

      - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement with respect to the execution of the merger agreement and the consummation of the transactions contemplated by the agreements;

      - the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

      -     the absence of undisclosed liabilities;

      - the absence of material changes or events relating to the respective businesses of SLT and PhotoMedex, and each of their respective subsidiaries, since June 30, 2002;

      -     the absence of undisclosed pending or threatened litigation;


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
      -     compliance with applicable laws and possession of permits;

      -     the existence, validity and status of contracts;

      -     compliance with environmental laws and regulations;

      -     benefit plans and other employment-related matters;

      -     intellectual property matters;

      -     title to properties;

      -     insurance matters;

      -     matters relating to those regulated by the Food and Drug
            Administration;

      -     timely filing of tax returns and other tax-related matters;

      - the absence of actions that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

      - the accuracy of information supplied by the parties in connection with this proxy statement/prospectus and the registration statement of which it is a part;

      - the absence of affiliate transactions, except as disclosed in the merger agreement and the documents filed with the Securities and Exchange Commission;

      -     the inapplicability of state anti-takeover laws;

      - in the case of SLT only, the receipt of an opinion from SLT's financial advisor;

      - board approval of the merger agreement and the transactions contemplated by the merger agreement; and

      -     the absence of undisclosed broker's and finder's fees.

CONDUCT OF PHOTOMEDEX'S AND SLT'S BUSINESS PRIOR TO THE MERGER

      The merger agreement contains restrictions on PhotoMedex's and SLT's conduct of its respective business pending the effective time of the merger or the termination of the merger agreement. These restrictions are designed to prevent major changes in PhotoMedex and SLT until the merger takes place, except to the extent set forth in the merger agreement or consented to by SLT or PhotoMedex, as the case may be.

      In general, each of PhotoMedex and SLT has agreed that:

      -     it and each of its subsidiaries will:

            - conduct its business in the usual, regular and ordinary course, in substantially the same manner as conducted at the time of the execution of the merger agreement; and

            -     use its reasonable best efforts to:

                  - keep available the services of its current officers and other employees;

                  -     preserve intact its current lines of business;


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
                  -     maintain its rights and franchises; and

                  - preserve its relationship with customers, suppliers and others having business dealings with it.

      Each of PhotoMedex and SLT has further agreed that neither PhotoMedex nor SLT, as the case may be, nor any of their respective subsidiaries will, except to the extent set forth in the merger agreement or consented to by SLT or PhotoMedex, as the case may be:

      - declare or pay any dividend or other distribution on any of its capital stock;

      -     split, combine or reclassify its common stock;

      - repurchase, redeem or otherwise acquire any of its capital stock or any securities convertible into shares of its capital stock;

      - issue additional shares of or securities convertible into, or options or rights to acquire, any capital stock;

      - amend its certificate of incorporation or bylaws or similar organizational documents;

      - take any action that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

      -     materially change its accounting methods or tax elections;

      - take any action or omit to take any action for the purpose of impeding the consummation of the merger agreement or any transaction contemplated by it; or

      -     agree or commit to do any of the above.

      In addition, each of PhotoMedex and SLT has further agreed that neither PhotoMedex nor SLT, as the case may be, nor any of their respective subsidiaries will, except to the extent set forth in the merger agreement or consented to by SLT or PhotoMedex, as the case may be, issue additional shares of or securities convertible into, or options or rights to acquire, any capital stock. However, after December 31, 2002, PhotoMedex may, in its sole and absolute discretion, issue and sell its securities, subject to the potential extension of the termination date, if such sale results in a delay of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, or the need to recirculate this proxy statement/prospectus.

STOCKHOLDER MEETING

      SLT has agreed to hold a special meeting of its stockholders to consider and vote upon approval of the merger and the adoption of the merger agreement.

ACCESS TO INFORMATION

      Subject to existing confidentiality obligations and applicable law, and upon reasonable notice, each party has agreed to afford to the other party and its representatives reasonable access during normal business hours to its properties, books, contracts, commitments, records, officers and employees, and shall provide copies and all other material information as the other party may request.

COMMERCIALLY REASONABLE EFFORTS

      Subject to the conditions and limitations specified in the merger agreement, the parties have agreed to use their commercially reasonable efforts to:

      - take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed upon them with respect to the consummation of the merger and the other transactions contemplated by the merger agreement;

      - prepare and cause this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, to be filed with the SEC, to have this proxy statement/prospectus cleared by the SEC and the registration statement declared effective by the SEC as soon after such filing as practicable, to keep the registration statement effective as long as is necessary to consummate the merger, and to cause the proxy statement/ prospectus to be mailed to SLT's stockholders as promptly as practicable after the registration statement is declared effective by the SEC;

      - obtain all necessary consents and approvals required to be obtained in order to consummate the merger or any of the other transactions contemplated by the merger agreement; and

      - take such action as may be required to cause the expiration of any notice or waiting periods under any applicable law to occur as promptly as practicable after the date of the merger agreement, provided that neither party is obligated to hold separate or to divest any of its businesses or assets, or agree to take any action or agree to any limitation that could reasonably be expected to have a material adverse effect on such party or, if the merger is consummated, the combined company.

NO SOLICITATION

      The merger agreement contains detailed provisions prohibiting SLT from soliciting an alternative transaction. Under these provisions, SLT has agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors will take any action to solicit, initiate, encourage or, subject to the exceptions described below, agree to engage in any discussions or negotiations regarding any of the following (each of which is referred to in this section as a "takeover proposal"):

      - any offer or proposal for, or any indication of interest in, with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SLT or any of its subsidiaries;

      - any purchase or sale of 10% or more of the consolidated assets (including stock of its subsidiaries) of SLT and its subsidiaries, taken as a whole; or

      - any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its subsidiaries (other than a proposal or offer made by PhotoMedex or one of its affiliates).

      However, if, prior to adoption of the merger agreement by SLT's stockholders, SLT's board of directors receives an unsolicited written takeover proposal, then to the extent the board of directors of SLT believes in good faith in the proper exercise of their fiduciary duties to SLT's stockholders, and after considering all terms and conditions of such written takeover proposal, including the likelihood and timing of its consummation, that such takeover proposal would result in a transaction more favorable to SLT's stockholders from a financial point of view than the transaction contemplated by the merger agreement (any such more favorable takeover proposal being referred to as a "superior proposal") and the board of directors of SLT determines in good faith (after consultation with outside counsel) that it is necessary in order to comply with its fiduciary duties to SLT's stockholders under applicable law, SLT may, in response to a superior proposal, and without causing a breach of the merger agreement:

      - furnish information with respect to SLT and its subsidiaries to the person making such superior proposal;

      - participate in discussions and negotiations with such person regarding such superior proposal; and

      -     endorse, recommend, approve and/or agree to such superior proposal.

      In each such event, SLT must notify PhotoMedex of such determination by the board of directors of SLT and provide PhotoMedex with a copy of the superior proposal received from such person. Any non-public information of SLT or its subsidiaries provided to any person in connection with such discussions or negotiations must be pursuant to a non-disclosure agreement at least as restrictive on such person as the confidentiality agreement signed by PhotoMedex and SLT prior to the execution of the merger agreement is on PhotoMedex.

      SLT may not, and may not permit any of its officers, directors, employees or other representatives to agree to or endorse any takeover proposal or withdraw its recommendation of the adoption of the merger unless SLT has provided PhotoMedex at least three (3) days prior notice thereof.

      SLT must notify PhotoMedex within 24 hours after receipt of any takeover proposal or any notice that any person is considering making a takeover proposal or any request for non-public information relating to SLT or any of its subsidiaries or for access to the properties, books or records of SLT or any of its subsidiaries by any person that has advised SLT that it may be considering making, or that has made, a takeover proposal, or whose efforts to formulate a takeover proposal would be assisted thereby. Such notice must include the identity of such person. SLT must also keep PhotoMedex fully informed of the status and details of any such takeover proposal notice, request or correspondence or communications related thereto. SLT must provide PhotoMedex with a copy of such takeover proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing.

      The merger agreement provides that these restrictions will not prohibit SLT from taking and disclosing to SLT's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

      PhotoMedex has agreed that, on or before December 31, 2002, it will not, and it will not permit any of its subsidiaries to, directly or indirectly through another person, consummate any acquisition of capital stock or assets of another person, business combination, recapitalization, merger, consolidation, liquidation, dissolution or similar transaction (each a "reorganization transaction"), or any other action which would materially delay the filing of or require the filing by PhotoMedex of an amendment or supplement in any material respect to the registration statement of which this proxy statement/prospectus forms a part, or a recirculation by SLT of this proxy statement/prospectus, without the prior written consent of SLT as evidenced by a majority vote of the board of directors of SLT, which consent may not be unreasonably withheld.

      However, in the event that PhotoMedex consummates a reorganization transaction or the sale of its securities after December 31, 2002, but prior to the earlier of the effective time or the termination of the merger agreement, which requires any such filing by PhotoMedex or recirculation by SLT, the termination date will be extended by one calendar day for each such day from the date of the consummation of such reorganization transaction or the sale of its securities, as the case may be, through the date of such filing or recirculation, as the case may be, but in no event will the period between the date of such filing or recirculation, as the case may be, with respect to such extension event and the termination date be less than 45 calendar days.

FEES AND EXPENSES

      Subject to the provisions relating to payment of termination fees, all expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that expenses (including filing fees) incurred in the filing, printing and mailing of this statement/prospectus, will be shared equally by PhotoMedex and SLT.

DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE

      The merger agreement provides that PhotoMedex will indemnify and hold harmless, and advance to or pay expenses of all directors, officers and employees of SLT to the same extent as provided in SLT's certificate of incorporation, bylaws and indemnification agreements for acts or omissions existing or occurring at or prior to the effective time of the merger. PhotoMedex will maintain in the surviving corporation's or any successor's certificate of incorporation and bylaws for a period of six years after the effective time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the current certificate of incorporation and bylaws of SLT.

      In addition, PhotoMedex will maintain for a period of at least six (6) years after the effective time of the merger, a tail on SLT's directors' and officers' liability insurance with respect to claims against SLT's current and former directors and officers arising from facts or events occurring prior to the effective time of the merger. The tail policy will have coverage limits of $4 million for this six-year period, with an expected premium of $171,000.

NASDAQ

      PhotoMedex has agreed to use its best efforts to cause the PhotoMedex common stock issued in the merger and the shares of PhotoMedex common stock reserved for issuance upon exercise of the warrants assumed by PhotoMedex to be approved for listing on The Nasdaq National Market.

AFFILIATES

      SLT will use its commercially reasonable efforts to cause each person, who may be deemed an affiliate of SLT to deliver to PhotoMedex prior to the effective time of the merger an affiliate agreement substantially in the form attached as Annex E to this proxy statement/prospectus. SLT's current officers and directors have already signed such an agreement.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

      The respective obligations of PhotoMedex and SLT to effect the merger are subject to the following conditions:

      - the stockholders of SLT and, if required, of PhotoMedex shall have approved the merger and adopted the merger agreement;

      - there be no law, temporary restraining order, injunction or other order in effect that makes the merger illegal or prohibits the consummation of the merger;

      - each of SLT and PhotoMedex shall have obtained all material consents and approvals of third parties as set forth in the merger agreement;

      - SLT shall have received from Duane Morris LLP, counsel to SLT, a written opinion to the effect that for federal income tax purposes the merger will constitute a reorganization within the meaning of
            Section 368(a) of the Internal Revenue Code of 1986, as amended;

      - the shares of PhotoMedex common stock to be issued in the merger and all other shares to be reserved for issuance in connection with the merger shall have been approved for listing on The Nasdaq National Market; and

      - the registration statement of which this proxy statement/prospectus is a part shall have been declared effective, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

      PhotoMedex's obligations to effect the merger are subject to the following additional conditions:

      - the representations and warranties of SLT set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SLT, and PhotoMedex shall have received a certificate of a senior executive officer and a senior financial officer of SLT to such effect;

      - SLT shall have performed or complied with all covenants required to be performed by it under the merger agreement at or prior to the effective time that are qualified as to materiality or material adverse effect and shall have performed or complied with in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement at or prior to the effective time that are not so qualified, and PhotoMedex shall have received a certificate of a senior executive officer and a senior financial officer of SLT to such effect;

      - SLT shall have obtained the consents and approvals of third parties as set forth in the merger agreement; and

      - PhotoMedex shall have received executed affiliate and employment agreements and the agreements of SLT's officers and directors to vote in favor of the merger at the special meeting, all as specified in the merger agreement.

      SLT's obligations to effect the merger are subject to the following additional conditions:

      - the representations and warranties of PhotoMedex set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PhotoMedex, and SLT shall have received a certificate of a senior executive officer and a senior financial officer of PhotoMedex to such effect; and

      - PhotoMedex shall have performed or complied with all covenants required to be performed by it under the merger agreement at or prior to the effective time that are qualified as to materiality or material adverse effect and shall have performed or complied with in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement at or prior to the effective time that are not so qualified, and SLT shall have received a certificate of a senior executive officer and a senior financial officer of PhotoMedex to such effect;

      - PhotoMedex shall have obtained the consents and approvals of third parties as set forth in the merger agreement;

      - SLT shall have received executed affiliate and employment agreements and the agreements of SLT's officers and directors to vote in favor of the merger at the special meeting, all as specified in the merger agreement; and

      - SLT shall have received confirmation, as of a date within five business days of closing of the merger, of the fairness opinion from Investec Inc.

TERMINATION

      The merger agreement provides that at any time prior to the effective time of the merger, and except as specifically provided in the merger agreement, whether before or after any PhotoMedex special meeting or the SLT special meeting, the merger agreement may be terminated:

      -     by mutual written consent of PhotoMedex and SLT;

      -     by either PhotoMedex or SLT if:

            - the merger has not been completed on or before March 31, 2003 (unless extended to a later date under the terms of the merger agreement), provided that the party seeking termination did not fail to fulfill any obligation under the merger agreement that has been the primary cause of, or resulted in, the failure of the closing to occur on or before such date; or

            - any governmental entity (i) issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) fails to issue an order, decree or ruling or fails to take some other action which is necessary to fulfill a closing condition to the merger and such denial or failure shall have become final and non-appealable, provided that this right to terminate shall not be available to a party whose failure to comply with provisions of the merger agreement relating to the use of reasonable best efforts has been the primary cause of such prohibition or denial;

      -     by SLT if:

            - PhotoMedex fails, if PhotoMedex stockholder approval is required, to recommend that its stockholders approve and adopt the merger agreement, to call a meeting of its stockholders or to prepare and mail to its stockholders the proxy statement/prospectus pursuant to the terms of the merger agreement;

            - the stockholders of PhotoMedex fail to approve the merger and adopt the merger agreement, if required;

            - PhotoMedex has breached any of its representations or warranties contained in the merger agreement such that the conditions to closing are not capable of being satisfied on or before the termination date and such breach has not been cured within 30 calendar days after written notice thereof from SLT to PhotoMedex;

            - PhotoMedex has failed to perform any of its covenants or other agreements contained in the merger agreement and such failure has not been cured within 30 calendar days after written notice thereof from SLT to PhotoMedex; or

            -     SLT determines to accept a superior proposal.

      -     by PhotoMedex if:

            - SLT fails to recommend that its stockholders approve and adopt the merger agreement, to call a meeting of its stockholders or to prepare and mail to its stockholders the proxy statement/prospectus pursuant to the terms of the merger agreement;

            - SLT's stockholders fail to approve the merger and adopt the merger agreement;

            -     SLT breaches its obligations with respect to non-solicitation;

            - the holders of more than 100,000 shares of SLT common stock have perfected their appraisal rights and have neither withdrawn nor otherwise lost such rights of appraisal under Delaware law;

            - SLT's board of directors shall have endorsed, accepted or agreed to a takeover proposal or shall have resolved to do so;

            - a takeover proposal shall have occurred and SLT's board of directors shall not have, within ten days of such occurrence, reconfirmed the board's recommendation of the merger and its approval of the merger, and rejected such takeover proposal;

            - SLT has breached any of its representations or warranties contained in the merger agreement such that the conditions to closing are not capable of being satisfied on or before the termination date and such breach has not been cured within 30 calendar days after written notice thereof from PhotoMedex to SLT; or

            - SLT has failed to perform any of its covenants or other agreements contained in the merger agreement and such failure has not been cured within 30 calendar days after written notice thereof from PhotoMedex to SLT.


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
TERMINATION FEES

      SLT has agreed to pay PhotoMedex a termination fee of $250,000, plus expenses related to the merger, but not to exceed an additional $250,000, if SLT terminates the merger agreement because it has determined to accept a superior proposal or if PhotoMedex terminates the merger agreement for any of the following reasons:

      - SLT fails to recommend that its stockholders approve and adopt the merger agreement, to call a meeting of its stockholders or to prepare and mail to its stockholders the proxy statement/prospectus pursuant to the terms of the merger agreement;

      -     SLT breaches its obligations with respect to non-solicitation;

      - SLT's board of directors has endorsed, accepted or agreed to a takeover proposal or shall have resolved to do so; or

      - SLT has failed to perform any of its covenants or other agreements contained in the merger agreement and such failure has not been cured within 30 calendar days after written notice thereof from PhotoMedex to SLT.

      PhotoMedex has agreed to pay SLT a termination fee of $250,000, plus expenses related to the merger, but not to exceed an additional $250,000 if SLT terminates the merger agreement for either of the following reasons:

      - PhotoMedex fails, if PhotoMedex stockholder approval is required, to recommend that its stockholders approve and adopt the merger agreement, to call a meeting of its stockholders or to prepare and mail to its stockholders the proxy statement/prospectus pursuant to the terms of the merger agreement; or

      - PhotoMedex has failed to perform any of its covenants or other agreements contained in the merger agreement and such failure has not been cured within 30 calendar days after written notice thereof from SLT to PhotoMedex.

AMENDMENT; EXTENSION AND WAIVER

      The parties may amend the merger agreement at any time before or after the approval of the proposals by the SLT stockholders. Following any such stockholder approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

      At any time prior to the effective time of the merger, the parties may, to the extent legally allowed:

      - extend the time for the performance of any of the obligations or other acts of the other parties;

      - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

      - waive compliance by the other party with any of the agreements or conditions in the merger agreement.

            Any extension or waiver described above will be valid if set forth in writing and signed on behalf of the waiving party.

RELATED AGREEMENTS

      SLT STOCKHOLDER AGREEMENTS

      SLT's officers and directors have entered into stockholder agreements with PhotoMedex. Under these agreements, they have granted Jeffrey F. O'Donnell and Dennis M. McGrath, each of whom is an officer and employee of PhotoMedex, irrevocable proxies to vote all of the shares of SLT common stock which they beneficially own for the adoption and approval of the merger agreement and the merger, the approval of the terms thereof and each of the actions contemplated by the merger agreement and the stockholder agreements, and any other action that could reasonably be expected to facilitate the same.

      These stockholders have also agreed, until the earlier of the termination date or the SLT stockholders meeting, except as specifically set forth in each stockholder agreement, not to:

      - sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with SLT or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the stockholders interest in securities of SLT which are beneficially owned by any of them, except to PhotoMedex;

      - grant any proxies or powers of attorney or enter into any voting agreement with respect to such shares, except with PhotoMedex; or

      - take any action that would make any representation or warranty set forth in the stockholder agreements untrue or incorrect or have the effect of preventing any of the stockholders from performing their obligations under the stockholder agreements until the stockholder agreements have been terminated (as set forth below) or the conclusion of the SLT special meeting.

      As of October 17, 2002, the stockholders who have entered into the stockholder agreements beneficially owned 351,008 shares of SLT common stock, representing approximately 15% of the voting power of the issued and outstanding SLT common stock.

      The stockholder agreements also restrict the stockholders and their representatives and affiliates until the earlier of the termination date or the SLT stockholders meeting, from:

      - initiating or soliciting, directly or indirectly, any proposal, plan of offer to acquire all or any substantial part of the business or properties or SLT common stock, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate SLT or otherwise distribute to the holders of SLT common stock all or any substantial part of the business, properties or SLT capital stock (each, an "acquisition proposal");

      - initiating, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any acquisition proposal;

      - furnishing information concerning SLT's business, properties or assets to any corporation, partnership, person or other entity or group (other than PhotoMedex or the merger subsidiary, or any associate, agent or representative of PhotoMedex or the merger subsidiary), under any circumstances that would reasonably be expected to relate to an actual or potential acquisition proposal; or

      - negotiating or entering into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential acquisition proposal.

      The restrictions in the third and fourth bullet points above do not prevent any such person, in his capacity as a director or officer (as the case may be) of SLT, from taking any action relating to unsolicited takeover proposals that is otherwise permitted by the merger agreement. In the event such persons receive or become aware of any acquisition proposal, they are required to promptly inform PhotoMedex as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such persons are a party or violating their fiduciary duties.

      The SLT stockholder agreements will terminate on the earliest of:

      -     the termination of the merger agreement;

      - the termination of the stockholder agreements by PhotoMedex upon written notice to the stockholders (PhotoMedex may terminate in such manner at any time); or


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
      -     the effective time of the merger.

      The stockholder agreement is attached as Annex D to this proxy statement/prospectus. You should read it in its entirety.

      AFFILIATE AGREEMENTS

      SLT has agreed to use reasonable commercial efforts to cause each person who may be deemed an affiliate of SLT to execute and deliver to PhotoMedex an affiliate agreement, substantially in the form attached as Annex E to this proxy statement/prospectus, prior to the effective time of the merger. Pursuant to the affiliate agreement, each person who signs such an affiliate agreement will agree not to sell, transfer or otherwise dispose of PhotoMedex common stock except pursuant to:

      - an effective registration statement under the Securities Act covering the resale of those shares;

      - an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of PhotoMedex); or

      -     any other applicable exemption under the Securities Act.

      As required by the merger agreement, SLT has obtained from each of its directors and executive officers a written agreement providing that he will not sell, pledge, transfer or otherwise dispose of any PhotoMedex common stock he receives in the merger except in accordance with the foregoing restrictions. In accordance with the affiliate agreement, PhotoMedex will be entitled to place appropriate legends on these SLT stockholders' certificates evidencing any PhotoMedex common stock to be received by them.

      EMPLOYMENT AGREEMENTS

      Michael R. Stewart and Davis Woodward, the current President and Chief Executive Officer and Vice President, Finance and Chief Financial Officer, respectively, of SLT, will receive employment agreements with PhotoMedex effective as of the effective time of the merger. Mr. Stewart will serve as Executive Vice-President of Corporate Operations of PhotoMedex and will receive an annual base salary of $235,000, certain benefits comparable to those of other PhotoMedex executive officers and options to purchase up to 225,000 shares of PhotoMedex common stock. In addition, Mr. Stewart will have certain severance benefits, including a severance payment ranging from one year's compensation for termination other than for "cause," and two year's compensation for termination by reason of a change of control of PhotoMedex. Mr. Woodward will serve as Corporate General Counsel of PhotoMedex and will receive an annual base salary of $142,000, certain benefits comparable to other PhotoMedex employees, and options to purchase up to 75,000 shares of PhotoMedex common stock. In addition, Mr. Woodward will have certain severance benefits, including a severance payment of one year's compensation for termination other than for "cause." The forms of the employment agreements of Messrs. Stewart and Woodward are attached as Annex F and Annex G to this proxy statement/prospectus, respectively.

                          INFORMATION ABOUT PHOTOMEDEX

BUSINESS OF PHOTOMEDEX

      OVERVIEW OF THE BUSINESS

      PhotoMedex is engaged in the development, manufacturing and marketing of proprietary excimer laser and fiber optic equipment and techniques directed toward the treatment of inflammatory and cosmetic skin disorders. In connection with its current business plan, the initial medical applications for its excimer laser technology are intended to be used in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. PhotoMedex is also developing its technology for the treatment of other skin disorders. In January 2000, PhotoMedex received the first Food and Drug Administration, or FDA, clearance to market an excimer laser system, the XTRAC system, for the treatment of psoriasis pursuant to a 510(k) submission. The 510(k) establishes that the XTRAC system has been determined to be substantially equivalent to currently marketed devices for purposes of treating psoriasis. PhotoMedex commercially launched the XTRAC system in the United States in August 2000. In March 2001, PhotoMedex received FDA clearance to market the XTRAC system for the treatment

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
of vitiligo. In August 2001, PhotoMedex received FDA clearance to market the XTRAC system for the treatment of atopic dermatitis and for the treatment of leukoderma in May 2002. XTRAC, PhotoMedex and its logo are registered trademarks of PhotoMedex.

      In August 2000, after significant progress toward completing beta testing of its psoriasis products, PhotoMedex shipped its first four XTRAC systems to dermatologists for commercial use. During fiscal 2001, PhotoMedex continued in its concerted effort to commercialize the XTRAC phototherapy system by refining the laser design and enhancing reliability. These efforts allowed PhotoMedex to obtain certain levels of acceptance by the insurance reimbursement community. To date, PhotoMedex has received approval from approximately 50 health plans in 30 states to reimburse for claims submitted by patients or their doctors for treatment of psoriasis utilizing the XTRAC system. PhotoMedex has also received approval from eight insurers for reimbursement for treatment of vitiligo utilizing the XTRAC system.

      In February 2002, the Current Procedural Terminology Editorial Board of the American Medical Association, or AMA, approved the request by the American Academy of Dermatology to issue reimbursement codes for laser therapies in the treatment of psoriasis and other inflammatory diseases, which would include laser therapy using the XTRAC system to treat such conditions. The AMA has published three CPT code numbers covering the treatment of psoriasis and other inflammatory skin diseases with the XTRAC system, including:

      - laser treatment for inflammatory skin disease (psoriasis) - total area less than 250 square centimeters;

      - laser treatment for inflammatory skin disease (psoriasis) - total area 250-500 square centimeters; and

      - laser treatment for inflammatory skin disease (psoriasis) - total area over 500 square centimeters.

      These new codes will become effective on January 1, 2003. PhotoMedex believes that the publication of these codes will facilitate PhotoMedex's ability to obtain broader approvals for reimbursement for treatment of psoriasis and other inflammatory skin diseases using the XTRAC system. PhotoMedex anticipates that the AMA's Relative Value Update Committee will ascribe economic values for each of these codes by the end of 2002.

      As a part of its commercialization strategy in the United States, PhotoMedex is providing the XTRAC system to targeted dermatologists at no initial capital cost to them. PhotoMedex believes that this strategy will create substantial incentives for these dermatologists to adopt the XTRAC system and will accelerate further market penetration. PhotoMedex expects to receive a recurring stream of revenue from per-treatment charges to dermatologists for use of the XTRAC system. However, PhotoMedex has decided to limit its domestic placement of lasers until PhotoMedex obtains broader approvals for reimbursement for treatment utilizing the XTRAC system. Outside of the United States, its strategy includes selling XTRAC systems directly to dermatologists through its distributors and placing XTRAC systems with dermatologists to provide PhotoMedex with a usage-based revenue stream. As of June 30, 2002, PhotoMedex had generated cumulative revenues of $1,382,030 from the phototherapy treatment system usage and $5,483,000 from sales of XTRAC systems.

      OVERVIEW OF PSORIASIS

      Psoriasis is believed to be a non-contagious, autoimmune medical disorder and a chronic inflammatory skin disease affecting more than seven million Americans and between 1% and 3% of the world's population. There is no known cure for psoriasis. Although clinical symptoms and severity vary greatly between individuals and over periods of time, psoriasis appears most commonly as inflamed swollen lesions covered with silvery white scales. Psoriasis patients often suffer from debilitating and painful swelling, itching, bleeding, cracking and burning of the skin, resulting in decreased mobility, depression and low self-esteem. The National Psoriasis Foundation, or NPF, estimates that, in the United States, dermatologists treat over 1.5 million psoriasis patients each year and that the total annual spending by those patients is between $1.6 billion and $3.2 billion.

      While the exact cause of the disease remains unknown, the emerging consensus among scientists and physicians characterizes psoriasis as an autoimmune medical disorder in which excessive "T" cell stimulation in skin cells activates an inflammatory response and excessive skin cell production. The disease causes the rate at which skin cells are produced and pushed to the outer skin layer to increase seven-fold, from every 28 days to every two to four days. The rate at which skin cells die and subsequently shed from the skin, however, remains constant, resulting in the buildup of cells at the outermost skin layer.


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
      Psoriasis cases are classified as mild (less than 2% of the body's surface area affected and usually localized on the knees, elbows, scalp, hands and feet), moderate (between 2% and 10% of the body's surface area affected and usually appearing on the arms, legs, torso and head) and severe (greater than 10% of the body's surface area affected and potentially involving all areas of the skin). The initial target market for PhotoMedex are patients with mild to moderate psoriasis, which represent more than 80% of all psoriasis cases.

      CONVENTIONAL TREATMENT METHODS FOR PSORIASIS

      Currently, psoriasis is treated with topical treatments (such as skin creams), systemic drugs and phototherapy.

      TOPICAL TREATMENTS. Although physicians generally use topical therapy as a starting point for the treatment of psoriasis regardless of its severity, it is typically recommended for patients with mild and moderate psoriasis. The most commonly used topical treatment is corticosteroids that reduce inflammation, itching and inhibit cell proliferation. Existing topical treatments have shown efficacy for relatively short periods of time in only 45% of patients. Frequent recurrence of the disease associated with topical therapies results in a high number of required treatments, making topical therapies relatively inconvenient. In addition to inconvenience and inherent messiness, topical therapies may cause numerous side effects, including thinning skin, irritation, burning, skin discoloration and light sensitivity.

      SYSTEMIC DRUGS. Methotrexate and cyclosporine, the most commonly used systemic drugs, can successfully treat over 80% of psoriasis patients when prescribed. These drugs, however, have very serious side effects, including nausea, fatigue, liver damage and kidney dysfunction. Because of the potential toxicity of these drugs, treatment protocols for methotrexate therapy require ongoing liver biopsies, and cyclosporine treatments are generally restricted in duration to one year. In addition, these systemic drugs are very expensive, with annual treatment costs ranging from $1,700 to $8,300.

      PHOTOTHERAPY TREATMENTS. The most common phototherapy treatments are Ultraviolet B radiation, or UVB, and psoralen with Ultraviolet A, or PUVA. According to the NPF, these therapies are considered to be the most effective treatments for people with moderate to severe psoriasis, temporarily clearing psoriasis in over 80% of patients when prescribed.

      In most UVB treatment protocol, the whole body of the patient is radiated with UVB rays, as the patient stands in a special booth lined with UVB lamps. During this procedure, healthy skin, as well as psoriasis-affected skin, is exposed to UVB radiation, which may cause severe burns and increase the risk of skin cancer and premature aging. In order to manage potentially harmful radiation and minimize side effects to healthy skin, the treating physician must limit the intensity of the dosage. This results in a typical treatment cycle of 30 to 40 sessions or more, requiring a significant time commitment by psoriasis patients. This time-consuming treatment cycle creates substantial inconvenience and disruption to patients' life styles and leads to poor patient compliance. The NPF estimates that 56 million hours of work are lost annually in the United States due to the time spent on treating psoriasis using conventional UVB treatment. Recently, one of PhotoMedex's competitors received FDA approval to use traditional UVB light therapy with a fiber-optic light guide to assist in limiting potential harmful radiation and minimize side effects. However, clinical results are unsubstantiated at this time.

      PUVA, a treatment similar to UVB, is a combination of UVA with psoralen, a drug used to increase a patient's sensitivity to the UVA rays. Although PUVA allows a physician to achieve similar efficacy to UVB with fewer required sessions, PUVA can cause additional side effects, including nausea, itching and increased risk of cataracts. Additionally, PUVA treatments are expensive, with the average annual cost of UVB and PUVA therapies ranging from $2,400 to $3,200.


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
                  COMPARISON OF CONVENTIONAL TREATMENT OPTIONS*

                               TREATMENT                                        POTENTIAL SIDE                COST PER
         THERAPY                  CYCLE         PATIENT EFFECTIVENESS               EFFECTS                      YEAR
------------------------       ----------       ---------------------   -------------------------------   ---------------
Topicals                          Daily                  45%            Irritation; straining; thinning   $1,500 - $1,600
                                                                        skin

Systemic drugs                    Daily                21-84%           Nausea; fatigue; liver damage;    $1,700 - $8,300
                                                 (dosage dependent)     kidney dysfunction; limited
                                                                        acceptable treatment duration

UVB                               30-40                87-89%           Skin cancer and premature aging   $2,400 - $2,600
                                                                        to healthy skin

PUVA                               20                    85%            Skin cancer and premature aging   $2,600 - $3,200
                                                                        to healthy skin; nausea;
                                                                        itching; cataracts


*Source: IMS, Medical Economics,  National Psoriasis Foundation,  RX MED, J. Koo
         Study, 7/96, Shani et al., International Journal of Dermatology 1999.

      PHOTOMEDEX'S SOLUTION FOR PSORIASIS

      PhotoMedex believes the XTRAC system is likely to replace existing methods to treat mild to moderate psoriasis and to become the standard of care for the majority of the seven million Americans suffering with psoriasis, including those who presently do not seek care due to the lack of an effective and convenient treatment.

      The product utilizes the ultraviolet light that has historically proven effective for treating psoriasis and combines it with PhotoMedex's patented laser technology. The XTRAC system utilizes a 308 nm light wavelength, which studies have shown to be the optimal wavelength to treat psoriasis effectively with a laser. The technology enables a physician to focus treatment solely on the affected areas of the skin through a unique, proprietary light delivery system. This ability to focus treatment only on affected skin areas permits physicians to use a higher intensity light dose than is possible with traditional ultraviolet light therapies. The XTRAC system is a safe and effective treatment for psoriasis that requires fewer visits than conventional phototherapy. Unlike conventional treatments, the XTRAC system targets only the affected areas of the skin, sparing the surrounding skin areas. Unlike most other lasers, the XTRAC system emits a pulsating beam of light that is neither hot nor cold to the touch, resulting in no pain or discomfort to virtually all patients.

      Clinical studies have demonstrated the XTRAC system to have equal or greater efficacy than the most effective treatment alternatives presently available for psoriasis. PhotoMedex believes the XTRAC system will become the preferred method to treat most psoriasis as a result of high efficacy, wider applicability, fewer side effects and greater convenience.

      WIDER APPLICABILITY. The XTRAC system enables the physician to deliver concentrated doses of ultraviolet light to the psoriasis-affected skin at a higher intensity than is possible with traditional ultraviolet light therapy. As a result, physicians can use the XTRAC system to treat all degrees of psoriasis from mild to moderate cases. The XTRAC system has also proven effective to treat hinged body areas (elbows and knees), which previously have been the most difficult areas of the body to effectively treat with topical treatments and other ultraviolet light therapy.

      FEWER SIDE EFFECTS. Traditional ultraviolet light therapy may result in severe side effects because it involves exposure of unaffected areas of the body to potentially harmful ultraviolet light radiation. The XTRAC system enables physicians to apply treatment on the affected areas of the skin in a relatively high, focused dose, thereby minimizing many of the side effects of traditional phototherapy.

      CONVENIENCE. During traditional ultraviolet light treatments, healthy skin, as well as diseased skin, is exposed to ultraviolet light radiation, which increases the possibility of potential side effects, principally skin cancer and premature aging. Physicians usually attempt to minimize these side effects by lowering the overall dosage of ultraviolet light in each treatment and increasing the total number of required sessions. Consequently, traditional ultraviolet light therapies require 30 to 40 or more sessions during a 10 to 12 week treatment cycle, creating substantial inconvenience for patients and leading to poor patient compliance. PhotoMedex believes that the higher intensity doses of ultraviolet light delivered by the XTRAC

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
system result in shorter treatment cycles, increased convenience and improved patient compliance. To date, the XTRAC system has been shown to treat psoriasis effectively in four to eight sessions during a treatment cycle of two to four weeks.

      PHOTOMEDEX'S SOLUTION FOR VITILIGO

      On March 1, 2001, the FDA granted 510(k) clearance to market the XTRAC system for the treatment of vitiligo. Vitiligo is a disease in which the skin loses pigment due to destruction of the pigment cells, causing areas of the skin to become lighter in color than adjacent healthy skin. This condition can be distressing to patients. Between 1% and 2% of the population suffers from the condition, and there is no known cure. The principal conventional treatments for symptoms are PUVA radiation and, to a lesser extent, topical steroids and combination therapies. According to the National Vitiligo Foundation, or NVF, the cost of PUVA treatments, over a 12 to 18 month period, can run $6,000 or more and involve 120 clinic visits. Moreover, according to the NVF, current conventional treatments methods are unsatisfactory and many patients tend to lose the pigment they were successful in gaining through PUVA therapy. The XTRAC system can effectively re-pigment a patient's skin, restoring the patient's skin to its original condition.

      PHOTOMEDEX'S SOLUTION FOR ATOPIC DERMATITIS

      In August 2001, the FDA granted 510(k) clearance to market the XTRAC system for the treatment of atopic dermatitis. Atopic dermatitis is a common, potentially debilitating condition that can compromise the quality of life for those it affects. The condition appears as chronic inflammation of the skin that occurs in persons of all ages, but is reported to be more common in children. Skin lesions observed in atopic dermatitis vary greatly, depending on the severity of inflammation, different stages of healing, chronic scratching and frequent secondary infections. It is reported that atopic dermatitis affects some 10% of children in the United States alone, and more than $364 million is spent annually in the treatment of this disease. Treatment options include corticosteroids, which can have negative side effects, and UVB phototherapy. The use of UVB phototherapy in the treatment of atopic dermatitis has been shown effective in published studies. Accordingly, because of the controlled and targeted application provided by the XTRAC system, large areas of healthy skin are not exposed to UVB light and the corresponding potential carcinogenic effect of other phototherapy treatments.

      PHOTOMEDEX'S SOLUTION FOR LEUKODERMA

      In May 2002, the FDA granted 510(k) clearance to market the XTRAC system for the treatment of leukoderma, commonly known as white spots and skin discoloration from surgical scars, stretch marks, burns or injury from trauma. The XTRAC excimer laser system utilizes UVB light to stimulate melanocytes, or pigment cells, deep in the skin. As these cells move closer to the outer layers of skin, repigmentation occurs.

      PHOTOMEDEX'S BUSINESS STRATEGY

      PhotoMedex's short-term goal is to establish the XTRAC system as the standard of care in treating psoriasis, vitiligo, atopic dermatitis and leukoderma patients. PhotoMedex's long-term goal is to become the world's leading provider of photo-medicine technologies. The following are the key elements of its strategy.

      ESTABLISH THE XTRAC SYSTEM AS THE STANDARD OF CARE FOR PSORIASIS, VITILIGO AND ATOPIC DERMATITIS AND LEUKODERMA TREATMENT. Several key opinion leaders in the dermatological community have endorsed the XTRAC system as the standard of care for the majority of psoriasis and vitiligo patients. PhotoMedex intends to accelerate the use of the XTRAC system by marketing to dermatologists through its direct marketing force. PhotoMedex has also developed a set of unique medical practice tools, such as patient education videos, patient letters, sample press releases, point-of-sale displays and other advertising literature, to assist the dermatologist in marketing the XTRAC system.

      BUILD BROAD CONSUMER AWARENESS PROGRAM TO ATTRACT THOSE NOT CURRENTLY SEEKING TREATMENT. Of the seven million psoriasis patients in the United States, only about 1.5 million seek care, largely due to the frustration caused by the limited effectiveness, inconvenience and significant side effects of other treatment alternatives. PhotoMedex has invested and will continue to invest in print, radio and/or internet advertising to educate this skeptical, yet hopeful, population about the XTRAC system that enables more convenient and effective psoriasis treatment, once PhotoMedex has received widespread private payer healthcare reimbursement.

      INCREASE INSTALLED BASE OF THE XTRAC SYSTEMS BY MINIMIZING ECONOMIC RISK TO THE DERMATOLOGIST. In the United States, PhotoMedex plans to place the XTRAC system in dermatologists' offices, with charges for treatment cards only. This creates an opportunity for dermatologists to utilize its system without any up-front capital costs, thereby eliminating inherent economic risk to them. However, PhotoMedex has decided to limit its domestic placement of lasers until it obtains broader approvals to reimburse for treatment utilizing the XTRAC system. PhotoMedex also intends to market the XTRAC system in this manner outside of the United States, but PhotoMedex has also sold and may continue to sell XTRAC systems directly to dermatologists in these markets through its distributors.

      GENERATE RECURRING REVENUE BY CHARGING THE DERMATOLOGIST A PER-TREATMENT FEE. Because there is no known cure for psoriasis, PhotoMedex generates and expects to continue to generate recurring revenue in the United States from patients utilizing the XTRAC system by charging the dermatologist a per-treatment fee for this chronic condition. Additionally, PhotoMedex intends to increase its recurring revenue by targeting dermatologists whose practices are located in geographic regions with the largest concentration of psoriasis and vitiligo patients.

      SELL THE XTRAC SYSTEM IN FOREIGN COUNTRIES TO BE UTILIZED TO TREAT PATIENTS ON A WIDER BASIS. PhotoMedex has entered into several distribution agreements with respect to the proposed sale of the XTRAC system on an international basis. PhotoMedex has chosen this marketing approach over a direct marketing approach because of the varying economic, regulatory, insurance, reimbursement and selling channel environments outside of the United States. PhotoMedex intends to enter into additional agreements in other countries. PhotoMedex cannot be certain that its international distributors will be successful in marketing the XTRAC system outside of the United States or that its distributors will purchase more than their minimum contractual allowances under these agreements.

      EXPAND CLINICAL APPLICATIONS TO THE TREATMENT OF OTHER SKIN DISORDERS. In addition to psoriasis, vitiligo, atopic dermatitis and leukoderma, more than 30 other skin disorders respond positively to ultraviolet light therapy. PhotoMedex invests and will continue to invest in research and development of new products and in additional applications of its existing patented laser technology to treat skin disorders other than psoriasis, vitiligo, atopic dermatitis and leukoderma, which respond to ultraviolet light therapy.

      COMMERCIALIZE INTELLECTUAL PROPERTY FOR OTHER APPLICATIONS. PhotoMedex's patented laser technology has potential applications for nonmedical uses and for medical uses beyond skin disorders. PhotoMedex also intends to continue to expand its intellectual property base through research and development efforts. PhotoMedex will consider appropriate commercial opportunities arising from third party applications of its proprietary technology in areas other than skin disorders. In addition, on August 1, 2000, PhotoMedex entered into a non-exclusive license agreement with Komatsu, Ltd., or Komatsu, under which Komatsu will pay PhotoMedex a royalty for the use of a U.S. laser patent PhotoMedex owns in connection with its manufacture of semi-conductor lithography equipment. PhotoMedex intends to continue to explore similar opportunities.

      THE XTRAC SYSTEM

      The XTRAC system combines the technology of an excimer laser, or "cold" laser system (already in use for a variety of medical and cosmetic treatments), with the use of ultraviolet light therapy. The XTRAC system applies, directly to skin affected by psoriasis, vitiligo, atopic dermatitis or leukoderma, a concentrated dose of radiation at a higher intensity than traditional ultraviolet light therapy. The XTRAC system consists of the laser, which is mobile and approximately the size of a small filing cabinet, and a handpiece attached to the laser by fiber optic cable, which is designed to permit direct application of the ultraviolet light to affected skin.

      Between March 1998 and November 1999, PhotoMedex initiated five clinical trials of the XTRAC system at Massachusetts General Hospital. PhotoMedex's objective in these clinical trials was to compare the XTRAC laser technology with standard ultraviolet light therapy in the treatment of psoriasis. In January 2000, the FDA granted PhotoMedex 510(k) clearance to market the XTRAC system based on the clinical results from these trials. The Massachusetts General Hospital clinical trial, which involved 13 patients, concluded that the XTRAC laser made it possible to treat psoriasis effectively with as few as one session with moderately long remission. The study also concluded that the number of treatments to remission depended largely on the intensity of the ultraviolet light used, concluding that medium intensities seemed to provide the best results with a superior balance between quick clearing and patient comfort. PhotoMedex has agreed to support the clinical trials with research grants of approximately $954,000, of which PhotoMedex has paid approximately $773,000 as of March 29, 2002.

      To support its commercialization strategy, PhotoMedex began an additional clinical trial in May 2000. The trial was designed to validate the results obtained in the Massachusetts General Hospital clinical study in mainstream dermatologists' offices. PhotoMedex established five beta sites throughout the United States using the XTRAC system in a clinical trial of 124 persons. This study, which has been completed, examined various aspects of excimer laser therapy, including the number of treatments necessary for clearing, the ultraviolet light intensity necessary for clearing, and overall patient satisfaction. PhotoMedex's beta-site clinical study indicated that:

      - approximately 72% of the subjects treated were 75% improved in slightly more than six sessions, with minimal and well-tolerated side effects;

      -     some subjects were cleared in as few as one session; and

      - subjects were successfully treated who had psoriasis in the hinged body areas (knees and elbows), which have proven the most difficult for other alternative therapies to demonstrate any kind of remedial impact.

During 2001, PhotoMedex received FDA clearance to market the XTRAC system for the treatment of vitiligo and atopic dermatitis, and for the treatment of leukoderma in 2002, in addition to the psoriasis market clearance received in fiscal 2000. PhotoMedex believes that it has benefited from the acceptance or publication of seven clinical articles, which continue to validate the clinical efficacy of its phototherapy treatments and have contributed to significant advancement in the insurance reimbursement process. CIGNA and several Blue Cross/Blue Shield affiliates have approved the XTRAC system for medically necessary treatment of mild to moderate psoriasis.

      DOMESTIC COMMERCIALIZATION OF THE XTRAC SYSTEM

      In the United States, PhotoMedex is commercializing the XTRAC system in a manner designed to provide a recurring revenue stream to both PhotoMedex and the attending dermatologist, who would otherwise refer the patient for alternative treatment and therefore forego associated revenues. PhotoMedex places units in the offices of dermatologists with high-volume psoriasis practices at no up-front capital cost to the dermatologists. However, PhotoMedex has decided to limit its domestic placement of lasers until PhotoMedex obtains broader approvals to reimburse for treatment utilizing the XTRAC system.

      A dermatologist generally takes delivery of the XTRAC system, under the terms of PhotoMedex's standard usage agreement, and then has the right to purchase pre-paid treatment cards for a flat fee of $2,250 each, representing 30 treatments for $75 each. These cards may be used for multiple treatments for the same or different patients, for psoriasis, vitiligo, atopic dermatitis or leukoderma. The dermatologist retains any revenue received from patients or their medical insurance providers.

      Currently, dermatologists who treat psoriasis patients using ultraviolet light generally refer those patients to independent treatment centers. In such cases, the physician does not ordinarily share in any of the revenue generated from providing treatments to the patient. However, physicians using the XTRAC system will treat the patients in the physicians' own offices and, therefore, will retain a portion of the revenue that would otherwise be lost to outside providers. In addition, in most states, under physician supervision, a technician, rather than the physician, may apply the treatment, thus allowing the dermatologist to continue treating other patients, while at the same time increasing revenue from treatments using the XTRAC system. PhotoMedex believes that this will create a significant incentive for the dermatologists to use the XTRAC system.

      PhotoMedex has promoted the XTRAC system through trade shows, advertising in scientific journals, industry magazines, radio and newsprint, as well as direct mail programs. Its marketing campaign is designed to accelerate market acceptance of the XTRAC system by increasing physician and patient awareness for its new, unique technology.

      Because PhotoMedex's phototherapy laser constitutes a new form of treatment for these diseases, to date, PhotoMedex has received approval for reimbursement from approximately 50 private insurance plans in 30 states. Many patients, at first, will not be able to obtain any reimbursement from their insurance programs, or from Medicare or Medicaid, for the treatment.

      INTERNATIONAL COMMERCIALIZATION OF THE XTRAC SYSTEM

      PhotoMedex's international marketing plan is based on the sale of the XTRAC system through independent, exclusive distributors. PhotoMedex does not anticipate receiving revenues from resale or usage fees following its sales to its foreign distributors. PhotoMedex has already entered into agreements with distributors and end users in approximately 20 countries in Europe, the Middle East, the Far East and Southeast Asia, and in Australia, Mexico, South Africa and Colombia. PhotoMedex intends to market its products in other international markets. In some countries, PhotoMedex anticipates developing relationships similar to those in the United States, whereby PhotoMedex places a laser system in the doctor's office for free or at minimal cost, and charge the doctor a per-procedure fee.

      MARKETING

      PhotoMedex's sales and marketing organization included four full-time employees in North America, two of whom are direct account representatives. PhotoMedex pays its direct sales force employees a salary plus commission based on laser usage by physicians. PhotoMedex has one international marketing representative who currently markets the XTRAC system to distributors worldwide.

      MANUFACTURING

      PhotoMedex manufactures its products at its 11,500 square foot facility in Carlsbad, California. The California facility is ISO 9001 certified. PhotoMedex believes that its present manufacturing capacity at this facility is sufficient to meet foreseeable demand for its products.

      PhotoMedex manufactures most of its own components and utilize certain suppliers for the fabrication of selected components and subassemblies, which are manufactured to its specifications. Most major components and raw materials, including optics and electro-optic devices, are available from a variety of sources. PhotoMedex conducts all final testing and inspection of its products. PhotoMedex has established a quality control system to ensure that its instruments are manufactured in accordance with FDA Quality System Requirements and the EU medical device directive (EN 46001).

      RESEARCH AND DEVELOPMENT

      PhotoMedex's research and development team includes two full-time employees. PhotoMedex conducts its research and development activities at its facility in Carlsbad, California. Its research and development expenditures were approximately $2.0 million in 2001, $3.0 million in 2000, and $2.1 million in 1999.

      Research and development activities are focused on:

      - the application of the XTRAC system to the treatment of other skin disorders, including scar pigmentation and oral lichen planus;

      - developing additional devices to further improve the phototherapy treatments performed with the XTRAC system; and

      - developing new lines of phototherapy products for medical treatments.

      PATENTS AND PROPRIETARY TECHNOLOGIES

      PhotoMedex intends to protect its proprietary rights from unauthorized use by third parties to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Patents and other proprietary rights are an essential element of PhotoMedex's business. Its policy is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of its business. PhotoMedex has six issued and three pending patents in the United States, two Australian issued patents, one Canadian pending patent, two Israeli issued patents, two Japanese pending patents, one issued and two pending European Union, or EU, patents and one Chinese pending patent.

      PhotoMedex has licensed certain of its proprietary technology to Komatsu, Inc. in connection with Komatsu's manufacture of semi-conductor lithography equipment, for which PhotoMedex is entitled to receive royalty fees. PhotoMedex also relies on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology.

      GOVERNMENT REGULATION

      PhotoMedex's products and research and development activities are regulated by numerous governmental authorities, including the FDA and corresponding state and foreign regulatory agencies. Any device manufactured or distributed by PhotoMedex will be subject to pervasive and continuing regulation by the FDA. The Federal Food, Drug and Cosmetics Act and other federal and state laws and regulations govern the pre-clinical and clinical testing, design, manufacture, use and promotion of medical devices and drugs, including the XTRAC system and products currently under development by PhotoMedex. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

      In the United States, medical devices are classified into three different classes, Class I, II and III, on the basis of controls deemed reasonably necessary to ensure the safety and effectiveness of the device. Class I devices are subject to general controls, such as labeling, pre-market notification and adherence to the FDA's good manufacturing practices and quality system regulations. Class II devices are subject to general and special controls, such as performance standards, post market surveillance, patient registries and FDA guidelines. Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness, such as life-sustaining, life-supporting and implantable devices, or new devices, which have been found not to be substantially equivalent to legally marketed devices.

      Before a new medical device can be marketed, marketing clearance must be obtained through a pre-market notification under Section 510(k) of the Food and Drug Modernization Act of 1997, or the FDA Act, or a pre-market approval application under Section 515 of the FDA Act. The FDA will typically grant a 510(k) clearance if it can be established that the device is substantially equivalent to a predicate device that is a legally marketed Class I or II device or certain Class III devices. On January 27, 2000, the FDA issued 510(k) clearance to market the XTRAC system for the treatment of psoriasis, on March 1, 2001, for the treatment of vitiligo, on August 2, 2001 for the treatment of atopic dermatitis and on May 16, 2002 for the treatment of leukoderma. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions. A pre-market approval application may be required if a proposed device is not substantially equivalent to a legally marketed Class I or II device, or for certain Class III devices. A pre-market approval application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests and laboratory and animal studies. In addition, the submission must include the proposed labeling, advertising literature and any training materials. The pre-market approval process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

      PhotoMedex is subject to routine inspection by the FDA and must comply with a number of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulation, good manufacturing process requirements, medical device reporting regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting products for unapproved or off-label uses.

      PhotoMedex is also subject to the Radiation Control for Health and Safety Act with laser radiation safety regulations administered by the Center for Devices and Radiological Health, or CDRH, of the FDA. These regulations require laser manufacturers to file new products and annual reports, to maintain quality control, product testing and sales records, to incorporate certain design and operating features in lasers sold to end users and to certify and label each laser sold, except those sold to private label customers, as belonging to one of four classes, based on the level of radiation from the laser that is accessible to users. Various warning labels must be affixed and certain protective devices installed, depending on the class of product. The CDRH is empowered to seek fines and other remedies for violations of the regulatory requirements. To date, PhotoMedex has filed the documentation with the CDRH for its laser products requiring such filing, and has not experienced any difficulties or incurred significant costs in complying with such regulations.

      PhotoMedex has received ISO 9001/EN46001 certification for the XTRAC system. This authorizes PhotoMedex to affix a CE Mark to its products as evidence that they meet all European Community, or EU, quality assurance standards and compliance with applicable European medical device directives for the production of medical devices. This will enable PhotoMedex to market its products in all of the member countries of the EU. PhotoMedex also will be required to comply with additional individual national requirements that are outside the scope of those required by the EU. Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution.

      THIRD-PARTY REIMBURSEMENT

      PhotoMedex's ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients or providers for the cost of medical procedures utilizing its treatment products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for the use of its products, even if its products are safer or more effective than the alternatives. Additionally, they may require changes to its pricing structure and revenue model before authorizing reimbursement.

      To date, PhotoMedex has received approval from approximately 50 health plans in 30 states to reimburse for claims submitted by patients or their doctors for treatment of psoriasis utilizing the XTRAC system. PhotoMedex has also received approval from eight insurers for reimbursement for treatment of vitiligo utilizing the XTRAC system. PhotoMedex can give no assurance that any other health insurers will agree to any reimbursement policy or that currently reimbursing insurers will not adversely modify their reimbursement policies for the use of the XTRAC system in the future. PhotoMedex intends to seek coverage and reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma and complete additional clinical studies. There can be no assurances that PhotoMedex will be in a position to seek reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, or, if PhotoMedex does, that any health insurers will agree to any reimbursement policy. However, PhotoMedex believes that the recent publication of the CPT codes by the AMA cover the use of the XTRAC system for the treatment of atopic dermatitis or leukoderma as an inflammatory skin disease.

      PhotoMedex is in discussions with the payment and coverage staff in the national office of the Centers for Medicare & Medicaid Services, or CMS (formerly known as the Health Care Financing Administration), and the local Part B Carriers regarding coverage of, and reimbursement for, the cost of treatment for psoriasis utilizing the XTRAC system. This is not a formal request for a national coverage policy, a process that can take from 18 to 24 months to complete. PhotoMedex is pursuing a more informal approach to obtain Medicare reimbursement in an effort to expedite the process. PhotoMedex cannot assure you that a favorable response will be received from CMS or the carriers. If CMS or the carriers do not grant the right to reimbursement, it could have a material adverse effect on its business. PhotoMedex is not yet seeking Medicare coverage for treatment of vitiligo, atopic dermatitis or leukoderma, although PhotoMedex intends to initiate such an effort in the future. PhotoMedex cannot assure you that psoriasis, vitiligo, atopic dermatitis or leukoderma patients will be willing to pay the extra amount required to obtain treatment with the XTRAC system. The failure to achieve this goal could have a material adverse effect on its business operations and financial condition.

      In February 2002, the Current Procedural Terminology Editorial Board of the AMA approved the request by the American Academy of Dermatology to issue reimbursement codes for laser therapies in the treatment of psoriasis and other inflammatory skin diseases, which would include laser therapy using the XTRAC system to treat such conditions. The AMA has published three CPT code numbers covering the treatment of psoriasis and other inflammatory skin diseases with the XTRAC system. These new codes will become effective on January 1, 2003. PhotoMedex believes that the publication of these codes will facilitate PhotoMedex's ability to obtain broader approvals for reimbursement for treatment of psoriasis and other inflammatory skin diseases using the XTRAC system. PhotoMedex anticipates that the AMA's Relative Value Update Committee will ascribe economic values for each of these codes by the end of 2002.

      Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets, there

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
are private insurance systems, as well as government-managed systems. PhotoMedex's products have not been approved for reimbursement in any international markets under either government or private reimbursement systems.

      COMPETITION

      The market for the XTRAC system is highly competitive. PhotoMedex competes with other products and methodologies used to treat the symptoms of psoriasis, vitiligo, atopic dermatitis and leukoderma, including topical treatments, systemic medications and other phototherapies. PhotoMedex believes that the XTRAC system will compete with alternative psoriasis treatments primarily on the basis of its effectiveness, as well as on the basis of lower out-of-pocket costs as compared to costs associated with alternative treatments. Market acceptance of the XTRAC system to treat these diseases is dependent on PhotoMedex's ability to establish with the medical and patient communities the efficacy of the XTRAC system as the standard of care. In addition, all or a portion of patient costs for many of the alternative treatments are paid or are reimbursable by health insurance coverage or other third party payors, such as Medicaid and Medicare. Patient costs for treatments utilizing the XTRAC system will not be initially eligible for health care coverage or reimbursement by third party payors until such payors approve reimbursement. This may cause some patients or physicians to choose alternative treatments offered by PhotoMedex's competitors.

      PhotoMedex also faces direct competition from other companies, including large pharmaceutical companies, engaged in the research, development and commercialization of treatments for psoriasis, vitiligo, atopic dermatitis and leukoderma. In some cases, those companies have already commenced clinical trials for such treatments. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials, and marketing than does PhotoMedex.

      Various other companies are now marketing laser based phototherapy treatment products. One competitor has received FDA clearance to market an excimer laser for the treatment of psoriasis in the United States and another is currently marketing an excimer laser for the treatment of skin disorders outside of the United States. Two others have developed pulse-dye lasers, which are being explored as treatments for psoriasis. Most recently, one company has announced FDA market clearance for a standard UVB light based system using a fiber-optic delivery system for the treatment of skin disorders. All of these technologies will continue to evolve with time.

      In addition, other companies compete with PhotoMedex in recruiting and retaining qualified scientific, management and marketing personnel.

      PROPERTIES

      PhotoMedex entered into a lease on August 4, 1998, with an unaffiliated third party consisting of 11,500 square feet of office space, manufacturing and warehousing located at 2431 Impala Drive, Carlsbad, California, 92008. The term of the lease is 57 months, commencing December 1, 1998. The lease cost is $8,050 per month. There are two five-year options to extend the term of the lease, for a total occupancy of approximately 15 years, if desired by PhotoMedex. PhotoMedex's Carlsbad facility houses its manufacturing and development operations for its excimer laser business.

      PhotoMedex occupies approximately 1,850 square feet of office space in Radnor, Pennsylvania, which serves as its executive offices. The lease for this property has a five-year term, commencing April 1, 2000, and provides for a monthly rent ranging from approximately $4,940 per month to $5,555 per month over the term of the lease.

      LEGAL PROCEEDINGS

      PhotoMedex is a defendant in an action filed by its former landlord in Orlando, Florida, City National Bank of Florida in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida (City National Bank of Florida, as Trustee of Land Trust No. 500-7163, Plaintiff, vs. Laser Photonics, Inc., and Lastec, Inc., Defendants (Case No. CIO-00-9769)). The complaint seeks to recover unpaid rent for the facility PhotoMedex occupied prior to the sale of assets related to the operations of its former Orlando, Florida facility to Lastec, Inc. The rent is unpaid from approximately the date of the sale. PhotoMedex claims that the amount alleged to be due, $143,733.75, is excessive in light of City

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
National's failure to take steps to retake possession of the facility after it was abandoned by Lastec. PhotoMedex also asserts that its obligation to pay rent ceased upon the effective date of the asset sale to Lastec. PhotoMedex has filed an answer denying liability and asserting affirmative defenses. In connection with the settlement and dismissal of a separate action filed by PhotoMedex against Lastec and its principals related to the asset sale, PhotoMedex received $10,000 in cash and Lastec and its principals have agreed in writing to be responsible to pay any settlement or monetary judgment to the landlord. They also have agreed to post a surety bond in the amount of $100,000 to secure such a payment. The bond has not been posted to date and PhotoMedex intends to take legal action to enforce this written agreement. Based on information currently available, PhotoMedex cannot evaluate the likelihood of an unfavorable outcome.

      Except as set forth above, PhotoMedex is not aware of any material legal actions, pending or threatened, or any judgment entered against it or any of its executive officers or directors, in his capacity as such.

      EMPLOYEES

      PhotoMedex has 37 full-time employees, which consist of three executive personnel (two executive personnel at its Radnor, Pennsylvania facility and one at its Carlsbad California facility), five sales and marketing staff, 13 engaged in manufacturing of laser products, four customer-field service personnel, two engaged in research and development, four engineers and six finance and administration staff. In addition, PhotoMedex employs one part-time person for engineering. PhotoMedex intends to hire additional personnel as the development of its business makes such action appropriate. The loss of the services of key employees could have a material adverse effect on its business. Since there is intense competition for qualified personnel knowledgeable of its industry, no assurances can be given that PhotoMedex will be successful in retaining and recruiting needed personnel.

      PhotoMedex's employees are not represented by a labor union or covered by a collective bargaining agreement, and PhotoMedex believes that it has good relations with its employees. PhotoMedex provides its employees with certain benefits, including health insurance.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of PhotoMedex included elsewhere in this proxy statement/prospectus.

      OVERVIEW OF BUSINESS OPERATIONS

      PhotoMedex is engaged in the development, manufacturing and marketing of proprietary excimer laser and fiber optic equipment and techniques directed toward the treatment of inflammatory and cosmetic skin disorders. In connection with PhotoMedex's current business plan, the initial medical applications for its excimer laser technology are intended to be used in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. PhotoMedex is also developing its technology for the treatment of other skin disorders. In January 2000, PhotoMedex received the first Food and Drug Administration, or FDA, clearance to market an excimer laser system, the XTRAC system, for the treatment of psoriasis pursuant to a 510(k) submission. PhotoMedex commercially launched the XTRAC system in the United States in August 2000. In March 2001, PhotoMedex received FDA clearance to market the XTRAC system for the treatment of vitiligo. In August 2001, PhotoMedex received FDA clearance to market the XTRAC system for the treatment of atopic dermatitis and for the treatment of leukoderma in May 2002.

      Prior to November 1999, PhotoMedex's business strategy consisted of the development of a wide range of laser products using different solid-state lasers. From 1986 to the present, PhotoMedex sold over 1,000 lasers, usually on a private label basis, to other manufacturers. PhotoMedex also considered pursuing a strategy of using its excimer laser technology for a photolithography product, which was abandoned. PhotoMedex's former strategies proved to be unsuccessful, in the opinion of then current management. Although PhotoMedex generated revenues from the sale of products, former management believed that PhotoMedex would never be able to operate profitably in the markets where PhotoMedex was then doing business. PhotoMedex currently believes that its excimer laser technology provides the basis for reliable cost-effective systems that will increasingly be used in connection with a variety of applications. Accordingly, PhotoMedex has discontinued its business operations related to its former business strategy and is focused solely on excimer laser products for various medical applications.


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
      PhotoMedex's excimer laser power source was developed to perform a variety of material processing applications. The overall system, known as the pulsed excimer laser, received clearance by the FDA under an investigational device exemption for marketing in the treatment of occlusive coronary artery disease, as an adjunct to coronary artery bypass graft surgery. PhotoMedex chose not to pursue completion of the exemption due to the lack of funds to pay the costs of and to recruit patients into the necessary studies. In connection with the cardiovascular and vascular uses of the excimer laser technology, on August 19, 1997, PhotoMedex entered into a strategic alliance with Edwards for the manufacture and marketing of excimer laser products for an experimental procedure known as transmyocardial revascularization, or TMR. In September 1997, Edwards purchased from a third party rights to related patents for the use of an excimer laser to ablate tissue in vascular and cardiovascular applications for $4,000,000. The ablation technology underlying the patents has been successfully used in other applications for many years. In December 1997, PhotoMedex reimbursed Edwards for the $4,000,000 purchase price of the rights from the third party. Under the terms of the agreement with Edwards, PhotoMedex obtained a license to manufacture excimer lasers and related products for use in cardiovascular procedures using such technology in connection with the agreement with Edwards. PhotoMedex's strategic relationship with Edwards has terminated, and PhotoMedex has no current business plan to commercialize the excimer laser system for TMR. PhotoMedex has evaluated the various alternatives for exploiting the license. During the fourth quarter of 2001, PhotoMedex completed its evaluation and concluded that the projected undiscounted cash flows expected to be derived from this license were less than the carrying value of the license. PhotoMedex also believes that any operations relating to this license will generate negative cash flows over the next several years due to the additional costs that would need to be incurred to further develop and market products based on this technology. Accordingly, PhotoMedex recorded an impairment charge in the fourth quarter of 2001 of approximately $2,000,000 associated with the write down of the $4,000,000 reimbursement paid to Edwards.

      In August 2000, after significant progress toward completing beta testing of its psoriasis products, PhotoMedex shipped its first four XTRAC systems to dermatologists for commercial use. During fiscal 2001, PhotoMedex continued in its concerted effort to commercialize the XTRAC phototherapy system by refining the laser design and enhancing reliability. These efforts allowed PhotoMedex to obtain certain levels of acceptance by the insurance reimbursement community. To date, PhotoMedex has received approval from approximately 50 health plans in 30 states to reimburse for claims submitted by patients or their doctors for treatment of psoriasis utilizing the XTRAC system. PhotoMedex has also received approval from eight insurers for reimbursement for treatment of vitiligo utilizing the XTRAC system.

      In February 2002, the Current Procedural Terminology Editorial Board of the AMA approved the request by the American Academy of Dermatology to issue reimbursement codes for laser therapies in the treatment of psoriasis and other inflammatory diseases, which would include laser therapy using the XTRAC system to treat such conditions. The AMA has published three CPT code numbers covering the treatment of psoriasis and other inflammatory skin diseases with the XTRAC system. These new codes will become effective on January 1, 2003. PhotoMedex believes that the publication of these codes will facilitate its ability to obtain broader approvals for reimbursement for treatment of psoriasis and other inflammatory skin diseases using the XTRAC system. PhotoMedex anticipates that the AMA's Relative Value Update Committee will ascribe economic values for each of these codes by the end of 2002.

      As a part of its commercialization strategy in the United States, PhotoMedex is providing the XTRAC system to targeted dermatologists at no initial capital cost to them. PhotoMedex believes that this strategy will create substantial incentives for these dermatologists to adopt the XTRAC system and will accelerate further market penetration. PhotoMedex expects to receive a recurring stream of revenue from per-treatment charges to dermatologists for use of the XTRAC system. However, PhotoMedex has decided to limit its domestic placement of lasers until PhotoMedex obtains broader approvals for reimbursement for treatment utilizing the XTRAC system. Outside of the United States, PhotoMedex's strategy includes selling XTRAC systems directly to dermatologists through its distributors and placing XTRAC systems with dermatologists to provide PhotoMedex with a usage-based revenue stream. As of June 30, 2002, PhotoMedex has generated cumulative revenues of $1,382,030 from the phototherapy treatment system usage and $5,483,000 from sales of XTRAC systems.

      DISCONTINUED OPERATIONS

      To facilitate its focus on excimer laser technology, PhotoMedex sold certain of its non-excimer laser assets which were related to its business operations at its Orlando, Florida and Wilmington, Massachusetts facilities. As of May 4, 2000, PhotoMedex sold certain assets, including certain patents related to non-excimer laser products related to its Florida business operations, to Lastec, Inc., or Lastec, for a purchase price of $375,000. Lastec is not affiliated with PhotoMedex. PhotoMedex has discontinued its Florida operations. Lastec paid PhotoMedex a deposit of $37,500, and executed a secured promissory note in the principal amount of $337,500, payable in three installments, all of which were due prior to

December 31, 2000 and are in default. The promissory note accrues interest at the rate of 8% per annum. The promissory note is secured by the assets assigned by PhotoMedex to Lastec in connection with the transaction, and is guaranteed by the two principals of Lastec. To date, PhotoMedex has not received any payments due under the secured promissory note. PhotoMedex filed an action against Lastec and its principals to collect on the secured promissory note and for breach of the related asset purchase agreement. Lastec has filed a counterclaim against PhotoMedex seeking to rescind the note and recover the $37,500 deposit Lastec paid for the assets. PhotoMedex has filed an answer denying these allegations. The promissory note has been written off and was included in the loss on sale of discontinued operations. Any gain resulting from future payments received by PhotoMedex will be recognized when received.

      Further, PhotoMedex completed the sale of certain assets and the grant of an exclusive license for certain patents related to non-excimer lasers related to its Massachusetts business operations to Laser Components GmbH, for a purchase price of $213,000. Laser Components is not affiliated with PhotoMedex. In addition, Laser Components assumed PhotoMedex's prospective obligations under its Massachusetts office lease. PhotoMedex has discontinued its Massachusetts operations.

      Accordingly, the former operations at PhotoMedex's Florida and Massachusetts facilities are being accounted in the consolidated financial statements of PhotoMedex included elsewhere in this proxy statement/prospectus, as "discontinued operations," with a measurement date of May 4, 2000. These consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. PhotoMedex recognized a loss of $277,401 from the sale of these discontinued operations in the quarter ended June 30, 2000.

      Management's decision to suspend these business operations is consistent with PhotoMedex's new business strategy. Revenues from discontinued operations during the years ended December 31, 2000 and 1999 were approximately $189,000 and $1,110,000, respectively. Loss from discontinued operations during the years ended December 31, 2000 and 1999 were approximately $369,000 and $852,000, respectively. There were no revenues or losses from discontinued operations for the year ended December 31, 2001.

      SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table sets forth certain unaudited financial data for each of the quarters within the twelve months ended December 31, 2001 and 2000 and the quarters in the six months ended June 30, 2002. This information has been derived from the consolidated financial statements of PhotoMedex and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period:

                                                                (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
2002 QUARTER ENDED                                   MARCH 31             JUNE 30
                                                 -----------------   -----------------
Revenues                                              $  952              $   843
Net loss                                              $(2,128)            $ (2,303)
Basic and diluted net loss per share                  $ (0.09)            $  (0.09)
Shares used in computing basic and                   24,179,953          25,010,953
   diluted net loss per share

                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
2001 QUARTER ENDED                                    MARCH 31             JUNE 30             SEPT. 30            DEC. 31
                                                     ----------           ----------         ------------        ------------
Revenues                                              $  1,221            $   2,091            $    803            $    615
Net loss                                              $ (3,841)           $  (3,358)           $ (3,656)           $ (4,883)
Basic and diluted loss per share:
Continuing operations                                 $  (0.21)           $   (0.18)           $  (0.19)           $  (0.22)
Discontinued operations                                     -                    -                   -                   -
Basic and diluted net loss per share                  $  (0.21)           $   (0.18)           $  (0.19)           $  (0.22)
Shares used in computing basic and                   17,916,009           19,130,062          19,138,027          22,871,772
   diluted net loss per share


                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
2000 QUARTER ENDED                                   MARCH 31             JUNE 30           SEPT. 30            DEC. 31
                                                     ----------           ----------        ------------        ------------
Revenues                                              $     -             $    570             $    59             $   340
Loss from continuing operations                         (2,761)              (2,625)             (3,085)             (4,275)
Loss from discontinued operations                         (349)                 (20)                 -                   -
Loss on sale of discontinued operations                     -                  (277)                 -                   -
Net loss                                              $ (3,110)           $  (2,922)           $ (3,085)           $ (4,275)
Continuing operations                                 $  (0.20)           $   (0.17)           $  (0.19)           $  (0.24)
Discontinued operations                                  (0.03)               (0.02)                 -                   -
Basic and diluted net loss per share                  $  (0.23)           $   (0.19)           $  (0.19)           $  (0.24)
Shares used in computing basic and                   13,593,171           15,422,148          16,527,065          17,477,303
   diluted net loss per share

      RESULTS OF OPERATIONS

      RESULTS OF OPERATIONS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2001. PhotoMedex generated revenues of $842,699 and $1,795,072 during the three and six months ended June 30, 2002, respectively. Of these amounts, $597,500 and $1,309,500 relate to the sale of its excimer lasers and spare parts to distributors outside of the United States for the three and six months ended June 30, 2002, respectively. Additionally, for the three and six months ended June 30, 2002, PhotoMedex generated $245,199 and $485,572, respectively, in revenues from treatments performed with its excimer laser in the United States. PhotoMedex generated revenues of $2,090,752 and $3,311,354 during the three and six months ended June 30, 2001, respectively. Of these amounts, $1,769,500 and $2,924,500 related to the sale of its excimer lasers to distributors outside of the United States. Additionally, for the three and six months ended June 30, 2001, PhotoMedex generated $321,252 and $386,854, respectively, in revenues from treatments performed with its excimer laser in the United States.

      Cost of revenues during the three and six months ended June 30, 2002 was $174,772 and $426,270, respectively. Cost of revenues during these periods related primarily to the production costs of the XTRAC laser equipment and spare parts sold outside of the United States. Cost of revenues during the three and six months ended June 30, 2001 was $557,600 and $892,160, respectively. Cost of revenues during these periods also related primarily to the production costs of the XTRAC laser equipment sold outside of the United States.

      Selling, general and administrative expenses for the three and six months ended June 30, 2002 were $2,188,786 and $4,415,400 compared to $3,705,794 and
$7,549,408 in 2001, respectively. Included in selling, general and administrative expenses during the three and six months ended June 30, 2002 were approximately $320,000 of warranty expenses accrued for planned capacity improvements for international lasers sold. These overall period to period decreases related to reductions in consulting and professional fees related to marketing expenses for the XTRAC systems and reductions in personnel and overhead expenses with respect to the infrastructure to maximize the use of operating cash while PhotoMedex continued to implement its business plan to commercialize the XTRAC system.

      Research and development expenses during the three months ended June 30, 2002 decreased to $360,906 from $800,209 for the three months ended June 30, 2001. During the six months ended June 30, 2002, research and development expenses decreased to $533,236 from $1,363,884 for the six months ended June 30, 2001. These decreases related primarily to PhotoMedex's focus on refining the operability of its phototherapy laser products.

      Depreciation and amortization during the three months ended June 30, 2002 decreased to $426,528 from $502,313 during the three months ended June 30, 2001. Depreciation and amortization during the six months ended June 30, 2002 decreased to $850,904 from $932,441 during the six months ended June 30, 2001. These decreases related primarily to the elimination of the amortization of goodwill associated with PhotoMedex's purchase of the remaining 23.9% of its former wholly-owned subsidiary, Acculase (which has been merged into PhotoMedex) and the elimination of the amortization of the license fee with Edwards, which was written off through an impairment charge in the fourth quarter of 2001. This decrease was offset by additional depreciation associated with higher property and equipment balances.

      Net interest income during the three months ended June 30, 2002 decreased to $4,436, as compared to $85,187 for the three months ended June 30, 2001. Net interest income during the six months ended June 30, 2002 decreased to $3,368,


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
as compared to $197,336 for the six months ended June 30, 2001. The decreases related primarily to a smaller average balance of cash and investments during the three and six months ended June 30, 2002, as significant investments have been made in infrastructure development and capital investment in lasers in service.

      Other income during the three months ended June 30, 2002 was $590 as compared to other income of $32,052 during the three months ended June 30, 2001. Other expense during the six months ended June 30, 2002 was $4,371 as compared to other income of $30,305 during the six months ended June 30, 2002.

      The aforementioned factors resulted in a net loss of $2,303,267 and $4,431,741 during the three and six months ended June 30, 2002, as compared to a net loss of $3,357,925 and $7,198,898 during the three and six months ended June 30, 2001.

      RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000. PhotoMedex generated revenues of $4,730,458 during the year ended December 31, 2001, of which $856,958 was generated from treatments performed with the XTRAC system, and $3,873,500 was generated from sales of its excimer lasers to distributors and end users outside of the United States. As of December 31, 2001, PhotoMedex had shipped approximately 150 excimer laser systems to dermatologists for commercial use in the United States. PhotoMedex generated revenues of $968,771 during the year ended December 31, 2000, of which $629,271 related to the sale of laser equipment in connection with the Edwards Agreement. During the fourth quarter of 2000, PhotoMedex generated $39,500 in revenues from treatments performed with the XTRAC system. In addition, during the fourth quarter of 2000, PhotoMedex sold four of its excimer lasers for $300,000 to a distributor outside of the United States. As of December 31, 2000, PhotoMedex had shipped 66 XTRAC systems to dermatologists for commercial use in the United States.

      Cost of revenues increased to $1,338,240 during the year ended December 31, 2001 from $428,520 during the year ended December 31, 2000. Cost of revenues during the year ended December 31, 2001 primarily related to the manufacturing costs of the XTRAC laser equipment sold outside of the United States. Cost of revenues during the year ended December 31, 2000 primarily related to the costs of the laser equipment sold in connection with the Edwards agreement.

      Selling, general and administrative expenses during the year ended December 31, 2001 increased to $13,266,157 from $10,364,755 during the year ended December 31, 2000. The increase primarily related to the building of PhotoMedex's infrastructure to enable it to implement its business plan to commercialize the XTRAC treatment system, as well as increases to its allowance for uncollectible accounts. Specifically, this increase from 2000 included consulting and professional fees related to marketing expenses necessary to promote the XTRAC systems, increased salaries and related costs associated with a larger sales and marketing staff and overhead expenses with respect to infrastructure.

      Research and development during the year ended December 31, 2001 decreased to $2,016,919 from $3,015,018 during the year ended December 31, 2000. This decrease related primarily to the reduced spending requirements needed to complete the refinements needed in the laser that had been brought to market in fiscal 2000. Research and development expenses for the year ended December 31, 2001 primarily related to the enhancement of the excimer laser system for its psoriasis, vitiligo and atopic dermatitis products. Additionally, research and development expenses in 2000 included the write-off of its TMR inventory of approximately $140,000.

      Depreciation and amortization during the year ended December 31, 2001 increased to $2,178,585 from $835,143 during the year ended December 31, 2000. These amounts primarily related to the amortization of the license fee from Edwards and the depreciation of lasers placed in service during the year. As a result of its purchase of the remaining 23.9% of Acculase, on August 31, 2000, amortization increased. The 2000 amount includes four months of amortization associated with the intangible assets related to this transaction, whereas the 2001 amount included 12 months of amortization.

      PhotoMedex recorded an asset impairment charge in the fourth quarter of 2001 of $1,958,333 associated with the write down of the license agreement with Edwards. See Note 9 to the consolidated financial statements of PhotoMedex included elsewhere in this proxy statement/prospectus.

      Net interest income during the year ended December 31, 2001 was $213,333, as compared to $567,129 for the year ended December 31, 2000. Net interest income during the years ended December 31, 2001 and 2000 related primarily to interest earned on invested cash balances from the proceeds of private placements of its securities.

      Other income during the year ended December 31, 2001 decreased to $76,840 from $362,014 during the year ended December 31, 2000. Other income for the year ended December 31, 2000 related to the forgiveness of selected payables by certain of its creditors.

      As a result of the foregoing, PhotoMedex incurred a net loss of $15,737,603 during the year ended December 31, 2001, as compared to a net loss of $13,392,064 during the year ended December 31, 2000. PhotoMedex incurred a loss from continuing operations of $15,737,603 during the year ended December 31, 2001, as compared to a loss from continuing operations of $12,745,522 during the year ended December 31, 2000. These increased losses were primarily the result of the $1,958,333 charge to continuing operations associated with the write down of the license agreement with Edwards.

      RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999. PhotoMedex generated revenues of $968,771 during the year ended December 31, 2000, of which $629,271 related to the sale of laser equipment in connection with the Edwards Agreement. Revenues from continuing operations for the year ended December 31, 1999 were $99,248 and related to the sale of laser equipment in connection with the Edwards Agreement. These revenues will not occur in the future. As of December 31, 2000, PhotoMedex had shipped 66 excimer laser systems to dermatologists for commercial use in the United States. During the fourth quarter of 2000, PhotoMedex generated $39,500 in revenues from treatments performed with its excimer laser. In addition, during the fourth quarter of 2000, PhotoMedex sold four of its excimer lasers for $300,000 to a distributor outside of the United States.

      Cost of revenues during the year ended December 31, 2000 increased to $428,520 from $4,447 during the year ended December 31, 1999, due to the costs of the laser equipment sold in connection with the Edwards Agreement, as well as the cost of XTRAC laser equipment sold outside of the United States.

      Selling, general and administrative expenses during the year ended December 31, 2000 increased to $10,364,755 from $4,341,986 during the year ended December 31, 1999. Included in selling, general and administrative expenses for the year ended December 31, 2000 were $808,766 related to a charge associated with the acceleration of vesting of certain options granted to the Chairman of its Scientific Advisory Board, as well as $587,663 related to charges associated with the granting of options to certain of its outside consultants, including certain other members of its Scientific Advisory Board. Excluding this charge, the increase primarily related to the building of its infrastructure to enable it to implement its business plan to commercialize the XTRAC system. Specifically, these increases from 1999 included increases in consulting and professional fees related to marketing expenses with respect to the XTRAC systems, increased salaries and related costs associated with its newly retained executive officers, increased personnel and overhead expenses with respect to the infrastructure.

      Research and development during the year ended December 31, 2000 increased to $3,015,018 from $2,061,241 during the year ended December 31, 1999. This increase primarily related to the increased amount of funds available for research expenses during 2000. Research and development expenses for the year ended December 31, 2000 primarily related to the development of its excimer laser systems for its psoriasis, vitiligo and TMR products. Additionally, research and development expenses in 2000 included the write off of its TMR inventory of approximately $140,000. Research and development expenses for the year ended December 31, 1999 primarily related to the development of its psoriasis laser systems and also included expenses related to additional testing to meet CE Mark and Underwriter's Laboratory, or UL, standards for its excimer lasers.

      Depreciation and amortization during the year ended December 31, 2000 decreased to $835,143 from $1,016,628 during the year ended December 31, 1999. These amounts primarily related to the amortization of the license fee from Edwards and the depreciation of equipment acquired in 1998. As a result of its purchase of the remaining 23.9% of Acculase, on August 31, 2000, the 2000 amount includes four months of amortization associated with the goodwill related to this transaction. The 1999 amount also includes amortization of goodwill from the initial acquisition of a 76.1% interest in Acculase in 1995.

      Net interest income during the year ended December 31, 2000 was $567,129, as compared to net interest expense during the year ended December 31, 1999 of $1,849,369. Net interest income during the year ended December 31, 2000 primarily related to interest earned on invested cash balances from the proceeds of private placements of its securities. Net interest expense during the year ended December 31, 1999 primarily related to interest charges associated with the recognition of a beneficial conversion feature on certain of its then outstanding convertible notes payable, as well as its various notes payable and long-term debt, which were repaid in the first quarter of 2000.

      Other income during the year ended December 31, 2000 increased to $362,014 from $111,110 during the year ended December 31, 1999. Other income for the year ended December 31, 2000 primarily related to the forgiveness of certain payables by certain of its creditors.

      As a result of the foregoing, PhotoMedex incurred a net loss of $13,392,064 during the year ended December 31, 2000, as compared to a net loss of $9,920,067 during the year ended December 31, 1999. PhotoMedex incurred a loss from continuing operations of $12,745,522 during the year ended December 31, 2000, as compared to a loss from continuing operations of $9,063,313 during the year ended December 31, 1999.

      LIQUIDITY AND CAPITAL RESOURCES

      PhotoMedex has historically financed its operations through the use of working capital provided from loans and equity and debt financing.

      In 1997 PhotoMedex changed its business strategy to focus its efforts on its excimer laser technology. PhotoMedex began to develop a broad base of excimer laser and excimer laser delivery products for both medical and non-medical applications.

      On March 27, 2001, PhotoMedex completed a private placement of 1,230,000 shares of its common stock at $5.00 per share and received gross proceeds of $6,150,000. The closing price of the common stock on the date that the transaction was negotiated was $5.75 per share and on March 27, 2001, the closing date of the transaction, the closing price was approximately $4.875 per share. PhotoMedex paid Pacific Growth Equities, Inc. a commission of 6.5% of the gross proceeds, or approximately $400,000, and additional financing costs of approximately $244,000 were also incurred. PhotoMedex has used the proceeds of this financing to pay for the marketing of its products (including its psoriasis, vitiligo, atopic dermatitis and leukoderma treatment products), research and development expenses and working capital.

      On October 24, 2001, PhotoMedex completed a private placement of 5,040,714 shares of common stock at $1.05 per share and warrants to purchase 1,260,179 shares of common stock at $1.16 per share. PhotoMedex has filed a registration statement for the securities issued in the private placement. PhotoMedex based the per share purchase price of the shares on the closing sale price of its common stock on October 12, 2001, or $1.05. PhotoMedex received gross proceeds of $5,292,750. PhotoMedex paid Investec PMG Capital and Emerging Growth Equities Limited a commission of approximately $322,000. PhotoMedex has used the proceeds of this financing to pay for working capital and other general corporate purposes.

      On June 13, 2002, the Company completed a private offering of 4,115,000 shares of common stock at a price of $1.50 per share providing gross proceeds of $6,172,500. The closing price of its common stock on June 13, 2002 was $1.68 per share. In connection with this offering, PhotoMedex paid a commission and other costs of $466,453, resulting in net proceeds of $5,706,047. In addition, the investors received warrants to purchase 1,028,750 shares of common stock at an exercise price of $1.90 per share. The warrants have a five-year term and may not be exercised until December 14, 2002. PhotoMedex has filed a registration statement for the securities issued in the private offering. PhotoMedex has used and will continue to use the proceeds of this financing to pay for working capital and other general corporate purposes.

      At June 30, 2002, the ratio of current assets to current liabilities was
3.82 to 1.00 compared to 2.93 to 1.00 at December 31, 2001. As of June 30, 2002, PhotoMedex had $7,752,667 of working capital.

      Cash and cash equivalents were $6,442,314 as of June 30, 2002, as compared to $4,066,820 as of December 31, 2001. This increase was primarily attributable to the receipt of $5,706,047 in net cash proceeds from the June 13, 2002 financing, net of funding for the net loss incurred during the six months ended June 30, 2002.

      PhotoMedex believes that its existing cash balance, together with its existing financial resources and any revenues from its sales, distribution, licensing and manufacturing relationships, will be sufficient to meet its operating and capital requirements through the second quarter of 2003. PhotoMedex has decided to limit domestic placement of lasers until PhotoMedex obtains broader approvals for reimbursement for treatments using the laser system. However, depending upon its rate of growth and other operating factors, PhotoMedex may require additional equity or debt financing to meet its working capital requirements or capital expenditure needs. There can be no assurance that additional financing, if needed, will be available when required or, if available, on terms satisfactory to PhotoMedex.

      As of June 30, 2002, PhotoMedex had borrowings in the aggregate amount of $13,045. As of December 31, 2001, PhotoMedex had borrowings in the aggregate amount of $65,017. The decrease in borrowings related to the normal scheduled repayment of the obligations.

      Net cash used in operating activities was $3,320,402 and $7,269,800 for the six months ended June 30, 2002 and 2001, respectively. Net cash used in operating activities during the six months ended June 30, 2002 and 2001 primarily consisted of net losses, increases in current assets (2001 only) and decreases in current liabilities (2002 only). These uses were offset by depreciation and amortization, decreases in current assets (2002 only) and increases in current liabilities (2001 only).

      Net cash used in operating activities was $13,163,492 and $13,266,143 for the years ended December 31, 2001 and 2000, respectively. Net cash used in operating activities during the year ended December 31, 2001 and 2000 primarily consisted of net losses, decreases in net current liabilities (2000 only) and increases in accounts receivable and inventory (2001 only), offset by depreciation and amortization, and the payment in its securities (including common stock, options and warrants) of fees for services to consultants.

      Net cash used in investing activities was $5,179 and $648,490 for the six months ended June 30, 2002 and 2001, respectively. In the six months ended June 30, 2002, PhotoMedex utilized $45,761 to purchase computer software and leasehold improvements to support its excimer laser operations. In the six months ended June 30, 2001, PhotoMedex utilized $117,410 to acquire equipment for its excimer laser business operations and $2,531,080 associated with the construction of its psoriasis treatment lasers.

      Net cash used in investing activities was $719,519 and $3,980,006 for the year ended December 31, 2001 and 2000, respectively. In the year ended December 31, 2001, PhotoMedex utilized $120,679 to acquire equipment for its excimer laser business operations. PhotoMedex also used $2,598,840 associated with the building of its psoriasis treatment lasers. PhotoMedex received proceeds of $2,000,000 from the sale of its short-term investments. For the year ended December 31, 2000, PhotoMedex utilized $190,651 to acquire equipment for its excimer laser business operations. PhotoMedex also used $1,630,440 for the building of its psoriasis treatment lasers. PhotoMedex received proceeds of $250,500 from the sale of certain assets related to its discontinued Florida and Massachusetts operations. PhotoMedex also purchased short-term investments in the amount of $2,000,000.

      Net cash provided by financing activities was $5,701,075 and $5,538,024 during the six months ended June 30, 2002 and 2001, respectively. In the six months ended June 30, 2002, PhotoMedex received $5,706,047 from the net proceeds of the sale of 4,115,000 shares of common stock in connection with the June 13, 2002 financing, $18,000 from the exercise of options, $29,000 from the exercise of warrants and $4,000 from the issuance of notes payable, which was offset by the utilization of $55,972 for the payment of certain debts. In the six months ended June 30, 2001, PhotoMedex received $5,506,442 from the net proceeds of the sale of 1,230,000 shares of common stock in connection with the March 27, 2001 financing and $156,978 of proceeds from the issuance of notes payable, which was offset by the utilization of $125,396 for the payment of principal on the aforementioned notes payable.

      Net cash provided by financing activities was $10,388,791 and $20,271,632 during the year ended December 31, 2001 and 2000, respectively. In the year ended December 31, 2001 PhotoMedex received $5,506,442 from the net proceeds of the sale of 1,230,000 shares of common stock in connection with the March 2001 financing, $4,884,686 from the net proceeds of the sale of 5,040,714 shares of common stock in connection with the October 2001 financing, $236,320 from the issuance of notes payable, $18,938 from the exercise of stock options, which was offset by utilization of $257,595 for the payment of certain debts. In the year ended December 31, 2000, PhotoMedex received $14,259,491 from the net proceeds of the sale of 1,409,092 shares of common stock in connection with the March 16, 2000 financing, $215,548 from the issuance of notes payable, $3,970,690 from the exercise of stock options and $2,075,489 from the exercise of warrants, which was offset by the utilization of $249,586 for the payment of certain debts.

      PhotoMedex's ability to expand its business operations is currently dependent on financing from external sources. There can be no assurance that changes in its manufacturing and marketing research and development plans or other changes affecting its operating expenses and business strategy will not result in the expenditure of such resources before such time or that PhotoMedex will be able to develop profitable operations prior to such date, or at all, or that PhotoMedex will not require additional financing at or prior to such time in order to continue operations. There can be no assurance that additional capital will be available on terms favorable to PhotoMedex, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to its stockholders. Moreover, its cash requirements may vary materially from those now planned because of results of marketing, product testing, changes in the focus and direction of its marketing programs, competitive and technological advances, the level of working capital required to sustain its planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors. In the event that PhotoMedex experiences the need for additional capital, and is not able to generate capital from financing sources or from future operations, management may be required to modify, suspend or discontinue its business plan.

      PhotoMedex expects to incur operating losses for at least the next twelve months because PhotoMedex plans to spend substantial amounts on the marketing of its psoriasis, vitiligo, atopic dermatitis and leukoderma treatment products and expansion of its operations. PhotoMedex cannot assure you that PhotoMedex will market any products successfully, operate profitably in the future, or that PhotoMedex will not require significant additional financing in order to accomplish its business plan.

      PhotoMedex's future revenues and success depends upon the XTRAC system for the treatment of a variety of skin disorders. The XTRAC system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma is currently generating revenues in both the United States and 19 countries around the world. Its ability to successfully introduce new products based on its new business focus and the expected benefits to be obtained from these products may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological change, economic downturns, competitive factors or other events beyond its control. Consequently, its historical operating results cannot be relied upon as indicators of future performance, and management cannot predict whether PhotoMedex will obtain or sustain positive operating cash flow or generate net income in the future.

      IMPACT OF INFLATION

      PhotoMedex has not operated in a highly inflationary period, and its management does not believe that inflation has had a material effect on sales or expenses.

      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In June 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 required companies to cease amortizing goodwill on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 is not amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the PhotoMedex's discontinuation of amortization of its goodwill; however, PhotoMedex will be required to test its goodwill for impairment under the new standard beginning in 2002 and management performed an analysis of the recoverability of goodwill and concluded that there has been no impairment of the carrying value. The net book value of intangibles at June 30, 2002 was $3,629,062.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability associated with an asset retirement be recognized in the period in which it is incurred, with the associated retirement costs capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over its useful life. The adoption of SFAS No. 143 did not have any impact on PhotoMedex's financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of and clarifies certain issues related to SFAS No. 121. SFAS No. 144 supersedes SFAS No. 121 and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." PhotoMedex was required to adopt SFAS No. 144 for fiscal year 2002. The adoption of SFAS No. 144 did not have a material impact on the results of operations.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees and termination of benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS No. 146 is not expected to have an impact on the financial position or results of operations of PhotoMedex.

      CRITICAL ACCOUNTING POLICIES

      PhotoMedex's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expense and disclosures at the date of the financial statements. On an on-going basis, PhotoMedex evaluates its estimates, including, but not limited to, those related to revenue recognition, accounts receivables, inventories and impairment of intangibles. PhotoMedex uses authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. PhotoMedex believes that the following critical accounting policies affect its more significant judgments and estimates in the preparation of its consolidated financial statements.

      REVENUE RECOGNITION. PhotoMedex has two distribution channels for its phototherapy treatment equipment. PhotoMedex will either:

      - sell the XTRAC systems through a distributor or directly to a physician, or

      - place the XTRAC systems in a physician's office (at no charge to the physician) and charge the physician a fee for each time the XTRAC system is used for a patient treatment.

When PhotoMedex sells an XTRAC system to a distributor or directly to a physician, PhotoMedex recognizes revenue upon shipment of the product. PhotoMedex does not allow products to be returned by its distributors. When PhotoMedex places the XTRAC system in a physician's office, PhotoMedex recognizes service revenues each time the XTRAC system is used for a patient treatment. The physician purchases a treatment card that allows performance of a specified number of treatments. This amount is included in deferred revenues until the treatment occurs.

      INVENTORY. PhotoMedex will write down its inventory, if necessary, by estimating the potential for future loss based on a variety of factors, including the quantity of particular items, their prospect for replacement or obsolescence and the difference between cost and market value. If actual market conditions were to be less favorable than those projected by management, inventory write-downs would be required.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The majority of PhotoMedex's receivables are due from various distributors located outside of the United States. From time to time, its clients dispute the amounts due to it, and, in other cases, its clients experience financial difficulties and cannot pay on a timely basis. In certain instances, these factors ultimately result in uncollectible accounts. The determination of the appropriate reserve needed for uncollectible accounts involves significant judgment. A change in the factors used to evaluate collectibility could result in a significant change in the reserve needed. Such factors include changes in the financial condition of its customers as a result of industry, economic or customer specific factors.

      INTANGIBLES. PhotoMedex's balance sheet includes goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense that PhotoMedex will incur. Its judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of its business. As of June 30, 2002, December 31, 2000 and 2001, PhotoMedex had $3,629,062, $6,587,374 and
$3,697,244, respectively, of goodwill and other intangibles, accounting for 22%, 33% and 24% of its total assets at the respective dates. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect its consolidated financial statements.

      QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      PhotoMedex is not currently exposed to market risks due to changes in interest rates and foreign currency rates and therefore, PhotoMedex does not use derivative financial instruments to address risk management issues in connection with changes in interest rates and foreign currency rates.

DIRECTORS AND EXECUTIVE OFFICERS OF PHOTOMEDEX

      The following table sets forth information regarding the current directors and executive officers of PhotoMedex:

         NAME                      AGE                       POSITION
         ----                      ---                       --------
Warwick Alex Charlton               43      Non-Executive Chairman of the Board of Directors

Jeffrey F. O'Donnell                42      Director, President and Chief Executive Officer

Dennis McGrath                      45      Chief Financial Officer and Vice President - Finance and
                                            Administration

John J. McAtee, Jr.                 65      Director

Alan R. Novak                       68      Director

Samuel E. Navarro                   46      Director

Richard J. DePiano                  61      Director

      WARWICK ALEX CHARLTON was appointed to the Board of Directors and became the Non-Executive Chairman of the Board of Directors on March 8, 1999. Mr. Charlton is the Managing Director of True North Partners LLC, a venture capital firm with a specialty in the health care field. Mr. Charlton has 20 years of business experience, consisting of approximately ten years of line management experience and ten years in the consulting profession (previously with Booz Allen & Hamilton and the Wilkerson Group). Mr. Charlton received an honors degree in Marketing from the University of Newcastle and an MBA form Cranfield Institute of Technology. Mr. Charlton was formerly a Vice President of CSC Healthcare, Inc.

      JEFFREY F. O'DONNELL joined PhotoMedex in November 1999 as its President and Chief Executive Officer and has served as a member of its Board of Directors since that date. Prior to joining PhotoMedex, he worked at Radiance Medical Systems as its Vice President of Sales and Marketing from 1995 to 1997, and from 1997 to 1999, served as its President and Chief Executive Officer. Previously, from 1994 to 1995, Mr. O'Donnell held the position of President and Chief Executive Officer of Kensey Nash Corporation, a manufacturer of Cardiology Products. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant and Johnson & Johnson Orthopedic. Mr. O'Donnell also currently serves as an outside member of the boards of directors of Radiance Medical Systems, Escalon Medical Corp. and Replication Medical, Inc.

      DENNIS M. MCGRATH was appointed Chief Financial Officer and Vice President-Finance and Administration in January 2000. From September 1999 to January 2000, Mr. McGrath served as the Chief Financial Officer of the Think New Ideas division of AnswerThink Consulting Group, Inc., a public company specializing in installing and managing computer systems and software. From September 1996 to September 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President - Operations of TriSpan Internet commerce solutions, a technology consulting company. Mr. McGrath is a certified public accountant and graduated with a B.S. in accounting from La Salle University in 1979. Mr. McGrath holds a license from the states of Pennsylvania and New Jersey as a Certified Public Accountant.

      JOHN J. MCATEE, JR., has been a member of its Board of Directors since March 4, 1998. From March 4, 1998 until March 8, 1999, Mr. McAtee served as the Non-Executive Chairman of the Board of Directors. From 1990 to 1996, Mr. McAtee was Vice Chairman of Smith Barney, Inc., now known as Salomon Smith Barney, one of the world's largest investment banking and brokerage firms. Before that, Mr. McAtee was a partner in the New York law firm of Davis Polk & Wardwell for more than twenty years. Mr. McAtee is a graduate of Princeton University and Yale Law School. Mr. McAtee is also a director of U.S. Industries, Inc., a diversified industrial corporation.

      ALAN R. NOVAK was appointed to its Board of Directors in October 1997. Mr. Novak is Chairman of Infra Group, L.L.C., an international project finance and development company. He is also Chairman of Lano International, Inc., a real estate development company. Mr. Novak is a graduate of Yale University, Yale Law School, and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the United States Marine Corps, a U.S. Supreme Court clerkship with Justice Potter Stewart, Senior Counsel, Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow, and the Executive Director of President Johnson's Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner.

      SAMUEL E. NAVARRO was appointed to its Board of Directors in January 2000. Mr. Navarro is an acknowledged authority on the medical device and health care business and since March 2001 has served as the Managing Director of the Galleon Group, a $5 billion hedge fund based in New York City. Prior to joining Galleon, Mr. Navarro was the Global Head of Health Care Corporate Finance at ING Barings. Prior to joining ING Barings, in 1998, Mr. Navarro was managing director of equity research for the medical technology sector for the Union Bank of Switzerland. Mr. Navarro holds a B.S. in engineering from the University of Texas, an M.S. degree in engineering from Stanford University and an M.B.A. from the Wharton School.

      RICHARD J. DEPIANO was appointed to its Board of Directors in May 2000. Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices, pharmaceutical and vascular access products, since February 1996, and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P. and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano is also the Chairman of the Board of Directors of Surgical Laser Technologies, Inc.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE

      The following table sets forth certain information concerning compensation of certain of PhotoMedex's executive officers, including its Chief Executive Officer and all executive officers, or the Named Executives, whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 2001, 2000 and 1999:

                                         ANNUAL COMPENSATION               LONG TERM COMPENSATION AWARDS                 PAYOUTS
                                         -------------------               -----------------------------                 -------
                                                                      OTHER                       SECURITIES            ALL OTHER
                                                                      ANNUAL        RESTRICTED    UNDERLYING   LTIP      COMPEN-
                                                                      COMPEN-         STOCK       OPTIONS/    PAYOUTS    SATION
NAME AND PRINCIPAL POSITION        YEAR       SALARY($)    BONUS($)   SATION($)      AWARDS($)    SARS(#)       ($)        ($)
---------------------------        ----       ---------    --------   ---------      ---------    -------       ---        ---
Jeffrey F. O'Donnell(1)            2001       350,000      140,000     12,000            0        125,000        0          0
                                   2000       285,697      126,500     12,000            0        125,000        0          0
                                   1999        35,632            0      2,000            0        650,000        0          0

Dennis M. McGrath (2)              2001       285,000      114,000     12,000            0        110,000        0          0
                                   2000       205,961       82,500     12,000            0        475,000        0          0

Raymond A. Hartman (CEO)(3)        1999       248,546            0     12,000            0              0        0          0

Chaim Markheim (CFO)(4)            1999       227,962            0    137,100            0        180,000        0          0

----------
(1)   Mr. O'Donnell began serving as its Chief Executive Officer in November
      1999.

(2)   Mr. McGrath began serving as its Chief Financial Officer in January 2000.

(3) Mr. Hartman served as its Chief Executive Officer from October 1997 to November 1999. Includes paid and accrued salary for each such fiscal year.

(4) Mr. Markheim served as its Chief Financial Officer and Chief Operating Officer until January 15, 2000. Includes $77,000 paid in 1999 as past-due salary from prior years and $137,100 as additional compensation in 1999 (which includes, among others: (i) a car allowance of $12,000, and (ii) $54,600 which had been advanced to Mr. Markheim at December 31,1998 and which was recognized as additional compensation in lieu of repayment for
      1999).

      EMPLOYMENT AGREEMENTS

      EMPLOYMENT AGREEMENT WITH JEFFREY F. O'DONNELL. As of November 1, 1999, PhotoMedex entered into an employment agreement with Jeffrey F. O'Donnell to serve as its President and Chief Executive Officer. This agreement was revised and restated as of August 1, 2002. The term of the agreement expires on December 31, 2003, and automatically extends for one year periods, unless it has previously been terminated pursuant to the terms and conditions of the agreement by December 1 of each year, commencing on December 1, 2003 and for each succeeding year thereafter. Mr. O'Donnell's current base salary is $350,000 per year, subject to upward adjustment from time to time by the Board of Directors. Mr. O'Donnell was granted options to acquire up to 650,000 shares of its common stock at an exercise price of $4.625. Of these options, 525,000 are currently vested and 125,000 previously have been exercised. Under the employment agreement and the option agreement, if PhotoMedex terminates Mr. O'Donnell, other than for "cause" (which definition includes nonperformance of duties or competition of the employee with its business), then he will receive severance pay ranging from one to two years' compensation, and certain of his unvested options will vest immediately.

      EMPLOYMENT AGREEMENT WITH DENNIS M. MCGRATH. As of November 24, 1999, PhotoMedex entered into an employment agreement with Dennis M. McGrath to serve as its Chief Financial Officer and Vice President of Finance and Administration. This agreement was revised and restated as of August 1, 2002. The term of the agreement expires on December 31, 2003, and automatically extends for one year periods, unless it has previously been terminated pursuant to the terms and conditions of the agreement by December 1 of each year, commencing on December 1, 2003 and for each succeeding year thereafter. Mr. McGrath's current base salary is $285,000 per year, subject to upward adjustment from time to time by the Board of Directors. In addition, Mr. McGrath was granted, as of November 24, 1999, options to acquire up to 350,000 shares of its common stock at an exercise price of $5.50. All of these options are currently vested. Under the employment agreement and the option agreement, if PhotoMedex terminates Mr. McGrath, other than for "cause" (which definition includes nonperformance of duties or competition of the employee with its business), then he will receive severance pay ranging from one to two years' compensation, and certain of his unvested options will vest immediately.

      OPTION/SAR GRANTS TABLE

      The following table sets forth certain information concerning grants of stock options to certain of PhotoMedex's executive officers, including the Named Executives for the year ended December 31, 2001:

                               INDIVIDUAL GRANTS
                               -----------------                                           POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF       % OF TOTAL                                        ASSUMED ANNUAL RATE OF STOCK
                          SECURITIES     OPTIONS/SARS                                            PRICE APPRECIATION
                          UNDERLYING      GRANTED TO       EXERCISE OR                           FOR OPTION TERM (1)
                         OPTIONS/SARS    EMPLOYEES IN      BASE PRICE      EXPIRATION      -----------------------------
        NAME              GRANTED(#)      FISCAL YEAR     ($/SHARE)(1)       DATE(1)            5%($)           10%($)
        ----              ----------      -----------     ------------       -------            -----           ------
Jeffrey F. O'Donnell       125,000            19%             1.05           12/10/06         163,750          241,250
Dennis M. McGrath          110,000            16%             1.05           12/10/06         144,100          212,300

----------
(1) This chart assumes a market price of $1.85 for the common stock, the closing sale price for its common stock in The Nasdaq National Market System, as of December 31, 2001, as the assumed market price for the common stock with respect to determining the "potential realizable value" of the shares of common stock underlying the options described in the chart, as reduced by any lesser exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities. PhotoMedex's common stock has a very limited trading history. These values are not intended to forecast the possible future appreciation, if any, price or value of the common stock.

      OPTION EXERCISES AND YEAR-END VALUES

      The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for certain of the Named Executives of PhotoMedex held by them at December 31, 2001:

                                                          NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                           SHARES                        UNDERLYING UNEXERCISED            IN THE MONEY OPTIONS
                          ACQUIRED                    OPTIONS AT DECEMBER 31, 2001        AT DECEMBER 31, 2001(2)
                             ON         VALUE        -------------------------------   ----------------------------
         NAME             EXERCISE    REALIZED(1)    EXERCISABLE       UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----             --------    -----------    -----------       -------------   -----------    -------------
Jeffrey F. O'Donnell          0           0            554,063            210,937          $-0-          $100,000
Dennis M. McGrath             0           0            389,063            195,937           -0-            88,000

----------
(1) Represents an amount equal to the number of options multiplied by the difference between the average of the closing bid and asked prices for the common stock in The Nasdaq National Market System on the date of exercise and any lesser exercise price.

(2) Represents an amount equal to the number of options multiplied by the difference between the average of the closing bid and asked prices for the common stock in The Nasdaq National Market System on December 31, 2001 ($1.85 per share) and any lesser exercise price.

      AMENDED AND RESTATED 2000 STOCK OPTION PLAN

      The Amended and Restated 2000 Stock Option Plan, or the 2000 Stock Option Plan, was originally adopted by the board of directors of PhotoMedex on May 15, 2000 and approved by its stockholders on July 18, 2000. The 2000 Stock Option Plan was amended and restated by the board of directors on October 16, 2000 and approved by its stockholders on June 10, 2002. PhotoMedex has reserved for issuance thereunder an aggregate of 2,000,000 shares of common stock. As of the date of this proxy statement/prospectus, PhotoMedex has currently outstanding options for the purchase of up to 1,084,850 shares of Common Stock. The 2000 Stock Option Plan provides for the grant to its employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and for the grant to employees and consultants of nonqualified stock options.

      A description of the 2000 Stock Option Plan is set forth below. The description is intended to be a summary of the material provisions of the 2000 Stock Option Plan and does not purport to be complete.

      The general purposes of the 2000 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to its employees and consultants and to promote the success of its business. It is intended that these purposes will be effected through the granting of stock options, which may be either "incentive stock options" as defined in Section 422 of the Code or nonqualified stock options.

      The 2000 Stock Option Plan provides that options may be granted to its employees (including officers and directors who are employees) and consultants, or of any of its parents or subsidiaries. Incentive stock options may be granted only to employees. An employee or consultant who has been granted an option may, if otherwise eligible, be granted additional options.

      AMENDED AND RESTATED 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      The Amended and Restated 2000 Non-Employee Director Stock Option Plan, or the Non-Employee Director Plan, was originally adopted by the board of directors of PhotoMedex on May 15, 2000, to be effective as of June 1, 2000, and approved by its stockholders on July 18, 2000. The Non-Employee Director Plan was amended and restated on May 3, 2002 and approved by the stockholders of PhotoMedex on June 10, 2002.

      A description of the Non-Employee Director Plan is set forth below. The description is intended to be a summary of the material provisions of the Non-Employee Director Plan and does not purport to be complete.

      The purposes of the Non-Employee Director Plan are to enable PhotoMedex to attract, retain and motivate its non-employee directors and to create a long-term mutuality of interest between the non-employee directors and its stockholders by granting options to purchase common stock.

      The Non-Employee Director Plan is administered by a committee of the Board of Directors, appointed from time to time by the Board of Directors. The committee is intended to consist of two or more directors, each of whom will be non-employee directors as defined in Rule 16b-3 under Section 16(b) of the Exchange Act. If no committee exists which has the authority to administer the Non-Employee Director Plan, the functions of the committee will be exercised by the Board of Directors. The committee has full authority to interpret the Non-Employee Director Plan and decide any questions under the Non-Employee Director Plan and to make such rules and regulations and establish such processes for administration of the Non-Employee Director Plan as it deems appropriate subject to the provisions of the Non-Employee Director Plan.

      The Non-Employee Director Plan authorizes the issuance of up to 650,000 shares of common stock upon the exercise of non-qualified stock options granted to its non-employee directors. In general, if options are for any reason canceled, or expire or terminate unexercised, the shares covered by such options will again be available for the grant of options.

      As of each January 1, commencing January 1, 2003, each non-employee director will be automatically granted an option to purchase 35,000 shares of common stock in respect of services to be rendered to PhotoMedex as a director during the forthcoming calendar year, subject to the terms of the Non-Employee Director Plan. Each non-employee director who is first elected to the Board of Directors after January 1, 2003, will be granted, as of the date of his election, an option to purchase that number of shares equal to the product of
(i) 8,750, and (ii) the number of fiscal quarters remaining in its then current fiscal year (including the quarter in which the date of such director's election falls), subject to the terms of the Non-Employee Director Plan. As of January 1, 2003, each non-employee director will be automatically granted an option to purchase 35,000 shares of common stock. As of the date of this proxy statement/prospectus, PhotoMedex has granted 250,000 options to its eligible directors under the Non-Employee Director Plan.

      OTHER NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      On April 10, 1998, the Board of Directors adopted a resolution creating a stock option plan for outside/non-employee members of the Board of Directors. Pursuant to the stock plan, each outside/non-employee director received an annual grant of options, in addition to any other consideration they received, to purchase up to 20,000 shares of common stock as compensation, at an exercise price equal to the market price of the common stock on the last trading day of the preceding year. PhotoMedex granted a total of 200,000 options under this stock option plan, all of which have vested. Since PhotoMedex has adopted the Non-Employee Director Stock Option Plan, PhotoMedex no longer grants options to members of its Board of Directors under this plan.

      1995 NON-QUALIFIED OPTION PLAN

      On January 2, 1996, PhotoMedex adopted its 1995 Non-Qualified Option Plan for key employees, officers, directors and consultants, and reserved up to 500,000 options to be granted thereunder. The option exercise price is not less than 100% of market value on the date granted; 40% of granted options vest immediately; 30% vest beginning one year after grant; and the remaining 30% vest and may be exercised beginning two years from grant.

      No options may be exercised more than 10 years after grant, options are not transferable (other than at death), and in the event of complete termination "for cause" (other than death or disability) or "voluntary" termination, all "unvested" options automatically terminate.

      On January 2, 1996, PhotoMedex granted a total of 335,000 options at an exercise price of $1.50 per share to certain directors, employees and consultants.

DESCRIPTION OF PHOTOMEDEX COMMON STOCK

      The authorized capital stock of PhotoMedex consists of 50,000,000 shares of common stock, par value $0.01 per share. Holders of PhotoMedex common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the board of directors out of legally available funds and to share ratably in any distribution of the assets of PhotoMedex after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Holders of the common stock do not have preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to redemption. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

      Under Delaware law, each holder of a share of common stock is entitled to one vote per share for each matter submitted to the vote of the stockholders, and cumulative voting is allowed for the election of directors, if provided for in the certificate of incorporation of the corporation. The certificate of incorporation of PhotoMedex does not provide for cumulative voting.

      The transfer agent for the common stock is American Stock Transfer & Trust Co., Inc., 6201 Fifteenth Avenue, Brooklyn, New York 10015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table reflects, as of October 17, 2002 the beneficial common stock ownership of: (a) each director of PhotoMedex, (b) each Named Executive (See "Compensation of Executive Officer and Directors"), (c) each person known by PhotoMedex to be a beneficial holder of five percent (5%) or more of its common stock, and (d) all executive officers and directors of PhotoMedex as a group:

                                                                       NUMBER OF SHARES     PERCENTAGE OF SHARES
      NAME AND ADDRESS OF BENEFICIAL OWNER (1)                        BENEFICIALLY OWNED    BENEFICIALLY OWNED (1)
      ----------------------------------------                        ------------------    ----------------------
          Warwick Alex Charlton (2)                                         230,000                    *
          Jeffrey F. O'Donnell (3)                                          591,625                 2.05
          Dennis M. McGrath (4)                                             412,986                 1.43
          Alan R. Novak (5)                                                 200,000                    *
          John J. McAtee, Jr. (6)                                           445,000                 1.56
          Samuel E. Navarro (7)                                             196,250                    *
          Richard J. DePiano (8)                                             70,000                    *
          Joseph E. Gallo, Trustee (9)                                    1,641,165                 5.79

          All directors and officers as a group (7 persons) (10)          2,145,771                 7.18

----------
*     Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of October 17, 2002, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, PhotoMedex believes stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at its principal offices. Percentage of ownership is based on 28,337,953 shares of common stock outstanding as of October 17, 2002.

(2) Includes 170,000 shares of common stock owned by True North Partners LLC, of which Mr. Charlton holds a 23.125% indirect equity interest and options to purchase 60,000 shares of common stock. Mr. Charlton's address is 65 Broadway, 7th Floor, New York, NY 10006.

(3) Includes options to purchase up to 582,292 shares of common stock. Does not include options to purchase up to 192,708 shares of common stock, which may vest over the next four years.

(4) Includes 3,000 shares of common stock and options to purchase up to 409,896 shares of common stock. Does not include options to purchase up to 175,104 shares of common stock, which may vest over the next five years.

(5) Includes 28,601 shares of common stock, and options to purchase up to 171,399 shares of common stock. Mr. Novak's address is 3050 K Street, NW, Suite 105, Washington, D.C. 20007.

(6) Includes 320,000 shares, warrants to purchase up to 25,000 shares and options to purchase up to 100,000 shares of common stock. Mr. McAtee's address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(7) Includes 63,334 shares, warrants to purchase up to 6,250 shares and options to purchase up to 126,666 shares of common stock. Mr. Navarro's address is 55 East 52nd St., 33rd Floor, New York, New York 10055.

(8) Includes 15,000 shares and options to purchase up to 55,000 shares of common stock. Mr. DePiano's address is 351 East Conestoga Road, Wayne, Pennsylvania 19087.

(9) Mr. Gallo has sole voting and dispositive power with respect 1,641,165 shares of common stock he beneficially owns as trustee under certain trusts. Mr. Gallo's address is 600 Yosemite Blvd., Modesto, California 95354.

(10) Includes 609,268 shares of common stock and options and warrants to purchase up to 1,536,503 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On May 11, 1999, PhotoMedex granted warrants to Healthworld Corporation, or Healthworld, of which Steven Girgenti, one of its former directors, is Chairman and Chief Executive Officer, to purchase 174,000 shares of its common stock at an exercise price of $4.69 per share, in exchange for various marketing services to be provided by Healthworld at a discounted rate of $104 per person hour, which is materially less then the normal hourly rate charged by Healthworld for such services. On the date of grant of these warrants, the price of the common stock was $4.69. The warrants were exercised in June 1999.

      PhotoMedex entered into an agreement, dated as of February 2, 2000, with ING for the provision of financial advisory and investment banking services, on an exclusive basis, through September 30, 2000. Pursuant to this agreement, ING acted as placement agent in connection with a private offering to 10 institutional investors an aggregate of 1,409,092 shares of its common stock at a price of $11.00 per share, for which PhotoMedex paid ING customary fees. Samuel E. Navarro, one of its directors, was, until March, 2001, the Global Head of Health Care Corporate Finance at ING. At the close of the placement on March 16, 2000, PhotoMedex received net proceeds of $14,259,491.

      On December 20, 2000, PhotoMedex granted to each of Richard Hanson and Clifford Kalista options to purchase up to 25,000 shares of common stock at an exercise price of $4.3125 per share for consulting services rendered to PhotoMedex. On the date of grant, the closing sale price of the common stock was $4.3125 per share. Mr. Kalista is an employee of Investec.

      As of August 31, 2000, PhotoMedex acquired the 23.9% minority interest in its former wholly-owned subsidiary, Acculase, in exchange for the issuance of an aggregate of 300,000 shares of its common stock to the Acculase minority stockholders. PhotoMedex granted the Acculase minority stockholders certain registration rights with respect to the 300,000 shares issued to them in connection with this transaction.

      As of May 11, 1999, PhotoMedex entered into the agreement with Healthworld for the provision of various services relating to the marketing of its products. The services included: (i) advertising and promotion; (ii) development of market research and strategy; and (iii) preparation and consulting on media and publicity. Compensation for these services was approximately $40,000 per month, plus reimbursement of expenses and payment of a 15% commission on media buys. Services beyond those budgeted by the parties are to cost $104 per person hour. Under a separate agreement, Healthworld agreed to provide, as of October 1, 1999: (i) two fulltime managed-care specialists to make calls on potential customers for a period of seven months at a cost of $30,000 per month; (ii) 20 fulltime sale representatives to market among dermatologists for a period of four months at a cost of $125,000 per month; and (iii) certain general management services for a period of seven months at $10,000 per month. Under separate agreements, Healthworld agreed to provide certain medical education and publishing services (approximately $700,000 in fees and costs over a period in excess of one year) and general public relations services ($10,000 per month). These agreements are no longer in effect.

      On October 29, 1998, PhotoMedex entered into an agreement with CSC under which CSC was to develop a commercial strategy and to define and obtain the required resources for the commercial exploitation of its excimer laser technology. Under this agreement, CSC was to provide consulting services to various businesses, including PhotoMedex, regarding the introduction of medical technology for commercialization. Subsequently, CSC filed a complaint against PhotoMedex, alleging the failure to pay for professional services performed by CSC, plus expenses. The dispute was resolved by a settlement in which PhotoMedex paid CSC the sum of $700,000. Warwick Alex Charlton, a former Vice President of CSC, is also its Non-Executive Chairman of the Board of Directors.

      PhotoMedex believes that all such transactions with its affiliates have been entered into on terms no less favorable to it than could have been obtained from independent third parties. PhotoMedex intends that any transactions and loans with officers, directors and 5% or greater stockholders, following the date of this Proxy Statement/Prospectus, will be on terms no less favorable to it than could be obtained from independent third parties and will be approved by a majority of its independent, disinterested directors.

                              INFORMATION ABOUT SLT

BUSINESS OF SLT

      GENERAL

      SLT primarily engages in the development, manufacture and sale of proprietary contact and free-beam laser systems for surgery and in the provision of surgical services on a turn-key procedural basis. SLT significantly expanded its surgical services offerings in June 2000 through the acquisition of SIS. Through this acquisition, SLT expanded its surgical services offerings, which were previously limited to proprietary laser systems, to include the products of several other companies, broadening the scope of procedures to which it can provide support services. In conjunction with its primary products and services, it has entered and will continue to seek to enter into relationships with other companies to expand the use of its products and services, and will continue to seek to utilize its strengths in supplying other companies with products that draw on its expertise and competencies. During fiscal 2001, 2000 and 1999, total revenues from sales of SLT's products and services were $10,012,000, $8,929,000 and $7,951,000, respectively.

      SLT engages primarily in one operating segment: the design, development and manufacture of laser products and the marketing of those laser products as well as other instruments for medical applications. SLT markets its offerings through traditional sales efforts as well as through the provision of fee based surgical services. See Note 15 of Notes to SLT's consolidated financial statements included elsewhere in this proxy statement/prospectus.

      In June 2002, SLT acquired an exclusive license to a CO(2) laser technology and a related line of accessory products owned by Reliant Technologies, Inc. SLT began marketing the accessory line of products in June 2002 and anticipates completing the development of a CO(2) laser unit in 2003.

      During 2001, SLT introduced the LaserPro(R)CTH holmium laser, a versatile and compact holmium laser for lithotripsy as well as a broad range of other surgical applications. SLT also introduced a line of fiber-optic laser delivery systems to be used with the holmium laser.

      SLT introduced contact laser surgery by combining proprietary contact laser delivery systems with an Nd:YAG laser unit to create a multi-specialty surgical instrument that can cut, coagulate or vaporize tissue. SLT's contact laser delivery systems can be used effectively with any wavelength of laser between 532nm and 1064nm, including the KTP laser (532nm), diode laser (various wavelengths) and Nd:YAG laser (1064nm).

      Almost all of the surgery performed today, endoscopic or open-cavity, utilizes two fundamental technologies: mechanical cutting and clamping, and/or thermal vaporization and coagulation. The mechanical scalpel, scissors and suture are universally accepted. However, today's surgery increasingly requires additional control of bleeding, more precision and better access to diseased sites. Lasers are suited for this requirement.

      With the use of SLT's contact laser system, a precise temperature profile, or gradient, is created upon contact with the tissue by SLT's laser probes and laser scalpels. It is the temperature that directly causes the therapeutic effect. If the temperature is sufficiently high, the tissue will be vaporized (turned from liquid or solid into gas), creating a precise surgical incision or excision. Lower temperatures coagulate tissue and thus control bleeding or destroy diseased tissue.

      SLT's proprietary contact laser probe and scalpel surface treatments provide the ability to alter selectively the temperature profile of tissue, replicating the clinical effect of many different types of lasers. SLT markets these treatments under the trademark "Wavelength Conversion effect." In addition, contact laser surgery restores to the surgeon the advantages of tactile feedback lost with conventional lasers.

      SLT's revenues are generated primarily by three sources: the sale of contact laser delivery systems and related accessories; the sale of Nd:YAG and CTH holmium laser units and related service; and the provision of surgical services. SLT's contact laser delivery systems consist of proprietary fiberoptic delivery systems, which deliver the laser beam from its Nd:YAG laser unit via an optical fiber to the tissue, either directly or through a proprietary laser probe or laser scalpel. SLT's holmium laser delivery systems consist of fiber-optic delivery systems, which deliver the laser beam from its CTH holmium laser unit to the surgical site.



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
      DISPOSABLE FIBEROPTIC DELIVERY SYSTEMS. SLT has designed disposable optical quartz fibers to channel the laser beam from its laser unit to the fiber end, the laser probe or the laser scalpel or to one of 24 interchangeable, application-specific handpieces that hold the laser scalpel or laser probe. Many of these proprietary optical fibers and handpieces are intended for single use, while others are designed to be reusable, and range currently in list price from $150 to $1,040.

      LASER PROBES AND LASER SCALPELS. SLT's proprietary laser probes and laser scalpels are made of either synthetic sapphire or fused silica and have high mechanical strength, high melting temperature and appropriate thermal conductivity. Most of these laser probes and laser scalpels use SLT's patented Wavelength Conversion effect treatments. SLT offers more than 60 interchangeable laser probes and laser scalpels that provide different power densities through various geometric configurations appropriate for cutting, coagulation or vaporization. SLT's laser probes and laser scalpels are made with varying distal tip diameters and surface treatments, each with a different balance between cutting and coagulation, so that the instrument can be suited to the particular tissue effect desired. Additionally, SLT markets side-firing and direct-firing free-beam laser probes. Instead of changing laser units, surgeons may choose a different laser probe or laser scalpel to perform a different procedure. The laser probes and laser scalpels are intended for limited reuse, and the list prices currently range from $415 to $545.

      DISPOSABLE GAS OR FLUID CARTRIDGE SYSTEMS. SLT's proprietary cartridge system provides gas or fluid to cool the junction between the optical fiber and the laser scalpel or the laser probe. These cartridges are sterile and used in one set of procedures. The list price of these cartridges is currently $68.

      REUSABLE LASER ASPIRATION HANDPIECES. SLT's reusable stainless steel handpieces are all used with interchangeable laser aspiration wands and flexible endoscopic fibers. These proprietary handpieces are intended for intra-nasal/endoscopic sinus and oropharyngeal procedures requiring smoke and/or fluid evacuation. Wands have a list price of $95, and the handpiece list prices currently range from $235 to $395.

      LASER UNITS. SLT markets the CLMD line of Nd:YAG laser units for use with its contact laser delivery systems. The line consists of four units: the CLMD 25-watts to tissue, on 110 volts; the CLMD 40-watts to tissue, on 110 volts; the CLMD Dual which operates up to 40-watts to tissue on 110 volts and up to 60-watts to tissue on 220 volts; and the CLMD 100-watts to tissue, on 220 volts. The laser units feature a modular design that allows the customer to upgrade from the 25-watt laser to the 40-watt or dual laser and from the 40-watt laser to the dual laser. This modularity provides the customer the flexibility and versatility to change its laser system easily to meet its changing surgery needs. Current list prices for the lasers are as follows: CLMD 25-watts, 110-volts - $55,000; CLMD 40-watts, 110-volts - $70,000; CLMD Dual - $85,000;
and CLMD 100 watts - $95,000. These prices include a one-year warranty.

      SLT markets the CTH holmium laser unit for use with fiber-optic laser delivery systems. The laser unit is 20-watts to tissue, and includes a variable speed foot pedal for improved control of energy. The current list price for the laser is $65,000, which includes a one-year warranty.

      SLT manufactures virtually all of its laser systems and laser delivery systems (other than those manufactured by other companies that are utilized in the provision of surgical services) at its Montgomeryville, Pennsylvania facility. The raw materials SLT uses are generally available in adequate supply. SLT obtains all of its partially finished laser probes and laser scalpels from three suppliers in the United States. SLT performs materials processing and final assembly on the laser probes and laser scalpels using proprietary and patented treatment processes. SLT also manufactures the fiberoptic delivery systems, with and without handpieces. A domestic supplier manufactures SLT's sterile gas and fluid cartridge systems on an exclusive basis in accordance with SLT's specifications.

      SURGICAL SERVICES. SLT provides its customers with the ability to utilize SLT laser systems, as well as those of other companies, coupled with a technician on a per-procedure basis. SLT provides these services for a variety of surgical procedures utilizing various laser technologies. The per-procedure prices SLT charges for surgical services vary based on the surgical procedure performed and currently range from $100 to $3,500 per-procedure.

      HANDHELD SINUS INSTRUMENTATION. SLT markets a line of 27 precision thru-cutting instruments used for minimally invasive sinus surgery. The line includes instruments with cutting tips at several different angles to allow for convenient access to difficult-to-reach anatomy. The instruments' list prices range from $225 to $975.



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
      IRRIGATION AND SUCTION SYSTEM. SLT manufactures ClearESS, which provides convenient and effective irrigation and suction to remove blood and debris for enhanced visualization during endoscopic sinus surgery. SLT supplies this product to Linvatec Corporation, which has exclusive worldwide marketing rights.

      CO(2) LASER ACCESSORIES. SLT manufactures and markets the Unimax(TM) laser micro-manipulator and other laser accessories that are used primarily with a CO(2) laser system for microscopic surgery. These products range in list price from $2,750 to $17,250.

      MARKETING

      SLT sells its products and services to hospitals and surgery centers, and to individual practitioners. SLT works closely with its customers to develop and supply innovative technologies that advance therapeutic benefit. SLT designs its products and services to improve cost-effectiveness and enhance access to and ease of use of various technologies. Its marketing efforts include activities designed to educate physicians and nurses in the use of its products and services.

      SLT's sales organization provides consultation and assistance to customers on the effective use of its products. The consultative sales effort varies depending on many factors, which include the nature of the specialty involved and complexity of the procedures. Maintaining this consultative effort allows SLT to develop a long-term relationship with its customers. The length of the sales cycle for a laser unit varies from one month to one year, with the average sale requiring approximately six months. The length of the sales cycle for the provision of services can range from immediate to several months depending on the services desired.

      SLT's President and CEO and the President of SIS supervise the sales and marketing activities. The sale and post-sale support SLT provides includes region managers and clinical support specialists and marketing and technical personnel. SLT trains the region managers and clinical support specialists in the utilization of its products and services, which allows them to provide clinical consultation regarding safety, efficacy and operating room procedures. SLT's marketing and technology personnel provide the link to the customer to create innovative solutions and identify new applications and product opportunities. In some areas of the United States, SLT uses independent distributors to provide this support.

      CONTRACT DEVELOPMENT AND PRIVATE LABEL MANUFACTURING. In the past, SLT has augmented its sales to end-user customers by entering into specific contract development and private label manufacturing agreements with other companies. SLT expects to continue pursuing these efforts, which are designed to enhance its product strengths and capabilities.

      INTERNATIONAL MARKETS. In addition to its domestic sales, SLT currently sells its products internationally through distributors in Canada, and a number of other countries in Western Europe, the Middle East and the Far East. During fiscal 2001, 2000 and 1999, domestic sales represented 87%, 89% and 89%, respectively, of SLT's total sales. All export sales are transacted in U.S. currency.

      RESEARCH AND DEVELOPMENT

      SLT focuses its research and product development efforts on tissue effect technologies that include laser and non-laser based technologies focused on improving its product and service offerings. SLT's technological capabilities are designed to be responsive to the surgeon's needs. SLT has the ability to respond to development requirements in the areas of optical/materials technology, laser and electrosurgical technology and mechanical and electronics technology. During 2001, 2000, and 1999, SLT spent $562,000, $651,000 and
$741,000, respectively, on product development.

      SLT's facility in Montgomeryville, Pennsylvania houses its product development activities. In addition to its internal product development programs, SLT works closely with medical centers, universities and other companies worldwide in an effort to develop additional products and applications.

      SLT acquired its core laser probe and laser scalpel technology in 1985 in consideration for royalty payments on net sales of probes and scalpels. SLT's employees have developed the disposable fiberoptic delivery systems, with and without handpieces, the disposable gas and fluid cartridge systems, ceramic-enclosed probes, adjustable touch-control handpieces and ClearESS irrigation and suction system. An outside consultant developed the handheld sinus instrument line, which a domestic supplier manufactures.

      SLT continues to focus on developing new applications in minimally invasive and open surgery procedures where precision and hemostasis are critical to the procedure being performed and where its products and services can demonstrate distinct clinical advantages and cost-effectiveness relative to traditional surgical methods.

      COMPETITION

      SLT faces substantial competition from other manufacturers of surgical systems, whose identity varies depending on the medical application for which the surgical system is being used, and from traditional surgical methods. Other companies are developing competitive surgical systems and related technologies. Many of these companies are substantially larger and have substantially greater resources than SLT. These efforts could result in additional competitive pressures on SLT's operations.

      In addition, SLT faces competition from other surgical services companies and from product manufacturers who may offer their products through a similar per-procedure method.

      SLT faces substantial competition from well-established manufacturers of non-laser products. These well-established companies have substantially greater resources than SLT and could exert considerable competitive pressure on it.

      SLT continues to be aware that some companies have introduced into the market concepts or products that draw on contact laser technology. However, SLT does not believe that such concepts or products have a significant impact on it sales.

      Through its patented contact laser delivery systems, SLT is able to produce a wide range of temperature gradients, which address a broad range of surgical procedures within multiple specialties. SLT's multiple specialty capability reduces a hospital's need to purchase several lasers to meet its specialists' varied requirements. These factors, coupled with the precision, hemostasis, tactile feedback and control that its contact laser delivery systems provide, are SLT's primary competitive strengths. SLT's non-laser products employ novel features to differentiate them in the marketplace by facilitating surgical procedures. Several of these products have patent applications pending.

      SLT's primary competitive strengths in surgical services are in the training it provides its clinical service technicians, its adherence to quality standards and its ability to integrate products, which it manufactures into the range of services it provides. These strengths allow SLT to provide multiple specialty capability on a cost-effective basis, which in turn reduces or eliminates a hospital's need to purchase laser systems, associated delivery systems and clinical support to meet its specialists' requirements.

      FDA AND RELATED MATTERS

      The FDA generally must approve the commercial sale of new medical devices. Before SLT can sell medical lasers for commercial use, it generally must file a pre-market notification pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act, or the FDA must grant pre-market approval for a particular medical device.

      The 510(k) notification filing must contain information that establishes that the device in question is substantially equivalent to devices on the market. SLT has received FDA clearance to commercially market its contact laser system, including the laser unit, laser probes and laser scalpels and fiberoptic delivery system, in a variety of surgical specialties and procedures in gynecology, gastroenterology, urology, pulmonology, general and plastic surgery, cardio-thoracic surgery, ENT surgery, ophthalmology, neurosurgery and head and neck surgery. The FDA granted these clearances under Section 510(k) on the basis of substantial equivalence to other laser or electrosurgical cutting devices that had received prior clearances or were otherwise permitted to be used in such areas.

      SLT has also received FDA clearance under Section 510(k) to commercially market its holmium laser system, including the laser unit and fiberoptic delivery systems, in a variety of surgical specialties and procedures in urology, otorhinolarynogology, discectomy and percutaneous laser disc decompression.

      SLT markets several Class I products that do not require 510(k) clearance or pre-market approval. These products include ENT products, such as handheld surgical instruments and suction/irrigation products.



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
      SLT anticipates that most of its new products will also be eligible for the Section 510(k) clearance, although some new products, such as products for which there are no or few substantially equivalent devices or uses, may be subject to the lengthier pre-market approval process. SLT cannot provide any assurance that the FDA will grant future clearances on a timely basis, if at all. Failure to obtain FDA clearance or extensive delay in the FDA clearance process for any new products, which represents a significant development for SLT, would likely have a material adverse effect on its business.

      Following FDA clearance for commercial distribution, the primary form of government regulation of medical products is the Quality System Regulations for medical devices. These regulations, which the FDA administers, set forth requirements for the design, manufacture, storage, quality control procedures and installation of medical products for human use. In addition, there are a variety of registration and reporting requirements with which SLT must comply.

      SLT is also subject to the regulations under the Radiation Control for Health and Safety Act (1968) of the Center for Devices and Radiological Health ("CDRH") of the FDA. These regulations require laser manufacturers to file new product and annual reports, to maintain quality control, product testing and sales records, to incorporate certain design and operating features in lasers sold to end-users and to certify and label each laser sold as belonging to one of four classes, based on the level of radiation from the laser that is accessible to users. Depending on the class of the product, SLT must affix various warning labels and install specified protective devices. CDRH has the authority to seek fines and other remedies for violations of the regulatory requirements. To date, SLT has filed the documentation with CDRH for its laser products requiring such filing, and has not experienced any difficulties or incurred significant costs in complying with such regulations.

      Federal law requires Medicare to establish guidelines for hospital reimbursement based on patient diagnosis ("Diagnostic Related Group" or "DRG"). Once a diagnosis is made, the payment to the hospital is fixed irrespective of the length of the hospital stay, the method of treatment, the supplies used or the tests carried out. This provides the hospital with an incentive to adopt cost reduction methods. SLT believes that the contact laser system may reduce costs to hospitals by reducing length of stay due primarily to the reduced need for invasive surgery, general anesthesia or related medical treatments.

      The FDA and other governmental agencies, both in the United States and in foreign countries, may adopt additional rules and regulations that may affect SLT's operations and products.

      PATENTS

      SLT's patents offer significant protection to the differentiation of its contact laser delivery systems from competitors' products. SLT has sought and enjoys such protection principally in the United States. As of December 30, 2001, the U.S. Patent and Trademark Office had issued 18 patents to SLT. These patents generally expire 17 years from the following respective dates of issuance: September 15, 1987 (laser scalpels); April 12, 1988 (coatings); November 22, 1988 (two-piece disposable laser delivery system); April 18, 1989 (laser probes and scalpels); January 23, 1990 (supply system for sterile fluids and gases); January 23, 1990 (two-piece disposable laser delivery system); October 13, 1992 (unitary scalpel); June 22, 1993 (adjustable touch control hand-piece); January 10, 1995 (contact or insertion laser probe having wide angle radiation); May 16, 1995 (fused tip and fiber); May 28, 1996 (probe with inclusions); March 4, 1997 (surgical tool for use with contact laser); September 5, 1998 (a continuation of surgical laser tool issued March 4, 1997); November 10, 1998 (laterally-emitting laser devices); August 31, 1999 (method of treating a body cavity using an endoscopic surgical laser); September 28, 1999 (photooptic breakdown probe); February 15, 2000 (laser catheter); and August 28, 2001 (multifit handpiece ClearESS). SLT has several other patents pending before the U.S. Patent and Trademark Office, as well as other patents and pending applications overseas.

      SLT intends to continue its policy of defending vigorously the ownership and protection of its proprietary technology against significant encroachments. However, SLT cannot provide any assurance that such policy will be successful. Many of SLT's products and services are offered under trademarks and service marks, both registered and unregistered. SLT believes its trademarks encourage customer loyalty and aid in the differentiation of its products from competitors' products. Accordingly, SLT has registered seven trademarks with the U.S. Patent and Trademark Office. SLT has also filed its intent to register other trademarks with the U.S. Patent and Trademark Office, principally in areas outside of contact laser surgery. SLT also has other trademark registrations issued or pending abroad.



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
      EMPLOYEES

      As of October 17, 2002, SLT had 87 employees of whom 58 worked in manufacturing, service and operations, seven in research and product development, 12 in sales, marketing and customer service and 10 in general administration. SLT's employees are not represented by a union. SLT consider its relations with its employees to be good.

      DESCRIPTION OF PROPERTIES

      SLT leases a 42,000 sq. ft. facility in Montgomeryville, Pennsylvania that houses all of its administrative and manufacturing operations. The term of the lease runs until July 2006. In addition to this facility, SLT also leases several offices throughout the southeastern United States. SLT's sales representatives use these offices to perform their sales and training responsibilities. With the exception of the Tuscaloosa, Alabama office, these offices consist of one-room offices under various operating leases. The Tuscaloosa, Alabama office is a 5,000 sq. ft. facility with a lease term expiring in July 2003.

      LEGAL PROCEEDINGS

      SLT is involved in various legal actions arising in the normal course of business, but management believes that these actions will not have a material adverse effect on SLT's financial position or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      OVERVIEW

      SLT develops, manufactures and sells proprietary laser systems for both contact and non-contact surgery. In addition, SLT also delivers turn-key surgical services, which include the provision of technicians, capital equipment and disposable and reusable products for specific surgical procedures. SLT provides these surgical services under both contractual agreements and non-contracted arrangements. SLT charges all of its surgical service customers for the services it provides on a per-procedure basis. SLT also supplements its sales of laser systems and surgical services with several non-laser product offerings.

      SLT's growth strategy includes a continued emphasis on identifying surgical procedures that benefit from the precision and hemostatic capabilities of its proprietary technology coupled with the development and sourcing of products that provide the opportunity to expand through traditional sales channels as well as through the provision of fee-based surgical services.

      SLT's net sales are generated primarily by three sources: sales of laser delivery systems and related accessories; sales of Nd:YAG laser systems, CTH holmium laser systems and related maintenance; and the provision of surgical services. The U.S. market is serviced predominantly by a direct sales force, while sales outside the United States are derived through a network of distributors.

      ACQUISITION OF SURGICAL INNOVATIONS & SERVICES, INC.

      On June 1, 2000, SLT acquired Surgical Innovations & Services Inc., or SIS, a closely held Alabama corporation that provides surgical services to hospitals and surgery centers in the southeastern United States. The acquisition of SIS significantly increased SLT's sales presence in the southeastern United States and expanded SLT's service offerings to include the provision of other companies' products for various types of surgical procedures.

      SLT accounted for the acquisition using the purchase accounting method and has therefore included the results of operation of SIS from June 1, 2000 in the consolidated financial statements included elsewhere in this proxy statement/prospectus. As consideration for the SIS business, SLT paid $300,000 in cash and issued 350,000 shares of common stock to the stockholders of SIS. The purchase price also included approximately $2,702,000 of assumed liabilities, comprised of $2,323,000 in debt obligations and $379,000 in accounts payable and accrued liabilities.

      SLT allocated the purchase price to acquired assets based on their fair values at the date of acquisition. SLT acquired assets valued at $3,193,000, primarily comprised of the following: $2,763,000 in property and equipment; $260,000


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
in accounts receivable; $107,000 in inventory; and $34,000 in other assets. The property and equipment SLT acquired included $2,523,000 of lasers used in providing the SIS rental services to customers. SLT allocated the excess of the purchase price over the fair value of the assets acquired of approximately $648,000 to goodwill.

      During 2001, SLT expanded the SIS geographic territories to include New Orleans, LA, Augusta, GA, Milwaukee, WI, Washington DC and Baltimore, MD.

      SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table sets forth certain unaudited financial data for each of the quarters within the twelve months ended December 30, 2001 and December 31, 2000 and the quarters in the six months ended June 30, 2002. This information has been derived from the consolidated financial statements of SLT, and in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period:

                                                               (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   -------------------------------------
2002 QUARTER ENDED                                  MARCH 31         JUNE 30
                                                    --------         -------
Net sales                                           $  2,759         $  2,826
Gross profit                                           1,193            1,229
Net income (loss)                                        (53)             (69)
Basic and diluted earnings (loss) per share           ($0.02)          ($0.03)

                                                                           (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               -------------------------------------
2001 QUARTER ENDED                                  APRIL 1          JULY 1           SEPT. 30          DEC. 30
                                                    -------          ------           --------          -------
Net sales                                           $ 2,271          $ 2,685           $ 2,795          $ 2,261
Gross profit                                          1,091            1,423             1,324              904
Net income (loss)                                      (215)              36                 2             (409)
Basic and diluted earnings (loss) per share         $ (0.09)         $  0.02           $  0.00          $ (0.18)

                                                                            (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               -------------------------------------
2000 QUARTER ENDED                                  APRIL 2           JULY 2            OCT. 1           DEC. 31
                                                    -------           ------            ------           -------
Net sales                                           $ 1,837           $ 2,022           $ 2,513          $ 2,557
Gross profit                                          1,065             1,063             1,425            1,424
Net income                                               87                42                61               51
Basic and diluted earnings per share                $  0.04           $  0.02           $  0.03          $  0.02

      RESULTS OF OPERATIONS

      THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO THREE MONTHS AND SIX MONTHS ENDED JULY 1, 2001. Net sales for the quarter ended June 30, 2002 of $2,826,000 increased $141,000 or 5% from the comparable period in 2001. Net sales for the six months ended June 30, 2002 of $5,585,000 increased $629,000 or 13% from the comparable period in 2001.

      Net sales of disposables and related accessories were $1,194,000 or 42% of total net sales for the quarter ended June 30, 2002. This represented a decrease of $113,000 or 9% compared to net sales of disposables and related accessories of $1,307,000 for the quarter ended July 1, 2001. Net sales of disposables and related accessories were $2,301,000 or 41% of total net sales for the six months ended June 30, 2002. This represented a decrease of $209,000 or 8% compared to net sales of disposables and related accessories of $2,510,000 for the six months ended July 1, 2001. These decreases were due to the lower level of contact laser delivery system sales and a decrease in sales of non-laser disposable products.

      Net sales of laser systems and related maintenance, which comprised 13% of total net sales for the quarter ended June 30, 2002, increased $39,000 or 12% from the quarter ended July 1, 2001. The increase was due to a higher level of domestic laser sales, which has a higher average selling price for both the Nd:YAG and the CTH holmium laser systems than prevails in international markets. Net sales of laser systems and related maintenance, which comprised 15% of total net sales for the six months ended June 30, 2002, increased $354,000 or 71% from the six months ended July 1, 2001. This increase was due to domestic sales of the CTH holmium laser system, which was introduced in June 2001.

      SLT provides its customer per-procedure surgical services, which include access to a laser system and related disposables as well as a technician. Prior to the acquisition of SIS in June 2000, SLT offered only the use of its proprietary Nd:YAG laser system in the provision of surgical services. With the acquisition of SIS, SLT acquired several different types of lasers, significantly expanding the types of surgical procedures that can be performed through its services. Surgical services revenue was $1,270,000 in the second quarter of 2002 or 45% of total net sales. This represented an increase of $215,000 or 20% compared to the second quarter of 2001. Surgical services revenue was $2,433,000 for the six months ended June 30, 2002 or 44% of total net sales. This represented an increase of $484,000 or 25% compared to the six months ended July 1, 2001. These increases were the result of both new surgical services contracts and the expansion of procedural volumes within SLT's existing customer base.

      Gross profits of $1,229,000 for the quarter ended June 30, 2002 decreased $194,000 or 14% from the second quarter of 2001. As a percentage of net sales, gross profit was 43% and 53% in the quarters ended June 30, 2002 and July 1, 2001, respectively. Gross profits of $2,422,000 for the six months ended June 30, 2002 decreased $92,000 or 4% from the six months ended July 1, 2001. As a percentage of net sales, gross profit of 43% for the six months ended June 30, 2002 declined 8% when compared to a gross profit percentage for the six months ended July 1, 2001 of 51%. This decline was due to two main factors: a change in the sales mix, primarily due to the growth of surgical services revenue which typically has a lower profit percentage than product sales, and an increase in surgical service expenses related to the geographic expansion of contract services.

      Operating expenses for the second quarter of 2001 of $1,282,000 decreased by $98,000 or 7% from the second quarter of 2001. Operating expenses for the first six months of 2002 of $2,537,000 decreased by $149,000 or 6% from the first six months of 2001.

      Selling, general and administrative expenses of $1,157,000 in the second quarter of 2002 decreased $67,000 or 5% from the comparable prior year period. Selling, general and administrative expenses of $2,295,000 for the six months ended June 30, 2002 decreased by $88,000 or 4% from the comparable prior year period. These decreases were primarily attributable to lower levels of business-related travel and marketing expenses, commissions and depreciation. These declines were offset, in part, by higher insurance costs. Also included in expenses for the quarter and six months ended July 1, 2001 was a reduction of bad debt expense of $30,000 and $85,000, respectively, related to notes receivable with former customers, compared to a reduction of bad debt expense of $50,000 for the quarter and six months ended June 30, 2002.

      Product development expenses of $125,000 in the second quarter of 2002 decreased $31,000 or 20% from the comparable prior year period. Product development expenses of $242,000 for the six months ended June 30, 2002 decreased $61,000 or 20% from the comparable prior year period. The higher level of expenditures in the first six months of 2001 related to development of the CTH holmium laser.

      Interest expense of $35,000 for the second quarter of 2002 was $11,000 or 24% lower than in the second quarter of 2001. Interest expense of $68,000 for the six months ended June 30, 2002 was $25,000 or 27% lower from the comparable prior year period. These decreases were due to a lower amount of outstanding obligations under SLT's credit facility and a lower interest rate on the credit facility.

      Interest income of $19,000 and $61,000 for the quarter and six months ended June 30, 2002 declined $20,000 and $25,000, respectively, from the quarter and six months ended July 1, 2001 due to the lower levels of cash, cash equivalents and short-term investments as well as a decline in overall interest rates. This decrease was offset in part by additional interest income of $20,000 earned by funds set aside in July 1999 for the payment of SLT's subordinated notes.

      FISCAL 2001 COMPARED TO FISCAL 2000 AND FISCAL 1999. In fiscal 2001, total net sales of $10,012,000 increased $1,083,000, or 12% from fiscal 2000 sales of $8,929,000. The fiscal 2000 sales increased $978,000, or 12%, from fiscal 1999 sales of $7,951,000.

      Net sales of contact laser delivery systems and related accessories were $4,666,000 or 47% of total net sales in fiscal 2001. This represented a decrease of $617,000 or 12% compared to fiscal 2000 net sales of $5,283,000. The decrease was due to the lower level of contact laser delivery system sales primarily within the U.S. markets and a decrease in sales of non-laser disposables. Net sales of contact laser delivery systems and related accessories were 59% of total net sales in fiscal 2000, which represented a decrease of 11% or $627,000 compared to fiscal 1999 net sales of contact laser delivery systems and related accessories of $5,910,000. The decrease was due to the lower level of contact laser delivery system sales primarily within the U.S. Urology market.

      Net sales of laser systems and related maintenance, which comprised 14% of total net sales in fiscal 2001, decreased by 5% from fiscal 2000. The decline was due to a decrease in the service revenue and U.S. laser sales, offset in part by an increase in international laser sales. Net sales of laser systems and related maintenance, which comprised 16% of our net sales in fiscal 2000, increased by 5% from fiscal 1999. This increase was due to an increase in international laser sales, offset in part by decreases in U.S. laser sales and related service.

      Surgical services revenue was $3,975,000 in fiscal 2001 or 40% of total net sales. This represented an increase of $1,775,000 compared to fiscal 2000 surgical services revenue of $2,200,000. This increase was the result of a combination of new surgical service contracts and the acquisition of SIS in June 2000, with there being only seven months of revenue for SIS included in the fiscal 2000 financial statements. Surgical services revenue in fiscal 2000 was 25% of total net sales. This represented an increase of $1,543,000 compared to fiscal 1999 and was the result of the SIS acquisition in June 2000.

      SLT's management will continue to invest in identifying surgical procedures that benefit from the precision and hemostatic capabilities of our proprietary technology and in the development and sourcing of products that provide the opportunity to expand our surgical service offerings.

      Gross profit for fiscal 2001 decreased $235,000 or 5% from fiscal 2000. As a percentage of net sales, gross profit was 47% in fiscal 2001, a decrease from 56% in fiscal 2000. These declines were attributable to two main factors: a change in sales mix, which had an unfavorable impact in fiscal 2001, and an increase in surgical service expenses due to the SIS acquisition, including its geographical expansion in fiscal 2001.

      Gross profit for fiscal 2000 increased $412,000 or 9% from fiscal 1999. As a percentage of net sales, gross profit was 56% in 2000, a decrease from 57% in fiscal 1999. The decrease in gross profit as a percentage of net sales resulted from lower percentage margins from the acquired SIS business, offset in part by lower reserves required for laser inventories due to increased production.

      Operating expenses for fiscal 2001 were $5,276,000, an increase of $466,000 or 10% as compared to the fiscal 2000 operating expenses. This increase was primarily attributable to the addition of the operating expenses of SIS as a result of the acquisition in June 2000.

      Operating expenses for fiscal 2000 were $4,810,000, a decrease of $358,000 or 7% as compared to the fiscal 1999 operating expenses before non-recurring charges. This decrease was primarily attributable to lower depreciation expense, the collection of a previously reserved note receivable, and personnel and other expense reductions implemented during the second quarter of 1999 for the purpose of bringing expenses more in line with current sales levels. These reductions were offset, in part, by the incorporation of SIS operating expenses since June 1, 2000.

      Selling, general and administrative expenses were $4,714,000 in fiscal 2001, compared to $4,159,000 in fiscal 2000, an increase of 13%. The comparative increase was primarily attributable to selling expenses of the acquired SIS business. Also included in selling, general and administrative expenses for fiscal 2001 was the recovery of previously reserved notes receivable from former customers amounting to $125,000. SLT recorded a similar recovery for a previously reserved note receivable for fiscal 2000 in the amount of $175,000.

      Selling, general and administrative expenses were $4,159,000 in fiscal 2000, compared to $4,427,000 in fiscal 1999, a decrease of 6%. The comparative decrease was due primarily to lower depreciation expense, the collection of the previously reserved note receivable mentioned above and reductions in personnel associated expenses enacted during the second quarter of 1999. The lower level of expenditures was offset, in part, by the incorporation of SIS selling, general and administrative expenses since June 1, 2000.

      Product development costs were $562,000, $651,000 and $741,000 in fiscal 2001, fiscal 2000 and fiscal 1999, respectively. The decrease in fiscal 2001 as compared to fiscal 2000 was due primarily to a decrease in outside consulting costs for new product development. The decrease in fiscal 2000 as compared to fiscal 1999 was due primarily to a decrease in personnel costs and related expenses.

      In fiscal 1999, SLT recorded a non-recurring charge of $1,440,000. This non-recurring charge consisted of $719,000 in charges related to the discontinuance of certain new product ventures, a $539,000 charge to reserve for excess inventories and a $182,000 charge for severance and related costs associated with headcount reductions made in response to the discontinuance of the new product ventures.

      Other income of $194,000 during fiscal 1999 primarily consisted of facility-related income and expense items. There was no other income in fiscal 2001 and fiscal 2000 due to the sale of SLT's property in Oaks, Pennsylvania on June 30, 1999.

      Interest expense of $178,000 in fiscal 2001 was $55,000 or 45% higher compared to fiscal 2000. This increase was due to interest expense on SLT's outstanding credit facility obligations, into which it entered concurrent with the acquisition of SIS in June 2000.

      Interest expense of $123,000 in fiscal 2000 was $181,000 or 60% lower compared to fiscal 1999. The decrease was primarily attributable to the sale of the facility in Oaks, Pennsylvania during June 1999, whereby the mortgages on the facility were assumed by the buyer, and to the maturity of SLT's 8% subordinated notes in July 1999. These reductions in interest expense were offset in part by the interest incurred on the assumed SIS debt.

      Interest income was $126,000 in fiscal 2001, a decline of $71,000 or 36% compared to fiscal 2000 interest income of $197,000. Interest income in fiscal 2000 declined by $73,000 or 27% compared to fiscal 1999. The declining levels of interest income were attributable to the lower levels of cash, cash equivalents and short-term investments, as well as a decline in overall interest rates.

      There was no tax provision in fiscal 2001, fiscal 2000 or fiscal 1999 due to the use of net operating loss carryforwards and to net losses incurred. SLT expects that its effective tax rate for 2002 will remain significantly lower than the statutory rate due to continued availability of net operating loss carryforwards and tax credit carryforwards for which it has established deferred tax valuation reserves.

      LIQUIDITY AND CAPITAL RESOURCES

      Cash, cash equivalents and short-term investments at June 30, 2002 were $2,027,000, an increase of $11,000 from the December 31, 2000 balance of $2,016,000. SLT invests its excess cash in high-quality, liquid, short-term investments.

      Net cash provided by operating activities was $575,000 for the first six months of 2002 compared to cash used in operating activities of $361,000 in the comparable period in 2001. The comparative increase was due principally to a reduction of inventory purchases compared to the prior year period of $396,000 and to an increase in accrued liabilities of $423,000. The increase in accrued liabilities resulted from the restoration of the direct control of funds previously set aside in July 1999 for the payment of SLT's subordinated notes. Cash received of $223,000 was recorded as a reduction in the outstanding credit facility obligations with a corresponding increase in accrued liabilities (See
Note 6 to SLT's consolidated financial statements included elsewhere in this proxy statement/prospectus).

      Net cash provided by investing activities was $3,000 for the first six months of 2002, compared to cash used in investing activities of $556,000 in the comparable period of 2001. The increase in cash provided by investing activities was due principally to proceeds from the sale of short-term investments of $104,000 in the first six months of 2002 as compared to purchases of short-term investments of $425,000 in the first six months of 2001.

      Net cash used in financing activities was $452,000 in the first six months of 2002 compared to cash provided by financing activities of $274,000 in the first quarter six months of 2001. The decrease was due to net payments of $268,000 on the line of credit in the first six months of 2002 compared to net advances of $338,000 in the first six months of 2001.

      SLT's liquidity requirements arise primarily from the funding of working capital needs and debt obligations. At June 30, 2002, SLT had working capital of $5.5 million compared to $5.8 million at December 30, 2001. $2 million of this working capital in each period was pledged in the form of cash, cash equivalents and short-term investments as collateral for the $3 million credit facility.

      SLT has a $3 million credit facility from a bank. The credit facility's original commitment term of three years expiring June 2003 has been extended until June 2004. The credit facility permits deferment of principal payments until the end of the commitment term, and is secured by SLT's business assets, including collateralization of $2 million of cash, cash equivalents and short-term investments. The credit facility has been amended to set the interest rate at the 30 day LIBOR plus 2.25% and is subject to certain covenants and borrowing base certificates, as defined. The interest rate on the credit facility at June 30, 2002 was 4.09%. At June 30, 2002, SLT had $2,505,000 in outstanding obligations and $495,000 was available under the credit facility.

      SLT's primary sources of funds are cash flows from operations, borrowing capacity under the credit facility and lease financing for capital expenditures. SLT believes that within the range of its current projections, operating cash flow for fiscal 2002, the available line of credit and lease financing options will be sufficient to fund operations and/or facilitate its growth plans.

      SLT believes that these factors, along with its current cash position, will be sufficient to fund operations and meet its commitments for long-term debt, other commitments and contingencies and capital expenditures.

      SLT does not believe that inflation has had a material effect on operations for the periods presented.

      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 eliminates the use of the pooling method of accounting and requires the use of purchase accounting for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets separate from goodwill. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill will be tested annually and whenever events or circumstances occur which indicate that goodwill may be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001.

      As of December 31, 2001, which was the beginning of fiscal 2002, SLT no longer amortizes the goodwill which it recognized in connection with the acquisition of SIS. During the quarter and first six months of 2001, SLT had goodwill amortization of $8,000 and $16,000, respectively. SLT's goodwill is subject to a transitional impairment test as of December 31, 2001 and an annual impairment test, using a two-step process prescribed by SFAS No. 142. SLT has completed the transitional impairment test for SIS, the applicable reporting unit, and no impairment of goodwill was found to exist as of the beginning of fiscal 2002. During 2002 and in future periods, SLT will evaluate goodwill for possible impairment at least on an annual basis. SLT has reviewed its other intangible assets besides goodwill as of the beginning of fiscal 2002 and has determined that no changes were necessary as to the method by which it accounts for or amortizes such intangibles.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability associated with an asset retirement be recognized in the period in which it is incurred, with the associated retirement costs capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over its useful life. The adoption of SFAS No. 143 did not have any impact on SLT's financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of and clarifies certain issues related to SFAS No. 121. SFAS No. 144 supersedes SFAS No. 121 and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SLT was required to adopt SFAS No. 144 for fiscal year 2002. The adoption of SFAS No. 144 did not have a material impact on the results of operations.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees and termination of benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS No. 146 is not expected to have an impact on the financial position or results of operations of SLT.

      CRITICAL ACCOUNTING POLICIES

      SLT's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expense and disclosures at the date of the financial statements. On an on-going basis, SLT evaluates its estimates, including, but not limited to, those related to revenue recognition, accounts receivable, inventories, warranty accruals and impairment of intangibles. SLT uses authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. SLT believes that the following critical accounting policies affect its more significant judgments and estimates in the preparation of its consolidated financial statements.

      REVENUE RECOGNITION. SLT generates revenues primarily from three channels. The first is through sales of recurring laser delivery systems and accessories; the second is through the per-procedure surgical services; and the third is through the sale of laser systems and related maintenance service agreements. SLT recognizes revenues from product sales, including sales to distributors, upon shipment of the products. For per-procedure surgical services, SLT recognizes revenue upon the completion of the procedure. Revenue from maintenance service agreements is deferred and recognized on a straight-line basis over the lives of the agreements. Revenue from billable services, including repair activity, is recognized when the service is provided.

      INVENTORY. SLT accounts for inventory at the lower of cost (first-in, first-out) or market. Cost is determined at latest cost for raw materials and at production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. Reserves for slow moving and obsolete inventories are provided based on historical experience and product demand. SLT evaluates the adequacy of these reserves periodically based on forecasted sales and market trend.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The majority of SLT's receivables are due from various customers and distributors located inside the United States. From time to time, its customers dispute the amounts due from them to SLT, and, in other cases, its customers experience financial difficulties and cannot pay on a timely basis. In certain instances, these factors ultimately result in uncollectible accounts. The determination of the appropriate reserve needed for uncollectible accounts involves significant judgment. A change in the factors used to evaluate collectibility could result in a significant change in the reserve needed. Such factors include changes in the financial condition of SLT's customers as a result of industry, economic or customer specific factors.

      WARRANTY ACCRUALS. SLT establishes a liability for laser system warranty repairs based on historical analysis of the cost for the repairs. However, future returns on defective laser systems and related warranty liability could differ significantly from historical patterns, which would adversely affect SLT's operating results.

      INTANGIBLES. SLT's balance sheet includes goodwill and other intangible assets. Management assesses the possible impairment of these assets whenever events or circumstances indicate that the carrying value may not be recoverable. Factors considered by SLT that could trigger an impairment review include significant underperformance of the business, significant changes in the manner of use of acquired assets, significant changes in the strategy of the business and significant negative industry or economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured based on a discounted cash flow method using a discount rate determined by management to be commensurate to the risk inherent in the business model. As of June 30, 2002, December 30, 2001 and December 31, 2000, SLT had $1,144,000, $927,000 and $1,065,000, respectively, of goodwill and other intangibles, accounting for 10%, 8% and 10% of its total assets at the respective dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      As of October 17, 2002, the following persons were known to SLT to be the beneficial owner of more than 5% of SLT's common stock:

                NAME AND ADDRESS                   NUMBER OF SHARES           PERCENTAGE OF CLASS
                ----------------                   ----------------           -------------------
         Robert L. Crutchfield                         160,000(1)                   6.81%
         1003 23rd Avenue, Suite B
         Tuscaloosa, AL 35401

         Kontron Instruments Holding N.V.              139,130                      5.98%
         Julianaplein 22
         Curacao, Netherlands Antilles

----------
(1) Includes 20,000 shares issuable under outstanding stock options exercisable within 60 days after October 17, 2002.

      The following table sets forth the beneficial ownership of SLT common stock as of October 17, 2002 by each director, each executive officer named in the Summary Compensation Table included in SLT's proxy dated June 13, 2002 and by all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the table and notes thereto:

                                                                                    SHARES BENEFICIALLY OWNED
                                                                                    -------------------------
                                    NAME                                          NUMBER(1)          PERCENTAGE
                                    ----                                          ----------         ----------
Robert L. Crutchfield....................................................          160,000              6.81%
James Lee Stafford.......................................................          111,666              4.78
Michael R. Stewart.......................................................           98,752              4.07
Davis Woodward...........................................................           90,381              3.80
Jay L. Federman..........................................................           68,505(2)           2.92
Richard J. DePiano.......................................................           55,000              2.32
Sheldon M. Bonovitz......................................................           29,766(3)           1.27
All directors and executive officers as a group (7 persons)..............          614,070             23.72

----------
(1) Includes shares issuable under outstanding stock options exercisable within 60 days after October 17, 2002 in the following amounts:

                              NAME                                     NUMBER
                              ----                                     ------
         Robert L. Crutchfield                                         20,000
         James Lee Stafford                                             6,666
         Michael R. Stewart                                            97,466
         Davis Woodward                                                50,599
         Jay L. Federman                                               21,666
         Richard J. DePiano                                            40,000
         Sheldon M. Bonovitz                                           24,666
         All directors and executive officers as a group              261,063

(2) Includes 2,499 shares owned by Dr. Federman's child. Dr. Federman disclaims beneficial ownership of such 2,499 shares.

(3) Includes 5,100 shares owned by a pension trust of which Mr. Bonovitz is the beneficiary.

                  COMPARISON OF RIGHTS OF HOLDERS OF PHOTOMEDEX
                        COMMON STOCK AND SLT COMMON STOCK

      Upon completion of the merger, holders of SLT common stock will become entitled to receive PhotoMedex common stock. Both PhotoMedex and SLT are corporations organized under the laws of the State of Delaware. The following is a summary of some material differences between the rights of holders of PhotoMedex common stock and the holders of SLT common stock. These differences arise from differences between the PhotoMedex amended and restated certificate of incorporation, as further amended from time to time, and the PhotoMedex bylaws, on the one hand, and the SLT certificate of incorporation and the SLT bylaws, on the other hand.

      The following comparison of rights of holders of PhotoMedex common stock and SLT common stock is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to stockholders and is subject to and qualified by all respects to the Delaware General Corporation Law and the certificates of incorporation and bylaws of both PhotoMedex and SLT.

                                              PHOTOMEDEX STOCKHOLDER RIGHTS                     SLT STOCKHOLDER RIGHTS
                                              -----------------------------                     ----------------------
Authorized capital stock               The amended and restated certificate of        The amended and restated certificate of
                                       incorporation of PhotoMedex provides that      incorporation of SLT provides that
                                       authorized capital stock of PhotoMedex         authorized capital stock of SLT consists
                                       consists of 50,000,000 shares of common        of 30,000,000 shares of common stock.  As
                                       stock.  As of October 17, 2002, there were     of October 17, 2002, there were 2,327,965
                                       28,337,953 shares of Common Stock issued       shares of Common Stock issued and
                                       and outstanding.                               outstanding.

Size and classification of board       The Bylaws of PhotoMedex provide that the      The Bylaws of SLT provide that the Board
                                       Board of Directors shall consist of at         of Directors shall consist of at least
                                       least three and not more than eight            six and not more than nine members as
                                       members as determined by resolution of the     determined by resolution of the Board of
                                       Board of Directors.                            Directors.

Meetings of stockholders               The PhotoMedex Bylaws provide that an          The SLT Bylaws provide that an annual
                                       annual meeting of the stockholders shall       meeting of the stockholders shall be held
                                       be held on a date and at a time as may be      on a date and at a time as may be
                                       designated by the Board of Directors.  The     designated by the Board of Directors.
                                       PhotoMedex Bylaws provide that a special       The SLT Bylaws provide that the chairman
                                       meeting may be convened at any time by the     of the Board or the president of SLT may
                                       chairman of the Board, the president of        convene a special meeting at any time.
                                       PhotoMedex or by resolution adopted by
                                       holders of at least 2/3 of the voting
                                       power of all outstanding shares of voting
                                       stock.

Action by written consent of           The PhotoMedex Bylaws provide that any         The SLT Bylaws provide that any action
stockholders without a meeting         action which is required by statute to be      which is required by statute to be taken
                                       taken or may be taken at a meeting must be     or may be taken at any annual or special
                                       effected at such a meeting.                    meeting of the stockholders may be taken
                                                                                      without a meeting, without prior notice
                                                                                      and without a vote, if a consent or
                                                                                      consents in writing, setting forth the
                                                                                      action taken, are signed by the holders
                                                                                      of outstanding stock having no less than
                                                                                      the minimum number of votes that would be
                                                                                      necessary to authorize or take the action
                                                                                      at a stockholder meeting.

      The respective certificates of incorporation and bylaws of PhotoMedex and SLT and applicable Delaware law provide similar treatment of the following corporate governance matters:

      - cumulative voting - neither company permits cumulative voting by its stockholders in elections of directors.

      - amendments to bylaws - the bylaws of each company may be amended by its respective board of directors, provided that the stockholders of each company may change or repeal any of its respective bylaws adopted by its respective board of directors by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of each respective company.

                                  LEGAL MATTERS

     The validity of the shares of PhotoMedex common stock to be issued to SLT stockholders pursuant to the merger will be passed upon by Luce, Forward, Hamilton & Scripps LLP, counsel to PhotoMedex. As of the date hereof, Messrs. Michael R. Matthias and Jeffrey P. Berg, partners in Luce, Forward, Hamilton & Scripps LLP, hold 43,418 shares of PhotoMedex common stock. Certain tax matters will be passed upon by Duane Morris LLP, counsel to SLT.

                                     EXPERTS

ABOUT PHOTOMEDEX

      The consolidated financial statements included in this proxy statement/prospectus of PhotoMedex as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Hein + Associates LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

      On May 4, 2000, PhotoMedex terminated its relationship with Hein + Associates LLP, as PhotoMedex's principal independent public accountant. The decision to terminate Hein + Associates LLP as the principal independent accountant was approved by the PhotoMedex Board of Directors on May 4, 2000. In connection with the audit for the year ended December 31, 1999, and the subsequent interim period through May 4, 2000, there were no disagreements between Hein + Associates LLP and PhotoMedex, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein + Associates LLP would have caused Hein + Associates LLP to make reference in connection with its report for the related periods with respect to the subject matter of the disagreement. The audit report of Hein + Associates LLP on the consolidated financial statements, as of and for the year ended December 31, 1999, did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      As of June 23, 2000, PhotoMedex engaged Arthur Andersen LLP, as PhotoMedex's independent public accountant. Prior to engaging Arthur Andersen LLP, neither PhotoMedex nor anyone on PhotoMedex's behalf consulted Arthur Andersen LLP regarding the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on PhotoMedex's financial statements. Since no disagreements were reported between PhotoMedex and Hein + Associates LLP, Arthur Andersen LLP had not been consulted on any matter that was either the subject of a disagreement or a reportable event.

      At the direction of the Board of Directors of PhotoMedex, acting upon the recommendation of its Audit Committee, on July 31, 2002, PhotoMedex dismissed Arthur Andersen LLP as PhotoMedex's independent public accountants.

      Arthur Andersen LLP's reports on PhotoMedex's consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During PhotoMedex's two most recent fiscal years ended December 31, 2001 and through July 31, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter in connection with their reports on PhotoMedex's consolidated financial statements for such fiscal years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K during the period set forth in the preceding sentence.

      PhotoMedex provided Arthur Andersen LLP with a copy of the foregoing disclosures and requested Arthur Andersen LLP to furnish a letter addressed to the SEC stating whether it agrees with the above statements. While

PhotoMedex has received no information from Arthur Andersen LLP that Arthur Andersen LLP has a basis for disagreement with such statements, PhotoMedex was unable to obtain such letter due to the fact that the personnel primarily responsible for PhotoMedex's account (including the engagement partner and manger) have left Arthur Andersen LLP.

      Arthur Andersen LLP has not consented to the inclusion of its report with respect to the consolidated financial statements of PhotoMedex included elsewhere in this proxy statement/prospectus, and PhotoMedex has dispensed with the requirement to file the consent of Arthur Andersen LLP with the registration statement, as otherwise required by Section 7 of the Securities Act, in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in the registration statement, you bear the risk that you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act with respect to any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      At the direction of the board of directors of PhotoMedex, acting upon the recommendation of its Audit Committee, on July 31, 2002, PhotoMedex engaged KPMG LLP to serve as its independent public accountant for the fiscal year ending December 31, 2002. During PhotoMedex's two most recent fiscal years and through July 31, 2002, PhotoMedex did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on PhotoMedex's consolidated financial statements, or any other matters or reportable events as set forth Items 304(a)(2)(i) and (ii) of Regulation S-K.

ABOUT SLT

      The consolidated financial statements of SLT as of December 30, 2001 and December 31, 2000 and for each of the years in the two-year period ended December 30, 2001, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of SLT for the year ended January 2, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      Arthur Andersen LLP has not consented to the inclusion of its report with respect to the consolidated financial statements of SLT included elsewhere in this proxy statement/prospectus, and PhotoMedex has dispensed with the requirement to file the consent of Arthur Andersen LLP with the registration statement, as otherwise required by Section 7 of the Securities Act, in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in the registration statement, you bear the risk that you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act with respect to any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                          INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
   STATEMENTS OF PHOTOMEDEX, INC.:
Introduction...................................................................         FS-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
   June 30, 2002...............................................................         FS-3
Unaudited Pro Forma Condensed Consolidated Statement of
   Operations for the Six Months Ended June 30, 2002...........................         FS-4
Unaudited Pro Forma Condensed Consolidated Statement of
   Operations for the Year Ended December 31, 2001.............................         FS-5
Notes to the Unaudited Pro Forma Condensed Consolidated
   Financial Statements........................................................         FS-6
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF PHOTOMEDEX, INC.:
Consolidated Balance Sheet as of June 30, 2002 (Unaudited) and
   December 31, 2001 (Audited).................................................         FS-9
Unaudited Consolidated Statements of Operations for the Three
   And Six Months Ended June 30, 2002 and 2001.................................         FS-10
Unaudited Consolidated Statements of Cash Flows for the Six
   Months Ended June 30, 2002 and 2001.........................................         FS-11
Notes to Unaudited Consolidated Financial Statements - June 30, 2002...........         FS-12
Report of Independent Public Accountants.......................................         FS-20
Independent Auditors' Reports..................................................         FS-21
Audited Consolidated Balance Sheets as of December 31, 2001
   and 2000....................................................................         FS-22
Audited Consolidated Statements of Operations for the Years
   Ended December 31, 2001, 2000 and 1999......................................         FS-23
Audited Consolidated Statements of Stockholders' Equity for
   the Years Ended December 31, 2001, 2000 and 1999............................         FS-24
Audited Consolidated Statements of Cash Flows for the Years
   Ended December 31, 2001, 2000 and 1999......................................         FS-25
Notes to Audited Consolidated Financial Statements - December
   31, 2001....................................................................         FS-26
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF SURGICAL LASER
   TECHNOLOGIES, INC.:
Condensed Consolidated Balance Sheet as of June 30, 2002
   (Unaudited) and December 30, 2001 (Audited).................................         FS-44
Unaudited Condensed Consolidated Statements of Operations and
   Other Comprehensive Income (Loss) for the Three And Six
   Months Ended June 30, 2002 and July 1, 2001.................................         FS-45
Unaudited Condensed Consolidated Statements of Cash Flows for
   the Six Months Ended June 30, 2002 and July 1, 2001.........................         FS-47
Notes to Unaudited Condensed Consolidated Financial Statements
   - June 30, 2002.............................................................         FS-48
Report of Independent Certified Public Accountants.............................         FS-53
Report of Independent Public Accountants.......................................         FS-54
Audited Consolidated Balance Sheets as of December 30, 2001
   and December 31, 2000.......................................................         FS-55
Audited Consolidated Statements of Operations for the Years
   Ended December 30, 2001, December 31, 2000 and January 2,
   2000........................................................................         FS-56
Audited Consolidated Statements of Stockholders' Equity for
   the Years Ended December 30, 2001, December 31, 2000 and
   January 2, 2000.............................................................         FS-57
Audited Consolidated Statements of Cash Flows for the Years
   Ended December 30, 2001, December 31, 2000 and January 2,
   2000........................................................................         FS-58
Notes to Audited Consolidated Financial Statements - December
   30, 2001....................................................................         FS-59

                                PhotoMedex, Inc.
         Unaudited Pro Forma Condensed Consolidated Financial Statements

                                  Introduction

         The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of PhotoMedex, Inc. (PhotoMedex) has been prepared based upon the historical consolidated balance sheets of PhotoMedex, Inc. and Surgical Laser Technologies, Inc. (SLT) as of June 30, 2002. The pro forma consolidated balance sheet gives effect to the merger as if it had occurred as of June 30, 2002.

         The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of PhotoMedex for the six months ended June 30, 2002 and for the year ended December 31, 2001 have been prepared based upon PhotoMedex's and SLT's historical consolidated statements of operations for these same periods. The pro forma consolidated statements of operations give effect to the merger as if it had occurred on January 1, 2001.

         The acquisition of SLT by PhotoMedex will be effected by merging a newly-formed subsidiary of PhotoMedex with and into SLT, with SLT as the surviving corporation. As a result of the merger, SLT will become a wholly-owned subsidiary. PhotoMedex will be the acquiror for accounting purposes.

         The unaudited pro forma condensed consolidated financial statements do not give effect to estimated annual net cost savings that management expects to achieve after the merger. Further, the pro forma condensed consolidated financial statements do not reflect any costs that may be associated with integrating the two companies. It is not practicable to quantify the annual cost savings and integration costs at this time. These savings and integration costs may be material to PhotoMedex's future results of operations.

         The unaudited pro forma condensed consolidated statements of operations do not necessarily indicate the actual results of operations that would have been reported if the merger had occurred as of January 1, 2001, nor do they necessarily indicate the results of future operations. In the opinion of management of PhotoMedex and SLT, all adjustments and disclosures necessary to fairly present the pro forma condensed consolidated financial statements have been made.

         You should read the unaudited pro forma condensed consolidated financial statements in conjunction with the historical consolidated financial statements of PhotoMedex and SLT and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this proxy statement/prospectus.

                                   PhotoMedex
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               As of June 30, 2002

                                 (In thousands)

                                                               Pro Forma
                                    PhotoMedex      SLT       Adjustments       Pro Forma
                                    ----------      ---       -----------       ---------
ASSETS
Current Assets                       $ 10,499    $  7,458     $    65(A)        $ 18,022
Property and Equipment                  2,521       3,019      (2,171)(A)          3,369
Identifiable Intangibles                  685         545        (392)(A)            838
Goodwill                                2,944         599        (599)(A)          2,944
Other Assets                              167         100          --                267
                                        -----    --------     -------           --------

                                      $ 16,816    $11,721     $(3,097)          $ 25,440
                                      ========    =======     =======           ========

LIABILITIES AND EQUITY
Current Liabilities, excluding
    term debt                        $  2,733    $  1,707     $    525(B)       $ 4,965
Current Portion of Long Term Debt          13         295           --              308
Long Term Debt                           --         2,668           --            2,668
Other Liabilities                        --            87           --               87
Equity                                 14,070       6,964      (3,622)(B)        17,412
                                     --------    --------     -------           -------
                                     $ 16,816    $ 11,721     $(3,097)(B)       $25,440
                                     ========    ========     =======           =======


         See accompanying notes to these pro forma financial statements.

                                   PhotoMedex
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     For the Six Months Ended June 30, 2002

                 (In thousands, except share and per share data)

                                                                         Pro Forma
                                     PhotoMedex          SLT             Adjustments      Pro Forma
                                    ------------      ------------       -----------     -------------
Revenues                            $      1,795     $      5,585        $        --     $       7,380
Costs and Expenses                         6,226            5,700               (336)(C)        11,590
                                    ------------     ------------        -----------     -------------


   Loss from operations                   (4,431)            (115)               336            (4,210)

Interest Income (Expense), net                 3               (7)                --                (4)
Other Income (Expense), net                   (4)              --                 --                (4)
                                    ------------     ------------        -----------     -------------

Net Loss                            $     (4,432)    $       (122)       $       336     $      (4,218)
                                    ============     ============        ===========     =============

Net Loss per Common Share-
   Basic and Diluted                $      (0.18)                                        $       (0.16)
                                    ============                                         =============
Weighted Average Common Shares
   Outstanding-Basic and Diluted      24,597,749                                            27,205,069(E)
                                      ==========                                            ==========


             See accompanying notes to these pro forma statements.

                                   PhotoMedex
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 2001

                 (In thousands, except share and per share data)

                                                                      Pro Forma
                                     PhotoMedex          SLT          Adjustments        Pro Forma
                                    ------------     ------------     -----------       ------------
Revenues                            $      4,730     $     10,012     $       --        $     14,742
Costs and Expenses                        20,758           10,546            (730)(D)         30,574
                                    ------------     ------------     ------------      ------------

   Loss from operations                  (16,028)            (534)            730            (15,832)

Interest Income (Expense), net               213              (52)             --                161
Other Income (Expense), net                   77             --                --                 77
                                    ------------     ------------     ------------      ------------

Net Loss                            $    (15,738)    $       (586)    $       730       $    (15,594)
                                    ============     ============     ============      ============

Net Loss per Common Share-
   Basic and Diluted                $      (0.80)                                       $      (0.70)
                                    ============                                        ============

Weighted Average Common Shares
   Outstanding-Basic and Diluted      19,770,749                                          22,378,069(E)
                                    ============                                         ===========



              See accompanying notes to these pro forma statements.

                                   PhotoMedex
               Notes to Unaudited Pro Forma Condensed Consolidated
                              Financial Statements

             (In thousands, except share and per share information)

OVERVIEW

On September 25, 2002, PhotoMedex entered into a merger agreement to acquire SLT for approximately $6,555, consisting of common stock, warrants to acquire common stock, the assumption of debt and estimated transaction costs. PhotoMedex will be the surviving legal parent and SLT will become a wholly-owned subsidiary. PhotoMedex will be the acquiror for accounting purposes.

The merger consideration will result in the equivalent of a fixed exchange ratio of 1.12 shares of PhotoMedex common stock for each share of SLT common stock. As the exchange ratio is fixed, the fair value of PhotoMedex common stock is based upon the average stock price of $1.32 per share on the date the merger was announced and two days prior to and afterwards.

The estimate of the purchase price is as follows:

       Fair value of common stock issued (1)      $3,442
       Fair value of warrants (2)                     --
       Fair value of debt assumed (3)              2,963
       Transaction costs                             150
                                                  ------
           Total estimated purchase price         $6,555
                                                  ======

(1) Based on 2,327,965 outstanding shares of SLT common stock at June 30, 2002 multiplied by the exchange ratio of 1.12 shares of PhotoMedex common stock for each share of SLT common stock at the average PhotoMedex stock price of $1.32 per share.

(2) The estimated fair value using the Black-Scholes pricing model for the 89,600 warrants to acquire common stock to be issued by PhotoMedex at an exercise price of $8.93 per share and using a risk-free interest rate of 3%, expected dividend yield of zero, expected volatility of 131% and contractual term of three months is nominal. The warrants expire on December 31, 2002.

(3) Estimated fair value of SLT debt to be assumed by PhotoMedex of $2,963 (SLT debt as of June 30, 2002) consists of term debt, notes payable and capital lease obligations. The term debt, notes payable and capital lease obligations will remain outstanding after the merger on the same terms as currently available to SLT (see notes to SLT's historical consolidated financial statements).

The pro forma statements of operations do not reflect estimated transaction costs of $275 that SLT will charge to expense as incurred.

Balance Sheet

PhotoMedex will pay approximately $6,555 in aggregate consideration to acquire SLT. The purchase price will be allocated to tangible and intangible assets, based on an estimate of the fair value of the assets acquired and liabilities assumed. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the purchase price and fair value of the assets acquired and liabilities assumed:

Current assets                      $ 7,523
Property and equipment                  848
Identifiable intangible assets          153
Other assets                            100
Current liabilities                  (1,982)
Other liabilities                       (87)
                                    -------

      Total purchase price          $ 6,555
                                    =======

The accompanying pro forma balance sheet of PhotoMedex has been prepared as if the acquisition of SLT had occurred as of June 30, 2002 and reflects the following pro forma adjustments:

         (A) Pro forma adjustments to assets consist of the following:

                                                                           Current     Property and    Identifiable
                                                                            Assets       Equipment     Intangibles     Goodwill
                                                                            ------       ---------     -----------     --------
Adjust inventories to fair value                                           $    65       $       --         $  --       $     --

Reverse SLT historical goodwill                                                 --               --            --           (599)

Reduce proportionately the long-term assets acquired by the amount by which the fair value of the net assets acquired exceeds the
   aggregate purchase price                                                     --           (2,171)         (392)            --
                                                                           -------        ---------       -------       -------

                                                                           $    65       $   (2,171)      $  (392)      $   (599)
                                                                           =======       ==========       =======       ========

         (B) Pro forma adjustments to liabilities and equity consist of the following:

                                                         Current
                                                        Liabilities    Equity
                                                        -----------   --------
Reverse SLT equity not assumed                          $  --         $(6,964)

Issuance of common stock and warrants                      --           3,442

Estimated costs to register common stock to be
    issued in the merger financed through trade
    payables                                                100          (100)

PhotoMedex estimated merger costs financed through
    trade payables                                          150           --

SLT estimated merger costs financed through trade
    payables                                                275           --
                                                        -------       -------

                                                        $   525       $(3,622)
                                                        =======       =======

Statements of Operations

The accompanying pro forma statements of operations of PhotoMedex for the six months ended June 30, 2002 and for the year ended December 31, 2001 have been prepared as if the SLT acquisition occurred as of January 1, 2001 and reflects the following pro forma adjustments:

                                                      (C)                 (D)
                                                 Six Months Ended      Year Ended
                                                   June 30, 2002     December 31, 2001
                                                   -------------     -----------------
Eliminate amortization expense of SLT's
    historical goodwill                             $   --               $ (32)

Reduce depreciation expense based on the
    revised carrying value of property and
    equipment                                          (297)              (666)

Reduce amortization expense based on the
    revised carrying value of identifiable
    intangibles                                         (39)               (97)

Record additional cost of sales for the
    step-up in the carrying value of
    acquired inventories                               --                   65
                                                     ------              -----

                                                     $ (336)             $(730)
                                                     ======              =====

(E) The weighted-average common shares outstanding of PhotoMedex has been increased for both periods presented by the 2,607,320 shares of common stock to be issued in connection with this merger. The 89,600 warrants to purchase common stock to be issued as part of the merger have been excluded from the weighted-average shares outstanding and earnings per share computation as the impact would have been antidilutive.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                          June 30,             December 31,
            ASSETS                                                          2002                   2001
                                                                       ----------              -----------
                                                                       (Unaudited)
CURRENT ASSETS:
      Cash and cash equivalents                                        $  6,442,314             $  4,066,820
      Accounts receivable, net                                            1,620,650                1,694,493
      Inventories                                                         2,275,184                2,558,846
      Prepaid expenses and other current assets                             160,724                  100,681
                                                                       ------------             ------------
         Total current assets                                            10,498,872                8,420,840
                                                                       ------------             ------------

PROPERTY AND EQUIPMENT                                                    2,520,611                3,298,154

GOODWILL                                                                  2,944,423                2,944,423

DEVELOPED TECHNOLOGY, net of accumulated
      amortization of $175,606 and $111,600                                 661,394                  725,400

PATENT COSTS, net of accumulated
     amortization of $61,553 and $57,377                                     23,245                   27,421

OTHER ASSETS                                                                167,453                  168,753
                                                                       ------------             ------------
                                                                       $ 16,815,998             $ 15,584,991
                                                                       ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Current portion of notes payable                                 $     13,045             $     65,017
      Accounts payable                                                    1,387,715                1,862,499
      Accrued compensation and related expenses                             444,029                  350,429
      Other accrued liabilities                                             748,416                  427,266
      Deferred revenues                                                     153,000                  170,100
                                                                       ------------             ------------
         Total current liabilities                                        2,746,205                2,875,311
                                                                       ------------             ------------


STOCKHOLDERS' EQUITY:
      Common Stock, $.01 par value, 50,000,000 shares
        authorized, 28,337,953 and 24,179,953 shares issued
        and outstanding, respectively                                       283,380                  241,800
      Additional paid-in capital                                         72,990,435               67,245,367
      Accumulated deficit                                               (59,178,945)             (54,747,204)
      Deferred compensation                                                 (25,077)                 (30,283)
                                                                       ------------             ------------
         Total stockholders' equity                                      14,069,793               12,709,680
                                                                       ------------             ------------
                                                                       $ 16,815,998             $ 15,584,991
                                                                       ============             ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                              Three Months Ended                    Six Months Ended
                                                                   June 30,                             June 30,
                                                      -------------------------------     -------------------------------
                                                            2002              2001              2002                2001
                                                      -------------     -------------     -------------      ------------
REVENUES                                              $     842,699     $   2,090,752     $   1,795,072      $   3,311,354

COSTS AND EXPENSES:
   Cost of revenues, excluding depreciation                 174,772           557,600           426,270            892,160
   Selling, general and administrative                    2,188,786         3,705,794         4,415,400          7,549,408
   Research and development                                 360,906           800,209           533,236          1,363,884
   Depreciation and amortization                            426,528           502,313           850,904            932,441
                                                      -----------       -------------     -------------      -------------
  Loss before interest and other income
         (expense), net                                  (2,308,293)       (3,475,164)       (4,430,738)        (7,426,539)

INTEREST INCOME, NET                                          4,436            85,187             3,368            197,336

OTHER INCOME (EXPENSE), NET                                     590            32,052            (4,371)            30,305
                                                      -----------       -------------     -------------      -------------

NET LOSS                                              $(2,303,267)      $  (3,357,925)    $  (4,431,741)     $  (7,198,898)
                                                      -----------       -------------     -------------      -------------


BASIC AND DILUTED NET LOSS PER    SHARE

                                                      $      0.09)     $        (0.18)     $      (0.18)      $      (0.39)
                                                      -----------       -------------     -------------      -------------
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS

PER SHARE                                                25,010,953        19,130,062        24,597,749         18,519,594
                                                      ===========       =============     =============      =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                           Six Months Ended June 30,
                                                                                    ------------------------------------
                                                                                        2002                     2001
                                                                                    ------------            -----------
OPERATING ACTIVITIES:
      Net loss                                                                      $(4,431,741)            $(7,198,898)
      Adjustments to reconcile net loss to net cash used
         In operating activities -
           Depreciation and amortization                                                850,904                 932,441
           Stock options and warrants issued to consultants for services                 34,295                 143,804
           Amortization of deferred compensation                                          4,512                   4,644
      Changes in operating assets and liabilities -
           Accounts receivable                                                           73,843              (2,875,272)
           Inventories                                                                  283,662                (641,536)
           Prepaid expenses and other assets                                            (58,743)                168,167
           Accounts payable                                                            (474,784)              1,813,098
           Accrued compensation and related expenses                                     93,600                  76,342
           Other accrued liabilities                                                    321,150                 212,822
           Deferred revenue                                                             (17,100)                 94,588
                                                                                    -----------             -----------
                  Net cash used in operating activities                              (3,320,402)             (7,269,800)
                                                                                    -----------             -----------
INVESTING ACTIVITIES:

      Sale of short-term investments                                                       --                 2,000,000
      Purchases of property and equipment                                               (45,761)               (117,410)
      Lasers placed into or retired from service                                         40,582              (2,531,080)
                                                                                    -----------             -----------
                  Net cash used in investing activities                                  (5,179)               (648,490)
                                                                                    -----------             -----------
FINANCING ACTIVITIES:

         Proceeds from issuance of common stock, net                                  5,706,047               5,506,442
      Proceeds from issuance of note payable                                              4,000                 156,978
      Proceeds from exercise of options                                                  18,000                      --
      Proceeds from exercise of warrants                                                 29,000                      --
      Payments on notes payable                                                         (55,972)               (125,396)
                                                                                    -----------             -----------
                  Net cash provided by financing activities                           5,701,075               5,538,024
                                                                                    -----------             -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  2,375,494              (2,380,266)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        4,066,820               7,561,040
                                                                                    -----------             -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $ 6,442,314             $ 5,180,774
                                                                                    ===========             ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

Background

      PhotoMedex, Inc. and subsidiaries ("the Company") develops, manufactures and markets therapeutic excimer laser-based instrumentation designed to treat psoriasis, vitiligo, atopic dermatitis and leukoderma. The Company is also developing technologies for the treatment of other skin disorders, and other medical and non-medical applications. In January 2000, the Company received the first Food and Drug Administration ("FDA") approval to market an excimer laser system, the XTRAC system, for the treatment of psoriasis. The Company commercially launched the XTRAC system in the United States in August 2000. In March 2001, the Company received FDA approval to market its XTRAC system for the treatment of vitiligo. In August 2001, the Company received FDA approval to market its XTRAC system for the treatment of atopic dermatitis and approval for the treatment of leukoderma was received in May 2002.

Liquidity

      The Company has incurred significant losses and has had negative cash flows from operations since emerging from bankruptcy in May 1995. To date, the Company has dedicated most of its financial resources to research and development and general and administrative expenses and in the fourth quarter of 2000 began to market the XTRAC system for commercial sale. The Company has historically financed its activities from borrowings and the private placement of debt and equity securities. As of June 30, 2002, the Company had an accumulated deficit of $59,178,945.

      The Company expects to incur operating losses for at least the next twelve month because it plans to spend substantial amounts on the marketing of its psoriasis, vitiligo, atopic dermatitis and leukoderma treatment products and expansion of its operations. The Company cannot assure that it will market any products successfully, operate profitably in the future, or that it will not require significant additional financing in order to accomplish its business plan.

      The Company's future revenues and success depends upon its excimer laser systems for the treatment of a variety of skin disorders. The Company's excimer laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma is currently generating revenues in both the United States and 19 countries around the world. The Company's ability to successfully introduce new products based on its new business focus and the expected benefits to be obtained from these products may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological change, economic downturns, competitive factors or other events beyond the Company's control. Consequently, the Company's historical operating results cannot be relied upon as indicators of future performance, and management cannot predict whether the Company will obtain or sustain positive operating cash flow or generate net income in the future.

      Cash and cash equivalents were $6,442,314 as of June 30, 2002. Management believes that the existing cash balance together with existing financial resources and any revenues from its sales, distribution, licensing and manufacturing relationships, will be sufficient to meet the Company's operating and capital requirements through the second quarter of 2003. Management has decided to limit its domestic placement of lasers until it obtains broader approval for reimbursement for treatments using its laser system. However, depending upon the Company's rate of growth and other operating factors, the Company may require additional equity or debt financing to meet its working capital requirements or capital expenditure needs. There can be no assurance that additional financing, if needed, will be available when required or, if available, on terms satisfactory to the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quarterly Financial Information and Results of Operations

      The financial statements as of June 30, 2002 and for the three and six months ended June 30, 2002 and 2001, are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2002, and the results of operations and cash flows for the three and six months ended June 30, 2002 and 2001. The results for the three and six months ended June 30, 2002 are not necessarily indicative of the results to be expected for the entire year. While management believes that the disclosures presented are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Management's Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical estimates and judgments made by management in the preparation of the financial statements relate to revenue recognition, impairments of long-lived assets and adequacy of the accounts receivable reserve.

Cash and Cash Equivalents

      For the purposes of the consolidated statements of cash flows, the Company considers investment instruments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 2002, cash equivalents are primarily comprised of an investment in a money market fund and certificate of deposit with a bank.

Inventories

      Inventories are stated at the lower of cost or market, determined by the first-in, first-out method and consist of the following:

                               June 30,               December 31,
                                 2002                     2001
                              ----------               ----------
Raw materials                 $1,933,677               $2,074,174
Work-in-process                  341,507                  484,672
                              ----------               ----------
                              $2,275,184               $2,558,846
                              ==========               ==========

      The Company's psoriasis treatment equipment will either be (i) placed in a physician's office and remain the property of the Company or (ii) sold to distributors or physicians directly. With respect to the equipment placed in a physician's office, the Company earns revenue each time the laser is used for a patient treatment.

      Throughout the laser manufacturing process the related production costs are recorded within inventory. Once a laser is completed and placed in a physician's office, the cost is transferred from inventory to "lasers in service" within property and equipment. Lasers that are completed and not placed in a physician's office are maintained in inventory until the unit is sold.

Property and Equipment

      Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Improvements and betterments are capitalized, while maintenance and repair costs are charged to expense as incurred. Upon retirement or disposition, the applicable property amounts are relieved from the accounts and any gain or loss is recorded in the consolidated statement of operations. Property and equipment consists of the following:

                                                          June 30,                 December 31,
                                                           2002                       2001
                                                        -----------                -----------
Lasers in service                                       $ 4,121,760                $ 4,229,280
Computer hardware and software                              249,391                    213,619
Furniture and fixtures                                      151,637                    151,637
Machinery and equipment                                      58,714                     58,714
Leasehold improvements                                       88,705                     78,716
                                                        -----------                -----------
                                                          4,670,207                  4,731,966
Accumulated depreciation and amortization                (2,149,596)                (1,433,812)
                                                        -----------                -----------
                                                        $ 2,520,611                $ 3,298,154
                                                        ===========                ===========

      Lasers in service represent phototherapy treatment equipment currently located in physician offices. Lasers in service are depreciated over an estimated useful life of three years. The Company began to generate revenues from these lasers in the fourth quarter of 2000.

      The Company evaluates the realizability of property and equipment based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the net realizable value. As of June 30, 2002, no such write-down was required.

Intangible Assets

      Intangible assets consist of goodwill, developed technology and patents, which are carried at cost less accumulated amortization. Patents are amortized on a straight-line basis over the estimated useful lives of eight to 12 years. Developed technology relates to the purchase of the minority interest of Acculase, Inc. (see Note 2) and is being amortized on a straight-line basis over seven years. Prior to December 31, 2001, goodwill relating to the purchase of the minority interest of Acculase was amortized on a straight-line basis over 10 years.

      The Company evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the net realizable value. As of June 30, 2002, no such write-down was required (see Note
6).

Accrued Warranty Costs

      The Company offers a warranty on products sold for a period of one-year. The Company provides for estimated future warranty claims on the date the product is sold.

Revenue Recognition

      The Company has two distribution channels for its phototherapy treatment equipment. The Company will either (i) sell the laser through a distributor or directly to a physician or (ii) place the laser in a physician's office (at no charge to the physician) and charge the physician a fee for each time the laser is used for a patient treatment. When the Company sells a laser to a distributor or directly to a physician, revenue is recognized upon shipment of the product. The Company does not allow products to be returned by its distributors. When the Company places the laser in a physician's office, service revenues are recognized based on an estimate of patient treatments. The physician purchases a treatment card that allows performance of a specified number of treatments. This amount is included in deferred revenues on the accompanying consolidated balance sheets until the treatment occurs.

Research & Development

      Research and development expenses are charged to operations in the period incurred.

Net Loss Per Share

      The Company computes net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires dual presentation of basic and diluted net income (loss) per share for complex capital structures on the face of the statements of operations. In accordance with SFAS No. 128, basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income
(loss) per share reflects the potential dilution from the exercise or conversion of securities into common stock, such as stock options and warrants.

      Diluted net loss per share is the same as basic net loss per share as no additional shares for the potential dilution from the exercise of securities into common stock are included in the denominator since the result would be anti-dilutive.

Fair Value of Financial Instruments

      The estimated fair values for financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The fair value of cash is based on its demand value, which is equal to its carrying value. The fair values of notes payable are based on borrowing rates that are available to the Company for loans with similar terms, collateral and maturity. The estimated fair values of notes payable approximate the carrying values. Additionally, the carrying value of all other monetary assets and liabilities is equal to the fair value due to the short-term nature of these instruments.

Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board ("FASB") approved SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 required companies to cease amortizing goodwill on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 is not amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 has resulted in the Company's discontinuation of amortization of its goodwill; however, the Company is required to test goodwill for impairment under the new standard beginning in 2002 and management performed an analysis of the recoverability of goodwill and concluded that there has been no impairment of the carrying value. The net book value of intangible assets at June 30, 2002 was $3,629,062.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability associated with an asset retirement be recognized in the period in which it is incurred, with the associated retirement costs capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over its useful life. The adoption of SFAS No. 143 did not have any impact on the Company's financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of and clarifies certain issues related to SFAS No. 121. SFAS No. 144 supercedes SFAS No. 121 and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Company was required to adopt SFAS No. 144 for fiscal year 2002. The adoption of SFAS No. 144 did not have a material impact on the results of operations.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees and termination of benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS 146 is not expected to have an impact on the financial position or results of operations of the Company.

2.    ACQUISITION:

      Effective August 31, 2000, the Company issued 300,000 shares of common stock for the remaining 23.9% of Acculase which the Company did not already own. The Company granted certain registration rights with respect to the shares issued. The transaction was accounted for as a purchase. The Company has historically consolidated the results of Acculase in its financial statements and has recognized all of Acculase's losses as the Company has historically funded the operations. In addition, due to the significant historical losses of Acculase, the Company did not have any investment recorded for its 76.1% ownership of Acculase. Accordingly, the total purchase price of $4,234,415, including transaction costs of $409,415, was allocated to Acculase's net tangible and intangible assets based on the estimated fair values as of the date of the transaction. Based upon an analysis of the acquired assets, $837,000 of the purchase price has been allocated to developed technology and the remaining $3,397,415 has been allocated to goodwill. Beginning January 1, 2002, the developed technology is being amortized over seven years on a straight-line basis. For the years ended December 31, 2001 and 2000, developed technology was being amortized over 10 years on a straight-line basis. For the three months ended June 30, 2002 and 2001, amortization of developed technology was $32,003 and $20,925, respectively, and $64,006 and $41,850 for the six months ended June 30, 2002 and 2001, respectively. For the years ended December 31, 2001 and 2000, goodwill was being amortized over 10 years on a straight-line basis. As of January 1, 2002, consistent with SFAS No. 142 (see Note 1), goodwill is no longer amortized; rather, it is subject to certain impairment tests. Amortization of goodwill for the three and six months ended June 30, 2001, was $84,936 and $169,872, respectively. Excluding amortization of goodwill, the net loss for the three and six months ended June 30, 2001 would have been $3,272,989 and $7,029,026, respectively, and basic and diluted net loss per share would have been $0.17 and $0.38 for these periods.

3.    OTHER ACCRUED LIABILITIES:

Other accrued liabilities consist of the following:

                                                           June 30,    December 31,
                                                             2002         2001
                                                         -----------   -----------
Accrued professional and consulting fees                 $   100,000   $   128,000
Accrued warranty                                             554,167       267,714
Other accrued expenses                                        94,249        31,552
                                                         -----------   -----------

                                                         $   748,416   $   427,266
                                                         ===========   ===========

4.    NOTES PAYABLE:

Notes payable consists of the following:

                                                      June 30,               December 31,
                                                        2002                    2001
                                                      --------                --------
Note payable - lessor, interest at 10%,
payable in monthly principal and
interest installments of $1,775 through
2002, unsecured                                       $ 10,349                $ 20,195

Note payable - unsecured creditor,
interest at 9.0%, payable in monthly
principal and interest installments of
$461 through 2002                                        2,696                      --

Note payable - unsecured creditor,
interest at 6.7%, payable in monthly
principal and interest installments of
$9,065 through 2002                                         --                  44,822
                                                      --------                --------
                                                        13,045                  65,017
Less-current maturities                                (13,045)                (65,017)
                                                      --------                --------
                                                      $     --                $     --
                                                      ========                ========

5.    PRIVATE STOCK OFFERING:

      On June 13, 2002, the Company completed a private offering of 4,115,000 shares of common stock at $1.50 per share resulting in gross proceeds of $6,172,500. The closing price of the Company's common stock on June 13, 2002 was $1.68 per share. In connection with this offering, the Company paid a commission and other costs of $466,453, thereby providing the Company with net proceeds of $5,706,047. In addition, the investors received warrants to purchase 1,028,750 shares of common stock at an exercise price of $1.90 per share. The warrants have a five-year term and may not be exercised until the day immediately following six (6) months after the closing date of this private offering.

6.    SIGNIFICANT ALLIANCES/AGREEMENTS:

      In 1997, the Company executed a series of agreements with Edwards Lifesciences Corp. ("Edwards"). Reference is made to the Company's Form 10-K for the period ended December 31, 2001 for further information on the agreements.

      There were no revenues recognized under this agreement for the three and six months ended June 30, 2002 or 2001.

      In January 2001, Edwards stopped performance under the agreement and began to commercialize a TMR product with an unrelated third party. Management believes that Edwards has breached this agreement, and has notified Edwards of its position regarding the agreement. The Company has reserved all of its rights under the agreement and is evaluating what legal action should be taken in this regard. Accordingly, the Company currently does not have a strategic partner with whom to market its TMR laser and does not currently have sufficient financial resources to commercialize the TMR laser on its own.

            On September 23, 1997, Edwards purchased from a third party rights to related patents for the use of an excimer laser to ablate tissue in vascular and cardiovascular applications for $4,000,000. The ablation technology underlying the patents has been successfully used in other applications for many years. In December 1997, the Company acquired a license to these patent rights from Edwards thereby entitling the Company to sell an excimer laser and related products for use in cardiovascular procedures. A license fee was recorded for the $4,000,000 cash payment made by the Company to Edwards to acquire the license.

      Due to the non-performance of Edwards under the Edwards Agreement described above, the Company evaluated various alternatives for exploiting the license. During the fourth quarter of 2001, the Company completed its evaluation and concluded that the projected undiscounted cash flows expected to be derived from this license are less than the carrying value of the license. Management of the Company also believes that any operations relating to this license will generate negative cash flows over the next several years due to the additional costs that would need to be incurred to further develop and market products based on this technology. Accordingly, the Company recorded an impairment charge in the fourth quarter of 2001 of approximately $2,000,000 associated with the write down of the license agreement with Edwards.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   BELOW IS A COPY OF THE REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP IN
    CONNECTION WITH PHOTOMEDEX, INC.'S FILING ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THE REGISTRATION STATEMENT, OF WHICH THIS
     PROXY STATEMENT/PROSPECTUS FORMS A PART. SEE THE SECTION OF THE PROXY STATEMENT/PROSPECTUS ENTITLED "EXPERTS" AND EXHIBIT 99.3 TO THE REGISTRATION
                       STATEMENT FOR FURTHER DISCUSSION.

To PhotoMedex, Inc.:

We have audited the accompanying consolidated balance sheets of PhotoMedex, Inc. (formerly Laser Photonics, Inc.) (a Delaware company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PhotoMedex, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                               /s/ Arthur Andersen LLP



Philadelphia, Pennsylvania
February 19, 2002

                          INDEPENDENT AUDITOR'S REPORT

To Stockholders and Board of Directors
PhotoMedex, Inc. and Subsidiaries
Carlsbad, California

      We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of PhotoMedex, Inc. (formerly Laser Photonics, Inc.) and subsidiaries (the "Company") for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of PhotoMedex, Inc. and subsidiaries for the year ended December 31, 1999, in conformity with generally accepted accounting principles.



/s/ Hein + Associates LLP

Orange, California

February 23, 2000

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                        (formerly Laser Photonics, Inc.)

                           CONSOLIDATED BALANCE SHEETS

      ASSETS                                            DECEMBER 31,
                                                 ------------------------
                                                     2001         2000
                                                 -----------  -----------
CURRENT ASSETS:
    Cash and cash equivalents                    $ 4,066,820  $ 7,561,040
    Short-term investments                                --    2,000,000
    Accounts receivable, net                       1,694,493      287,750
    Inventories                                    2,558,846    1,250,702
    Prepaid expenses and other current assets        100,681      256,053
                                                 -----------  -----------
      Total current assets                         8,420,840   11,355,545
                                                 -----------  -----------

PROPERTY AND EQUIPMENT, NET                        3,298,154    1,787,065

INTANGIBLES, net of accumulated amortization of
  $564,592 and $141,148                            3,669,823    4,093,267
LICENSE FEE, net of accumulated amortization of
  $4,000,000 and $1,541,667                               --    2,458,333
PATENT COSTS, net of accumulated amortization of
  $57,377 and $49,024                                 27,421       35,774

OTHER ASSETS                                         168,753      140,773
                                                 -----------  -----------
                                                 $15,584,991  $19,870,757
                                                 ===========  ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of notes payable             $    65,017  $    66,098
    Accounts payable                               1,862,499      963,521
    Accrued compensation and related expenses        350,429      449,594
    Other accrued liabilities                        427,266      489,149
    Deferred revenues                                170,100      114,000
                                                 -----------  -----------
      Total current liabilities                    2,875,311    2,082,362
                                                 -----------  -----------

NOTES PAYABLE                                            --        20,194
                                                 -----------  -----------

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS' EQUITY:
    Common Stock, $.01 par value, 50,000,000
      shares authorized; 24,179,953 and
      17,847,676 shares issued and outstanding       241,800      178,477
    Additional paid-in capital                    67,245,367   56,652,344
    Accumulated deficit                          (54,747,204) (39,009,601)
    Deferred compensation                            (30,283)     (53,019)
                                                 -----------  -----------
      Total stockholders' equity                  12,709,680   17,768,201
                                                 -----------  -----------
                                                 $15,584,991  $19,870,757
                                                 ===========  ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                        (formerly Laser Photonics, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     For the Year Ended
                                                             --------------------------------------------------------------------
                                                             December 31,                December 31,                December 31,
                                                                 2001                        2000                       1999
                                                             ------------                ------------                ------------
REVENUES                                                     $  4,730,458                $    968,771                $     99,248

COSTS AND EXPENSES:
     Cost of revenues, excluding depreciation                   1,338,240                     428,520                       4,447
     Selling, general and administrative                       13,266,157                  10,364,755                   4,341,986
     Research and development                                   2,016,919                   3,015,018                   2,061,241
     Depreciation and amortization                              2,178,585                     835,143                   1,016,628
     Asset impairment charge                                    1,958,333                          --                          --
                                                             ------------                ------------                ------------

     Loss from continuing operations
      before interest and other income,
      net and income taxes                                    (16,027,776)                (13,674,665)                 (7,325,054)

INTEREST INCOME                                                   238,531                     579,647                          --

INTEREST EXPENSE                                                  (25,198)                    (12,518)                 (1,849,369)

OTHER INCOME, net                                                  76,840                     362,014                     111,110
                                                             ------------                ------------                ------------
     Loss from continuing operations before
       income taxes                                           (15,737,603)                (12,745,522)                 (9,063,313)

INCOME TAX EXPENSE                                                     --                          --                       4,382
                                                             ------------                ------------                ------------
     Loss from continuing operations
                                                              (15,737,603)                (12,745,522)                 (9,067,695)
                                                             ------------                ------------                ------------

DISCONTINUED OPERATIONS:
     Loss from discontinued operations                                 --                    (369,141)                   (852,372)
     Loss on sale of discontinued operations                           --                    (277,401)                         --
                                                             ------------                ------------                ------------

     Loss from discontinued operations                                 --                    (646,542)                   (852,372)
                                                             ------------                ------------                ------------

NET LOSS                                                     $(15,737,603)               $(13,392,064)               $ (9,920,067)
                                                             ============                ============                ============

BASIC AND DILUTED NET LOSS PER SHARE:
     Continuing operations                                   $      (0.80)               $      (0.81)               $      (0.81)
     Discontinued operations                                           --                       (0.04)                      (0.08)
                                                             ------------                ------------                ------------
        Basic and diluted net loss per share                 $      (0.80)               $      (0.85)               $      (0.89)
                                                             ============                ============                ============

SHARES USED IN COMPUTING BASIC AND DILUTED NET
   LOSS PER SHARE                                              19,770,749                  15,754,867                  11,207,727
                                                             ============                ============                ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       PHOTOMEDEX, INC. AND SUBSIDIARIES
                        (formerly Laser Photonics, Inc.)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             Common Stock            Additional
                                      ---------------------------     Paid-In       Accumulated      Deferred
                                         Shares         Amount        Capital         Deficit      Compensation        Total
                                      ------------   ------------   ------------    ------------    ------------    ------------
BALANCE, JANUARY 1, 1999                 9,895,684   $     98,957   $ 17,439,904    $(15,697,470)   $         --    $  1,841,391
Allocation of proceeds from notes
  payable due to beneficial
  conversion feature                            --             --      1,115,625              --              --       1,115,625
Issuance of warrants                            --             --        368,900              --              --         368,900
Compensation recognized upon
  issuance of stock options                     --             --         78,125              --              --          78,125
Stock options issued to consultants
  for services                                  --             --        679,947              --              --         679,947
Stock issued to pay interest                38,262            382        148,810              --              --         149,192
Conversion of convertible notes
  payable, net of unamortized debt
  issuance costs                         1,190,000         11,900      2,296,271              --              --       2,308,171
Sale of stock, net of expenses           2,068,972         20,690      8,519,854              --              --       8,540,544
Exercise of warrants                        75,000            750        111,750              --              --         112,500
Net loss                                        --             --             --      (9,920,067)             --      (9,920,067)
                                      ------------   ------------   ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 1999              13,267,918        132,679     30,759,186     (25,617,537)             --       5,274,328
Sale of stock, net of expenses           1,409,092         14,091     14,245,400              --              --      14,259,491
Exercise of stock options                1,665,834         16,659      3,954,031              --              --       3,970,690
Exercise of warrants                     1,201,139         12,011      2,063,478              --              --       2,075,489
Issuance of common stock in
  connection with acquisition of
  Acculase, Inc. (see Note 3)              300,000          3,000      3,822,000              --              --       3,825,000
Stock issued to consultants for
  services                                   3,693             37         48,680              --              --          48,717
Stock options and warrants issued
  to consultants for services                   --             --      1,628,069              --              --       1,628,069
Compensation resulting from stock
  options issued to employees                   --             --        131,500              --        (131,500)             --
Amortization of deferred
  compensation                                  --             --             --              --          78,481          78,481
Net loss                                        --             --             --     (13,392,064)             --     (13,392,064)
                                      ------------   ------------   ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 2000              17,847,676        178,477     56,652,344     (39,009,601)        (53,019)     17,768,201
Sale of stock, net of expenses           6,270,714         62,707     10,328,421              --              --      10,391,128
Exercise of stock options                   51,563            516         18,422              --              --          18,938
Stock issued to consultants for
  services                                  10,000            100         59,900              --              --          60,000
Stock options issued to consultants
  for services                                  --             --        198,750              --              --         198,750
Reversal of unamortized portion of
  deferred compensation for
  terminated employees                          --             --        (12,470)             --          12,470              --
Amortization of deferred
  compensation                                  --             --             --              --          10,266          10,266
Net loss                                        --             --             --     (15,737,603)             --     (15,737,603)
                                      ------------   ------------   ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 2001              24,179,953   $    241,800   $ 67,245,367    $(54,747,204)   $    (30,283)   $ 12,709,680
                                      ============   ============   ============    ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                        (formerly Laser Photonics, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               For the Year Ended December 31,
                                                                  ----------------------------------------------------------
                                                                      2001                   2000                   1999
                                                                  ------------           ------------           ------------
OPERATING ACTIVITIES:
      Net loss                                                    $(15,737,603)          $(13,392,064)          $ (9,920,067)
      Adjustments to reconcile net loss to net cash used
         in operating activities -
              Depreciation and amortization                          2,178,585                835,143              1,016,628
              Asset impairment charge                                1,958,333                     --                     --
              Gain on forgiveness of debt                                   --               (277,000)                    --
              Gain on disposal of property and
                 equipment                                             (38,358)                    --                     --
              Loss on sale of discontinued operations                       --                277,401                     --
              Write down of inventory to net realizable
                 value                                                      --                     --                104,311
              Interest expense related to beneficial
                 conversion feature and amortization of
                 discount on convertible notes payable                      --                     --              1,512,292
              Amortization of debt issuance                                 --                     --                 67,004
              Provision for doubtful accounts                          864,551                     --                 14,415
              Stock issued to pay accrued interest                          --                     --                149,192
              Compensation recognized upon issuance
                 of stock options                                           --                     --                 78,125
              Compensation recognized in lieu of
                 repayment of note                                          --                     --                 54,600
              Stock issued to consultants for services                  60,000                 48,717                     --
              Stock options and warrants issued to
                 consultants for services                              198,750              1,628,069                679,947
              Amortization of deferred compensation                     10,266                 78,481                     --
      Changes in operating assets and liabilities -
         Accounts receivable                                        (2,271,294)              (111,571)               (15,918)
         Inventories                                                (1,308,144)               (80,230)              (792,094)
         Prepaid expenses and other assets                             127,392               (316,795)                 7,890
         Accounts payable                                              898,978             (1,070,850)               819,433
         Accrued compensation and related expenses                     (99,165)                72,627                (16,372)
         Other accrued liabilities                                     (61,883)              (822,071)               443,948
         Deferred revenues                                              56,100               (136,000)               (93,906)
                                                                  ------------           ------------           ------------

              Net cash used in operating activities                (13,163,492)           (13,266,143)            (5,890,572)
                                                                  ------------           ------------           ------------

INVESTING ACTIVITIES:
      Purchases of property and equipment                             (120,679)              (190,651)               (40,442)
      Sale (purchase) of short-term investments                      2,000,000             (2,000,000)                    --
      Lasers placed into service                                    (2,598,840)            (1,630,440)                    --
      Proceeds from sale of discontinued operations                         --                250,500                     --
      Cash paid for acquisition                                             --               (409,415)                    --
                                                                  ------------           ------------           ------------

              Net cash used in investing activities                   (719,519)            (3,980,006)               (40,442)
                                                                  ------------           ------------           ------------
FINANCING ACTIVITIES:
      Proceeds from issuance of common stock, net                   10,391,128             14,259,491              8,540,544
      Proceeds from exercise of options                                 18,938              3,970,690                     --
      Proceeds from exercise of warrants                                    --              2,075,489                112,500
      Proceeds from convertible notes payable                               --                     --              2,380,000
      Proceeds from issuance of notes payable                          236,320                215,548                 86,485
      Payments on notes payable                                       (257,595)              (249,586)              (524,824)
      Payments of debt                                                      --                     --               (166,600)
      Payments on related party notes payable                               --                     --               (147,342)
      Advances from related parties                                         --                     --                 11,340
                                                                  ------------           ------------           ------------

              Net cash provided by financing activities             10,388,791             20,271,632             10,292,103
                                                                  ------------           ------------           ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                (3,494,220)             3,025,483              4,361,089

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         7,561,040              4,535,557                174,468
                                                                  ------------           ------------           ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                            $  4,066,820           $  7,561,040           $  4,535,557
                                                                  ============           ============           ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        PHOTOMEDEX, INC. AND SUBSIDIARIES
                        (formerly Laser Photonics, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

Background

PhotoMedex, Inc. and subsidiaries ("the Company") changed its name from Laser Photonics, Inc. on August 8, 2000. The Company develops, manufactures and markets therapeutic excimer laser-based instrumentation designed to treat psoriasis, vitiligo and atopic dermatitis. The Company is also developing technology for the treatment of other skin disorders. In January 2000, the Company received the first Food and Drug Administration ("FDA") approval to market an excimer laser system, the XTRAC system, for the treatment of psoriasis. In March 2001, the Company received FDA approval to treat vitiligo and in August 2001, the Company received FDA approval to treat atopic dermatitis. The Company commercially launched the XTRAC phototherapy treatment system in the United States in August 2000. The Company is also developing such lasers and equipment and technologies to treat other medical problems and for non-medical applications.

Liquidity and Going Concern

The Company has incurred significant losses and has had negative cash flows from operations since emerging from bankruptcy in May 1995. To date, the Company has dedicated most of its financial resources to research and development and general and administrative expenses and in the fourth quarter of 2000 began to market the XTRAC system for commercial sale. The Company has historically financed its activities from borrowings and the private placement of debt and equity securities. As of December 31, 2001, the Company had an accumulated deficit of $54,747,204.

The Company expects to incur operating losses for at least the next twelve months because it plans to spend substantial amounts on the marketing of its psoriasis, vitiligo and atopic dermatitis treatment products and expansion of its operations. The Company cannot assure that it will market any products successfully, operate profitably in the future, or that it will not require significant additional financing in order to accomplish its business plan.

The Company's future revenues and success depends upon its excimer laser systems for the treatment of a variety of skin disorders. The Company's excimer laser system for the treatment of psoriasis, vitiligo, and atopic dermatitis is currently generating revenues in both the United States and 16 countries around the world. The Company's ability to successfully introduce new products based on its new business focus and the expected benefits to be obtained from these products may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological change, economic downturns, competitive factors or other events beyond the Company's control. Consequently, the Company's historical operating results cannot be relied upon as indicators of future performance, and the Company cannot predict whether it will obtain or sustain positive operating cash flow or generate net income in the future.

Cash and cash equivalents were $4,066,820 as of December 31, 2001. The Company believes that the existing cash balance together with its existing financial resources, and any revenues from its sales, distribution, licensing and manufacturing relationships, will be sufficient to meet its operating and capital requirements into the first quarter of 2003. The Company has decided to limit its domestic placement of lasers until it obtains broader approval for reimbursement for treatments using its laser system. However, depending upon the Company's rate of growth and other operating factors, the Company may require additional equity or debt financing to meet its working capital requirements or capital expenditure needs. There can be no assurance that additional financing, if needed, will be available when required or, if available, on terms satisfactory to the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, including Acculase, Inc. ("Acculase") (see Note 3). All significant intercompany accounts and transactions have been eliminated.

Management's Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical estimates and judgements made by management in the preparation of the financial statements relate to revenue recognition, impairments of long-lived assets and adequacy of accounts receivable reserves.

Cash and Cash Equivalents

For the purposes of the consolidated statements of cash flows, the Company considers investment instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2001 and 2000, cash equivalents are primarily comprised of investments in a money market fund.

Short-Term Investments

As of December 31, 2000, short-term investments consisted of time deposits with original maturities greater than three months. The Company classified all investments as short-term since it had the intent and ability to redeem them within twelve months. The Company did not have any short-term investments as of December 31, 2001.

Supplemental Disclosures of Cash Flow Information

For the years ended December 31, 2001, 2000 and 1999, the Company paid interest of $25,198, $12,518, and $82,719, respectively. Income taxes paid in 2001, 2000 and 1999 were immaterial. In connection with the purchase of Acculase in August 2000, the Company issued 300,000 shares of common stock (see Note 3). In March 2000, the Company settled certain payables recorded at approximately $410,000 for approximately $133,000, resulting in a gain of approximately $277,000. In 1999, the Company converted $2,308,171 of convertible notes payable into common stock and issued shares of common stock in payment of accrued but unpaid interest. Additionally, in 1999, the Company issued a note payable of $17,335 to acquire property and equipment.

Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out method and consist of the following:

                                  December 31,
                         ------------------------------
                            2001                2000
                         ----------          ----------
Raw materials            $2,074,174          $  938,276
Work-in-process             484,672             312,426
                         ----------          ----------
                         $2,558,846          $1,250,702
                         ==========          ==========

The Company's psoriasis treatment equipment will either be (i) placed in a physician's office and remain the property of the Company or (ii) be sold to distributors or physicians directly. With respect to the equipment placed in a physician's office, the Company earns revenue each time the laser is used for a patient treatment.

Throughout the laser manufacturing process, the related production costs are recorded within inventory. Once the laser is completed and placed in a physician's office, the cost is transferred from inventory to "lasers in service" within property and equipment. Lasers that are completed and not placed in a physician's office are maintained in inventory until the unit is sold.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Improvements and betterments are capitalized, while maintenance and repair costs are charged to expense as incurred. Upon retirement or disposition, the applicable property amounts are relieved from the accounts and any gain or loss is recorded in the consolidated statements of operations. Property and equipment consists of the following:

                                                                     December 31,
                                                        --------------------------------------
                                                           2001                       2000
                                                        -----------                -----------
Lasers in service                                       $ 4,229,280                $ 1,630,440
Computer hardware and software                              213,619                    212,965
Furniture and fixtures                                      151,637                     90,273
Machinery and equipment                                      58,714                     11,584
Leasehold improvements                                       78,716                     78,716
                                                        -----------                -----------
                                                          4,731,966                  2,023,978
Accumulated depreciation and amortization                (1,433,812)                  (236,913)
                                                        -----------                -----------
                                                        $ 3,298,154                $ 1,787,065
                                                        ===========                ===========

Lasers in service represent psoriasis treatment equipment currently located in physician offices. Lasers in service are depreciated over an estimated useful life of three years. The Company began to generate revenues from these lasers in the fourth quarter of 2000.

The Company evaluates the realizability of property and equipment based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the net realizable value. As of December 31, 2001, no such write-down was required.

Intangible Assets

Intangible assets consist of goodwill, developed technology and patents, which are carried at cost less accumulated amortization. Patents are amortized on a straight-line basis over the estimated useful lives of eight to twelve years. Developed technology relates to the purchase of the minority interest of Acculase (see Note 3) and is being amortized on a straight-line basis over seven years. Goodwill relates to the purchase of the minority interest of Acculase (see Note 3) and is being amortized on a straight-line basis over 10 years.

The Company evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the net realizable value. During 2001, the Company recorded an impairment of certain intangibles (see Note 9).

Accrued Warranty Costs

The Company offers a warranty on product sales for a one-year period. The Company provides for the estimated future warranty claims on the date the product is sold.

Revenue Recognition

The Company has two distribution channels for its phototherapy treatment equipment. The Company will either (i) sell the laser through a distributor or directly to a physician or (ii) place the laser in a physician's office (at no charge to the physician) and charge the physician a fee for each time the laser is used for a patient treatment. When the Company sells a laser to a distributor or directly to a physician, revenue is recognized upon shipment of the product. The Company does not allow products to be returned by its distributors. When the Company places the laser in a physician's office, service revenues are recognized each time the laser is used for a patient treatment. The physician purchases a treatment card that allows performance of a specified number of treatments. This amount is included in deferred revenues on the accompanying consolidated balance sheets until the treatment occurs.

Research and Development

Research and development expenses are charged to operations in the period incurred.

Net Loss Per Share

The Company computes net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of basic and diluted net income (loss) per share for complex capital structures on the face of the statements of operations. According to SFAS No. 128, basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income
(loss) per share reflects the potential dilution from the exercise or conversion of securities into common stock, such as stock options and warrants.

Diluted net loss per share is the same as basic net loss per share as no additional shares for the potential dilution from the exercise of securities into common stock are included in the denominator since the result would be anti-dilutive.

Fair Value of Financial Instruments

The estimated fair values for financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The fair value of cash is based on its demand value, which is equal to its carrying value. The fair values of notes payable are based on borrowing rates that are available to the Company for loans with similar terms, collateral and maturity. The estimated fair values of notes payable approximate the carrying values. Additionally, the carrying value of all other monetary assets and liabilities is equal to the fair value due to the short-term nature of these instruments.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse (see Note 7).

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") approved SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the Company's discontinuation of amortization of its goodwill; however, the Company will be required to test its goodwill for impairment under the new standard beginning in 2002, which could have an adverse effect on the Company's future results of operations if an impairment occurs. The net book value of intangible assets at December 31, 2001 was $3,669,823. Amortization of goodwill for 2001 and 2000 was $339,744 and $113,248, respectively.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability associated with an asset retirement be recognized in the period in which it is incurred, with the associated retirement costs capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over its useful life. The adoption of SFAS No. 143 will not have any impact on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of and clarifies certain issues related to SFAS No. 121. SFAS No. 144 supercedes SFAS No. 121 and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Company is required to adopt SFAS No. 144 for fiscal year 2003; however, early application is permitted. The Company does not believe that the adoption of SFAS No. 144 will have a material impact on the results of operations.

2.    DISCONTINUED OPERATIONS:

In 1997, the Company's business strategy changed and began focusing its efforts on excimer laser technology and using it to develop products for various medical applications. To facilitate the Company's focus on excimer laser technology, as of May 4, 2000, the Company sold its non-excimer laser businesses, which were located at its Orlando, Florida and Wilmington, Massachusetts facilities.

The Company completed a transaction with respect to the sale of certain assets, including certain non-excimer laser patents related to its Florida business operations, to Lastec, Inc. ("Lastec") for a purchase price of $375,000. Lastec is unaffiliated with the Company. Lastec paid the Company a deposit of $37,500, and executed a secured promissory note of $337,500, payable in three installments, all of which were due prior to December 31, 2000. The promissory note accrued interest at 8% per year. The promissory note was secured by the assets assigned by the Company to Lastec in connection with the transaction, and was personally guaranteed by the principals of Lastec. The Company has not received the scheduled payments due under the promissory note. The Company is currently involved in litigation with Lastec, as well as its principals. Accordingly, the promissory note has been written off and included in the loss on sale of the discontinued operations. Any gain resulting from future payments received by the Company will be recognized when received (see Note 8).

The Company completed the sale of certain assets and the grant of an exclusive license for certain patents related to non-excimer lasers related to the Company's Massachusetts business operations to Laser Components GmbH for a purchase price of $213,000. Laser Components GmbH is unaffiliated with the Company. In addition, Laser Components GmbH assumed the Company's obligations under the Company's Massachusetts office lease.

Based upon the above facts, these two operations are being accounted for together as discontinued operations with a measurement date of May 4, 2000. The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. The Company recognized a loss of $277,401 on the sale of these discontinued operations in the quarter ended June 30, 2000.

Revenues from discontinued operations were $188,838 and $1,109,587 for the years ended December 31, 2000 and 1999, respectively. Losses from discontinued operations in the accompanying consolidated statements of operations were $369,141 and $852,372 for the years ended December 31, 2000 and 1999, respectively.

3.    ACQUISITION:

Effective August 31, 2000, the Company issued 300,000 shares of common stock for the remaining 23.9% of Acculase, which the Company did not already own. The Company granted certain registration rights with respect to the shares issued. The transaction was accounted for as a purchase. The Company has historically consolidated the results of Acculase in its financial statements and has recognized all of Acculase's losses as the Company has historically funded the operations. In addition, due to the significant historical losses of Acculase, the Company did not have any investment recorded for its 76.1% ownership of Acculase. Accordingly, the total purchase price of $4,234,415, including transaction costs of $409,415, was allocated to Acculase's net tangible and intangible assets based on their estimated fair values as of the date of the transaction. Based upon an independent valuation, $837,000 of the purchase price has been allocated to developed technology and the remaining $3,397,415 has been allocated to goodwill. Beginning January 1, 2002, the developed technology is being amortized over seven years on a straight-line basis. For the years ended December 31, 2001 and 2000, developed technology was being amortized over 10 years on a straight-line basis. For the years ended December 31, 2001 and 2000, amortization of developed technology was $83,700 and $27,900, respectively. For the years ended December 31, 2001 and 2000, goodwill was being amortized over 10 years on a straight-line basis. As of January 1, 2002, consistent with SFAS No. 142 (see Note 1), goodwill will no longer be amortized; rather, it will be subject to certain impairment tests. Amortization of goodwill for the years ended December 31, 2001 and 2000, was $339,744 and $113,248, respectively.

4.    OTHER ACCRUED LIABILITIES:

Other accrued liabilities consist of the following:

                                                              December 31,
                                                       -------------------------
                                                          2001           2000
                                                       ----------     ----------
      Accrued professional and consulting fees         $  128,000     $  250,395
      Accrued warranty                                    267,714         35,443
      Other accrued expenses                               31,552        203,311
                                                       ----------     ----------

                                                       $  427,266     $  489,149
                                                       ==========     ==========

5.    NOTES PAYABLE:

Convertible Notes Payable

On March 31, 1999, the Company issued to various investors securities consisting of: (i) $2,380,000 principal amount of 7% Series A Convertible Subordinated Notes (the "Subordinated Notes"); and (ii) common stock purchase warrants to purchase up to 595,000 shares of common stock (the "Unit Warrants"). On August 2, 1999, the convertible notes were voluntarily converted into common stock at $2.00 per share (1,190,000 shares issued) plus a warrant for every two shares of common stock received upon conversion (595,000 Unit Warrants issued).

The Unit Warrants are exercisable into an initial 297,500 shares of common stock at any time until March 31, 2004. The balance of the Unit Warrants are exercisable into an additional 297,500 shares of common stock (the "Contingent Shares") if the Unit holder voluntarily converts at least a portion of the principal amount of the Subordinated Notes that make up a portion of the Unit into shares of common stock. Since the notes were voluntarily converted on August 2, 1999, the warrants for contingent shares are fully vested and exercisable. The exercise price of the Unit Warrants is $2.00 per share. The Unit Warrants provide that they may be adjusted in the event that the Company issues shares of common stock for consideration of less than $2.00 per share. In such event, the per share exercise price of the Unit Warrants will be adjusted to the issue price of such additionally issued shares.

Gross proceeds from the sale of the Subordinated Notes and Unit Warrants were $2,380,000. Since the convertible debt and the warrants have similar terms and the same in-the-money value, the fair values were assumed to be the same and the proceeds were allocated on a pro rata basis. A portion of the proceeds was allocated to the warrants. The market price of the Company's common stock on the commitment date was $2.75 per share, resulting in a beneficial conversion of $0.75 per share. The aggregate amount of the beneficial conversion was $1,115,625. The discount on the notes related to the beneficial conversion and warrants was charged to interest expense on the date of issuance since they were immediately convertible.

Notes Payable

Notes payable consists of the following:

                                                                            December 31,
                                                                       ----------------------
                                                                         2001          2000
                                                                       --------      --------
      Note payable - lessor, interest at 10%, payable in monthly principal and interest installments of $1,775 through
      December 31, 2002, unsecured                                     $ 20,195      $ 38,474

      Note payable - unsecured creditor, interest at 8.5%, payable in monthly principal and interest installments of $9,563
      through 2001                                                           --        47,818

      Note payable - unsecured creditor, interest at 6.7%, payable in monthly principal and interest installments of $9,065
      through 2002                                                       44,822            --
                                                                       --------      --------
                                                                         65,017        86,292
      Less-current maturities                                           (65,017)      (66,098)
                                                                       --------      --------
                                                                       $     --      $ 20,194
                                                                       ========      ========

Aggregate maturities of the notes payable as of December 31, 2001 are $65,017 in 2002.

6.    STOCKHOLDERS' EQUITY:

Common Stock

On October 24, 2001, the Company completed a private offering of 5,040,714 shares of common stock at a price of $1.05 per share for gross proceeds of $5,292,750. The closing price of the Company's common stock on October 24, 2001 was $1.09 per share. In connection with this offering, the Company paid a commission of approximately 6.1% of the gross proceeds or $322,192 to Emerging Growth Equities Limited and Investec PMG Capital, as well as other costs of $85,872, resulting in net proceeds of $4,884,686. In addition, the investors received warrants to purchase common stock in connection with this transaction (see below).

In April 2001, the Company issued 10,000 shares of common stock in exchange for professional services valued at $60,000.

On March 27, 2001, the Company completed a private offering of 1,230,000 shares of common stock at a price of $5.00 per share for gross proceeds of $6,150,000. The closing price of the Company's common stock on March 27, 2001 was $4.875 per share. In connection with the offering, the Company paid a commission of 6.5% of the gross proceeds or approximately $400,000 to Pacific Growth Equities, as well as other costs of $243,558, resulting in net proceeds of $5,506,442.

In December 2000, the Company issued 500 shares of common stock in exchange for professional services valued at $4,813.

In August 2000, the Company issued 300,000 shares of common stock in exchange for the remaining 23.9% of Acculase (see Note 3).

In July 2000, the Company issued 3,193 shares of common stock in exchange for consulting services valued at $43,904.

In February 2000, the Company entered into an agreement with ING Baring to provide financial advisory and investment banking services, on an exclusive basis, through September 30, 2000. Pursuant to this agreement, ING Baring acted as placement agent in connection with a private offering of 1,409,092 shares of common stock at $11.00 per share completed on March 16, 2000. Gross proceeds were $15,500,012 and the Company paid a commission to ING Baring of $930,000, as well as other costs of $310,521, resulting in net proceeds to the Company of $14,259,491. A director of the Company was previously the Global Head of Health Care Corporate Finance at ING Baring.

On August 9, 1999, the Company completed an offering of 2,068,972 shares of common stock at a price of $4.50 per share for gross proceeds of $9,310,374. In connection with the offering, the Company paid a commission to PMG Capital Corp. ("PMG") of 8% of the gross proceeds raised plus $25,000 for expenses. The Company received net proceeds of $8,540,544. In addition, for each $1,000,000 of gross proceeds, PMG received a warrant to purchase 10,000 shares (93,104 in the aggregate) of common stock at an exercise price of $4.50 per share. The warrants issued to PMG are being treated as offering costs of the private placement. As a result, there has been no value assigned to the warrants as the amount would be charged against the gross proceeds of the offering and would have no effect on the Company's stockholders' equity.

Common Stock Options

In May 2000, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan reserves for issuance up to 1,000,000 shares of the Company's common stock through the granting of incentive stock options ("ISOs") to employees of the Company and the granting of non-qualified stock options ("NSOs") and other stock-based awards to employees and consultants. The option exercise price for ISOs shall not be less than 100% of the fair market value of the Company's stock on the date of grant. All ISOs granted to less than ten percent stockholders shall have a term of ten years, while ISOs granted to greater than ten percent stockholders shall have a term of five years. The option exercise price for NSOs shall not be less than 85% of the fair market value of the Company's stock on the date of grant. No NSOs shall be exercisable for more than ten years after the date of the respective grant.

In May 2000, the Company adopted the Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). The Non-Employee Director Plan reserves for issuance up to 250,000 shares of the Company's common stock for the granting of non-qualified options to members of the Company's Board of Directors. Beginning on January 1, 2001, each director will receive an option to purchase 20,000 shares of the Company's common stock in consideration for services rendered.

In January 1996, the Company adopted the 1995 Non-Qualified Option Plan (the "Plan") for key employees, officers, directors, and consultants, and provided for up to 500,000 options to be issued thereunder. The Plan stated that the option exercise price shall not be less than the fair market value on the date granted. Options under the Plan generally vest 40% upon grant, 30% beginning 12 months after the grant date; and the remaining 30% vest beginning 24 months from the grant date. No options may be exercised more than 10 years after the grant date. The Plan also states that options are not transferable (other than at death), and in the event of complete termination "for cause" (other than death or disability) or "voluntary" termination, all "unvested" options automatically terminate.

In November 2001, the Company granted 10,000 and 3,000 options to purchase common stock to an outside consultant and a member of the Company's Scientific Advisory Board, respectively, for services rendered, at an exercise price of $1.05 per share. The Company has recorded $9,581 as consulting expense relating to these options for the year ended December 31, 2001. These options vested immediately and expire in 2006.

In September 2001, the Company granted 50,000 options to purchase common stock to a member of the Company's Scientific Advisory Board for services rendered, at an exercise price of $1.85 per share. The Company has recorded $70,816 as consulting expense relating to these options for the year ended December 31, 2001. The options vested immediately and expire in 2006.

In May 2001, the Company granted 25,000 and 10,000 options to purchase common stock to an outside consultant and a member of the Company's Scientific Advisory Board, respectively, for services rendered, at an exercise price of $4.40 per share. The Company has recorded $118,353 as consulting expense relating to these options for the year ended December 31, 2001. These options vested immediately and expire in 2006.

During 2000, the Company issued 138,000 options to purchase common stock to various employees and non-employee directors, at exercise prices below the fair market value on the respective date of grant. The Company has recorded deferred compensation of $84,000 related to these grants, of which $10,266 and $30,981 was amortized as compensation expense during the years ended December 31, 2001 and 2000, respectively. As a result of the termination of employees, $12,740 of the unamortized balance of deferred compensation was reversed in the year ended December 31, 2001.

In December 2000, the Company granted 25,000 options to purchase common stock to each of the two members of PMG Capital Corp. for services rendered, at an exercise price of $4.31 per share. The Company recorded $154,156 as consulting expense relating to these options for the year ended December 31, 2000. These options vested immediately and expire in 2005.

In October 2000, the Company granted 27,000 options to purchase common stock to the various members of the Company's Scientific Advisory Board for services rendered, at an exercise price of $8.00 per share. The Company recorded $154,406 of consulting expense for these options for the year ended December 31, 2000. These options vested immediately and expire in 2005.

In April 2000, the Company granted 18,000 options to purchase common stock to the various members of the Company's Scientific Advisory Board, at an exercise price of $7.50 per share. The Company recorded $98,154 as consulting expense for these options for the year ended December 31, 2000. These options vested immediately and expire in 2005.

In April 2000, the Company issued 25,000 options to purchase common stock at an exercise price of $8.00 per share for professional services rendered. The Company recognized $101,317 as consulting expense related to these options for the year ended December 31, 2000. These options vested immediately and expire in 2005.

During 2000 and 1999, the Board issued options to purchase 11,333 and 32,230 shares of common stock, respectively, to legal counsel as payment for legal services rendered. These options were issued as part of a fee agreement whereby legal counsel received options having an exercise price equal to 20% of its monthly fees in the form of common stock of the Company, valued at the closing bid price on the last day of each month. Based on the terms of the agreement, there is no performance commitment prior to the completion of the services. Thus, the measurement date used to determine compensation is the date in which the performance of the services is complete. The options are exercisable at prices ranging from $1.50 per share to $11.90 per share, with an average exercise price of $4.66 per share. The exercise prices represent 85% of the trading price of the Company's common stock on the last day of the month in respect of which the options were granted. The Company recognized expense of $112,188 and $90,804 during 2000 and 1999, respectively, as required by SFAS No.
123. These options vested immediately and were exercised in April of 2001.

During 1999, the Company granted options to purchase 95,000 shares of common stock to outside directors of the Company. The options are fully vested, exercisable at $2.81 per share and expire in 2004. The Company recognized $66,251 in consulting expense related to these options for the year ended December 31, 1999.

In November and December 1999, the Board issued options to purchase 1,100,000 shares of common stock to two officers and one director of the Company. The options are exercisable at prices ranging from $4.63 per share to $5.94 per share. The exercise prices represented the fair market value of the Company's common stock on the date of grant. These options vested one-third upon grant, one-third on the one-year anniversary of the grant date, and one-third on the two-year anniversary of the grant date. The options expire in November and December 2004.

In August 1999, the Company issued options to purchase 180,000 shares of common stock to an officer of the Company. The options are exercisable at $5.25 per share, which was the market price on the date of grant. These options vested 100,000 upon grant date and the remaining 80,000 vests monthly over a two-year period. The options expire in August 2004.

In May 1999, the Company issued 250,000 options to purchase shares of common stock at an exercise price of $5.16 per share. The options vested as follows:
100,000 vested immediately and the remaining 150,000 were to vest over a three year period contingent upon receiving certain FDA approvals. Pursuant to the FDA approval for the Company's psoriasis laser application, the remaining 150,000 options vested in 2000. Consulting expense of $808,766 and $299,650 was recorded during 2000 and 1999, respectively, as required under SFAS No. 123, relating to this transaction.

In April 1999, the Company issued options to purchase 100,000 shares of common stock to two outside directors of the Company. The options are fully vested, exercisable at $4.75 per share, which was the market price on the date of grant, and expire in April 2004.

In April 1999, the Company issued options to purchase 50,000 shares of common stock to a non-executive employee of the Company. The options are exercisable at $3.19 per share, which was less than the fair market value on the date of grant. The options vest ratably over a period of five years. As of December 31, 1999, 12,500 options had vested. The Company recognized $11,875 in compensation expense related to these options for the year ended December 31, 1999. In February 2000, a modification was made to this award to vest the remaining unvested options. Accordingly, compensation expense of $47,500 was recognized in 2000 at the modification date.

In March 1999, the Company granted options to purchase 150,000 shares of common stock to a director of the Company. The options are exercisable at $3.00 per share, which was the market price on the date of grant. The options are fully vested and expire in March 2004.

In April 1998, the Board granted options to purchase 390,000 shares of common stock to certain officers and directors of the Company. The options are exercisable at $2.88 per share, which was the market price on the date of grant. The options are fully vested and expire in April 2003.

A summary of option transactions for all of the Company's options during the years ended December 31, 2001, 2000 and 1999 is as follows:

                                                                 Weighted
                                               Number of          Average
                                                 Shares        Exercise Price
                                              ------------     --------------
      Outstanding at January 1, 1999             1,425,399      $       1.59
        Granted                                  1,957,230              4.70
                                              ------------      ------------

      Outstanding at December 31, 1999           3,382,629              3.38
        Granted                                  1,133,333              9.78
        Exercised                               (1,665,834)             2.38
                                              ------------      ------------

      Outstanding at December 31, 2000           2,850,128              6.51
        Granted                                    871,500              2.74
        Exercised                                  (51,563)             4.36
        Expired/canceled                          (218,550)             8.09
                                              ------------      ------------

      Outstanding at December 31, 2001           3,451,515      $       5.48
                                              ============      ============

As of December 31, 2001, 2,082,559 options to purchase common stock were exercisable at prices ranging from $1.00 to $15.88 per share. As of December 31, 2000, 1,910,463 options to purchase common stock were exercisable at prices ranging from $1.00 to $15.88 per share.

The outstanding options will expire as follows:

                                                                 Weighted
                                               Number of          Average
      Year Ending                                Shares        Exercise Price
      -----------                             ------------     --------------
      2002                                          89,899      $       1.20
      2003                                         140,000              2.88
      2004                                       1,386,666              4.87
      2005                                         974,450              9.81
      2006                                         860,500              2.67
                                              ------------      ------------

                                                 3,451,515      $       5.48
                                              ============      ============

AccuLase has reserved 800,000 shares of its common stock for issuance under a noncompensatory employee stock option plan. Options are exercisable over a period of up to ten years from the date of grant. During 1992, 28,500 options were granted at an exercise price of $2.80 per share. In 1995, options for 14,500 were canceled. At December 31, 2001 and 2000, the remaining 14,000 options are exercisable. The Company anticipates that these options will be exchanged for options in the Company.

The Company accounts for all of its option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company follows the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plans consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                                  Year Ended
                                ----------------------------------------------
                                    2001             2000             1999
                                ------------     ------------     ------------
      Net loss                  $(17,128,899)    $(17,308,997)    $(11,989,030)
                                ------------     ------------     ------------

      Net loss per share        $      (0.87)    $      (1.10)    $      (1.07)
                                ============     ============     ============

The weighted average fair value of the options granted during the years ended December 31, 2001, 2000 and 1999 was $1.88, $7.29, and $2.53 per share, respectively. The following assumptions were used for grants in the year ended December 31, 2001: weighted average risk-free interest rate of 5.09%; expected life of seven years; dividend yield of 0%; and expected volatility of 100%. The following assumptions were used for grants in the year ended December 31, 2000: weighted average risk-free interest rate of 6.3%; expected life of four years; dividend yield of 0%; and expected volatility of 100%. The following assumptions were used for grants in the year ended December 31, 1999: weighted average risk-free interest rate of 5.44%; expected life of two years; dividend yield of 0%; and expected volatility of 98%.

Common Stock Warrants

In October 2001, the Company sold 5,040,714 shares of common stock at $1.05 per share in connection with a private placement. A warrant to purchase a share of common stock for each four shares purchased in the placement (1,260,179 warrants in aggregate) was issued at an exercise price of $1.16 per share, which is 110% of the per share price of the common stock which was sold. These warrants are exercisable at any time through October 2004.

In October 1997, the Company sold 1,500,000 shares of common stock at $4.00 per share through an investment banker pursuant to Regulation D under the Securities Act of 1933. Each share issued had attached a share purchase warrant to purchase a share of common stock for each two shares purchased in the offering (750,000 warrants) for a period of five years at an exercise price of $4.00 per share. In the event these warrants are exercised, then the Company must issue the investment banker one additional warrant for every ten warrants exercised, exercisable for a period of five years at an exercise price equal to the average closing bid price for the common stock for the ten trading days preceding the date of exercise. As of December 31, 1997, the Company sold 1,500,000 shares of common stock for $6,000,000. In connection with this sale, the Company granted the investment banker warrants to purchase 150,000 shares at $4.00 per share for a period of five years. The warrants provide that they may be adjusted in the event that the Company issues shares of common stock for consideration of less than $4.00 per share. As of December 31, 2001, the exercise price of these 900,000 warrants was $1.05 per share.

In July 1998, the Company issued warrants to acquire 300,000 shares of common stock to PMG Capital Corp. at an exercise price of $2.00 per share in consideration for the guarantee, by PMG Capital Corp., of a facility lease (see
Note 8) and the raising of a $1,000,000 bridge loan in 1998. The warrants are exercisable at any time through July 15, 2003.

In May 1999, the Company issued warrants to purchase 174,000 shares of common stock at $4.69 per share to Healthworld Corporation for various marketing services. A former director of the Company was the Chairman and Chief Executive Officer of Healthworld Corporation at the time of the issuance of the warrants. This warrant was issued in connection with and in consideration of certain agreements dated May 11, 1999 (see Note 9). The warrant vested ratably over a twelve-month period, provided that the agreement was still in force between the parties. Based on the terms of the agreement, there is no performance commitment prior to the completion of the services. Thus, the measurement date used to determine compensation is the date on which the service is complete. For the years ended December 31, 2000 and 1999, expense of $199,082 and $278,722, respectively, was recorded as required under SFAS No. 123. All of these warrants were exercised in November 2000 resulting in proceeds to the Company of $816,060.

A summary of warrant transactions for the years ended December 31, 2001, 2000 and 1999 is as follows:

                                                                Weighted Average
                                          Number of Warrants     Exercise Price
                                          ------------------    ----------------
      Outstanding, December 31, 1998               1,575,001      $       2.25
           Issued                                    862,104              2.81
           Exercised                                 (75,000)            (1.50)
                                          ------------------      ------------

      Outstanding, December 31, 1999               2,362,105              2.13
           Exercised                              (1,273,604)             2.38
                                          ------------------      ------------

      Outstanding, December 31, 2000               1,088,501              2.44
           Issued                                  1,260,179              1.16
                                          ------------------      ------------

      Outstanding, December 31, 2001               2,348,680      $       1.75
                                          ==================      ============

At December 31, 2001, all outstanding warrants were exercisable at prices ranging from $1.05 to $13.26 per share. In 2000, warrants to purchase 506,250 shares of common stock were exercised on a cashless basis and net shares of 433,785 were issued.

If not previously exercised, the outstanding warrants will expire as follows:


                                                                Weighted Average
      Year Ending December 31,           Number of Warrants      Exercise Price
      ------------------------           ------------------     ----------------
                2002                                659,751      $        2.73
                2003                                     --              --
                2004                              1,688,929               1.37
                                         ------------------      -------------
                                                  2,348,680      $        1.75
                                         ==================      =============


7.    INCOME TAXES:

As of December 31, 2001, the Company had net operating loss carryforwards for federal income tax purposes of approximately $51,000,000, which began to expire in 2001. Based upon changes in ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations. Significant components of the deferred income asset consist primarily of the Company's net operating loss carryforwards, certain accruals and reserves currently not deductible and certain tax benefits from the exercise by employees of certain common stock options.

The Company has recorded a valuation allowance for the full amount of the net deferred tax asset as management has concluded that the net deferred tax asset did not meet the recognition criteria under SFAS No. 109.

8.    COMMITMENTS AND CONTINGENCIES:

Leases

The Company has entered into various non-cancelable operating leases for facilities and certain equipment that expire at various dates through 2005. The performance of the Company's lease for its manufacturing and development facility is guaranteed by PMG Capital Corp. PMG Capital Corp. is one of the Company's investment bankers and an affiliate of one of the Company's principal stockholders. Rent expense under operating leases was $163,476, $174,125, and $319,897 for the years ended December 31, 2001, 2000 and 1999, respectively. The future annual minimum payments under these non-cancelable operating leases are as follows:

      Year Ended December 31,
      -----------------------
      2002                                      $  159,414
      2003                                         161,266
      2004                                          66,518
      2005                                           5,556
                                                ----------
      Total                                     $  392,754
                                                ==========

Litigation

The Company has sued Lastec, John Yorke and Raymond Thompson in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida. The Company seeks to recover the unpaid balance, plus interest, due on a $337,500 promissory note signed by Lastec as part of the consideration for Lastec's purchase of the Company's assets in Orlando, Florida (see Note 2). The Company sued Yorke and Thompson on their guaranty and to foreclose on a security agreement securing the note, and to recover certain equipment given as security for the note. Lastec, Yoke and Thompson deny liability and have filed a counterclaim against the Company for fraudulent inducement of the note and rescission of the asset purchase agreement between the Company and Lastec. The Company has filed an answer and is denying the allegations. The Company is vigorously pursuing its claims. Based on information currently available, management cannot evaluate the likelihood of an unfavorable outcome.

The Company has been sued, along with Lastec, by the former landlord in Orlando, Florida, City National Bank of Florida. The action is filed in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida. The Company's former landlord seeks to recover unpaid rent for the facility, which the Company occupied prior to the asset sale to Lastec. The rent is unpaid from approximately the date of the sale. The Company claims that the amount alleged to be due, $143,734, is excessive in light of City National's failure to take steps to repossess the facility after it was abandoned by Lastec. The Company also asserts that the obligation to pay rent ceased upon the effective date of the asset sale to Lastec. The Company has filed an answer denying liability and asserting affirmative defenses. The Company intends to vigorously defend this action. Based on information currently available, management cannot evaluate the likelihood of an unfavorable outcome.

On April 21, 1998, City National Bank of Florida, Trustee, filed suit against the Company for unpaid rent for the leased facility in Orlando prior to the sale of the business to Lastec (see Note 2). City National Bank of Florida, Trustee received a final judgment as of January 4, 1999 of approximately $695,000, with interest thereafter until paid at the rate of 18% per year. As of December 31, 1999, the Company accrued for the judgement and the Company paid $950,000 in March 2000 to settle this dispute.

In October 1998, the Company entered into a consulting agreement with CSC Healthcare, Inc. ("CSC") to assist the Company in its commercialization efforts of its excimer technologies. For the year ended December 31, 1999, the Company incurred charges of approximately $790,000. At December 31, 1999, approximately $700,000 of these costs were accrued. On or about December 13, 1999, CSC filed a Complaint against the Company alleging the failure to pay for professional services allegedly performed by CSC, plus expenses, and seeking compensatory damages of $1,520,246, interest, attorneys' fees and costs of suit. The Company's Chairman of the Board of Directors was formerly a Vice President of CSC. In March 2000, the Company paid approximately $700,000 to CSC to settle this dispute.

The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes, based on discussions with legal counsel, that such litigation and claims will be resolved without a material effect on the Company's financial position or results of operations.

Employment Agreements

The Company has employment agreements with certain officers that provide for among other things, salary, bonus, severance and change in control provisions.

9.    SIGNIFICANT ALLIANCES/AGREEMENTS:

Edwards Agreement

On August 19, 1997, AccuLase executed a series of agreements with Baxter Healthcare Corporation ("Baxter"). During the second quarter of 2000, Baxter spun off the segment of its business with which the Company had these agreements. The new entity is known as Edwards Lifesciences Corp. ("Edwards"), to which the Company has continued to provide services under the existing agreements. These agreements provided, among other things, for the following:

  - AccuLase granted to Edwards an exclusive world-wide right and license to manufacture and sell the AccuLase Laser and disposable products associated therewith, for the purposes of treatment of cardiovascular and vascular diseases.

  -   In exchange Edwards agreed to:

      (a) Pay AccuLase $700,000 in cash at closing, an additional $250,000 in cash three months after closing, and an additional $600,000 upon delivery of the first two commercial excimer lasers. The Company recognized the amount receivable from Edwards using the percentage of completion method as costs were incurred. As of March 31, 1999, the Company fulfilled its commitment for the development of the demonstration lasers and the revenues under this section of the agreement were fully recognized.

      (b) Pay AccuLase a royalty equal to 10% of the "End User Price" for each disposable product sold, or if the laser equipment was to be sold on a per treatment basis, the "imputed" average sale price based on "non" per procedure sales. Royalty revenues were to be recognized as Edwards began selling product covered by the agreement.

      (c) Purchase from AccuLase excimer laser systems for cardiovascular and vascular disease. Revenues for the sale of excimer laser systems were to be recognized upon shipment by the Company.

      (d) Fund the total cost of obtaining regulatory approvals world-wide for the use of the AccuLase laser and delivery systems for the treatment of cardiovascular and vascular disease. Edwards has funded a portion of the cost of obtaining regulatory approvals world-wide. The Company has recognized revenue under this provision as reimbursable costs have been incurred.

      (e) Fund all sales and marketing costs related to the cardiovascular and vascular business. However, the Company did not anticipate any of such payments, as Edwards will incur such costs in the generation of revenue from the sale of the excimer products.

  - AccuLase agreed to manufacture the excimer laser system to specifications for Edwards. Edwards agreed to pay a fixed price per laser for the first 8 lasers to be manufactured by AccuLase, and thereafter to pay unit prices on a reducing scale of $75,000 to $45,000 per laser, based upon the annual number of lasers sold to Edwards.

  - AccuLase agreed for a period of five years not to engage in any business competitive with the laser products for cardiovascular and vascular applications licensed to Edwards.

  - AccuLase granted Edwards a security interest in all of its patents to secure performance under this agreement. The agreement expires upon the expiration of the last to expire license patent; however, Edwards may terminate the agreement at any time.

Revenues recognized under this agreement for the years ended December 31, 2000 and 1999 were $629,271 and $99,248, respectively. There were no revenues recognized under this agreement for the year ended December 31, 2001.

In January 2001, Edwards stopped performance under the agreement and has begun to commercialize a TMR product with an unrelated third party. The Company believes that Edwards has breached this agreement, and has notified Edwards of its position regarding the agreement. The Company has reserved all of its rights under the agreement and is considering what legal action should be taken in this regard. Accordingly, the Company currently does not have a strategic partner with whom to market its TMR laser. The Company does not currently have sufficient financial resources to commercialize the TMR laser on its own.

License Agreement With Edwards

On September 23, 1997, Edwards purchased from a third party rights to related patents for the use of an excimer laser to oblate tissue in vascular and cardiovascular applications for $4,000,000. The oblation technology underlying the patents has been successfully used in other applications for many years. In December 1997, the Company acquired a license to these patents from Edwards thereby entitling the Company to sell an excimer laser and related products for use in cardiovascular procedures. A license fee was recorded for the $4,000,000 cash payment made by the Company to Edwards to acquire the license.

As discussed in the Quarterly Report on Form 10-Q for the period ended September 30, 2001, the Company has been evaluating the various alternatives for exploiting the license. During the fourth quarter of 2001, the Company completed its evaluation. The Company concluded that the projected undiscounted cash flows expected to be derived from this license are less than the carrying value of the license. The Company also believes that any operations relating to this license will generate negative cash flows over the next several years due to the additional costs that would need to be incurred to further develop and market products based on this technology. Accordingly, the Company recorded an impairment charge in the fourth quarter of 2001 of approximately $2,000,000.

Clinical Trial Agreements With Massachusetts General Hospital

Between March 1998 and December 2001, the Company has entered into numerous clinical trial agreements with Massachusetts General Hospital. Generally, the Company agrees to support the clinical trial with certain payments in the form of research grants. These grants are typically paid in three installments over the term of the clinical trial: upon execution of the agreement; upon collection of final data from the study; and upon completion of the study and delivery of the final report. For the years ended December 31, 2001, 2000, and 1999, the Company has paid costs related to these agreements of $128,000, $188,000 and $312,000, respectively. The Company has commitments to provide research grants in the future. The Company expects that these payments will be made in 2002.

Marketing Agreement With Healthworld Corporation

In May 1999, the Company entered in an agreement with Healthworld Corporation ("Healthworld"), an entity in which a former director of the Company is Chairman and Chief Executive Officer, for provision of various services relating to the marketing of the Company's products for a monthly fee of $40,000, plus reimbursement of expenses and payment of a 15% commission on advertising purchases. Services beyond those budgeted by the parties were to cost $104 per person hour, which is generally less than the normal hourly rate charged by Healthworld for such services. In lieu of a higher hourly rate, the Company on May 11, 1999 issued to Healthworld warrants to purchase 174,000 shares of the Company's common stock at an exercise price of $4.69 per share (see Note 6). Under a separate agreement, Healthworld provided: (i) two full-time managed-care specialists to make calls on potential customers for a period of seven months at a cost of $30,000 per month; (ii) 20 full-time sale representatives to market among dermatologists for a period of four months at a cost of $125,000 per month; and (iii) certain general management services for a period of seven months at $10,000 per month. Under separate agreements, Healthworld provided certain medical education and publishing services (approximately $700,000 in fees and costs over a period in excess of one year) and general public relations services ($10,000 per month). For the year ended December 31, 1999, the Company incurred expense with Healthworld of approximately $750,000 under these agreements. For the year ended December 31, 2000, the Company incurred expense with Healthworld of approximately $500,000 under these agreements. As of April 2000, all agreements with Healthworld have been terminated.

10.   VALUATION AND QUALIFYING ACCOUNTS:

A summary of the valuation and qualifying accounts of the Company related to the allowance for doubtful accounts for the years ended December 31, 2001 and 2000 is as follows:

Allowance for doubtful accounts at December 31, 1999               $     82,684
     Additions                                                          139,172
     Write-offs                                                         (34,868)
                                                                   ------------
Allowance for doubtful accounts at December 31, 2000                    186,988
     Additions                                                          864,551
     Write-offs                                                         (55,143)
                                                                   ------------
Allowance for doubtful accounts at December 31, 2001               $    996,396
                                                                   ============

The additions to the reserve in 2000 relate to doubtful accounts that were a part of the Company's discontinued operations. Accordingly, this charge was recorded through discontinued operations.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except par value)

                                                                                        June 30, 2002     Dec. 30, 2001
                                                                                         (unaudited)
ASSETS
Current assets:

  Cash and cash equivalents                                                                    $623              $497
  Short-term investments                                                                      1,404             1,519
  Accounts receivable, net of allowance for doubtful accounts of $432 and $482                1,848             1,824
  Inventories                                                                                 3,278             3,006
  Other                                                                                         305               414
                                                                                            -------           -------
   Total current assets                                                                       7,458             7,260

Property and equipment, net                                                                   3,019             3,151
Goodwill                                                                                        599               599
Other intangible assets, net                                                                    545               328
Other assets                                                                                    100               127
                                                                                            -------           -------
   Total assets                                                                             $11,721           $11,465
                                                                                            =======           =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Current portion of long-term debt                                                            $142              $173
  Notes payable                                                                                 153                 -
  Accounts payable                                                                              889               851
  Accrued liabilities                                                                           818               411
                                                                                            -------           -------
   Total current liabilities                                                                  2,002             1,435
                                                                                            =======           =======

Long-term debt                                                                                2,668             2,937
Other liabilities                                                                                87                 -

Stockholders' equity:
   Common stock, $.01 par value, 30,000 shares authorized, 2,328 shares issued
    and outstanding                                                                              23                23
  Additional paid-in capital                                                                 33,728            33,725
  Accumulated deficit                                                                       (26,787)          (26,666)
  Accumulated other comprehensive income                                                          -                11
                                                                                            -------           -------
   Total stockholders' equity                                                                 6,964             7,093
                                                                                            -------           -------
   Total liabilities and stockholders' equity                                               $11,721           $11,465
                                                                                            =======           =======


The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)


                                                                                            For the Quarter Ended:
                                                                                        June 30, 2002       July 1, 2001

Net sales                                                                                   $2,826             $2,685
Cost of sales                                                                                1,597              1,262
                                                                                            ------             ------
Gross profit                                                                                 1,229              1,423
                                                                                            ------             ------

Operating expenses:
  Selling, general and administrative                                                        1,157              1,224
  Product development                                                                          125                156
                                                                                            ------             ------
                                                                                             1,282              1,380
                                                                                            ------             ------

Operating income (loss)                                                                        (53)                43

Interest expense                                                                                35                 46
Interest income                                                                                (19)               (39)
                                                                                            ------             ------
Net income (loss)                                                                             ($69)               $36
                                                                                            ======             ======

Basic and diluted net income (loss) per share                                               ($0.03)             $0.02
                                                                                            ======             ======

Shares used in calculating basic net income (loss) per share                                 2,328              2,328
Shares used in calculating diluted net income (loss) per share                               2,328              2,328
                                                                                            ------             ------

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF
                  OTHER COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
                                 (In thousands)

                                                                                             For the Quarter Ended:
                                                                                         June 30,2002         July 1,2001
Net income (loss)                                                                            ($69)                $36
Other comprehensive income:
   Unrealized securities gains arising during period                                            2                   1
   Less: reclassification for gains included in net income (loss)                              (6)                 (6)
                                                                                              ---                 ---
Decrease in accumulated other comprehensive income                                             (4)                 (5)
                                                                                              ---                 ---
Total comprehensive income (loss)                                                            ($73)                $31
                                                                                              ===                 ===


The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)

                                                                                           For the Six Months Ended:
                                                                                        June 30, 2002       July 1, 2001

Net sales                                                                                   $5,585             $4,956
Cost of sales                                                                                3,163              2,442
                                                                                            ------             ------
Gross profit                                                                                 2,422              2,514
                                                                                            ------             ------

Operating expenses:
  Selling, general and administrative                                                        2,295              2,383
  Product development                                                                          242                303
                                                                                            ------             ------
                                                                                             2,537              2,686
                                                                                            ------             ------

Operating loss                                                                                (115)              (172)

Interest expense                                                                                68                 93
Interest income                                                                                (61)               (86)
                                                                                            ------             ------
Net loss                                                                                     ($122)             ($179)
                                                                                            ======             ======
Basic and diluted net loss per share                                                        ($0.05)            ($0.08)
                                                                                            ======             ======

Shares used in calculating basic net loss per share                                          2,328              2,328
Shares used in calculating diluted net loss per share                                        2,328              2,328
                                                                                            ------             ------

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF
                      OTHER COMPREHENSIVE LOSS (UNAUDITED)
                                 (In thousands)

                                                                                           For the Six Months Ended:
                                                                                        June 30, 2002       July 1, 2001
Net loss                                                                                     ($122)             ($179)
Other comprehensive loss:
   Unrealized securities gains arising during period                                             4                  8
   Less: reclassification for gains included in net loss                                       (15)               (19)
                                                                                             -----              -----
Decrease in accumulated other comprehensive loss                                               (11)               (11)
                                                                                             -----              -----
Total comprehensive loss                                                                     ($133)             ($190)
                                                                                             =====              =====


The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In thousands)

                                                                                           For the Six Months Ended:
                                                                                       June 30, 2002        July 1, 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                  ($122)              ($179)
  Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
     Depreciation and amortization                                                            399                 449
     Provision for bad debt                                                                   (50)                (46)
     (Increase) decrease in assets, net of acquisition:
      Accounts receivable                                                                      26                  48
      Inventories                                                                            (213)               (609)
      Other current assets                                                                    115                (106)
      Other assets                                                                             14                 (44)
     Increase (decrease) in liabilities, net of acquisition:
      Accounts payable                                                                        162                 305
      Accrued liabilities                                                                     244                (179)
                                                                                             ----                ----
        Net cash provided by (used in) operating activities                                   575                (361)
                                                                                             ----                ----

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of short-term investments, net                                          104                (425)
  Purchases of property and equipment                                                         (94)               (122)
  Patent costs                                                                                 (7)                 (9)
                                                                                             ----                ----
        Net cash provided by (used in) investing activities                                     3                (556)
                                                                                             ----                ----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt                                                                  (91)                (64)
  Payments on note payable                                                                    (93)                  -
  Net advances (payments) on line of credit                                                  (268)                338
                                                                                             ----                ----
        Net cash provided by (used in) financing activities                                  (452)                274
                                                                                             ----                ----

Net increase (decrease) in cash and cash equivalents                                          126                (643)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                497                 702
                                                                                             ----                ----

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                     $623                $ 59
                                                                                             ====                ====


The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    Basis of Presentation:

The condensed consolidated financial statements of the Company for the quarter and six-month periods ended June 30, 2002 and July 1, 2001 have been prepared by the Company without audit by the Company's independent auditors. In the opinion of the Company's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of June 30, 2002 and for the periods then ended have been made. Those adjustments consist only of normal and recurring adjustments. The condensed consolidated balance sheet of the Company as of December 30, 2001 has been derived from the audited consolidated balance sheet of the Company as of that date.

Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K report for fiscal year ended December 30, 2001, as filed with the Securities and Exchange Commission.

      Interim Financial Information:

While the Company believes that the disclosures presented are adequate to prevent misleading information, it is suggested that the unaudited condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes included in the Company's Form 10-K report for the fiscal year ended December 30, 2001, as filed with the Securities and Exchange Commission. Interim results for the quarter ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year.

2.    Acquisitions

During the quarter ended June 30, 2002, the Company acquired the CO2 laser product line of Reliant Technologies, Inc. ("Reliant"). The Company obtained inventory for the product line for $75,000 cash and $105,000 in a 12 month note payable. The Company also assumed an outstanding purchase commitment for inventory of $72,000. In addition, the Company obtained a royalty-bearing license ("the License") for the use of certain patents of Reliant in surgical and aesthetic applications. Under the License, the Company shall, over an 18-month period, prepay royalties of $250,000. The License is being amortized on a straight line basis over an estimated life of 8 years.

3.    Supplemental Cash Flow Information:

There were no material income taxes paid for the six months ended June 30, 2002 and July 1, 2001. Interest paid for the six months ended June 30, 2002 and July 1, 2001 was $69,000 and $95,000, respectively.

For the period ending June 30, 2002, non-cash operating and financing activities consisted of liquidation of an account payable for equipment by means of a capital lease agreement in the amount of $35,000, a reclassification from accounts payable to notes payable amounting to $141,000, and a conversion of two operating leases into a capital lease for $24,000.

In May 2002, the Company acquired the CO2 laser product line from Reliant for $75,000 cash and $105,000 in a short term note payable in exchange for inventories and a commitment to prepay royalties of $250,000 over 18 months in exchange for certain license rights.

4.    Inventories:

Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost is determined at the latest cost for raw materials and at production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods.

Inventories at June 30, 2002 and December 30, 2001 were as follows (in thousands of dollars):

                                                                June 30, 2002                December 30, 2001
                                                                -------------                -----------------
     Raw material and work-in-process                                  $1,956                           $1,913
     Finished goods                                                     1,322                            1,093
     ---------------------------------------------------------------------------------------------------------
                                                                       $3,278                           $3,006
     =========================================================================================================

5.    Other Intangible Assets:

Costs to obtain or defend patents are capitalized and amortized over the shorter of their estimated useful life or eight years. The total costs of license agreements, including costs to obtain such agreements, are capitalized and amortized over the shorter of the life of the agreement or eight years.

The following table reflects the components of intangible assets, excluding goodwill (in thousands):

                                                       June 30, 2002                      December 30, 2001
                                                       -------------                      -----------------
                                             Gross Carrying       Accumulated      Gross Carrying     Accumulated
                                                  Amount          Amortization          Amount        Amortization
                                             ---------------------------------------------------------------------
    Amortized intangible assets:
         Patents and trademarks                   $1,074               $788             $1,066            $743
         License agreements                          298                 39                 40              35
                                             ---------------------------------------------------------------------
    Total other intangible assets                 $1,372               $827             $1,106            $778
                                             =====================================================================

The following sets forth the estimated amortization expense on intangible assets for the fiscal years ending (in thousands):

                                            2002             $107
                                            2003               98
                                            2004               84
                                            2005               69
                                            2006               46

6.    Accrued Liabilities:

In May 2002, the Company acquired the CO2 laser product line from Reliant, which included a commitment to prepay royalties of $250,000 over 18 months. This current amount is included in accrued liabilities and long term portion is included in other liabilities at June 30, 2002. During the first six months of 2002, the Company resumed direct control of $223,000 of funds previously set aside in July 1999 for the redemption of the Company's subordinated notes and $31,000 of funds set aside to pay related, accrued interest. These amounts are also included in accrued liabilities at June 30, 2002.

7.    Basic and Diluted Income (Loss) Per Share:

Basic and diluted income (loss) per share have been computed under the guidelines of Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" as follows (in thousands except for per share amounts):

                                                    For the Quarter Ended                For the Six Months Ended
                                               June 30, 2002      July 1, 2001      June 30,  2002          July 1, 2001
                                               -------------      ------------      --------------          ------------
Basic EPS Calculation
   Net income (loss)                                ($69)               $36               ($122)                ($179)
   Denominator:
      Common Stock Outstanding                     2,328              2,328               2,328                 2,328
                                               -------------------------------------------------------------------------
   Basic EPS                                      ($0.03)             $0.02              ($0.05)               ($0.08)
                                               =========================================================================

Diluted EPS Calculation
   Net income (loss)                                ($69)               $36               ($122)                ($179)
   Denominator:
      Common Stock Outstanding                     2,328              2,328               2,328                 2,328
      Common Stock Options                             -                  -                   -                     -
                                               -------------------------------------------------------------------------
      Total Shares                                 2,328              2,328               2,328                 2,328
                                               -------------------------------------------------------------------------
   Diluted EPS                                    ($0.03)             $0.02              ($0.05)               ($0.08)
                                               =========================================================================

For the quarter and six months ended June 30, 2002, the Company had 599,000 common stock options and warrants outstanding which were excluded from the calculation of diluted earnings per share due to the net losses incurred. The inclusion of these common share equivalents had an anti-dilutive effect when calculating diluted loss per share under SFAS No. 128. For the quarter and the six months ended July 1, 2001, the Company had 615,000 common stock options and warrants outstanding which were excluded from the calculation of diluted earnings per share because those options' and warrants' exercise prices were greater than the average market price of the common stock.

8.    Bank Borrowings:

The Company has a $3 million credit facility from a bank. The credit facility's original commitment term of three years expiring June 2003 has been extended until June 2004. The credit facility permits deferment of principal payments until the end of the commitment term, and is secured by SLT's business assets, including collateralization of $2 million of SLT's cash and cash equivalents and short-term investments. The credit facility has been amended to set the interest rate at the 30 day LIBOR plus 2.25% and is subject to certain covenants and borrowing base certificates, as defined. The interest rate on the credit facility at June 30, 2002 was 4.09%. At June 30, 2002, SLT had $2,505,000 in outstanding obligations and $495,000 was available under the credit facility.

9.    Income Taxes:

In accordance with SFAS No. 109, "Accounting for Income Taxes", the Company has recorded no current provision for income taxes due to the losses incurred for the quarter and six months ended June 30, 2002 and has recorded no net deferred provision by reason of the losses incurred. Any benefit from such loss has been fully reserved due to uncertainties as to the realizability of such benefit based on the Company's historical results and the general market conditions which the Company continues to experience.

In accordance with SFAS No. 109, the Company has recorded no current provision for income taxes due to the availability of net operating loss carryforwards in the quarter ended July 1, 2001 and due to the loss incurred for the six months ended July 1, 2001. The Company has recorded no benefit from the net loss inasmuch as any such benefit has been fully reserved due to uncertainties as to the realizability of such benefit based on the Company's historical results and the general market conditions which SLT continues to experience.

10.   Business Segment and Geographic Data:

The Company is engaged primarily in one business segment: the design, development and manufacture of laser products and the marketing of those laser products as well as other instruments for medical applications. The Company markets its offering through traditional sales efforts as well as through the provision of fee-based surgical services. The Company's customers are primarily hospitals and surgery centers. For the quarters and six months ended June 30, 2002 and July 1, 2001, the Company did not have material net sales to any individual customer.

The Company reported net sales in the following categories (in thousands of dollars):

                                                          For the Quarter Ended:              For the Six Months Ended:
                                                    June 30, 2002       July 1, 2001       June 30, 2002     July 1, 2001
                                                    -------------       ------------       -------------     ------------
Disposables and accessories                                $1,194             $1,307              $2,301           $2,510
Laser system sales and related maintenance                    362                323                 851              497
Surgical services                                           1,270              1,055               2,433            1,949
-------------------------------------------------------------------------------------------------------------------------
Total net sales                                            $2,826             $2,685              $5,585           $4,956
=========================================================================================================================

For the quarters and six months ended June 30, 2002 and July 1, 2001, there were no material net sales attributed to an individual foreign country. Net sales by geographic area were as follows (in thousands of dollars):

                                          For the Quarter Ended:                       For the Six Months Ended:
                                  June 30, 2002            July 1, 2001          June 30, 2002           July 1, 2001
                                  -------------            ------------          -------------           ------------
Domestic                                 $2,674                  $2,168                 $5,282                 $4,183
Foreign                                     152                     517                    303                    773
---------------------------------------------------------------------------------------------------------------------
                                         $2,826                  $2,685                 $5,585                 $4,956
=====================================================================================================================

11.   Recent Accounting Pronouncements:

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 eliminates the use of the pooling method of accounting and requires the use of purchase accounting for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets separate from goodwill. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill will be tested annually and whenever events or circumstances occur which indicate that goodwill may be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001.

As of December 31, 2001, which is the beginning of fiscal 2002, the Company no longer amortizes the goodwill which it recognized in connection with the acquisition of Surgical Innovations & Services, Inc. ("SIS"). During the quarter and first six months of 2001, the Company had goodwill amortization of $8,000 and $16,000, respectively. The Company's goodwill is subject to a transitional impairment test as of December 31, 2001 and an annual impairment test, using a two-step process prescribed by SFAS No. 142. The Company has completed the transitional impairment test for SIS, the applicable reporting unit, and no impairment of goodwill was found to exist as of the beginning of fiscal 2002. During 2002 and in future periods, the Company will evaluate goodwill for possible impairment at least on an annual basis. The Company has reviewed its other intangible assets besides goodwill as of the beginning of fiscal 2002 and has determined that no changes were necessary as to the method by which it accounts for or amortizes such intangibles.

The following table reflects unaudited adjusted results of operations of the Company, giving effect to SFAS 142 as if it were adopted on January 1, 2001 (in thousands, except earnings per share):

                                                           For the Quarter Ended:         For the Six Months Ended:
                                                      June 30, 2002     July 1, 2001   June 30, 2002     July 1, 2001
                                                      -------------     ------------   -------------     ------------
Net income (loss), as reported                                ($69)              $36          ($122)           ($179)
Add back: amortization expense,
    net of tax                                                   -                 8              -               16
--------------------------------------------------------------------------------------------------------------------
Adjusted net income (loss)                                    ($69)              $44          ($122)           ($163)
====================================================================================================================

Basic and diluted net income (loss) per share:
As reported                                                 ($0.03)            $0.02         ($0.05)          ($0.08)
Adjusted                                                    ($0.03)            $0.02         ($0.05)          ($0.07)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Surgical Laser Technologies, Inc.


      We have audited the accompanying consolidated balance sheets of Surgical Laser Technologies, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Surgical Laser Technologies, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      We have also audited Schedule II for the years ended December 30, 2001 and December 31, 2000. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                        /s/ Grant Thornton LLP


Philadelphia, Pennsylvania
January 25, 2002

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

BELOW IS A COPY OF THE REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH SURGICAL LASER TECHNOLOGIES, INC.'S FILING ON FORM 10-K FOR THE YEAR ENDED JANUARY 2, 2000. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THE REGISTRATION STATEMENT, OF WHICH THIS PROXY STATEMENT/PROSPECTUS FORMS A PART. SEE THE SECTION OF THE PROXY STATEMENT/PROSPECTUS ENTITLED "EXPERTS" FOR FURTHER DISCUSSION.

To Surgical Laser Technologies, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Surgical Laser Technologies, Inc. (a Delaware corporation) and Subsidiaries for the year ended January 2, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and cash flows of Surgical Laser Technologies, Inc. and Subsidiaries for the year ended January 2, 2000 in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as whole. The schedule included in Item 8 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         /s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
January 21, 2000

Surgical Laser Technologies, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except for par values)

                                                                                 Dec. 30, 2001         Dec. 31, 2000
ASSETS
Current assets:
     Cash and cash equivalents (Note 1)                                                $497                   $702
     Short-term investments (Note 1)                                                  1,519                  1,698
     Accounts receivable, net of allowance for doubtful accounts
      of $482 and $487                                                                1,824                  1,825
     Inventories (Note 4)                                                             3,006                  2,182
     Other                                                                              414                    230
--------------------------------------------------------------------------------------------------------------------
              Total current assets                                                    7,260                  6,637
Property and equipment, net (Note 5)                                                  3,151                  3,186
Patents and licensed technology, net (Note 6)                                           328                    433
Goodwill, net (Note 2)                                                                  599                    632
Other assets                                                                            127                     45
--------------------------------------------------------------------------------------------------------------------
              Total assets                                                          $11,465                $10,933
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                                 $173                    $58
     Accounts payable                                                                   851                    376
     Accrued liabilities (Note 7)                                                       411                    516
--------------------------------------------------------------------------------------------------------------------
              Total current liabilities                                               1,435                    950
--------------------------------------------------------------------------------------------------------------------
Long-term debt (Note 8)                                                               2,937                  2,300
--------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 16)

Stockholders' equity:
     Common stock, $.01 par value, 30,000 shares authorized,
       2,328 shares issued and outstanding                                               23                     23
     Additional paid-in capital                                                      33,725                 33,716
     Accumulated deficit                                                            (26,666)               (26,080)
     Accumulated other comprehensive income                                              11                     24
--------------------------------------------------------------------------------------------------------------------
              Total stockholders' equity                                              7,093                  7,683
--------------------------------------------------------------------------------------------------------------------
              Total liabilities and stockholders' equity                            $11,465                $10,933
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Surgical Laser Technologies, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                                                  For the Year Ended
                                                                  -----------------------------------------------------
                                                                  Dec. 30, 2001      Dec. 31, 2000         Jan. 2, 2000
Revenue:
     Product sales                                                     $5,739             $6,263               $6,806
     Services                                                           4,273              2,666                1,145
-----------------------------------------------------------------------------------------------------------------------
     Total revenue                                                     10,012              8,929                7,951
-----------------------------------------------------------------------------------------------------------------------
Cost of sales:
     Product cost of sales                                              2,511              2,436               2,711
     Services cost of sales                                             2,759              1,516                 675
-----------------------------------------------------------------------------------------------------------------------
     Total cost of sales                                                5,270              3,952               3,386
-----------------------------------------------------------------------------------------------------------------------
Gross profit                                                            4,742              4,977               4,565
-----------------------------------------------------------------------------------------------------------------------
Operating expenses:
     Selling, general and administrative                                4,714              4,159               4,427
     Product development                                                  562                651                 741
     Non-recurring charges (Note 10)                                        -                  -               1,440
-----------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                           5,276              4,810               6,608
-----------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                  (534)               167              (2,043)

Other income                                                                -                  -                 194
Interest expense                                                         (178)              (123)               (304)
Interest income                                                           126                197                 270
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                        (586)               241              (1,883)
Income taxes                                                                -                  -                   -
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                       ($586)              $241             ($1,883)
-----------------------------------------------------------------------------------------------------------------------
Basic and diluted net income (loss) per share (Note 3)                 ($0.25)             $0.11              ($0.95)
=======================================================================================================================
Weighted average shares used in calculation of
    basic net income (loss) per share                                   2,328              2,182               1,978
Weighted average shares used in calculation of
    diluted net income (loss) per share                                 2,328              2,219               1,978
=======================================================================================================================

Surgical Laser Technologies, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)
(In thousands)

                                                                                 For the Year Ended
                                                                   ---------------------------------------------------
                                                                   Dec. 30, 2001      Dec. 31, 2000       Jan. 2, 2000
Net income (loss)                                                       ($586)              $241             ($1,883)
Other comprehensive income:
     Unrealized securities gains arising during period                     11                 24                   -
     Less: reclassification for gains included in net
       income (loss)                                                      (24)                 -                   -
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in accumulated other
     comprehensive income                                                 (13)                24                   -
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                       ($599)              $265             ($1,883)
======================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Surgical Laser Technologies, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

                                                         ADDITIONAL                    ACCUMULATED
                                              COMMON      PAID-IN     ACCUMULATED         OTHER            DEFERRED
                                              STOCK       CAPITAL        DEFICIT      COMPREHENSIVE      COMPENSATION      TOTAL
                                                                                          INCOME
BALANCE, JANUARY 3, 1999                       $20        $33,033       ($24,438)            $-              ($21)         $8,594
Amortization of deferred compensation            -              -             -               -                11              11
Net loss                                         -              -        (1,883)              -                 -          (1,883)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 2, 2000                       $20        $33,033      ($26,321)              -              ($10)         $6,722
----------------------------------------------------------------------------------------------------------------------------------
Amortization of deferred compensation            -              -             -               -                10              10
Issuance of stock (Note 2)                       3            683             -               -                 -             686
Comprehensive income:
    Net income                                   -              -           241               -                 -             241
    Other comprehensive income:
        Unrealized gain on available
          for sale securities (Note 1)           -              -             -              24                 -              24
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                     $23        $33,716      ($26,080)            $24                $-          $7,683
----------------------------------------------------------------------------------------------------------------------------------
Compensation expense on stock
   options issued                                -              9             -               -                 -               9
Comprehensive income:
    Net income (loss)                            -              -          (586)              -                 -            (586)
    Other comprehensive income:
       Decrease in accumulated other
          comprehensive income (Note 1)          -              -             -             (13)                -             (13)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 30, 2001                     $23        $33,725      ($26,666)            $11                $-          $7,093
==================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Surgical Laser Technologies, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                        For the Year Ended
                                                                      ----------------------------------------------------
                                                                      Dec. 30, 2001        Dec. 31, 2000      Jan. 2, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                     ($  586)            $   241             ($1,883)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
      Depreciation and amortization                                          885                 749                 912
      Imputed interest                                                        --                  --                 (15)
      Non-recurring charges                                                   --                  --               1,440
       Provision for bad debt                                                 (5)                 (7)                 25
       Gain on sale of property held for sale                                 --                  --                 (70)
  (Increase) decrease in assets:
     Accounts receivable                                                       6                (348)               (169)
     Inventories                                                          (1,078)               (300)                153
     Other current assets                                                   (189)               (150)                 95
     Other assets                                                            (88)                 33                 (41)
  Increase (decrease) in liabilities:
     Accounts payable                                                        475                (500)               (248)
     Accrued liabilities                                                    (105)               (107)               (636)
--------------------------------------------------------------------------------------------------------------------------
       Net cash used in operating activities                                (679)               (389)               (437)
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Sale of property held for sale                                            --                  --               4,237
    (Purchases) sales of short-term investments                              166               1,798                (388)
    Additions to property and equipment                                     (119)               (412)               (144)
    Patent costs                                                             (11)                 (9)                (32)
    Acquisition  of business, net of cash acquired                            --                (419)                 --
--------------------------------------------------------------------------------------------------------------------------
       Net cash provided by investing activities                              36                 958               3,673
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM  FINANCING ACTIVITIES:
  Payments on long-term debt                                                (135)               (181)             (1,975)
  Reduction in long-term debt on property held for sale                       --                  --              (3,922)
  Net advances on line of credit                                             573                  37                  --
--------------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) financing activities                438                (144)             (5,897)
--------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                        (205)                425              (2,661)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                 702                 277               2,938
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $   497             $   702             $   277
==========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Surgical Laser Technologies, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2001

Note 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of Surgical Laser Technologies, Inc. and its wholly owned subsidiaries ("SLT"). All material intercompany balances and transactions have been eliminated.

NATURE OF OPERATIONS
SLT is engaged primarily in the development, manufacture and sale of proprietary lasers and delivery systems for both contact and non-contact surgery, and in the provision of surgical services. SLT's Contact Laser(TM) System is comprised of a portable laser unit that delivers laser energy through Contact Laser Delivery Systems. SLT's current manufactured laser product line includes 4 portable Nd:YAG laser units of various power levels, a portable holmium laser unit, a family of over 100 laser probes, laser scalpels, fibers and handpieces that provide different Wavelength Conversion(TM) effect properties, power densities and configurations appropriate for cutting, coagulation or vaporization. SLT's surgical services offerings include the provision of its, and other manufacturers laser systems, and technicians, for various surgical procedures. SLT product offerings also include certain non-laser based products.

FISCAL YEAR
SLT's fiscal year is the 52 or 53-week period ending the Sunday nearest to December 31. Fiscal years 2001, 2000 and 1999 included 52 weeks.

COMPREHENSIVE INCOME
SLT has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive income comprises net income and other comprehensive income and its components. Other comprehensive income consists of the change in the net unrealized gain or loss on available for sale marketable securities.

CASH, CASH EQUIVALENTS AND LIQUIDITY
The terms of our line of credit agreement with our bank require that we maintain $2 million of cash and cash equivalents (including short-term investments) as collateral for the line of credit. We have been in compliance with this provision since the inception of the line of credit agreement.

SLT invests its excess cash in highly liquid short-term investments. SLT considers short-term investments that are purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of the following at:

                                                      December 30, 2001                 December 31, 2000
                                                      -----------------                 -----------------
(In thousands)
Cash and money market accounts                               $497                              $702
                                                             ----                              ----
Total cash and cash equivalents                              $497                              $702
                                                             ====                              ====

SLT's primary sources of funds is its cash flows from operations, its borrowing capacity under the credit facility and lease financing for capital expenditures. Management believes that operating cash flow for fiscal year 2002, the available line of credit and lease financing options will be sufficient to fund operations and/or facilitate SLT's growth plans.

SHORT-TERM INVESTMENTS
Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," SLT has classified its entire portfolio of short-term investments as available for sale as they are available to take advantage of other investment opportunities. Securities available for sale are stated at fair value with unrealized gains and losses included in stockholders' equity as accumulated other comprehensive income. Dividend and interest income are recognized when earned and are recorded in interest income. The amortized cost of debt securities is adjusted for accretion of discounts to maturity. Such amortization is also included in interest income. SLT currently invests only in high-quality, short-term securities in accordance with its investment policy. At December 31, 2000, SLT had $24,000 of net unrealized investment gains, which were included in accumulated other comprehensive income on the consolidated balance sheet. During 2001, the $24,000 of unrealized investment gains were realized and included in net income (loss) for the year ended December 30, 2001. As of December 30, 2001, SLT had unrealized gains of $11,000, which were included in accumulated other comprehensive income on the consolidated balance sheet.

The following table represents the estimated cost, fair value and unrealized gain (loss) breakdown of short-term investments by category:

                                                                         December 30, 2001
                                                                         -----------------
                                                                                                     Unrealized
                                                            Cost             Fair Value              Gain (Loss)
                                                            ----             ----------              -----------
(In thousands)
U.S. corporate debt securities                              $908                  $918                   $10
Certificates of deposit                                      600                   601                     1
----------------------------------------------------------------------------------------------------------------
Total short-term investments                              $1,508                $1,519                   $11
================================================================================================================

                                                                          December 31, 2000
                                                                          -----------------
                                                                                                     Unrealized
                                                           Cost              Fair Value              Gain (Loss)
                                                           ----              ----------              -----------
(In thousands)
U.S. corporate debt securities                            $1,176                $1,182                    $6
Asset backed securities                                       47                    44                    (3)
Commercial paper                                             451                   472                    21
----------------------------------------------------------------------------------------------------------------
Total short-term investments                              $1,674                $1,698                   $24
================================================================================================================


The entire estimated fair value of short-term investments of $1,519,000 at December 30, 2001 was due in one year.

PROPERTY, EQUIPMENT, DEPRECIATION AND AMORTIZATION
Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily 3 to 10 years for demonstration equipment, furniture and office equipment, automobiles, machinery and equipment, and 30 years for buildings. Leasehold improvements are amortized over the lesser of their useful lives or the lease term. Depreciation expense was $705,000 in 2001, $579,000 in 2000 and $788,000 in 1999. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.

INVENTORIES
Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost is determined at the latest cost for raw materials and at production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods.

Laser units and laser accessories located at medical facilities for sales evaluation and demonstration purposes or those units/accessories used for development and medical training are included in property and equipment under the caption "demonstration equipment." These units and accessories are being depreciated over a period of up to 5 years. Laser units utilized in the provision of surgical services are included in property and equipment under the caption "machinery and equipment." These units are being depreciated over a period of up to 10 years.

PATENT COSTS
Costs incurred to obtain or defend patents are capitalized and amortized over the shorter of their estimated useful lives or eight years.

REVENUE RECOGNITION AND WARRANTY COSTS
Upon shipment of its product or delivery of a service, SLT records a sale and accrues the related estimated warranty costs, if any.

DEFERRED SERVICE REVENUE
Revenue under maintenance agreements is deferred and recognized over the term (primarily 1 to 2 years) of the agreements on a straight-line basis.

PRODUCT DEVELOPMENT COSTS
Costs of research, new product and development and product redesign are charged to expense as incurred.

USE OF ESTIMATES
The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS
Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," SLT is required to evaluate the impairment of long-lived assets and certain identifiable intangible assets on a periodic basis. SLT reviews the realizability of its long-lived assets and other intangibles by analyzing the projected undiscounted cash flows and adjusts the net book value of the recorded assets to their realizable value when necessary. No such adjustments were recorded in 2001, 2000 or 1999.

RECENT ACCOUNTING PRONOUNCEMENTS
On July 20, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of SFAS No. 142 apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for SLT are as follows:

- all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

- intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

- goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

- effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

- all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

SLT continued to amortize goodwill recognized prior to July 1, 2001 under its current method until January 1, 2002, after which annual and quarterly goodwill amortization of $32,000 and $8,000 was no longer recognized. By June 30, 2002, SLT will have completed a transitional, fair-value-based impairment test of goodwill as of January 1, 2002. Impairment losses, if any, resulting from the transitional testing will be recognized in 2002, as a cumulative effect of a change in accounting principle.

Note 2
ACQUISITION OF SURGICAL INNOVATIONS & SERVICES, INC:

On June 1, 2000, SLT acquired Surgical Innovations & Services, Inc. ("SIS"), a closely held Alabama corporation that provides surgical services primarily to hospitals and surgery centers in the southeastern United States. Under the acquisition agreement, the SIS stockholders received 350,000 shares of SLT's common stock and $300,000 in cash. SLT accounted for the acquisition using the purchase method. The purchase price also included approximately $2,702,000 of assumed liabilities. The purchase price has been allocated to acquired assets, which included approximately $2,763,000 of property and equipment, based on their estimated fair values at the date of acquisition. This allocation has resulted in acquired goodwill of approximately $648,000, which has been amortized on a straight-line basis over twenty years. Amortization expense was $32,000 in 2001 and $16,000 in 2000.

Note 3
EARNINGS (LOSS) PER SHARE:

Basic and diluted income (loss) per share have been computed under the guidelines of SFAS No. 128, "Earnings Per Share," as follows (in thousands except for per share amounts):

                                                             For the Year Ended
                                        December 30, 2001     December 31, 2000      January 2, 2000
                                        -----------------     -----------------      ---------------
Basic EPS Calculation
   Net income (loss)                         ($  586)               $  241               ($1,883)
   Denominator:
      Common Stock Outstanding                 2,328                 2,182                 1,978
                                             -------                ------               -------
Basic EPS                                    ($ 0.25)               $ 0.11               ($ 0.95)
                                             =======                ======               =======

Diluted EPS Calculation
   Net income (loss)                         ($  586)               $  241               ($1,883)
   Denominator:
      Common Stock Outstanding                 2,328                 2,182                 1,978
      Common Stock Options                        --                    37                    --
                                             -------                ------               -------
      Total Shares                             2,328                 2,219                 1,978
                                             -------                ------               -------
Diluted EPS                                  ($ 0.25)               $ 0.11               ($ 0.95)
                                             =======                ======               =======

For the years ended December 30, 2001, December 31, 2000 and January 2, 2000, SLT has reported earnings per share on the face of the income statement. On December 30, 2001, SLT had common stock options and warrants outstanding of 604,000. Due to the net loss in 2001, the inclusion of these common share equivalents had an anti-dilutive effect when calculating diluted EPS and, as a result, were excluded from the diluted EPS calculation. On December 31, 2000, SLT had common stock options and warrants outstanding of 515,000, of which 343,000 were excluded from the calculation of diluted EPS because their exercise price was above the 2000 average closing stock price of SLT's common stock. SLT had common stock options and warrants outstanding at January 2, 2000 of 399,000. Due to SLT's net loss position in 1999, the inclusion of these common share equivalents had an anti-dilutive effect when calculating diluted EPS and, as a result, were excluded from the diluted EPS calculation.

Note 4
INVENTORIES:
(In thousands)

                                           December 30, 2001   December 31, 2000
                                           -----------------   ------------------
Raw materials and work-in-process               $1,913               $1,300
Finished goods                                   1,093                  882
                                                ------               ------
Total inventories                               $3,006               $2,182
                                                ======               ======

Note 5
PROPERTY AND EQUIPMENT:
(In thousands)

                                                          December 30, 2001      December 31, 2000
                                                          -----------------      -----------------
Property and equipment:
  Furniture and office equipment                              $  3,745                $ 3,740
  Machinery and equipment                                        5,656                  5,201
  Demonstration equipment                                          437                    415
  Automobiles                                                      473                    301
  Leasehold improvements                                           112                    109
                                                              --------                -------
                                                                10,423                  9,766
Less: Accumulated depreciation and amortization                 (7,272)                (6,580)
                                                              --------                -------
Property and equipment, net                                   $  3,151                $ 3,186
                                                              ========                =======

At December 30, 2001 and December 31, 2000, net property and equipment included $365,000 and $154,000, respectively, of assets recorded under capitalized lease arrangements. The related lease obligation of $336,000 and $157,000, was included in long-term debt at December 30, 2001 and December 31, 2000, respectively (see Note 8).

Note 6
PATENTS AND LICENSED TECHNOLOGY:
(In thousands)

                                                                           December 30, 2001   December 31, 2000
                                                                           -----------------   -----------------
Patents, net of accumulated amortization of $743 and $654                        $323               $402
Licensed technology, net of accumulated amortization of $35 and $9
                                                                                    5                 31
                                                                                 ----               ----
Total patents and licensed technology                                            $328               $433
                                                                                 ----               ----

Note 7
ACCRUED LIABILITIES:
(In thousands)

                                  December 30, 2001  December 31, 2000
                                  -----------------  -----------------
Accrued compensation                    $184               $264
Deferred revenues                        114                 92
Director fees payable                     30                 62
Other                                     83                 98
                                        ----               ----
Total accrued liabilities               $411               $516
                                        ====               ====

Note 8
LONG-TERM DEBT:
(In thousands)

                                                December 30, 2001     December 31, 2000
                                                -----------------     -----------------
Capital lease obligations (see Note 5)               $   336                $   157
Borrowings on credit facility                          2,774                  2,201
Less: Current portion                                   (173)                   (58)
                                                     -------                -------
Total long-term debt                                 $ 2,937                $ 2,300
                                                     =======                =======

Concurrent with the SIS acquisition, SLT obtained a $3 million credit facility from a bank to replace the term debt of SIS. The credit facility has a commitment term of three years, expiring June 2003, permits deferment of principal payments until the end of the commitment term, and is secured by SLT's business assets, including collateralization of $2 million of SLT's cash and cash equivalents and short-term investments. The credit facility has an interest rate of either the 30, 60, 90 or 180 day LIBOR plus 2.25% and is subject to certain restrictive covenants and borrowing base certificates. The rate at December 30, 2001 was 4.37%. At December 30, 2001, SLT exceeded one of three covenants set by its bank. The bank waived the non-compliance with the covenant at that date and has reset the covenant to a level with which management expects to be in compliance during 2002. At December 30, 2001, SLT had $2,774,000 in outstanding obligations and with $226,000 of availability under the credit facility.

At December 30, 2001 and December 31, 2000, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt.

The obligations under capital leases are at fixed interest rates ranging from 1% to 11% and are collateralized by the related property and equipment (see Note
5).

Future minimum payments for property under capital leases are as follows (in thousands of dollars):

      Year                                                           Amount
      ----                                                           ------
      2002                                                             $187
      2003                                                               96
      2004                                                               43
      2005                                                               31
                                                                       ----
      Total minimum lease obligation                                    357
      Less:  Interest                                                    21
                                                                       ----
      Present value of total minimum lease obligation                  $336
                                                                       ====

Note 9
COMMON STOCK OPTIONS AND COMMON STOCK WARRANTS:

COMMON STOCK OPTIONS:

Under SLT's 1990 and 2000 Equity Incentive Plans and Second Amended and Restated Stock Option Plan for Outside Directors (the "Option Plans"), an aggregate of 586,990 shares of common stock were issued or are issuable pursuant to options that could be granted to certain officers, directors, key employees and others. Options under all plans expire no more than 10 years from the date of grant and have varying vesting schedules.

In May 2000, the 1990 Equity Incentive Plan and Second Amended and Restated Stock Option Plan for Outside Directors expired by their terms with respect to any future grants. At December 30, 2001, the 1990 Equity Incentive Plan had 286,290 options outstanding and the Second Amended and Restated Stock Option Plan for Outside Directors had 50,700 options outstanding. In July 2000, the 2000 Equity Incentive Plan was approved by the stockholders at SLT's Annual Meeting held July 19, 2000. The 2000 Equity Incentive Plan had 176,600 options outstanding and another 73,400 options available for grant at December 30, 2001.

SLT accounts for the Option Plans under APB Opinion No. 25, under which no compensation cost has been recognized for options issued to employees and outside directors, except as set forth below. Had compensation cost for the Option Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," SLT's net loss would have increased by approximately $112,000 or $0.05 per share for the year ended December 30, 2001. SLT's net income and net income per share would have been reduced by $124,000 and $0.06, respectively, for the year ended December 31, 2000. SLT's net loss and net loss per share would have increased by $52,000 and $0.03, respectively, for the year ended January 2, 2000.

The per share fair value of options granted during the years ended December 30, 2001, December 31, 2000 and January 2, 2000, was estimated at $0.76, $1.41 and $0.81, respectively. During 2000 SLT issued 65,400 options that were below the fair market value at the time of grant. This difference is being amortized, as compensation expense, on a straight-line basis over the three year vesting period. For the year ended December 30, 2001, SLT has recorded $9,000 of compensation expense. There were no other options granted below market or above market during the three years. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.91%, 6.54% and 5.56% for 2001, 2000 and 1999 grants, respectively; an expected life of five years; dividend yield of zero for all grants; and volatility of 53.4%, 59.4% and 50.6% for 2001, 2000 and 1999 grants, respectively. Because the SFAS No. 123 method of accounting is not required to be applied to options granted prior to January 2, 1995, the resulting pro forma compensation charge may not be representative of that which may be expected in future years.

The following table summarizes the transactions in SLT's Option Plans for the three year period ended December 30, 2001:

                                                                                               Weighted
                                                                                               Average
                                                                            Exercise           Exercise
                                                           Shares             Price             Price
OUTSTANDING OPTIONS AT JANUARY 3, 1999                      304,862        $2.03-75.00          $11.98
Granted                                                     106,300          1.56-2.50            1.60
Forfeited                                                  (102,012)        1.63-75.00            8.83
                                                            -------        -----------         ------
OUTSTANDING OPTIONS AT JANUARY 2, 2000                      309,150         1.56-75.00            9.46
                                                            -------        -----------         ------
Granted                                                     135,800          2.94-2.00            2.47
Forfeited                                                   (20,054)        1.63-52.08            2.24
                                                            -------        -----------         ------
OUTSTANDING OPTIONS AT DECEMBER 31, 2000                    424,896         1.56-75.00            6.62
                                                            -------        -----------         ------
Granted                                                     101,000          1.47-1.47            1.47
Forfeited                                                   (12,306)        1.63-75.00           29.77
                                                            -------        -----------         ------
OUTSTANDING OPTIONS AT DECEMBER 30, 2001                    513,590        $1.47-28.75          $ 5.03
                                                            -------        -----------         ------

At December 30, 2001, there were 289,770 options vested and exercisable and 73,400 options were available for grant. The following table summarizes the options outstanding and exercisable by price range at December 30, 2001:

                  OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
                                            Weighted         Weighted
                                             Average          Average                           Weighted
Range of Exercise       Number              Remaining        Exercise        Number            Average
     Prices           Outstanding        Contractual Life      Price       Exercisable      Exercise Price
     ------           -----------        ----------------      -----       -----------      --------------
  $1.47-$1.47           101,000                9.08           $ 1.47               0           $    0
    1.56-1.63            96,900                7.53             1.59          64,540             1.59
    2.00-2.63           107,900                8.31             2.25          36,039             2.25
    2.75-6.25            90,300                5.91             4.91          71,701             5.43
   7.03-21.25           112,190                3.74            12.86         112,190            12.86
  28.75-28.75             5,300                1.05            28.75           5,300            28.75
 ------------           -------                ----           ------         -------           ------
 $1.47-$28.75           513,590                6.82           $ 5.03         289,770           $ 7.48
 ============           =======                ====           ======         =======           ======

COMMON STOCK WARRANTS:

In July 1997, SLT entered into an agreement to develop and supply certain laser-related devices. In connection with this agreement, SLT issued a warrant to purchase 40,000 shares of SLT's common stock with an exercise price of $10.00 per share. In December 1997, SLT issued an additional warrant to purchase 40,000 shares of common stock with an exercise price of $10.00 per share. Both warrants will expire on December 31, 2002. SLT recorded the $171,000 value of these warrants as an increase to additional paid-in capital and an offset to revenue earned under the agreement. At December 30, 2001, 80,000 warrants were exercisable for an exercise price of $10.00 per share.

In July 1997, SLT entered into an agreement to purchase, among other things, certain hand-held instruments used in ENT surgery. SLT issued warrants to purchase 10,000 shares of SLT's Common Stock with an exercise price of $7.65 per share. The warrants will expire on October 18, 2002. At December 30, 2001, 10,000 warrants were exercisable for an exercise price of $7.65 per share.

Note 10
NON-RECURRING ITEMS:

In 1999, SLT recorded a non-recurring charge of $1,440,000. This non-recurring charge consisted of $719,000 in charges related to the discontinuance of certain new product ventures, a $539,000 charge to reserve for excess inventories and a $182,000 charge for severance and related costs associated with headcount reductions made in response to the discontinuance of the new product ventures.

Note 11
RETIREMENT SAVINGS PLAN:

SLT has a defined contribution retirement plan that provides all eligible employees an opportunity to accumulate funds for their retirement. The plan is qualified under Section 401(k) of the Internal Revenue Code and provides for discretionary matching contributions by SLT of 50% of pretax contributions by an employee, up to a maximum of 3% of the employee's compensation. At the time SLT acquired SIS, SIS maintained a Simple IRA, for which SLT provided a discretionary match to the Simple IRA of 100% of the first 3% of employee's salary subsequent to the acquisition. Contributions to the Simple IRA ceased on December 31, 2000, at which time SIS employees were eligible to participate in SLT's defined contribution plan. SLT made $46,000 and $39,000 in discretionary matching contributions in 2001 and 2000, respectively. SLT did not make matching contributions in 1999.

Note 12
INCOME TAXES:

SLT accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 is an asset-and-liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in SLT's consolidated financial statements or tax returns.

SLT recorded no provision for income taxes in 2001, 2000 or 1999 due to losses incurred and the availability of net operating loss carryforwards to apply against income. Any other provisions, including accrual adjustments for prior periods, were completely offset by changes in the deferred tax valuation allowance, primarily due to the utilization of operating loss carryforwards.

Income tax expense (benefit), excluding the effect from the deferred liability of $320,000 acquired from SIS, consisted of the following (in thousands of dollars):

                                                         2001          2000          1999
                                                        -----         -----         -----
Federal including AMT tax
    Current                                             $  --         $  --         $  --
    Deferred                                              729           (37)         (711)
State
    Current                                                --            --            --
    Deferred                                               47            (7)          (50)
                                                        -----         -----         -----
                                                          776           (44)         (761)
Change in valuation allowance excluding deferred
    liabilities acquired from SIS                        (776)           44           761
                                                        -----         -----         -----
Income tax expense                                      $  --         $  --         $  --
                                                        =====         =====         =====


SLT has no income that is subject to foreign taxes.

A reconciliation of the effective tax rate with the federal statutory tax rate is as follows (in thousands of dollars):

                                                            2001          2000          1999
                                                          -------         -----         -----
Expected federal tax expense (benefit) at 34% rate        $  (199)        $  82         $(640)
Change in valuation allowance, net of deferred tax
    liability acquired from SIS                              (776)           44           761
NOL expiration at 34% rate                                  1,021            --            --
Other, at 34% rate                                            (46)         (126)         (121)
State income tax                                               --            --            --
                                                          -------         -----         -----
Income tax expense                                        $    --         $  --         $  --
                                                          =======         =====         =====

As of December 30, 2001, SLT had approximately $25,295,000 of federal net operating loss carryforwards, which began to expire in 2001. Included in the aggregate net operating loss carryforward are $4,385,000 of tax deductions related to equity transactions, the benefit of which will be credited to stockholders' equity, if and when realized against taxes not reducible by other deductions. Also included in the aggregate net operating loss carryforward are approximately $527,000 of losses sustained by SIS prior to the tax-free merger on June 1, 2000; these losses are subject to certain Federal use limitations arising from the merger. In addition, SLT had approximately $971,000 of federal tax credit carryforwards. The credit carryforwards began to expire in 1999 and have continued to expire thereafter. Net deductible, or favorable, temporary differences were approximately $2,891,000 at December 30, 2001. This balance reflects the addition of unfavorable temporary differences generated by SIS prior to the merger.

The changes in the deferred tax asset are as follows (in thousands of dollars):

                                                            2001             2000
                                                        --------         --------
Beginning balance, gross                                $ 11,867         $ 12,143
Net changes due to:
     Operating loss carryforwards, valued at 35%            (474)             553
     Temporary differences, valued at 40%                   (334)            (893)
     Carryforward & AMT credits                               32               64
                                                        --------         --------
Ending balance, gross                                     11,091           11,867
Less:  valuation allowance                               (11,091)         (11,867)
                                                        --------         --------
Ending balance, net                                     $     --         $     --
                                                        ========         ========

The ending balances of the deferred tax asset have been fully reserved, reflecting the uncertainties as to realizability evidenced by SLT's historical results and the general market conditions being experienced.

Deferred tax assets (liabilities) are comprised of the following (in thousands of dollars):


                                                           2001             2000
                                                         --------         --------
Assets:
Temporary differences
  Bad debts                                              $    297         $    331
  Deferred R&D costs                                          717              870
  Deferred revenues                                            46               37
  Inventoriable costs                                           9                9
  Inventory reserves                                          271              356
  Legal costs                                                 153              200
  Warranty                                                      4                4
  Misc. temporary differences                                 118               84
Loss carryforwards                                          8,852            9,327
Carryforward & AMT credits                                  1,082            1,050
                                                         --------         --------
Gross deferred tax assets                                  11,550           12,268
                                                         --------         --------
Liabilities:
  Depreciation                                                459              401
                                                         --------         --------
Gross deferred tax liabilities                                459              401
                                                         --------         --------
Net deferred tax asset                                     11,091           11,867
Deferred net tax asset, valuation allowance               (11,091)         (11,867)
                                                         --------         --------
Net deferred tax asset, after valuation allowance        $     --         $     --
                                                         ========         ========

As a result of the acquisition of SIS during 2000, SLT acquired a net deferred tax liability of $320,000.

The average federal and state income tax rate (net of federal benefit) used to value operating loss carryforwards is 35%, due principally to more stringent usage requirements for loss carryforwards in the Commonwealth of Pennsylvania.

Note 13
SUPPLEMENTAL CASH FLOW INFORMATION:

The following non-cash investing and financing activities took place:

For the year ended December 30, 2001, SLT reclassified certain lasers to capital lease agreements for $149,000 and purchased vehicles in exchange for capital lease agreements for $162,000. For the year ended December 31, 2000, in connection with the acquisition of SIS, SLT issued 350,000 shares of its common stock valued at $686,000, to the shareholders of SIS.

Interest paid was $167,000, $108,000 and $298,000 in 2001, 2000 and 1999,
respectively. There were no income taxes paid in 2001, 2000 or 1999 due to net losses incurred.

Note 14
RELATED PARTY TRANSACTIONS:

A partner in the firm which acts as primary legal counsel to SLT is also a director and stockholder of SLT. In 2001, 2000 and 1999, the firm's legal fees were approximately $60,000, $111,000 and $69,000 respectively.

Note 15
BUSINESS SEGMENT AND GEOGRAPHIC DATA:

SLT is engaged primarily in one business segment: the design, development and manufacture of laser products and the marketing of those laser products as well as other instruments for medical applications. Registrant markets its offerings through traditional sales efforts as well as through the provision of fee based surgical services. SLT's customers are primarily hospitals and medical centers. For the years 2001, 2000 and 1999, SLT did not have material net sales to any one individual customer.

SLT reports net sales in the following categories (in thousands of dollars):

                                                         2001          2000          1999
                                                        -------        ------        ------
      Disposables and accessories                       $ 4,666        $5,283        $5,910
      Laser system sales and related maintenance          1,371         1,446         1,384
      Surgical services                                   3,975         2,200           657
                                                        -------        ------        ------
      Total net sales                                   $10,012        $8,929        $7,951
                                                        =======        ======        ======

For the years 2001, 2000 and 1999, there were no material net sales attributed to an individual foreign country. Net sales by geographic area are as follows (in thousands of dollars):

                                2001          2000          1999
                             -------        ------        ------
      Domestic               $ 8,681        $7,918        $7,043
      Foreign                  1,331         1,011           908
                             -------        ------        ------
      Total net sales        $10,012        $8,929        $7,951
                             =======        ======        ======


Note 16

COMMITMENTS AND CONTINGENCIES:

SLT leases office space and equipment under various non-cancelable operating leases expiring through 2006. For fiscal 2001, 2000 and 1999, rental payments were $287,000, $387,000 and $511,000, respectively. 2001 and 2000 rental payments related primarily to facilities in Montgomeryville, Pennsylvania and Tuscaloosa, Alabama. 1999 rental payments related to Montgomeryville, Pennsylvania only. Future minimum rental payments under operating leases are as follows (in thousands of dollars):

                                             2002         2003         2004         2005         2006
                                             -----        -----        -----        -----        ----
   Minimum rental payments                   $ 293        $ 261        $ 259        $ 247        $123

SLT has severance agreements with certain key executives and employees which create certain liabilities in the event of their termination of employment without cause, or following a change in control of SLT. The aggregate commitment under these executive severance agreements, should all covered executives and employees be terminated other than for cause, was approximately $702,000 at December 30, 2001. Should all covered executives be terminated following a change in control of SLT, the aggregate commitment under these executive severance agreements at December 30, 2001 was approximately $363,000.

Note 17
QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                       For the Quarter Ended
                                                              (In thousands, except per share)
                                                     ------------------------------------------------------
   2001                                               April 1          July 1         Sept. 30      Dec. 30
   ----                                               -------          ------         --------      -------
   Net sales                                          $ 2,271         $ 2,685         $2,795        $ 2,261
   Gross profit                                         1,091           1,423          1,324            904
   Net income (loss)                                     (215)             36              2           (409)
   Basic and diluted earnings (loss) per share        ($ 0.09)        $  0.02         $ 0.00        ($ 0.18)
   ----                                               -------          ------         --------      -------
   2000                                               April 2          July 2         Oct. 1        Dec. 31
   ----                                               -------          ------         --------      -------
   Net sales                                          $ 1,837         $ 2,022         $2,513        $ 2,557
   Gross profit                                         1,065           1,063          1,425          1,424
   Net income                                              87              42             61             51
   Basic and diluted earnings per share               $  0.04         $  0.02         $ 0.03        $  0.02
   ----                                               -------          ------         --------      -------
   1999                                               April 4          July 4         Oct. 3         Jan. 2
   ----                                               -------          ------         --------      -------
   Net sales                                          $ 2,262         $ 1,970         $1,915        $ 1,804
   Gross profit                                         1,291           1,086          1,123          1,065
   Net income (loss)(1)                                  (277)         (1,715)            47             62
   Basic and diluted earnings (loss) per share        ($ 0.14)        ($ 0.87)        $ 0.02        $  0.03

(1) Includes a non-recurring charge of $1,440,000 for the quarter ended July 4, 1999 (see Note 10).

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                PHOTOMEDEX, INC.
                             a Delaware corporation

                                       and

                              J MERGER CORP., INC.
                             a Delaware corporation

                                       and

                        SURGICAL LASER TECHNOLOGIES, INC.
                             a Delaware corporation

                               September 25, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I THE MERGER; CERTAIN RELATED MATTERS.............................    2

      1.1     The Merger..................................................    2
      1.2     Closing.....................................................    2
      1.3     Effective Time..............................................    2
      1.4     Effect of the Merger........................................    2
      1.5     Charter and Bylaws..........................................    2
      1.6     Officers and Directors......................................    3
      1.7     Effect on Company Capital Stock.............................    3
      1.8     Company Appraisal Rights....................................    4

ARTICLE II EXCHANGE OF CERTIFICATES.......................................    5

      2.1     Exchange Fund...............................................    5
      2.2     Exchange Procedures.........................................    5
      2.3     Distributions with Respect to Unexchanged Shares............    6
      2.4     No Further Ownership Rights in Company Common Stock.........    6
      2.5     No Fractional Shares of Buyer Common Stock..................    6
      2.6     Termination of Exchange Fund................................    6
      2.7     No Liability................................................    7
      2.8     Investment of the Exchange Fund.............................    7
      2.9     Lost Certificates...........................................    7
      2.10    Withholding Rights..........................................    7
      2.11    Further Assurances..........................................    7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY.....................    8

      3.1     Organization; Standing and Power............................    8
      3.2     Capitalization..............................................    8
      3.3     Subsidiaries................................................    9
      3.4     Information Supplied........................................    9
      3.5     Authority; No Default; Binding Obligation...................    9
      3.6     Consents....................................................   10
      3.7     Reports and Financial Statements............................   10
      3.8     No Undisclosed Liabilities..................................   11
      3.9     Absence of Certain Changes..................................   11
      3.10    Tax Returns.................................................   12
      3.11    Transactions with Affiliates................................   12
      3.12    Contracts and Commitments...................................   12
      3.13    Compliance with Contracts; Delivery of Certain Contracts....   13
      3.14    Insurance...................................................   14
      3.15    Labor Difficulties..........................................   14
      3.16    Legal Proceedings...........................................   14
      3.17    Compliance with Law.........................................   15
      3.18    Environmental Compliance....................................   15
      3.19    Employee Benefits...........................................   16

                                     A-(i)

                                                                            PAGE
                                                                            ----
      3.20    Absence of Questionable Payments............................   20
      3.21    Real Property Holding Corporation...........................   21
      3.22    Intellectual Property.......................................   21
      3.23    Real Properties.............................................   23
      3.24    Title and Related Matters...................................   23
      3.25    Brokers and Finders.........................................   24
      3.26    Products....................................................   24
      3.27    Export Control Laws.........................................   24
      3.28    State Takeover Laws.........................................   25
      3.29    Opinion of Financial Advisor................................   25
      3.30    Board Approval..............................................   25
      3.31    Reorganization Under the Code...............................   25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER........................   25

      4.1     Organization; Standing and Power............................   25
      4.2     Capitalization..............................................   26
      4.3     Subsidiaries................................................   26
      4.4     Information Supplied........................................   26
      4.5     Authority; No Default; Binding Obligation...................   27
      4.6     Consents....................................................   27
      4.7     Reports and Financial Statements............................   28
      4.8     No Undisclosed Liabilities..................................   28
      4.9     Absence of Certain Changes..................................   29
      4.10    Tax Returns.................................................   29
      4.11    Transactions with Affiliates................................   29
      4.12    Contracts and Commitments...................................   29
      4.13    Compliance with Contracts; Delivery of Certain Contracts....   30
      4.14    Insurance...................................................   31
      4.15    Labor Difficulties..........................................   31
      4.16    Legal Proceedings...........................................   31
      4.17    Compliance with Law.........................................   32
      4.18    Environmental Compliance....................................   32
      4.19    Employee Benefits...........................................   33
      4.20    Absence of Questionable Payments............................   37
      4.21    Real Property Holding Corporation...........................   37
      4.22    Intellectual Property.......................................   38
      4.23    Real Properties.............................................   40
      4.24    Title and Related Matters...................................   40
      4.25    Brokers and Finders.........................................   40
      4.26    Products....................................................   40
      4.27    Export Control Laws.........................................   41
      4.28    State Takeover Laws.........................................   41
      4.29    Board Approval..............................................   42
      4.30    Reorganization Under the Code...............................   42


                                     A-(ii)

                                                                            PAGE
                                                                            ----
ARTICLE V ADDITIONAL AGREEMENTS...........................................   42

      5.1     Proxy Statement/Prospectus..................................   42
      5.2     No Solicitation.............................................   44
      5.3     Access to Information.......................................   45
      5.4     Confidentiality.............................................   45
      5.5     Public Disclosure...........................................   46
      5.6     Consents; Cooperation.......................................   46
      5.7     Legal Requirements..........................................   47
      5.8     Blue Sky Laws...............................................   47
      5.9     Employee Benefit Plans......................................   47
      5.10    Listing of Additional Shares................................   48
      5.11    Termination of Trading of Company Common Stock..............   48
      5.12    Employment Agreements.......................................   48
      5.13    Affiliates and Stockholders Agreements......................   48
      5.14    Indemnification.............................................   48
      5.15    Fees and Expenses...........................................   50

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER.............................   50

      6.1     Conditions to Each Party's Obligations to Effect the Merger.   50
      6.2     Additional Conditions to Obligations of Buyer...............   51
      6.3     Additional Conditions to Obligations of Company.............   52

ARTICLE VII CONDUCT PRIOR TO THE EFFECTIVE TIME...........................   53

      7.1     Covenants of Company........................................   53
      7.2     Covenants of Buyer..........................................   55

ARTICLE VIII TERMINATION AND AMENDMENT....................................   56

      8.1     Termination.................................................   56
      8.2     Effect of Termination.......................................   59
      8.3     Amendment...................................................   59
      8.4     Extension; Waiver...........................................   60

ARTICLE IX MISCELLANEOUS..................................................   60

      9.1     Definitions.................................................   60
      9.2     Choice of Law and Forum.....................................   64
      9.3     Notices.....................................................   64
      9.4     Attorneys' Fees.............................................   65
      9.5     Confidentiality.............................................   65
      9.6     Entire Agreement............................................   65
      9.7     Non-Survival of Representations and Warranties..............   65
      9.8     Counterparts; Facsimile Signatures..........................   65
      9.9     Remedies Cumulative.........................................   65
      9.10    Incorporation of Recitals...................................   65
      9.11    Headings; Context...........................................   66


                                    A-(iii)

                                                                            PAGE
                                                                            ----
      9.12    Benefit.....................................................   66
      9.13    Severability................................................   66





                                     A-(iv)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of September 25, 2002, by and among PhotoMedex, Inc., a Delaware corporation ("Buyer"), J Merger Corp., Inc., a Delaware corporation ("Merger Sub"), and a direct wholly-owned subsidiary of Buyer, and Surgical Laser Technologies, Inc., a Delaware corporation ("Company").

                                    Premises

      WHEREAS, the respective Boards of Directors of Buyer, Company and Merger Sub each have determined that it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the merger of Merger Sub with and into Company (the "Merger"), on the terms and conditions set forth herein;

      WHEREAS, the Boards of Directors of Buyer, Company and Merger Sub have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including the Stockholder Agreements, as defined below), and each has agreed to recommend approval of the transactions contemplated hereby by their respective stockholders, to the extent required by applicable law;

      WHEREAS, concurrently herewith and as an inducement for Buyer to enter into this Agreement, Company and certain stockholders of Company (the "Company Principal Stockholders") have agreed to enter into agreements (the "Stockholder Agreements") pursuant to which such Company Principal Stockholders have agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

                                    Agreement

      NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall thereupon cease. Company shall be the surviving corporation (in such capacity, the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Merger, Company shall become a wholly-owned subsidiary of Buyer.

      1.2 Closing. Upon the terms and subject to the conditions set forth in
Article VI and the termination rights set forth in Article VIII, the closing of the Merger (the "Closing") will take place on the first Business Day (as defined in Section 9.1(d)) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Duane Morris LLP, One Liberty Place, Philadelphia, Pennsylvania 19103-7396, unless another place is agreed to in writing by the parties hereto.

      1.3 Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with the relevant provisions of, the DGCL and make all other filings or recordings required under the DGCL. The Merger shall become effective at: (a) the date and time the Certificate of Merger relating to the Merger is duly filed with the Secretary of State of the State of Delaware, or (b) such subsequent time as Buyer and Company shall agree and as shall be specified in the Certificate of Merger (such time as the Merger becomes effective being the "Effective Time").

      1.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL.

      1.5 Charter and Bylaws.

      (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

      (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

      1.6 Officers and Directors. The officers and directors of Surviving Corporation at the Effective Time shall be the Persons (as defined in Section 9.1(u)) listed on and with the corresponding offices and positions set forth on
Exhibit 1.6, in each case, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

      1.7 Effect on Company Capital Stock. By virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company or the holders of any of the following securities:

      (a) At the Effective Time, subject to Section 2.5, each share of the Company's Common Stock, par value $0.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.7(c) and any Dissenting Shares (as defined in Section 1.8)) shall be canceled and extinguished and be converted automatically into the right to receive 1.12 validly issued, fully paid and nonassessable shares of Buyer's Common Stock, par value $0.01 per share ("Buyer Common Stock") (the "Exchange Ratio"). The shares of Buyer Common Stock into which shares of Company Common Stock are converted pursuant to this Section 1.7(a) and any cash payable in lieu of fractional shares pursuant to Section 2.5 are referred to herein collectively as the "Merger Consideration."

      (b) At the Effective Time, all shares of Company Common Stock to be converted into Buyer Common Stock pursuant to Section 1.7(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Capital Stock (such certificate or other evidence of ownership, a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled upon the surrender of such Certificate.

      (c) At the Effective Time, any shares of Company Common Stock that are owned immediately prior to the Effective Time by Company as treasury stock or by Buyer or Merger Sub shall be canceled and extinguished without any conversion thereof.

      (d) At the Effective Time, except for the securities of Company listed on
Section 1.7(d) of the Company Disclosure Schedule, all of the following shall be canceled and extinguished without any conversion thereof: (i) outstanding securities convertible into or exchangeable for any capital stock of Company or any of its Subsidiaries; (ii) outstanding options, warrants, calls or other rights, including rights to demand registration or to sell in connection with any registration by Company or any of its Subsidiaries under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") to purchase or subscribe to Company Common Stock or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Company or capital stock of any of its Subsidiaries; and (iii) any contract, commitment, agreement, arrangement, plan or understanding (each, a "Contract") relating to the issuance, sale or transfer of any equity or other security of

Company or any of its Subsidiaries, other than the Transaction Documents (as defined in Section 9.1(aa)). Notwithstanding the foregoing, the warrants listed on Section 1.7(d) of the Company Disclosure Schedule shall survive on their current terms and conditions, except that, after the Effective Time, such warrants shall only be exercisable for that number of shares of Buyer Common Stock, which the holders thereof would have been entitled to receive in the Merger had such warrants been fully exercised prior to the Effective Time, and that there shall be a proportionate adjustment of the exercise price therefor.

      (e) At the Effective Time, each share of common stock, par value $0.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the party of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

      (f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock or the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Exchange Ratio shall be appropriately adjusted to provide to the holders of Buyer Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      1.8 Company Appraisal Rights.

      (a) Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by a stockholder who has properly perfected his or her right of appraisal within the meaning of Section 262 of the DGCL (any such shares being collectively referred to herein as the "Dissenting Shares") shall not be converted into the right to receive the applicable Merger Consideration with respect thereto, unless and until such stockholder shall have failed to perfect or effectively withdrawn or otherwise lost such right of appraisal under the DGCL, but, instead, such stockholder shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such right of appraisal, each share of Company Capital Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable Merger Consideration with respect thereto, in the manner provided for in Section 1.7.

      (b) Company shall give Buyer: (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DCCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the

DGCL and received by Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Buyer, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

      2.1 Exchange Fund. American Stock Transfer & Trust Co. shall act as exchange agent (the "Exchange Agent") hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the shares of the Buyer Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of Company Common Stock. Buyer agrees to deliver to the Exchange Agent cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5, as and when determined pursuant thereto and, from time to time, as needed, any dividends and other distributions pursuant to Section
2.3. Any cash and certificates representing Buyer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

      2.2 Exchange Procedures. Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of a Certificate: (a) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Buyer may reasonably specify (such letter to be reasonably acceptable to Company prior to the Effective Time), and (b) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) one or more shares of Buyer Common Stock (which shall be in physical, certificated form) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock then held by such holder), and (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Sections 2.3 or 2.5. In the event of a transfer of ownership of Company Common Stock, which is not registered in the transfer records of Company, one or more shares of Buyer Common Stock evidencing, in the aggregate, the proper number of shares of Buyer Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to Section 2.5, until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest:
(a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

      2.4 No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

      2.5 No Fractional Shares of Buyer Common Stock. No certificates or scrip or shares of Buyer Common Stock representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of Buyer or a holder of shares of Buyer Common Stock. In lieu of any fractional share of Buyer Common Stock otherwise to be issued to any holder of Company Common Stock hereunder, each holder of shares of Company Common Stock, who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash (rounded to the nearest whole cent and without interest) equal to the product of: (a) such fraction multiplied by (b) the average closing price of a share of Buyer Common Stock as quoted on the Nasdaq National Market (as defined in
Section 9.1(s)) for the twenty (20) trading days ending on the last full trading day immediately prior to the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Buyer, and Buyer shall deposit such amount with the Exchange Agent pursuant to Section 2.1 and shall cause the Exchange Agent to forward payments to such holders of fractional interests, subject to and in accordance with the terms hereof.

      2.6 Termination of Exchange Fund. Any portion of the Exchange Fund, which remains undistributed to the holders of Certificates for one year after the Effective Time shall, at

Buyer's request, be delivered to Buyer or otherwise on the instruction of Buyer, and any holders of the Certificates who have not theretofore complied with this
Article II shall, after such delivery, look only to Buyer (subject to abandoned property, escheat and similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 1.7 and 2.2, and, only as general creditors thereof, any cash in lieu of fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions (with a record date after the Effective Time) with respect to shares of Buyer Common Stock to which such holders are entitled pursuant to
Section 2.3.

      2.7 No Liability. None of Buyer, Company or Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to Article II and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

      2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof, pursuant to this Agreement.

      2.10 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

      2.11 Further Assurances. At and after the Effective Time, the officers and directors of Buyer shall be authorized to execute and deliver, in the name and on behalf of Buyer, Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Buyer, Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer, Company and Merger Sub, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Buyer, Company and Merger Sub, as a result of, or in connection with, the Merger.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                                   OF COMPANY

         Except as set forth in that section of the document of even date herewith delivered by Company to Buyer prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Buyer, as follows:

      3.1 Organization; Standing and Power. Company and each of its Subsidiaries (as defined in Section 9.1(x)) is: (a) a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.1(q)) on Company, and (b) duly authorized, qualified, franchised and licensed in each jurisdiction in which the nature or location of its business or the ownership or leasing of its properties and assets or the character and location of the assets owned or leased by it makes such authorization, qualification, franchising and licensing necessary, except where the failure to be so authorized, qualified, franchised or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. True, correct and complete copies of the certificate of incorporation and bylaws or other comparable organizational documents of Company and each of its Subsidiaries, as in effect as of the date of this Agreement, have been delivered by the Company to the Buyer.

      3.2 Capitalization.

      (a) As of the date of this Agreement, the authorized capitalization of Company consists of 30,000,000 shares of Company Common Stock, of which 2,327,965 shares were issued and outstanding, and no shares of preferred stock. All issued and outstanding shares of Company Common Stock were duly authorized, validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of the preemptive or other rights of any Person or the provisions of any applicable law, rule or regulation.

      (b) (i) There are no: (A) outstanding securities convertible into or exchangeable for any capital stock of Company or any of its Subsidiaries; (B) outstanding options, warrants, calls or other rights, to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Company or any of its Subsidiaries; or (C) Contracts relating to the issuance, sale or transfer of any equity or other security of Company or any of its Subsidiaries, other than this Agreement, and
(ii) neither Company nor any of its Subsidiaries is a party to any voting trust agreement or other Contract restricting or otherwise relating to voting or dividend rights with respect to the Company Common Stock or the capital stock of any of its Subsidiaries.

      3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a list of each Subsidiary (as defined in Section 9.1(y)) of Company. All of the outstanding shares of capital stock of each Subsidiary of Company were duly authorized and validly issued, and are fully paid and nonassessable, and are owned, beneficially (as defined in Section 9.1(b)) and of record, directly or indirectly, by Company, free and clear of all Encumbrances (as defined in Section 9.1(h)).

      3.4 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer with the Securities and Exchange Commission (the "Commission") in connection with the registration of the Buyer Common Stock issuable upon conversion of the Company Common Stock in the Merger, and any amendments thereto (the "Form S-4"), the proxy statement filed by the Company with the Commission in connection with the meeting of the Company's stockholders with respect to the Merger (the "Company Stockholders Meeting") or the proxy statement filed by the Buyer with the Commission in connection with the meeting of the Buyer's stockholders with respect to the Merger (the "Buyer Stockholders Meeting"), if any, and, in each case, any amendments or supplements thereto, either or both of which shall be the same as a proxy statement/prospectus contained in the Form S-4 (each such proxy statement/prospectus and any amendments or supplements thereto, collectively referred to herein as the "Proxy Statement/Prospectus"), will, (a) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act or at the Effective Time, or (b) in the case of the Proxy Statement/Prospectus, (i) at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, (ii) at the time of each of the Buyer Stockholders Meeting, if any, and the Company Stockholders Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). Notwithstanding the foregoing provisions of this Section 3.4, the Company makes no representation or warranty with respect to the statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, based on information supplied by Buyer for inclusion or incorporation by reference therein.

      3.5 Authority; No Default; Binding Obligation. Company has the full power, authority and legal right and has duly taken all actions required by law, Company's certificate of incorporation, bylaws or otherwise to execute, deliver and perform each of the Transaction Documents and consummate the transactions herein contemplated, other than the approval of this Agreement and the Merger by the Company's stockholders in accordance with the DGCL. Such execution, delivery and performance does not and will not (and in the case of the matters described in Sections 3.5(a)-(c) below, subject to the rights of any Dissenting Shares set forth in Section 1.8, assuming the receipt of any consents, and except for such violations, conflicts, breaches or defaults that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation: (a) conflict with, or result in a violation of, or give any Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law, rule, regulation, judgment, order, injunction, decree or ruling of any court, tribunal, arbitrator or Governmental Authority (as defined in Section 9.1(k)), domestic or foreign, to which any of Company or any of its Subsidiaries, or any of their respective properties or assets, may be subject;
(b) conflict with, or result in a violation of any of the terms or requirements of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit or other authorization that is held by any of Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the properties or assets owned or used by, any of Company or any of its Subsidiaries; (c) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any of Company or any of its Subsidiaries is a party; or (d) violate any provision of: (i) the certificate of incorporation or bylaws or other comparable organizational document of Company or any of its Subsidiaries, or (ii) any resolution adopted by the Board of Directors (as defined in Section 9.1(c)) or the stockholders of Company or any of its Subsidiaries. Assuming the due authorization, execution and delivery thereof by each other party thereto, each of the Transaction Documents to which the Company is a party is, and upon execution and delivery by Company to Buyer will be, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.6 Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any Person is required to be made or obtained by Company in connection with the execution and delivery or the consummation of the Transaction Documents and the transactions contemplated hereby or thereby, except for those required or in relation to: (a) the Securities Act, (b) state securities or "blue sky" laws;
(c) the Exchange Act; (d) the rules and regulations of Nasdaq (as defined in Section 9.1(r)); (e) the DGCL with respect to the filing of the Certificate of Merger; (f) the filing with the Commission of the Proxy Statement/Prospectus and the Form S-4; (g) the approval and adoption of this Agreement and the Merger by the stockholders of Company in accordance with the DGCL, and its certificate of incorporation and bylaws; and (h) such consents, orders, approvals, authorizations, declarations, filings and registrations, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

      3.7 Reports and Financial Statements.

      (a) Company has filed all registration statements, proxy statements, information statements, prospectuses, reports, schedules, forms and other documents required to be filed by it with the Commission, since January 1, 1998, under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents, other than exhibits to such documents, incorporated by reference therein, being referred to herein as the "Company SEC Documents"). No Subsidiary of Company is required to file any registration statement, proxy statement, information statement, prospectus, report, schedule, form or other document with the Commission. All of the Company SEC Documents, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents (collectively, the "Company Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, fairly presented the consolidated financial position and the consolidated results of operations and the changes in stockholders' equity and cash flows for Company and its Subsidiaries as of their respective dates and for the respective periods covered thereby and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, (except as otherwise noted therein, or, in the case of unaudited interim financial statements, as may be permitted by the Commission).

      3.8 No Undisclosed Liabilities. Except as set forth in the Company Financial Statements and the Company SEC Documents, neither Company nor any of its Subsidiaries had at June 30, 2002 or has incurred since that date through the date of this Agreement, any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except liabilities, obligations or contingencies which: (a) are accrued or reserved against in the Company Financial Statements or that would not be required to be disclosed on a consolidated balance sheet of Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, or (b) were incurred after such date in the ordinary course of business of Company and its Subsidiaries and consistent with past practice and which, in any event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

      3.9 Absence of Certain Changes. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since June 30, 2002, each of Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, other than in the ordinary course of business, there has not occurred:

      (a) any change, event or condition that has resulted in, or might be reasonably expected to result in, a Material Adverse Effect to Company; or

      (b) any change in any accounting methods or practices by Company or any reevaluation by Company of the Company Assets (as defined in Section 3.24).

      3.10 Tax Returns. Company and its Subsidiaries have: (a) filed or have caused to be filed, on a timely basis, any return, report or similar statement required to be filed with respect to any Tax (as defined in Section 9.1(z)), including any attached schedules, including without limitation, any informational return, claim for refund, amended return or declaration of estimated Tax (each, a "Tax Return") required to have been filed (or extensions have been duly obtained) by Company or its Subsidiaries and which were due prior to the date of this Agreement, except with respect to Tax Returns, the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; (b) paid within the time and in the manner prescribed by law all Taxes, due for all periods ending on or prior to the date of this Agreement, except with respect to Taxes, the failure to so pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; and (c) established adequate reserves for the payment of all unpaid Taxes as of the date of the Company Financial Statements. The Tax Returns are true, complete and accurate, in all material respects. No tax assessment or deficiency has been made against any of Company or its Subsidiaries nor has any written notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, except for any such assessment or deficiency that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The Tax Returns are not presently, nor have they since January 1, 1998 been, the subject of any audit or other administrative or court proceeding by any federal, territorial, state, local, foreign or other Governmental Authority. Each of Company and its Subsidiaries has not received any written notice that any of the Tax Returns is now being or will be examined or audited by any Governmental Authority, and no consents extending any applicable statute of limitations have been filed.

      3.11 Transactions with Affiliates. Except as set forth in the Company SEC Documents, (a) neither Company nor any of its Subsidiaries is a party to any Contract that is in violation of Section 13(k) of the Exchange Act or that, but for the last sentence of Section 13(k)(1) of such act, would be in violation thereof, and (b) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the Commission.

      3.12 Contracts and Commitments.

      (a) Except as filed as an exhibit to a Company SEC Document, neither Company or any of its Subsidiaries is a party to or bound by any of the following Contracts, which, individually or in the aggregate, are material to the business, operations or prospects of Company or its Subsidiaries ("Material Company Contracts"):

          (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals (as defined in Section 9.1(j)) and other Contracts concerning or relating to real property;

          (ii) employment consulting, agency, collective bargaining or other similar Contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives distributors, dealers, agents, independent contractors or consultants;

          (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other Contracts relating to the borrowing of money or obtaining of or extension of credit;

          (iv) all Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property (as defined in Section 9.1(o));

          (v) brokerage or finders' Contracts;

          (vi) joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing Contracts);

          (vii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts, including but not limited to any Contracts relating to the acquisition, sale, lease or disposal of any assets (other than in the ordinary course of business and consistent with past practices) or involving continuing indemnity or other obligations;

          (viii) sales agency, manufacturer's representative, marketing or distributorship Contracts;

          (ix) Contracts with respect to the representation of Company or its Subsidiaries or their respective business in foreign countries; and

          (x) master lease Contracts providing for the leasing of both: (A) personal property primarily used in, or held for use primarily in connection with, the business of Company or its Subsidiaries and (B) other personal property

      (b) Company has delivered to Buyer true, complete and correct copies of all written Material Company Contracts listed in Section 3.12(a) of the Company Disclosure Schedule, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Company Contracts, set forth in Section 3.12(a) of the Company Disclosure Schedule.

         3.13 Compliance with Contracts; Delivery of Certain Contracts. Neither Company nor any of its Subsidiaries is in default under any Material Company Contract, including, without limitation, those Material Company Contracts described in Section 3.12 of the Company Disclosure Schedule, except for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and no act or omission by any of Company or its Subsidiaries has occurred which, with notice or lapse of time or both, would constitute such a default under any term or provision of any such Material Company Contract. Each of the Material Company Contracts is valid and in full force and effect. To the knowledge of Company, no other party to a Material Company Contract with any of Company or its Subsidiaries is in default under any such Material Company Contract, and, no act or omission has occurred by any party, which, with notice or lapse of time or both, would constitute such a default under any term or provision thereof.

      3.14 Insurance. The Company has delivered to buyer a true, correct and complete copy of all existing policies of fire, liability, worker's compensation and all other forms of insurance owned or held by, or covering the business, properties or assets of, each of Company and its Subsidiaries. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by any of Company or its Subsidiaries with respect to any such policy.

      3.15 Labor Difficulties.

      (a) None of the employees of Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees; and to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

      (b) The Company has made available to Buyer a description of all material written employment policies under which the Company and each of its Subsidiaries is operating.

      (c) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.16 Legal Proceedings. Except as set forth in the Company SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) is subject to any outstanding judgment, order, writ, injunction or decree which, (a) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement, or (b), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

      3.17 Compliance with Law. The operations of each of Company and its Subsidiaries have been conducted, and the Company Products have been registered and have obtained approval, in all material respects, in accordance with all material applicable laws, regulations and other requirements of all Governmental Authorities having jurisdiction over any of Company and its Subsidiaries and over regulation and approval of the Company Products, including, without limitation, all such laws, regulations, ordinances and requirements relating to environmental, antitrust, consumer protection, food, drug, cosmetic and medical device regulatory system, labor and employment, employee benefits, zoning and land use, currency exchange, immigration, health, occupational safety, pension, securities, defense procurement and trading with the enemy matters, except for those which the failure to have would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of the Company Product registrations, approvals and pending applications is valid, complete, current and in good standing, as the case may be, and has been issued or received, as the case may be, based upon complete, accurate and truthful underlying information. Neither Company nor any of its Subsidiaries has received any notification since January 1, 1998 of any asserted present or past failure by any of Company or its Subsidiaries to comply with such laws, regulations, ordinances or requirements. Each of Company and its Subsidiaries has all material permits, authorizations and consents necessary for the operation of its respective business, except for those which the failure to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

      3.18 Environmental Compliance.

      (a) Each of Company and its Subsidiaries is in material compliance with all Hazardous Materials Laws (as defined in Section 9.1(l)) and has obtained and is in material compliance with, all material permits, licenses or other authorizations required under any Hazardous Materials Laws.

      (b) Neither Company nor any of its Subsidiaries is aware of any material past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, which may interfere with, or prevent continued compliance by any of Company or its Subsidiaries with, any Hazardous Materials Law, or which may give rise to Environmental Loss (as defined in Section 9.1(i)) to any of Company or its Subsidiaries based on or related to any Hazardous Materials Law.

      (c) To the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company, which could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on Company.

      (d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any

Hazardous Substances at any site, location or facility in a manner that could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on the Company.

      (e) Neither Company nor any of its Subsidiaries has discovered, and to the knowledge of Company, no other Person has discovered, any occurrence or condition on the Premises of any of Company or its Subsidiaries or on any real property in the vicinity of the Premises of any of Company or its Subsidiaries, which could reasonably be expected to cause such Premises to be subject to any restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Law.

      (f) Neither Company nor any of its Subsidiaries uses or maintains any underground or above ground storage tanks on the Premises of any of Company or its Subsidiaries and, to the knowledge of Company, no underground or above ground storage tanks are now, or ever have been, located on the Premises.

      (g) Neither Company nor any of its Subsidiaries has received notice of any Encumbrance in favor of any Governmental Authority for: (i) any liability under any Hazardous Materials Law; or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Substances into the environment, nor has any such Encumbrance ever been filed or attached to the Premises of any of Company or its Subsidiaries.

      (h) None of the present or past operations of the business of any of Company and its Subsidiaries nor any of the present, or to the knowledge of Company, past property used by any of Company and its Subsidiaries, is subject to any written notice or order from, or agreement with or judicial or administrative proceeding initiated by, any Governmental Authority or private party respecting: (i) any violation of Hazardous Materials Laws, (ii) any assessment, investigatory or cleanup activity, or (iii) any Environmental Loss arising from the release or threat of release of a Hazardous Substance into the environment.

      (i) Neither Company nor any of its Subsidiaries is aware of or has received any notice or claim to the effect that the present or past operations of any of Company and its Subsidiaries is the subject of any inquiry or investigation by any Governmental Authority evaluating whether remedial action is needed to respond to a release or threat of release of Hazardous Substances into the environment or that it is or may be liable to any Person as a result of any such release or threat of release.

      (j) Neither Company nor any of its Subsidiaries has filed any notice, including but not limited to, manifest discrepancy notification, disposal extension, and/or episodic waste report under any Hazardous Materials Laws indicating past or present compliance exceptions with the generation, treatment, storage or disposal of a Hazardous Substance, or reporting a release of a Hazardous Substance into the environment.

      3.19 Employee Benefits.

      (a) Section 3.19(a) of the Company Disclosure Schedule lists, with respect to Company and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Company or its Subsidiaries (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, the following plans, programs or arrangements (either oral or written) with respect to which any of Company and its Subsidiaries (or an ERISA Affiliate) maintains, contributes to or participates in (or has ever maintained, contributed to or participated in): (i) all employee benefit plans (as defined in Section 3(3) of the Employer Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")); (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all other plans, programs or arrangements (either oral or written), which provide benefits for former or present employees, directors or agents of any of Company and its Subsidiaries or an ERISA Affiliate; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; and (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of any of Company and its Subsidiaries and that do not generally apply to all employees (collectively, the "Company Employee Plans").

      (b) Company has delivered to Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, collective bargaining agreements, Contracts with service providers, employee booklets, personnel, payroll and employment manuals, policies and handbooks, summary plan descriptions and other authorizing documents, communications, notices and correspondence to employees and communications, notices and correspondence to or from any Governmental Authority) and, with respect to each Company Employee Plan, which is subject to ERISA reporting requirements, of the Form 5500 reports (and all accompanying schedules, documents and reports) filed for the last three plan years. Company has furnished or made available to Buyer, with respect to each of the Company Employee Plans, a written description of any Company Employee Plan that is not otherwise in writing, any report prepared by a consultant, third party administrator, other independent contractor or an employee regarding any Company Employee Plan. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code either (i) has obtained from the Internal Revenue Service (the "Service") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or (ii) has applied to the Service for such a determination letter prior to the expiration of the requisite period under the Code or Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired. Company has delivered to Buyer a true, correct and complete copy of the most recent Service determination letter issued with respect to each such Company Employee Plan, and, to the knowledge of Company, nothing has occurred, which would cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has delivered to Buyer a true, correct and complete copy of all registration statements and prospectuses prepared in connection with each Company Employee Plan.

      (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by COBRA (as defined in

Section 9.1(f)); (ii) to the knowledge of Company, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code (excluding any transaction for which an exemption under Code Section 4975 or ERISA Section 408 exists), with respect to any Company Employee Plan, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (iii) to the knowledge of Company, each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and Company and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them thereunder, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) to the knowledge of Company, there has occurred no breach of any duty under ERISA or the Code or other applicable law (including, without limitation, any health care continuation requirements or other Tax law requirements for or conditions to favorable Tax treatment), which could result, directly or indirectly, in any Taxes, penalties or other liability to Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (v) to the knowledge of Company, neither Company nor any ERISA Affiliate is subject to any material liability or material penalty under Sections 4971 through 4980B of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (vi) all material contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vii) to the knowledge of Company, with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) no Company Employee Plan is covered by, and neither Company nor any ERISA Affiliate has incurred or will incur any liability under Title IV of ERISA or Section 412 of the Code; (ix) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of Company or its Subsidiaries (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event); and (x) to the knowledge of Company, no amount is owed to a trustee, custodian, third party administrator, actuary, investment manager, consultant, or other independent contractor with respect to any Company Employee Plan. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of Company and its Subsidiaries has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Employee Plan, including any audit, examination or inquiry by the Service or United States Department of Labor.

No payment or benefit, which will or may be made by Company to any employee, will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b) (1) of the Code.

         (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of any of Company and its Subsidiaries or an ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

         (e) There has been no amendment to, written interpretation or announcement (whether or not written) by any of Company and its Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan, which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal quarter included in the Company Financial Statements.

         (f) Neither the Company nor any of its Subsidiaries currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA), which is subject to
Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code and no Company Employee Plan is a defined benefit pension plan within the meaning of Code Section 414(j).

         (g) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or has ever made any contribution to, participated in or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate have directly or indirectly acted in any manner or incurred any obligation or liability with respect to any Company Employee Plan, which has or could give rise to any Encumbrances against any of the assets of any of Company and its Subsidiaries nor any ERISA Affiliate or which could result in any liability to any of Company and its Subsidiaries nor any ERISA Affiliate. Neither any of Company and its Subsidiaries nor any ERISA Affiliate has any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a "multi-employer plan" (as defined in Section 3(37) of ERISA).

         (h) To the knowledge of Company, there is no agreement, Contract or arrangement to which any of Company and its Subsidiaries or any ERISA Affiliate is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or subject to Tax under Section 4999 of the Code; nor will Company be required to "gross up" or otherwise compensate such Person because of the imposition of any excise Tax on a payment to such Person.

         (i) No statements or communications have been made or materials provided to any employee or former employee of any of Company or its Subsidiaries by any Person (including any of Company and its Subsidiaries), which provide for or could be construed as a Contract or promise by any of Company and its Subsidiaries to provide for any pension or welfare or other insurance-type benefits to any such employee, former employee or their dependents after retirement or termination of employment other than benefits under the Company Employee Plans or as required by COBRA. No statement, either written or oral, has been made by any of Company or its Subsidiaries to any Person with regard to any Company Employee Plan that was not in accordance with the Company Employee Plan and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         (j) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign Plans"), (i) each of the Foreign Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the balance sheet in the most recent Company Financial Statements; (iii) each of Company and its Subsidiaries, and each ERISA Affiliate have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the Governmental Authority having jurisdiction with respect to such plans any recurred determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of Company, there are no pending investigations by any Governmental Authority involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of any of Company and its Subsidiaries or any ERISA Affiliate participating in such plans than the benefits available under Company Employee Plans for employees of any of Company and its Subsidiaries in the United States.

         3.20 Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of Company, any of their respective directors, officers, agents, employees or other Persons acting on behalf of any of Company or its Subsidiaries or for the benefit of any of Company or its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds for such purpose under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type, or accepted or received any unlawful contributions, payments, gifts or expenditures under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type.

      3.21 Real Property Holding Corporation. Neither the Company and nor any of its Subsidiaries is not a U.S. Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

      3.22 Intellectual Property.

      (a) Schedule 3.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) issued patents and other registered trademarks owned or used by any of Company or its Subsidiaries, (ii) pending applications for registrations of patents and trademarks filed by or on behalf of any of Company or its Subsidiaries, and (iii) unregistered patentable inventions and trademarks owned or used by any of Company or its Subsidiaries. Each of Company and its Subsidiaries have all Intellectual Property necessary to conduct their business as presently conducted, free and clear of all Encumbrances of any kind.

      (b) All application filing fees, other filing fees and charges, and all maintenance, renewal and other fees required to be paid on account of any of the issued patents have been timely paid for maintaining such issued patents in full force and effect. All declarations, disclosures, responses to office actions, amendments, affidavits of use and other requirements or actions that are required to be filed or performed with respect to any of the issued patents have been timely filed or performed in order to maintain all such issued patents in full force and effect.

      (c) Each of Company and its Subsidiaries, (i) are the sole and exclusive owners of all worldwide right, title and interest in and to all of the respective products and technologies of each of Company and its Subsidiaries, and to all modifications, improvements and derivative works thereof, and in all Intellectual Property related thereto, and (ii) have not abandoned any Intellectual Property related to the business of any of Company or its Subsidiaries or engaged in any acts or omissions that would impair the ownership or rights to use products, technologies or Intellectual Property of any of Company or its Subsidiaries related thereto, which impairment would reasonably be expected to have a Material Adverse Effect on Company. Each of Company and its Subsidiaries exclusively owns all worldwide right, title and interest in and to all Intellectual Property used in their respective businesses that have been created or developed by all of their respective employees, contractors and consultants hired or retained by Company and its Subsidiaries, as the case may be. Each employee and officer of Company and its Subsidiaries has executed an agreement with their respective employers regarding confidentiality and proprietary information and inventions, assigning to Company or a Subsidiary, as their respective employer, as the case may be, all work and Intellectual Property created or developed by such employee or officer. In addition, all contractors and consultants hired or retained by any of Company or its Subsidiaries to develop technology or Intellectual Property for any of Company or its Subsidiaries or who have had access to confidential information of any of Company or its Subsidiaries have signed written agreements with Company or its Subsidiaries, as the case may be, which provide, among other things, that all work and Intellectual Property performed or created by them have been assigned to Company or its Subsidiaries, as the case may be, and that they are required to maintain the confidentiality of any of Company's or its Subsidiaries' proprietary materials and other confidential information. Neither Company nor any of its Subsidiaries is aware of any facts that would cause any of the Intellectual Property used in their business to be deemed invalid or unenforceable.

      (d) Section 3.22(d) of the Company Disclosure Schedule sets forth a list of all license agreements and other rights granted by any of Company or its Subsidiaries to any other Person of any technologies or Intellectual Property, and identifies which technologies or Intellectual Property have been licensed between the parties. Company has delivered to Buyer correct and complete copies of all of the agreements listed in Section 3.22(d) of the Company Disclosure Schedule.

      (e) Section 3.22(e) of the Company Disclosure Schedule sets forth a list of all license agreements, supply agreements, co-promotion agreements, co-marketing agreements, distribution agreements and other rights granted by third Persons to any of Company or its Subsidiaries of any technologies, products or Intellectual Property (collectively "Company License Agreements"), and identifies which technologies, products or Intellectual Property have been licensed or granted between the parties. Company has provided Buyer correct and complete copies of all such Company License Agreements.

      (f) The Intellectual Property related to or used in Company's or its Subsidiaries' business, any products sold by any of Company or its Subsidiaries, any services sold or rendered by any of Company or its Subsidiaries and/or any technologies or processes and business methods used by any of Company or its Subsidiaries do not infringe upon, misappropriate or violate any Intellectual Property or other rights owned or held by any other Person. To the knowledge of Company, no third parties have infringed or violated the Intellectual Property owned by Company or its Subsidiaries or used in their business.

      (g) There is neither pending, nor to the knowledge of Company or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Company or its Subsidiaries in any way contesting the rights of any of Company or its Subsidiaries to any Intellectual Property related to their business and/or the ownership, enforceability, validity or use of the Intellectual Property used in their business, and to the knowledge of Company, there is no basis for any such claim.

      (h) Neither Company nor any of its Subsidiaries has received any notices of any claims, disputes, litigation or other proceedings, and have no knowledge of any facts which indicate a likelihood that any of Company or its Subsidiaries or the Intellectual Property used in their business have infringed, misappropriated or violated the Intellectual Property or other rights of any other Person.

      (i) Each of Company and its Subsidiaries has taken commercially reasonable steps to maintain and protect the technologies and Intellectual Property related to their respective business. Company and its Subsidiaries have entered into appropriate nondisclosure agreements, which provide that all confidential information, trade secrets and know how of Company and its

Subsidiaries will be protected and preserved, with all employees and third persons having access to any confidential information, trade secrets or know how of Company and its Subsidiaries.

      (j) Neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Company License Agreements. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license or sublicense agreement or have a Material Adverse Effect on Company.

      (k) Section 3.22(k) of the Company Disclosure Schedule sets forth a list of all third party manufacturing agreements or similar contracts whereby outside third parties manufacture, test and produce any products sold or distributed by Company or its Subsidiaries (collectively "Company Manufacturing Agreements"). Company has delivered to Buyer correct and complete copies of all such Company Manufacturing Agreements. Under such Company Manufacturing Agreements, Company or its Subsidiaries retain exclusive ownership rights related to the products or improvements thereto manufactured or produced by such third party manufacturers. All such third party manufacturers and their respective facilities used by Company or its Subsidiaries fully comply with all of the U.S. Food and Drug Administration's ("FDA") regulatory requirements, including without limitation the FDA's cGMP (as defined in Section 9.1(e)), and with all applicable foreign regulatory requirements. Neither Company or its Subsidiaries nor any of these third party manufacturers are in default under any of the Company Manufacturing Agreements, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit the termination, modification or acceleration under any such Company Manufacturing Agreements. Neither Company nor any of its Subsidiaries have notified any other Person of any alleged default under any such Company Manufacturing Agreements. Neither Company nor any of its Subsidiaries have received any communications alleging that Company or its Subsidiaries are in default under any such Company Manufacturing Agreements.

      3.23 Real Properties. Neither the Company nor any of its Subsidiaries owns any real property. No consent is required from the lessor under any lease of real property listed in Section 3.12 of the Company Disclosure Schedule, prior to the consummation of the transactions contemplated hereby.

      3.24 Title and Related Matters. Except as set forth in the Company SEC Documents, each of Company and its Subsidiaries has good and marketable title to and is the sole and exclusive owner of all of the properties and assets, inventory, interests in properties and assets, real and personal, which are reflected in the most recent Company Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in (collectively, "Company Assets"), free and clear of all Encumbrances, except: (a) statutory liens or claims not yet delinquent, and (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

      3.25 Brokers and Finders. Neither Company, nor any of its officers, directors, agents or employees has employed any investment banker, broker or finder, or incurred any liability on behalf of Company, for any investment banking fees, brokerage fees, commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

      3.26 Products.

      (a) Company has delivered to Buyer: (i) a true, complete and correct summary of the most frequently used standard terms and conditions of sale of the products and services ("Company Products") manufactured, sold or delivered by, or service rendered by or on behalf of any of Company or its Subsidiaries, containing applicable guaranty, warranty and indemnity provisions, and (ii) a catalog containing a true, complete and correct list of all material Company Products. No Company Product is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. All rebates, discounts, promotional allowances or similar payments or arrangements to any customer with respect to Company Products are reflected in the Company SEC Documents or the Company Financial Statements.

      (b) All of the Company Products materially conform to their applicable specifications and there is neither pending, nor to the knowledge of Company or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Company or its Subsidiaries in any way asserting any rights under guaranty, warranty and indemnity provisions applicable to Company Products that could reasonably be expected to have a Material Adverse Affect on Company.

      (c) Company is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state or Government Authority, all of which, in addition to any warning letters, have been disclosed to Buyer. There are no proceedings or investigations pending with respect to a violation by Company of the Federal Food, Drug, and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Authority that could potentially result in criminal or civil liability.

      3.27 Export Control Laws. Each of Company and its Subsidiaries has conducted its export transactions, in all material respects, in accordance with all material applicable provisions of United States export control laws and regulations. Without limiting the foregoing:

      (a) Each of Company and its Subsidiaries has obtained all required export licenses and other approvals for its exports of products from the United States.

      (b) Each of Company and its Subsidiaries has used the correct ECCN number for its exports of products from the United States.

      (c) Each of Company and its Subsidiaries is in compliance with the terms of all applicable export licenses or approvals.

      (d) There are no pending or, to the knowledge of Company, threatened claims against any of Company or its Subsidiaries with respect to such export licenses or other approvals.

      (e) There are no actions, conditions or circumstances pertaining to export transactions of any of Company or its Subsidiaries that may, to the knowledge of Company, give rise to any future claims.

      3.28 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including Section 203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

      3.29 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Investec Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. A description of such opinion shall be included in and a copy of such opinion shall be filed as an exhibit to the Proxy Statement/Prospectus in accordance with the requirements of the Securities Act and the Exchange Act.

      3.30 Board Approval. The Board of Directors of Company, at a meeting duly called and held, has, by unanimous vote of its disinterested members, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Company,
(ii) approved and adopted this Agreement and (iii) determined to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Company Common Stock.

      3.31 Reorganization Under the Code. As of the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

      Except as set forth in that section of the document of even date herewith delivered by Buyer to Company prior to the execution and delivery of this Agreement (the "Buyer Disclosure Schedule") corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate or as disclosed in another section of the Buyer Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Buyer represents and warrants to Company, as follows:

      4.1 Organization; Standing and Power. Buyer and each of its Subsidiaries is: (a) a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer, and (b) duly authorized, qualified, franchised and licensed in each jurisdiction in which the nature or location of its business or the ownership or leasing of its properties and assets or the character and location of the assets owned or leased by it makes such authorization, qualification, franchising and licensing necessary, except where the failure to be so authorized, qualified, franchised or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. True, correct and complete copies of the certificate of incorporation and bylaws or other comparable organizational documents of Buyer and each of its Subsidiaries, as in effect as of the date of this Agreement, have been delivered by the Buyer to the Company.

      4.2 Capitalization.

      (a) As of the date of this Agreement, the authorized capitalization of Buyer consists of 50,000,000 shares of Buyer Common Stock, of which 28,337,953 shares were issued and outstanding, and no shares of preferred stock. All issued and outstanding shares of Buyer Common Stock were duly authorized, validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of the preemptive or other rights of any Person or the provisions of any applicable law, rule or regulation.

      (b) (i) There are no: (A) outstanding securities convertible into or exchangeable for any capital stock of Buyer or any of its Subsidiaries; (B) outstanding options, warrants, calls or other rights, to purchase or subscribe to capital stock of the Buyer or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Buyer or any of its Subsidiaries; or (C) Contracts relating to the issuance, sale or transfer of any equity or other security of Buyer or any of its Subsidiaries, other than this Agreement, and (ii) neither Buyer nor any of its Subsidiaries is a party to any voting trust agreement or other Contract restricting or otherwise relating to voting or dividend rights with respect to the Buyer Common Stock or the capital stock of any of its Subsidiaries.

      4.3 Subsidiaries. Section 4.3 of the Buyer Disclosure Schedule sets forth a list of each Subsidiary of Buyer. All of the outstanding shares of capital stock of each Subsidiary of Buyer were duly authorized and validly issued, and are fully paid and nonassessable, and are owned, beneficially and of record, directly or indirectly, by Buyer, free and clear of all Encumbrances.

      4.4 Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Form S-4 and the Proxy Statement/Prospectus, will, (a) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act or at the Effective Time, or (b) in the case of the Proxy Statement/Prospectus, (i) at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, (ii) at the time of each of the Buyer Stockholders Meeting, if any, and the Company Stockholders Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.4, the Buyer makes no representation or warranty with respect to the statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, based on information supplied by Company for inclusion or incorporation by reference therein.

      4.5 Authority; No Default; Binding Obligation. Buyer has the full power, authority and legal right and has duly taken all actions required by law, Buyer's certificate of incorporation, bylaws or otherwise to execute, deliver and perform each of the Transaction Documents and consummate the transactions herein contemplated, other than the approval of this Agreement and the Merger by the Company's stockholders in accordance with the DGCL. Such execution, delivery and performance does not and will not (and in the case of the matters described in Sections 4.5(a)-(c) below, subject to the rights of any Dissenting Shares set forth in Section 1.8, assuming the receipt of any consents, and except for such violations, conflicts, breaches or defaults that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer or the Surviving Corporation: (a) conflict with, or result in a violation of, or give any Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law, rule, regulation, judgment, order, injunction, decree or ruling of any court, tribunal, arbitrator or Governmental Authority, domestic or foreign, to which any of Buyer or any of its Subsidiaries, or any of their respective properties or assets, may be subject; (b) conflict with, or result in a violation of any of the terms or requirements of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit or other authorization that is held by any of Buyer or any of its Subsidiaries, or that otherwise relates to the business of, or any of the properties or assets owned or used by, any of Buyer or any of its Subsidiaries; (c) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any of Buyer or any of its Subsidiaries is a party; or (d) violate any provision of: (i) the certificate of incorporation or bylaws or other comparable organizational document of Buyer or any of its Subsidiaries, or (ii) any resolution adopted by the Board of Directors or the stockholders of Buyer or any of its Subsidiaries. Assuming the due authorization, execution and delivery thereof by each other party thereto, each of the Transaction Documents to which the Buyer is a party is, and upon execution and delivery by Buyer to Buyer will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.6 Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any Person is required to be made or obtained by Buyer in connection with the execution and delivery or the consummation of the Transaction Documents and the transactions contemplated hereby or thereby, except for those required or in relation to: (a) the Securities Act, (b) state securities or "blue sky" laws;
(c) the Exchange Act; (d) the rules and regulations of Nasdaq; (e) the DGCL with respect to the filing of the Certificate of Merger; (f) the filing with the Commission of the Proxy Statement/Prospectus and the Form S-4; (g) the approval and adoption of this Agreement and the Merger by the stockholders of Buyer in accordance with the DGCL, and its certificate of incorporation and bylaws; and (h) such consents, orders, approvals, authorizations, declarations, filings and registrations, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

      4.7 Reports and Financial Statements.

      (a) Buyer has filed all registration statements, proxy statements, information statements, prospectuses, reports, schedules, forms and other documents required to be filed by it with the Commission, since January 1, 1998, under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents, other than exhibits to such documents, incorporated by reference therein, being referred to herein as the "Buyer SEC Documents"). No Subsidiary of Buyer is required to file any registration statement, proxy statement, information statement, prospectus, report, schedule, form or other document with the Commission. All of the Buyer SEC Documents, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Buyer and its Subsidiaries included in the Buyer SEC Documents (collectively, the "Buyer Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, fairly presented the consolidated financial position and the consolidated results of operations and the changes in stockholders' equity and cash flows for Buyer and its Subsidiaries as of their respective dates and for the respective periods covered thereby and have been prepared in accordance with GAAP consistently applied during the periods involved, (except as otherwise noted therein, or, in the case of unaudited interim financial statements, as may be permitted by the Commission).

      4.8 No Undisclosed Liabilities. Except as set forth in the Buyer Financial Statements and the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries had at June 30, 2002 or has incurred since that date through the date of this Agreement, any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except liabilities, obligations or contingencies which: (a) are accrued or reserved against in the Buyer Financial Statements or that would not be required to be disclosed on a consolidated balance sheet of Buyer and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, or (b) were incurred after such date in the ordinary course of business of Buyer and its Subsidiaries and consistent with past practice and which, in any event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

      4.9 Absence of Certain Changes. Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, since June 30, 2002, each of Buyer and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, other than in the ordinary course of business, there has not occurred:

      (a) any change, event or condition that has resulted in, or might be reasonably expected to result in, a Material Adverse Effect to Buyer; or

      (b) any change in any accounting methods or practices by Buyer or any reevaluation by Buyer of the Buyer Assets (as defined in Section 4.24).

      4.10 Tax Returns. Buyer and its Subsidiaries have: (a) filed or have caused to be filed, on a timely basis, any return, report or similar statement required to be filed with respect to any Tax (as defined in Section 9.1(z)), including any attached schedules, including without limitation, any informational return, claim for refund, amended return or declaration of estimated Tax (each, a "Tax Return") required to have been filed (or extensions have been duly obtained) by Buyer or its Subsidiaries and which were due prior to the date of this Agreement, except with respect to Tax Returns, the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; (b) paid within the time and in the manner prescribed by law all Taxes, due for all periods ending on or prior to the date of this Agreement, except with respect to Taxes, the failure to so pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; and (c) established adequate reserves for the payment of all unpaid Taxes as of the date of the Buyer Financial Statements. The Tax Returns are true, complete and accurate, in all material respects. No tax assessment or deficiency has been made against any of Buyer or its Subsidiaries nor has any written notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, except for any such assessment or deficiency that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. The Tax Returns are not presently, nor have they since January 1, 1998 been, the subject of any audit or other administrative or court proceeding by any federal, territorial, state, local, foreign or other Governmental Authority. Each of Buyer and its Subsidiaries has not received any written notice that any of the Tax Returns is now being or will be examined or audited by any Governmental Authority, and no consents extending any applicable statute of limitations have been filed.

      4.11 Transactions with Affiliates. Except as set forth in the Buyer SEC Documents, (a) neither Buyer nor any of its Subsidiaries is a party to any Contract that is in violation of Section 13(k) of the Exchange Act or that, but for the last sentence of Section 13(k)(1) of such act, would be in violation thereof, and (b) no event has occurred that would be required to be reported by the Buyer pursuant to Item 404 of Regulation S-K promulgated by the Commission.

      4.12 Contracts and Commitments.

      (a) Except as filed as an exhibit to a Buyer SEC Document, neither Buyer or any of its Subsidiaries is a party to or bound by any of the following Contracts, which, individually or in the aggregate, are material to the business, operations or prospects of Buyer or its Subsidiaries ("Material Buyer Contracts"):

            (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other Contracts concerning or relating to real property;

            (ii) employment consulting, agency, collective bargaining or other similar Contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives distributors, dealers, agents, independent contractors or consultants;

            (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other Contracts relating to the borrowing of money or obtaining of or extension of credit;

            (iv) all Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

            (v) brokerage or finders' Contracts;

            (vi) joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing Contracts);

            (vii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts, including but not limited to any Contracts relating to the acquisition, sale, lease or disposal of any assets (other than in the ordinary course of business and consistent with past practices) or involving continuing indemnity or other obligations;

            (viii) sales agency, manufacturer's representative, marketing or distributorship Contracts;

            (ix) Contracts with respect to the representation of Buyer or its Subsidiaries or their respective business in foreign countries; and

            (x) master lease Contracts providing for the leasing of both: (A) personal property primarily used in, or held for use primarily in connection with, the business of Buyer or its Subsidiaries and (B) other personal property

         (b) Buyer has delivered to Company true, complete and correct copies of all written Material Buyer Contracts listed in Section 4.12(a) of the Buyer Disclosure Schedule, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Buyer Contracts, set forth in Section 4.12(a) of the Buyer Disclosure Schedule.

         4.13 Compliance with Contracts; Delivery of Certain Contracts. Neither Buyer nor any of its Subsidiaries is in default under any Material Buyer Contract, including, without limitation, those Material Buyer Contracts described in Section 4.12 of the Buyer Disclosure Schedule, except for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer, and no act or omission by any of Buyer or its Subsidiaries has occurred which, with notice or lapse of time or both, would constitute such a default under any term or provision of any such Material Buyer Contract. Each of the Material Buyer Contracts is valid and in full force and effect. To the knowledge of Buyer, no other party to a Material Buyer Contract with any of Buyer or its Subsidiaries is in default under any such Material Buyer Contract, and, no act or omission has occurred by any party, which, with notice or lapse of time or both, would constitute such a default under any term or provision thereof.

      4.14 Insurance. The Buyer has delivered to buyer a true, correct and complete copy of all existing policies of fire, liability, worker's compensation and all other forms of insurance owned or held by, or covering the business, properties or assets of, each of Buyer and its Subsidiaries. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by any of Buyer or its Subsidiaries with respect to any such policy.

      4.15 Labor Difficulties.

      (a) None of the employees of Buyer or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; neither the Buyer nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees; and to the knowledge of the Buyer, there is no active or current union organization activity involving the employees of the Buyer or any of its Subsidiaries, nor has there ever been union representation involving employees of the Buyer or any of its Subsidiaries.

      (b) The Buyer has made available to Company a description of all material written employment policies under which the Buyer and each of its Subsidiaries is operating.

      (c) The Buyer and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer.

      4.16 Legal Proceedings. Except as set forth in the Buyer SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Buyer or any of its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) is subject to any outstanding judgment, order, writ, injunction or decree which, (a) has or may have the effect of prohibiting or impairing any business practice of the Buyer or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Buyer or any of its Subsidiaries, the conduct of the business by the Buyer or any of its Subsidiaries, or Buyer's ability to perform its obligations under this Agreement, or (b), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Buyer.

      4.17 Compliance with Law. The operations of each of Buyer and its Subsidiaries have been conducted, and the Buyer Products have been registered and have obtained approval, in all material respects, in accordance with all material applicable laws, regulations and other requirements of all Governmental Authorities having jurisdiction over any of Buyer and its Subsidiaries and over regulation and approval of the Buyer Products, including, without limitation, all such laws, regulations, ordinances and requirements relating to environmental, antitrust, consumer protection, food, drug, cosmetic and medical device regulatory system, labor and employment, employee benefits, zoning and land use, currency exchange, immigration, health, occupational safety, pension, securities, defense procurement and trading with the enemy matters, except for those which the failure to have would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Each of the Buyer Product registrations, approvals and pending applications is valid, complete, current and in good standing, as the case may be, and has been issued or received, as the case may be, based upon complete, accurate and truthful underlying information. Neither Buyer nor any of its Subsidiaries has received any notification since January 1, 1998 of any asserted present or past failure by any of Buyer or its Subsidiaries to comply with such laws, regulations, ordinances or requirements. Each of Buyer and its Subsidiaries has all material permits, authorizations and consents necessary for the operation of its respective business, except for those which the failure to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      4.18 Environmental Compliance.

      (a) Each of Buyer and its Subsidiaries is in material compliance with all Hazardous Materials Laws and has obtained and is in material compliance with, all material permits, licenses or other authorizations required under any Hazardous Materials Laws.

      (b) Neither Buyer nor any of its Subsidiaries is aware of any material past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, which may interfere with, or prevent continued compliance by any of Buyer or its Subsidiaries with, any Hazardous Materials Law, or which may give rise to Environmental Loss to any of Buyer or its Subsidiaries based on or related to any Hazardous Materials Law.

      (c) To the knowledge of the Buyer, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Buyer or its Subsidiaries or any real property currently or previously owned, operated or leased by the Buyer, which could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on Buyer.

      (d) To the knowledge of the Buyer, neither the Buyer nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Substances at any site, location or facility in a manner that could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on the Buyer.

      (e) Neither Buyer nor any of its Subsidiaries has discovered, and to the knowledge of Buyer, no other Person has discovered, any occurrence or condition on the Premises of any of Buyer or its Subsidiaries or on any real property in the vicinity of the Premises of any of Buyer or its Subsidiaries, which could reasonably be expected to cause such Premises to be subject to any restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Law.

      (f) Neither Buyer nor any of its Subsidiaries uses or maintains any underground or above ground storage tanks on the Premises of any of Buyer or its Subsidiaries and, to the knowledge of Buyer, no underground or above ground storage tanks are now, or ever have been, located on the Premises.

      (g) Neither Buyer nor any of its Subsidiaries has received notice of any Encumbrance in favor of any Governmental Authority for: (i) any liability under any Hazardous Materials Law; or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Substances into the environment, nor has any such Encumbrance ever been filed or attached to the Premises of any of Buyer or its Subsidiaries.

      (h) None of the present or past operations of the business of any of Buyer and its Subsidiaries nor any of the present, or to the knowledge of Buyer, past property used by any of Buyer and its Subsidiaries, is subject to any written notice or order from, or agreement with or judicial or administrative proceeding initiated by, any Governmental Authority or private party respecting: (i) any violation of Hazardous Materials Laws, (ii) any assessment, investigatory or cleanup activity, or (iii) any Environmental Loss arising from the release or threat of release of a Hazardous Substance into the environment.

      (i) Neither Buyer nor any of its Subsidiaries is aware of or has received any notice or claim to the effect that the present or past operations of any of Buyer and its Subsidiaries is the subject of any inquiry or investigation by any Governmental Authority evaluating whether remedial action is needed to respond to a release or threat of release of Hazardous Substances into the environment or that it is or may be liable to any Person as a result of any such release or threat of release.

      (j) Neither Buyer nor any of its Subsidiaries has filed any notice, including but not limited to, manifest discrepancy notification, disposal extension, and/or episodic waste report under any Hazardous Materials Laws indicating past or present compliance exceptions with the generation, treatment, storage or disposal of a Hazardous Substance, or reporting a release of a Hazardous Substance into the environment.

      4.19 Employee Benefits.

      (a) Section 4.19(a) of the Buyer Disclosure Schedule lists, with respect to Buyer and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Buyer or its Subsidiaries (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, the following plans, programs or arrangements (either oral or written) with respect to which any of Buyer and its Subsidiaries (or an ERISA Affiliate) maintains, contributes to or participates in (or has ever maintained, contributed to or participated in): (i) all employee benefit plans (as defined in Section 3(3) of the Employer Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")); (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements;
(iii) all other plans, programs or arrangements (either oral or written), which provide benefits for former or present employees, directors or agents of any of Buyer and its Subsidiaries or an ERISA Affiliate; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; and (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of any of Buyer and its Subsidiaries and that do not generally apply to all employees (collectively, the "Buyer Employee Plans").

      (b) Buyer has delivered to Company a true, correct and complete copy of each of the Buyer Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, collective bargaining agreements, Contracts with service providers, employee booklets, personnel, payroll and employment manuals, policies and handbooks, summary plan descriptions and other authorizing documents, communications, notices and correspondence to employees and communications, notices and correspondence to or from any Governmental Authority) and, with respect to each Buyer Employee Plan, which is subject to ERISA reporting requirements, of the Form 5500 reports (and all accompanying schedules, documents and reports) filed for the last three plan years. Buyer has furnished or made available to Buyer, with respect to each of the Buyer Employee Plans, a written description of any Buyer Employee Plan that is not otherwise in writing, any report prepared by a consultant, third party administrator, other independent contractor or an employee regarding any Buyer Employee Plan. Any Buyer Employee Plan intended to be qualified under Section 401(a) of the Code either (i) has obtained from the Internal Revenue Service (the "Service") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or (ii) has applied to the Service for such a determination letter prior to the expiration of the requisite period under the Code or Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or
(iii) the requisite period for application has not expired. Buyer has delivered to Company a true, correct and complete copy of the most recent Service determination letter issued with respect to each such Buyer Employee Plan, and, to the knowledge of Buyer, nothing has occurred, which would cause the loss of the tax-qualified status of any Buyer Employee Plan subject to Code Section 401(a). Buyer has delivered to Company a true, correct and complete copy of all registration statements and prospectuses prepared in connection with each Buyer Employee Plan.

      (c) (i) None of the Buyer Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by COBRA (as defined in Section 9.1(f)); (ii) to the knowledge of Buyer, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code (excluding any transaction for which an exemption under Code Section 4975 or ERISA Section 408 exists), with respect to any Buyer Employee Plan, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer; (iii) to the knowledge of Buyer, each Buyer Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, and Buyer and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them thereunder, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Buyer Employee Plans; (iv) to the knowledge of Buyer, there has occurred no breach of any duty under ERISA or the Code or other applicable law (including, without limitation, any health care continuation requirements or other Tax law requirements for or conditions to favorable Tax treatment), which could result, directly or indirectly, in any Taxes, penalties or other liability to Buyer, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer; (v) to the knowledge of Buyer, neither Buyer nor any ERISA Affiliate is subject to any material liability or material penalty under Sections 4971 through 4980B of the Code or Title I of ERISA with respect to any of the Buyer Employee Plans; (vi) all material contributions required to be made by Buyer or any ERISA Affiliate to any Buyer Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Buyer Employee Plan for the current plan years; (vii) to the knowledge of Buyer, with respect to each Buyer Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) no Buyer Employee Plan is covered by, and neither Buyer nor any ERISA Affiliate has incurred or will incur any liability under Title IV of ERISA or Section 412 of the Code; (ix) each Buyer Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of Buyer or its Subsidiaries (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event); and (x) to the knowledge of Buyer, no amount is owed to a trustee, custodian, third party administrator, actuary, investment manager, consultant, or other independent contractor with respect to any Buyer Employee Plan. With respect to each Buyer Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of Buyer and its Subsidiaries has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Buyer Employee Plan, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Buyer, is threatened, against or with respect to any such Buyer Employee Plan, including any audit, examination or inquiry by the Service or United States Department of Labor. No payment or benefit, which will or may be made by Buyer to any employee, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b) (1) of the Code.

      (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of any of Buyer and its Subsidiaries or an ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

      (e) There has been no amendment to, written interpretation or announcement (whether or not written) by any of Buyer and its Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Buyer Employee Plan, which would materially increase the expense of maintaining such Buyer Employee Plan above the level of expense incurred with respect to that Buyer Employee Plan for the most recent fiscal quarter included in the Buyer Financial Statements.

      (f) Neither the Buyer nor any of its Subsidiaries currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA), which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code and no Buyer Employee Plan is a defined benefit pension plan within the meaning of Code Section 414(j).

      (g) Neither the Buyer nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or has ever made any contribution to, participated in or otherwise incurred any obligation under, any "multi-employer plan" as defined in
Section 3(37) of ERISA. Neither the Buyer nor any of its Subsidiaries nor any ERISA Affiliate have directly or indirectly acted in any manner or incurred any obligation or liability with respect to any Buyer Employee Plan, which has or could give rise to any Encumbrances against any of the assets of any of Buyer and its Subsidiaries nor any ERISA Affiliate or which could result in any liability to any of Buyer and its Subsidiaries nor any ERISA Affiliate. Neither any of Buyer and its Subsidiaries nor any ERISA Affiliate has any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a "multi-employer plan" (as defined in Section 3(37) of ERISA).

      (h) To the knowledge of Buyer, there is no agreement, Contract or arrangement to which any of Buyer and its Subsidiaries or any ERISA Affiliate is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or subject to Tax under Section 4999 of the Code; nor will Buyer be required to "gross up" or otherwise compensate such Person because of the imposition of any excise Tax on a payment to such Person.

      (i) No statements or communications have been made or materials provided to any employee or former employee of any of Buyer or its Subsidiaries by any Person (including any of Buyer and its Subsidiaries), which provide for or could be construed as a Contract or promise by any of Buyer and its Subsidiaries to provide for any pension or welfare or other insurance-type benefits to any such employee, former employee or their dependents after retirement or termination of employment other than benefits under the Buyer Employee Plans or as required by COBRA. No statement, either written or oral, has been made by any of Buyer or its Subsidiaries to any Person with regard to any Buyer Employee Plan that was not in accordance with the Buyer Employee Plan and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

      (j) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign Plans"), (i) each of the Foreign Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the balance sheet in the most recent Buyer Financial Statements; (iii) each of Buyer and its Subsidiaries, and each ERISA Affiliate have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the Governmental Authority having jurisdiction with respect to such plans any recurred determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of Buyer, there are no pending investigations by any Governmental Authority involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of any of Buyer and its Subsidiaries or any ERISA Affiliate participating in such plans than the benefits available under Buyer Employee Plans for employees of any of Company and its Subsidiaries in the United States.

      4.20 Absence of Questionable Payments. Neither the Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any of their respective directors, officers, agents, employees or other Persons acting on behalf of any of Buyer or its Subsidiaries or for the benefit of any of Buyer or its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds for such purpose under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type, or accepted or received any unlawful contributions, payments, gifts or expenditures under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type.

      4.21 Real Property Holding Corporation. Neither the Buyer and nor any of its Subsidiaries is not a U.S. Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

      4.22 Intellectual Property.

      (a) Schedule 4.22(a) of the Buyer Disclosure Schedule sets forth a true, correct and complete list of all (i) issued patents and other registered trademarks owned or used by any of Buyer or its Subsidiaries, (ii) pending applications for registrations of patents and trademarks filed by or on behalf of any of Buyer or its Subsidiaries, and (iii) unregistered patentable inventions and trademarks owned or used by any of Buyer or its Subsidiaries. Each of Buyer and its Subsidiaries have all Intellectual Property necessary to conduct their business as presently conducted, free and clear of all Encumbrances of any kind.

      (b) All application filing fees, other filing fees and charges, and all maintenance, renewal and other fees required to be paid on account of any of the issued patents have been timely paid for maintaining such issued patents in full force and effect. All declarations, disclosures, responses to office actions, amendments, affidavits of use and other requirements or actions that are required to be filed or performed with respect to any of the issued patents have been timely filed or performed in order to maintain all such issued patents in full force and effect.

      (c) Each of Buyer and its Subsidiaries, (i) are the sole and exclusive owners of all worldwide right, title and interest in and to all of the respective products and technologies of each of Buyer and its Subsidiaries, and to all modifications, improvements and derivative works thereof, and in all Intellectual Property related thereto, and (ii) have not abandoned any Intellectual Property related to the business of any of Buyer or its Subsidiaries or engaged in any acts or omissions that would impair the ownership or rights to use products, technologies or Intellectual Property of any of Buyer or its Subsidiaries related thereto, which impairment would reasonably be expected to have a Material Adverse Effect on Buyer. Each of Buyer and its Subsidiaries exclusively owns all worldwide right, title and interest in and to all Intellectual Property used in their respective businesses that have been created or developed by all of their respective employees, contractors and consultants hired or retained by Buyer and its Subsidiaries, as the case may be. Each employee and officer of Buyer and its Subsidiaries has executed an agreement with their respective employers regarding confidentiality and proprietary information and inventions, assigning to Buyer or a Subsidiary, as their respective employer, as the case may be, all work and Intellectual Property created or developed by such employee or officer. In addition, all contractors and consultants hired or retained by any of Buyer or its Subsidiaries to develop technology or Intellectual Property for any of Buyer or its Subsidiaries or who have had access to confidential information of any of Buyer or its Subsidiaries have signed written agreements with Buyer or its Subsidiaries, as the case may be, which provide, among other things, that all work and Intellectual Property performed or created by them have been assigned to Buyer or its Subsidiaries, as the case may be, and that they are required to maintain the confidentiality of any of Buyer's or its Subsidiaries' proprietary materials and other confidential information. Neither Buyer nor any of its Subsidiaries is aware of any facts that would cause any of the Intellectual Property used in their business to be deemed invalid or unenforceable.

      (d) Section 4.22(d) of the Company Disclosure Schedule sets forth a list of all license agreements and other rights granted by any of Company or its Subsidiaries to any other Person of any technologies or Intellectual Property, and identifies which technologies or Intellectual Property have been licensed between the parties. Company has delivered to Buyer correct and complete copies of all of the agreements listed in Section 4.22(d) of the Company Disclosure Schedule.

      (e) Section 4.22(e) of the Buyer Disclosure Schedule sets forth a list of all license agreements, supply agreements, co-promotion agreements, co-marketing agreements, distribution agreements and other rights granted by third Persons to any of Buyer or its Subsidiaries of any technologies, products or Intellectual Property (collectively "Buyer License Agreements"), and identifies which technologies, products or Intellectual Property have been licensed or granted between the parties. Buyer has provided Company correct and complete copies of all such Buyer License Agreements.

      (f) The Intellectual Property related to or used in Buyer's or its Subsidiaries' business, any products sold by any of Buyer or its Subsidiaries, any services sold or rendered by any of Buyer or its Subsidiaries and/or any technologies or processes and business methods used by any of Buyer or its Subsidiaries do not infringe upon, misappropriate or violate any Intellectual Property or other rights owned or held by any other Person. To the knowledge of Buyer, no third parties have infringed or violated the Intellectual Property owned by Buyer or its Subsidiaries or used in their business.

      (g) There is neither pending, nor to the knowledge of Buyer or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Buyer or its Subsidiaries in any way contesting the rights of any of Buyer or its Subsidiaries to any Intellectual Property related to their business and/or the ownership, enforceability, validity or use of the Intellectual Property used in their business, and to the knowledge of Buyer, there is no basis for any such claim.

      (h) Neither Buyer nor any of its Subsidiaries has received any notices of any claims, disputes, litigation or other proceedings, and have no knowledge of any facts which indicate a likelihood that any of Buyer or its Subsidiaries or the Intellectual Property used in their business have infringed, misappropriated or violated the Intellectual Property or other rights of any other Person.

      (i) Each of Buyer and its Subsidiaries has taken commercially reasonable steps to maintain and protect the technologies and Intellectual Property related to their respective business. Buyer and its Subsidiaries have entered into appropriate nondisclosure agreements, which provide that all confidential information, trade secrets and know how of Buyer and its Subsidiaries will be protected and preserved, with all employees and third persons having access to any confidential information, trade secrets or know how of Buyer and its Subsidiaries.

      (j) Neither the Buyer nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Buyer License Agreements. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license or sublicense agreement or have a Material Adverse Effect on Buyer.

      (k) Section 4.22(k) of the Buyer Disclosure Schedule sets forth a list of all third party manufacturing agreements or similar contracts whereby outside third parties manufacture, test and produce any products sold or distributed by Buyer or its Subsidiaries (collectively "Buyer Manufacturing Agreements"). Buyer has delivered to Company correct and complete copies of all such Buyer Manufacturing Agreements. Under such Buyer Manufacturing Agreements, Buyer or its Subsidiaries retain exclusive ownership rights related to the products or improvements thereto manufactured or produced by such third party manufacturers. All such third party manufacturers and their respective facilities used by Buyer or its Subsidiaries fully comply with all of the U.S. Food and Drug Administration's ("FDA") regulatory requirements, including without limitation the FDA's cGMP, and with all applicable foreign regulatory requirements. Neither Buyer or its Subsidiaries nor any of these third party manufacturers are in default under any of the Buyer Manufacturing Agreements, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit the termination, modification or acceleration under any such Buyer Manufacturing Agreements. Neither Buyer nor any of its Subsidiaries have notified any other Person of any alleged default under any such Buyer Manufacturing Agreements. Neither Buyer nor any of its Subsidiaries have received any communications alleging that Buyer or its Subsidiaries are in default under any such Buyer Manufacturing Agreements.

      4.23 Real Properties. Neither the Buyer nor any of its Subsidiaries owns any real property. No consent is required from the lessor under any lease of real property listed in Section 4.12 of the Buyer Disclosure Schedule, prior to the consummation of the transactions contemplated hereby.

      4.24 Title and Related Matters. Except as set forth in the Buyer SEC Documents, each of Buyer and its Subsidiaries has good and marketable title to and is the sole and exclusive owner of all of the properties and assets, inventory, interests in properties and assets, real and personal, which are reflected in the most recent Buyer Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in (collectively, "Buyer Assets"), free and clear of all Encumbrances, except: (a) statutory liens or claims not yet delinquent, and (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

      4.25 Brokers and Finders. Neither Buyer, nor any of its officers, directors, agents or employees has employed any investment banker, broker or finder, or incurred any liability on behalf of Buyer, for any investment banking fees, brokerage fees, commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

      4.26 Products.

      (a) Buyer has delivered to Company: (i) a true, complete and correct summary of the most frequently used standard terms and conditions of sale of the products and services ("Buyer Products") manufactured, sold or delivered by, or service rendered by or on behalf of any of

Buyer or its Subsidiaries, containing applicable guaranty, warranty and indemnity provisions, and (ii) a catalog containing a true, complete and correct list of all material Buyer Products. No Buyer Product is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. All rebates, discounts, promotional allowances or similar payments or arrangements to any customer with respect to Buyer Products are reflected in the Buyer SEC Documents or the Buyer Financial Statements.

      (b) All of the Buyer Products materially conform to their applicable specifications and there is neither pending, nor to the knowledge of Buyer or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Buyer or its Subsidiaries in any way asserting any rights under guaranty, warranty and indemnity provisions applicable to Buyer Products that could reasonably be expected to have a Material Adverse Affect on Buyer.

      (c) Buyer is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state or Government Authority, all of which, in addition to any warning letters, have been disclosed to Company. There are no proceedings or investigations pending with respect to a violation by Buyer of the Federal Food, Drug, and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Authority that could potentially result in criminal or civil liability.

      4.27 Export Control Laws. Each of Buyer and its Subsidiaries has conducted its export transactions, in all material respects, in accordance with all material applicable provisions of United States export control laws and regulations. Without limiting the foregoing:

      (a) Each of Buyer and its Subsidiaries has obtained all required export licenses and other approvals for its exports of products from the United States.

      (b) Each of Buyer and its Subsidiaries has used the correct ECCN number for its exports of products from the United States.

      (c) Each of Buyer and its Subsidiaries is in compliance with the terms of all applicable export licenses or approvals.

      (d) There are no pending or, to the knowledge of Buyer, threatened claims against any of Buyer or its Subsidiaries with respect to such export licenses or other approvals.

      (e) There are no actions, conditions or circumstances pertaining to export transactions of any of Buyer or its Subsidiaries that may, to the knowledge of Buyer, give rise to any future claims.

      4.28 State Takeover Laws. The Board of Directors of Buyer has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including Section 203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

      4.29 Board Approval. The Board of Directors of Buyer, at a meeting duly called and held, has, by unanimous vote of its disinterested members, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Buyer, (ii) approved and adopted this Agreement and (iii) determined to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Buyer Common Stock.

      4.30 Reorganization Under the Code. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 Proxy Statement/Prospectus.

      (a) As promptly as reasonably practicable following the date hereof, Buyer and Company shall cooperate in preparing and each shall cause to be filed with the Commission mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and Buyer shall prepare and file with the Commission the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Buyer's prospectus. Each of Buyer and Company shall use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the Commission and the Form S-4 declared effective by the Commission as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the Commission. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the Commission and will provide each other with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Buyer and Company, which approval shall not be unreasonably withheld or delayed; provided, however, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Buyer will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Buyer stockholders (if the Buyer Stockholder Approval is necessary or reasonably deemed desirable) and Company will use commercially reasonable efforts to cause the Proxy Statement/ Prospectus to be mailed to Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Effective Time, any information relating to Buyer or Company, or any of their respective Affiliates (as defined in Section 9.1(a)), officers or directors, is discovered by Buyer or Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to the stockholders of Buyer and Company.

      (b) Subject to the fiduciary duties of the Company's Board of Directors under applicable law, Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 5.2, shall take all lawful action, consistent with its fiduciary duties, to solicit the Company Stockholder Approval. The Board of Directors of Company shall recommend the adoption of the plan of Merger contained in this Agreement by the stockholders of Company (the "Company Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Buyer such recommendation, or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Company Recommendation"); provided, however, that the Board of Directors of Company may make a Change in Company Recommendation pursuant to
Section 5.2 hereof and to effect any action permitted by Section 8.1 hereof. Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve Company of such obligation unless terminated under Section 8.1.

      (c) If such Buyer Stockholder Approval is required under the DGCL or Nasdaq rules to consummate the Merger, Buyer shall duly take all lawful action to call, give notice of, convene and hold the Buyer Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and Company for the purpose of obtaining the Buyer Stockholder Approval and, shall take all lawful action, consistent with its fiduciary duties, to solicit the Buyer Stockholder Approval. If such Buyer Stockholder Approval is required under the DGCL or Nasdaq rules to consummate the Merger, the Board of Directors of Buyer shall recommend that the stockholders of Buyer amend the Certificate of Incorporation to increase the authorized Buyer Common Stock and to permit the issuance of Buyer Common Stock in the Merger (the "Buyer Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Company such recommendation or (ii) take any action or make any statement in connection with the Buyer Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Buyer Recommendation"); provided, however, that the Board of Directors of Buyer may make a Change in the Buyer Recommendation to effect any action permitted by Section 8.1 hereof.

      5.2 No Solicitation.

      (a) Company and its Subsidiaries and the officers, directors, employees or other agents of Company and its Subsidiaries shall not, directly or indirectly:
(i) take any action to solicit, initiate or encourage or agree to any Takeover Proposal (as defined in Section 9.1(y)), or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations regarding a Takeover Proposal; provided that nothing herein shall prohibit the Board of Directors of Company from complying with Rules l4d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by Company's stockholders, an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith in the proper exercise of their fiduciary duties to Company's stockholders, and after considering all terms and conditions of such written Takeover Proposal, including the likelihood and timing of its consummation, that such Takeover Proposal would result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith (after consultation with outside counsel) that it is necessary in order to comply with its fiduciary duties to Company's stockholders under applicable law, Company may, in response to a Superior Proposal, furnish information with respect to the Company and its Subsidiaries to the Person making such Superior Proposal, participate in discussions and negotiations with such Person regarding such Superior Proposal, and endorse, recommend, approve and/or agree to such Superior Proposal and such actions shall not be considered a breach of this Section 5.2 or any other provisions of this Agreement; provided that in each such event Company notifies Buyer of such determination by the Board of Directors of Company and provides Buyer with a true and complete copy of the Superior Proposal received from such Person; provided, however, that any non-public information of Company or its Subsidiaries provided to any Person in connection with such discussions or negotiations shall be pursuant to a non-disclosure agreement at least as restrictive on such Person as the Confidentiality Agreement (as defined in Section 5.4) is on Buyer; and provided further that Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the adoption of this Agreement unless Company has provided Buyer at least three (3) days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Buyer after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such Person or Persons), and will keep Buyer fully informed of the status and details of any such Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Buyer with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

      (b) On or before December 31, 2002, Buyer shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly through another person, consummate any acquisition of capital stock or assets of another Person, business combination, recapitalization, merger, consolidation, liquidation, dissolution, similar transaction ("Buyer Reorganization Transaction"), or any other action which would materially delay the filing of or require the filing by Buyer of an amendment or supplement in any material respect to the Form S-4 or a recirculation by the Company of the Proxy Statement/Prospectus, without the prior written consent of the Company as evidenced by a majority vote of the Board of Directors of the Company, which consent shall not be unreasonably withheld; provided, however, in the event (an "Extension Event") that Buyer shall consummate a Buyer Reorganization Transaction or a Buyer Financing (as defined in Section 7.2(b)(iii)) after December 31, 2002, but prior to the earlier of the Effective Time or the Termination Date, which shall require any such filing by Buyer or recirculation or by the Company, the Termination Date shall be extended by one calendar day for each such day from the date of the consummation of such Buyer Reorganization Transaction or Buyer Financing, as the case may be, through the date of such filing or recirculation, as the case may be, but in no event shall the period between the date of such filing or recirculation, as the case may be, with respect to such Extension Event and the Termination Date be less than 45 calendar days.

      5.3 Access to Information. Upon reasonable notice, each of Buyer and Company shall afford to each of the other and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to: (a) each of Buyer and Company and its respective Subsidiaries' properties, books, Contracts, commitments and records; and (b) all other information concerning the business, properties and personnel of each of Buyer and Company and its respective Subsidiaries, as each of Buyer and Company may reasonably request. Buyer and Company agree to provide to each other and their respective accountants, counsel and other representatives copies of internal financial statements promptly upon request. Until the Closing, on or before the 25th day of each month, commencing on October 25, 2002, Company shall deliver to Buyer separate unaudited, consolidated and internally prepared financial statements of Company and its Subsidiaries as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Company Financial Statements"), which shall include a balance sheet and a statement of income. The Subsequent Monthly Company Financial Statements shall be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject to the absence of notes and normal quarterly and year-end adjustments that have not been and are not anticipated to be material in amount. Until the Closing, on or before the 25th day of each month, commencing on October 25, 2002, Buyer shall deliver to Buyer separate unaudited, consolidated and internally prepared financial statements of Buyer and its Subsidiaries as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Buyer Financial Statements"), which shall include a balance sheet and a statement of income. The Subsequent Monthly Buyer Financial Statements shall be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject to the absence of notes and normal quarterly and year-end adjustments that have not been and are not anticipated to be material in amount.

      5.4 Confidentiality. The parties acknowledge that each of Buyer and Company have previously executed a Mutual Confidentiality Agreement dated September 4, 2002 (the

"Confidentiality Agreement), which agreement shall continue in full force and effect in accordance with its terms.

      5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, Nasdaq or the National Association of Securities Dealers, Inc. (the "NASD"), in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult, in good faith, with the other party before issuing such press release or making such public statement or disclosure.

      5.6   Consents; Cooperation.

      (a) Each of Buyer and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act (as defined in Section 9.1(n)) or any other Regulatory Law (as defined in Section 9.1(w)) or federal or state fair trade law.

      (b) Each of Buyer and Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act and all other applicable Regulatory Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Buyer and Company shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Buyer and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Buyer nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Termination Date (as defined in Section 8.1(b)). Each of Buyer and Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Buyer and Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation, and substantially complying with any second request for information pursuant to the Regulatory Laws.

      (c)   Notwithstanding anything to the contrary in Section 5.6(a) or (b),
(i) neither Buyer nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Buyer or of Buyer combined with the Company after the Effective Time, and (ii) neither Company nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company or of Company combined with the Buyer after the Effective Time.

      5.7 Legal Requirements. Each of Buyer and Company will, and will cause their respective Subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

      5.8 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Merger. Company shall use its commercially reasonable efforts to assist Buyer as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Common Stock in connection with the Merger.

      5.9   Employee Benefit Plans.

      (a) At the Effective Time, all of the then effective Company Stock Option Plans (as defined in Section 9.1(g)) and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, and which remains outstanding prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be void and canceled forthwith.

      (b) Unless Buyer consents otherwise in writing, prior to the Effective Time, Company shall take all action as is necessary to amend the Surgical Laser Technologies, Inc. 401(k) Savings Plan (the "Company 401(k) Plan") such that, from and after the Effective Time, no matching contributions will be made to the Company 401(k) Plan. All matching contributions required to be made under the terms of the Company 401(k) Plan have been made to the Company 401(k) Plan as of the date of this Agreement and shall have been made immediately prior to the Effective Time. No matching or any other contributions shall be required to be made to the Company 401(k) Plan under its terms or applicable law at any time after the Effective Time.

      5.10 Listing of Additional Shares. Prior to the Effective Time, Buyer shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock referred to be issued pursuant to Section 1.7(a).

      5.11 Termination of Trading of Company Common Stock. Prior to the Effective Time, Company shall take all actions necessary to cause the termination of all trading of the Company Common Stock, as of the Effective Time, in the Nasdaq Small Cap-Market and any other securities market in which the Company Common Stock shall then trade.

      5.12 Employment Agreements. At the Effective Time, Buyer and each of Michael R. Stewart and Davis Woodward shall enter into the employment agreements, in the forms of Exhibits 5.12(a) and (b) hereto (the "Employment Agreements").

      5.13  Affiliates and Stockholders Agreements.

      (a) Simultaneously with the execution of this Agreement, Buyer and each of the Persons listed on Schedule 5.13(a) shall enter into a Stockholders Agreement, in the form of Exhibit 5.13(a) hereto (the "Stockholders Agreements").

      (b) Notwithstanding the provisions of Section 5.13(a), Company will use commercially reasonable efforts to obtain an executed Affiliate Agreement substantially in the form of Exhibit 5.13(b) hereto (the "Affiliate Agreement") from any Person, other than the Persons listed on Schedule 5.13(b), within 30 days following the execution and delivery of this Agreement, who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Buyer shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Buyer Common Stock to be received by: (i) any Affiliate of Company; or (ii) any Person Buyer reasonably identifies (by written notice to Company) as being a Person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Buyer Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such Person has executed an Affiliate Agreement.

      5.14  Indemnification.

      (a)   From and after the Effective Time, the Surviving Corporation will,
(i) fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers and employees and their heirs, executors and assigns (each an "Indemnified Party," and collectively, the "Indemnified Personnel"), to the same extent that such individuals are entitled to indemnification as of the date of this Agreement by the Company pursuant to applicable law or the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such Indemnified Party arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and for acts or omissions existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether or not asserted or claimed prior thereto, and (ii) include and caused to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, subject to any limitation imposed from time to time under applicable law, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses, that are at least as favorable to the Indemnified Personnel as those set forth in the current certificate of incorporation and bylaws of the Company.

      (b) In the event that any claim, action, suit, proceeding or investigation involving any Indemnified Party is brought or initiated within six years after the Effective Time and arises out of or pertains to any actual or alleged action or omission in his or her capacity as an officer, director or employee of Company or any of its Subsidiaries occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement, in each case for which such Indemnified Party is indemnified under this Section 5.14, (i) the Indemnified Personnel, as a group, may retain only one law firm to represent such Indemnified Personnel, which counsel shall be counsel of Buyer, in addition to local counsel (provided that if the use of counsel of Buyer would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Personnel and of Buyer, the Indemnified Personnel shall be entitled instead to be represented, as a group, by one counsel, in addition to local counsel, selected by the Indemnified Personnel, and reasonably satisfactory to Buyer),
(ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld, delayed, or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. Any Indemnified Personnel wishing to claim indemnification under this Section 5.14, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Buyer and the Surviving Corporation (provided that the failure to so notify Buyer or the Surviving Corporation shall not relieve such entity from any liability that it may have under this Section 5.14, except to the extent that such failure prejudices such entity), and shall deliver to Buyer and the Surviving Corporation the undertaking contemplated by
Section 145(e) of the DGCL.

      (c) The Surviving Corporation will secure a "tail" on the Company's existing directors' and officers' insurance policies for a period of at least six (6) years, provided that the total cost of such "tail" shall not exceed $171,000.

      (d) Notwithstanding anything in the Agreement to the contrary, the provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, the Indemnified Personnel, their heirs and representatives, and may not be amended or repealed without the prior written consent of the affected Indemnified Personnel, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that such Indemnified Personnel may have by Contract or applicable law.

      5.15 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company, Merger Sub or the Surviving Corporation in connection with the Merger between Merger Sub and Company.

      As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the each of the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. The parties shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to property or transfer taxes.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

      6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived:

      (a) This Agreement shall have been adopted by the requisite vote of the stockholders of each of Buyer, if required, and Company.

      (b) The Commission shall have declared the Form S-4 effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the Commission or any other Governmental Authority; and all requests for additional information on the part of the Commission or any other Governmental Authority shall have been complied with to the reasonable satisfaction of the parties hereto.

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Government Authority seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction, order or other restraint or prohibition shall have been issued or imposed, each party agrees to use its commercially reasonable efforts to have such injunction, order or other restraint or prohibition lifted.

      (d) Company, Buyer and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Authority: (i) all approvals, waivers and consents as may be required under the Securities Act, state blue sky laws, the Exchange Act and under the HSR Act, and (ii) all other approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Merger and the transactions contemplated hereby, the failure too obtain which would reasonably be expected to have a Material Adverse Effect upon either of Buyer or Company following the Effective Time.

      (e) The shares of Buyer Common Stock to be issued in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on The Nasdaq National Market.

      (f) Company shall have received a written opinion of Duane Morris LLP, counsel to Company, in a form reasonably satisfactory to both Buyer and Company, dated on or about the Closing, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to make reasonable assumptions and require delivery of and rely upon, among other things, reasonable and customary representations set forth in certificates to be delivered by each of Buyer, Merger Sub and Company in form reasonably satisfactory to such counsel. In addition, Buyer and Company shall have received from their respective counsel, such tax opinions as may be required of them by the Commission in connection with the filing of the S-4.

      6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Buyer, on or prior to the Effective Time of each of the following conditions:

      (a) Each of the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; and Buyer shall have received a certificate of a senior executive officer and a senior financial officer of Company to such effect.

      (b) Company shall have performed or complied with all covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to materiality or Material Adverse Effect and shall have performed or complied with in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not so qualified, and Buyer shall have received a certificate of a senior executive officer and a senior financial officer of Company to such effect.

      (c) Buyer shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under any Material Company Contract or otherwise required to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Company.

      (d) No temporary restraining order, preliminary or permanent injunction or other legal or regulatory restraint provision limiting or restricting the conduct or operation of the business of Company and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Authority seeking the foregoing be pending.

      (e)   Buyer shall have received:

            (i) the Employment Agreements executed by Company and Michael R. Stewart and Davis Woodward;

            (ii) the Stockholders Agreements executed by each of the Persons listed on Schedule 5.13(a);

            (iii) the Affiliate Agreements executed by each of the Persons listed on Schedule 5.13(b);

            (iv) an incumbency certificate from the Secretary of Company, substantially in the form of Exhibit 6.2(e)(iv) hereto; and

            (v) a certificate from the Chief Executive Officer and Chief Financial Officer of Company, substantially in the form of Exhibit 6.2(e)(v) hereto.

      6.3 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Company, on or prior to the Effective Time of each of the following conditions:

      (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; and Company shall have received a certificate of a senior executive officer and a senior financial officer of Buyer to such effect.

      (b) Buyer shall have performed or complied with all covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to materiality or Material Adverse Effect and shall have performed or complied with in all material respects with all other material agreements and covenants required to be performed b it under this Agreement at or prior to the Effective Time that are not so qualified, and Company shall have received a certificate of a senior executive officer and a senior financial officer of Buyer to such effect.

      (c) Company shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under any Material Buyer Contract or otherwise required to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Buyer.

      (d) No temporary restraining order, preliminary or permanent injunction or other legal or regulatory restraint provision limiting or restricting the conduct or operation of the business of Buyer and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Authority seeking the foregoing be pending.

      (e)   Company shall have received:

            (i)   the Employment Agreements executed by Buyer;

            (ii)  the Stockholders Agreements executed by Buyer;

            (iii) the Affiliate Agreements executed by Buyer;

            (iv) an incumbency certificate from the Secretary of Buyer, substantially in the form of Exhibit 6.3(e)(iv) hereto; and

            (v) a certificate from the Chief Executive Officer and Chief Financial Officer of Buyer, substantially in the form of Exhibit 6.3(e)(v) hereto.

      (f) Company shall have received a confirmation, as of a date within five Business Days of Closing, of the fairness opinion from Investec Inc. with respect to the fairness to the stockholders of the Company of the Merger Consideration to be received by the Company's stockholders pursuant to the terms and conditions of the Merger.

      (g) The Merger shall have been approved by holders of the majority of the issued and outstanding Company Common Stock.

                                   ARTICLE VII
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      7.1 Covenants of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees as to itself and its Subsidiaries (except to the extent expressly contemplated by this Agreement or required by a Governmental Authority or as consented to in writing by Buyer), as follows:

      (a)   Conduct of Business of Company.

            (i) Company and its Subsidiaries shall carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted, and Company agrees to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, to keep available the services of its and its Subsidiaries' present officers and key employees and to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Buyer of any event or occurrence, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

            (ii) Company shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 7.1) that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

      (b) Restrictions on Conduct of Business of Company. Company shall not do, cause or permit any of the following (other than those items listed on Schedule 7.1(b)), or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Buyer (it being agreed that any actions taken or omitted by Company in compliance with this Section 7.1(b) shall not be deemed to constitute a breach of any of the representations or warranties of Company in Article III):

            (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than any such dividends or distributions from a Subsidiary to the Company), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

            (ii) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options, warrants or other rights therefor outstanding as of the date of this Agreement;

            (iii) Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the Commission under the Exchange Act or applicable statutory accounting principles;

            (iv) Except to the extent required to comply with its obligations hereunder or with applicable law, amend or propose to so amend their respective certificates of incorporation, bylaws or other comparable organizational documents.

            (v) Take or agree in writing or otherwise to take any of the actions described in Sections 7.1(b)(i)-(iv) above, or any action that is reasonably foreseeable by Company to be likely to make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, or permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      7.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself and its Subsidiaries (except to the extent expressly contemplated by this Agreement or required by a Governmental Authority or as consented to in writing by Company), as follows:

      (a) Conduct of Business of Buyer. Buyer and its Subsidiaries shall carry on their respective business in the ordinary course in substantially the same manner as heretofore conducted, and Buyer agrees to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries' present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Buyer agrees to promptly notify Buyer of any material event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

      (b) Restrictions on Conduct of Business of Buyer. Buyer shall not do, cause or permit any of the following (other than those items listed on Schedule 7.2(b) to the Buyer Disclosure Schedule), or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Company (it being agreed that any actions taken or omitted by Buyer in compliance with this Section 7.2(b) shall not be deemed to constitute a breach of any of the representations or warranties of Buyer in Article III):

            (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (ii) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, Buyer may issue options under Buyer's existing stock option plans, in the ordinary course of business; and provided, further, notwithstanding anything to the contrary herein, after December 31, 2002, Buyer shall be permitted, in its sole and absolute discretion, to issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue any such shares or other convertible securities pursuant to a registration statement filed under the Securities Act or a valid exemption from such registration under the Securities Act (each, a "Buyer Financing").

            (iii) Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the Commission under the Exchange Act or applicable statutory accounting principles;

            (iv) Except to the extent required to comply with its obligations hereunder or with applicable law, Buyer shall not, and shall not permit its Subsidiaries to, amend or propose to so amend their respective certificates of incorporation, bylaws or other comparable organizational documents.

            (v) Take or agree in writing or otherwise to take any of the actions described in Sections 7.2(b) through (i)-(iv) above, or any action that is reasonably foreseeable by Buyer to be likely to make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Buyer or Company:

      (a)   By mutual written consent of Buyer and Company;

      (b)   By either Buyer or Company, if:

            (i) the Effective Time shall not have occurred on or before March 31, 2003 (the "Termination Date"), or such time as the Termination Date shall have been extended under the terms of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

            (ii) any Governmental Authority: (A) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, or (B) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to obtain, in accordance with Section 5.6), in the case of each of
      (A) and (B) which is necessary to fulfill the conditions set forth in
      Section 6.1, as applicable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with Section 5.6 has been the cause of such action or inaction;

      (c)   By Buyer, if:

            (i) Company shall have: (A) failed to make the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (B) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with Section 5.2(b),

            (ii) the approvals of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken,

            (iii) the holders of more than 100,000 shares of Company Common Stock have perfected appraisal rights and shall not have withdrawn or lost such right of appraisal under Section 262 of the DGCL;

            (iv) the Board of Directors of Company shall have endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

            (v) a Takeover Proposal shall have occurred and the Board of Directors of Company in connection therewith, shall not, have within ten
      (10) days of such occurrence: (A) reconfirmed the Company Recommendation and its approval of this Agreement and the transactions contemplated hereby, and (B) rejected such Takeover Proposal;

            (vi) Company shall have breached or failed to comply with the provisions of Section 5.2 of this Agreement;

            (vii) Company shall have breached any of its representations or warranties contained in this Agreement, such that the conditions set forth in Section 6.1 or 6.2 are not capable of being satisfied on or before the Termination Date, and such breach has not been cured within 30 calendar days after written notice thereof from Buyer to Company; or

            (viii) Company shall have failed to perform any of its covenants or other Agreements contained in this Agreement and such failure has not been cured within 30 calendar days after written notice thereof from Buyer to Company.

      (d)   By Company, if:

            (i) Buyer shall have: (A) failed to make the Buyer Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, (B) materially breached its obligations under this Agreement by reason of a failure to call the Buyer Stockholders Meeting in accordance with Section 5.2(a) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus, if required, in accordance with Section 5.2(a);

            (ii) Any required approval of the stockholders of Buyer contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

            (iii) Buyer shall have breached any of its representations or warranties contained in this Agreement such that the conditions set forth in Section 6.1 or 6.3 are not capable of being satisfied on or before the Termination Date and such breach has not been cured within 30 calendar days after written notice thereof from Company to Buyer

            (iv) Buyer shall have failed to perform any of its covenants or other agreements contained in this Agreement and such failure has not been cured within 30 calendar days after written notice thereof from Company to Buyer; or

            (v)   Company determines to accept a Superior Proposal.

      8.2   Effect of Termination.

      (a) Subject to Sections 8.2(b) and (c), in the event of termination of this Agreement by either Buyer or Company as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to Section 5.4, Section 5.15, this Section 8.2 and
Article IX, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

      (b) In the event that: (i) Buyer shall have terminated this Agreement pursuant to Sections 8.1(c)(i), (iv), (vi) or (viii), or Company shall have terminated this Agreement pursuant to Section 8.1(d)(v), Company shall promptly pay to Buyer, by wire transfer of immediately available funds, and in no event later than five (5) Business Days after the date of such termination, (A) the sum of $250,000, and (B) the Expenses of Buyer, but in no event to exceed $250,000 (exclusive of the amount payable under Section 8.2(b)(i)(A)); or (ii) Company shall have terminated this Agreement pursuant to Sections 8.1(d)(i) or
(iv), Buyer shall promptly pay to Company, by wire transfer of immediately available funds, and in no event later than five (5) Business Days after the date of such termination, (X) the sum of $250,000, and (Y) the Expenses of Company, but in no event to exceed $250,000 (exclusive of the amount payable under Section 8.2(b)(ii)(X)).

      (c)   The parties acknowledge that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that:

            (i) any party obligated to make any payment to the other party pursuant to this Section 8.2 shall make such payment promptly, in accordance with this Section 8.2, such payment shall be the exclusive remedy that the payee shall have against the payor, and neither the payee nor the payor shall have any remedy against the other party for any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise; and

            (ii) no party shall be obligated to make any payment to the other party pursuant to this Section 8.2, this Section 8.2 shall not preclude any remedy any party may have against the other party hereunder for any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise.

      8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Buyer and Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1   Definitions. As used in this Agreement:

      (a) "Affiliate" has the meaning ascribed to such term, as defined in Rule 405 promulgated by the Commission under the Securities Act.

      (b) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

      (c) "Board of Directors" means the Board of Directors of any specified Person and any committee thereof.

      (d) "Business Day" means any day on which banks are not required or authorized to close in Los Angeles, California.

      (e) "cGMP" means current Good Manufacturing Practices promulgated by the United States Food and Drug Administration governing the manufacture, handling, storage and control of products in the United States.

      (f) "COBRA" the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder.

      (g) "Company Stock Option Plans" means the Company's: (i) Equity Incentive plan, as amended through October 10, 1996, (ii) Second Amended and Restated Stock Option Plan for Outside Directors, and (iii) 2000 Equity Incentive Plan, each of which has been filed as an exhibit to the Company's SEC Documents.

      (h) "Encumbrance" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other) or preference, equity, option, charge, limitation on voting rights, right to receive dividends, dissenters' or appraisal rights, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      (i) "Environmental Loss" means any and all of the following relating to compliance with Hazardous Materials Law, whether the result of any action of any Governmental Authority or a third party liabilities; penalties; forfeitures; suits; losses; damages; expenses; debts; obligations; claims; fines or civil liability; costs (including the costs of investigation, defense, settlement and attorneys' and other professional fees whether or not litigation is instituted); or, capital expenditures.

      (j) "Governmental Approval" means any consent, approval, authorization, waiver, release, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

      (k) "Governmental Authority" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

      (l) "Hazardous Materials Law" means any foreign, national, territorial, state, provincial or local statute, ordinance, order, rule or regulation of any type, relating to pollution or the protection of worker safety, public safety, human health, natural resources, or the environment, including laws, statutes, ordinances, rules or regulations relating to the emission, discharge, release or threatened release, of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or land, or remediation or removal thereof, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      (m) "Hazardous Substance" means any substance, material, chemical or waste the presence of which requires investigation or remediation under, or which is or becomes regulated by, any Governmental Authority due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, any material, waste, chemical or substance which is: (i) defined as a "hazardous," "extremely hazardous" or "restricted hazardous" waste, material or substance under the laws of the governmental jurisdiction where the Premises are located and/or to which the Premises are subject; (ii) petroleum or a petroleum product, including, without limitation, gasoline and diesel fuel;
(iii) asbestos or asbestos containing; (iv) polychlorinated biphenyls; (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903); or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA") (42 U.S.C. Section 9601);

      (n) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      (o) "Intellectual Property" means all United States and worldwide (i) inventions (whether patentable or unpatentable, whether or not reduced to practice, and/or whether developed alone or jointly with others), all improvements thereto, patents, patent applications, patent and invention disclosures, and all other rights of inventorship, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof;
(ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, designs, slogans, product names, corporate names, together with all of the goodwill symbolized thereby and associated therewith, and registrations and applications for registration thereof and renewals thereof; (iii) copyrights (registered or unregistered), copyrightable works, rights of authorship, and registrations and applications for registration thereof and renewals thereof;
(iv) integrated circuit designs, cell libraries, electronic masks, net lists, simulations, mask works, semiconductor chip rights, and registrations and applications for registration thereof and renewals thereof; (v) computer software (including without limitation source code, source code engines, source data files, and object code), software development tools (including without limitation assemblers, compilers, converters, utilities, compression tools), libraries, algorithms, routines, subroutines, commented and documented code, programmer's notes, system architecture, logic flow, data, computer applications and operating programs, databases and documentation thereof; (vi) trade secrets and other confidential information (including without limitation ideas, technologies, know-how, manufacturing and production processes and techniques, research and development information, drawings, schematics, specifications, bill of material, designs, plans, proposals, technical data, pricing data, marketing data, financial records, customer and supplier lists, and other proprietary information), (vii) copies and tangible embodiments thereof (in whatever form or medium), and all modifications, enhancements and derivative works of any of the foregoing; and (viii) all rights to sue and collect remedies for any past, present and future infringement of any of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

      (p) "known" or "knowledge" means, with respect to any party, the knowledge of such party's or any of its Subsidiaries executive officers or its Board of Directors, after reasonable inquiry.

      (q) "Material Adverse Effect" means, with respect to any Person any event, change, circumstance or effect that is materially adverse to: (i) the business, properties, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating: (x) to the economy or financial markets in general, or (y) in general to the industries in which such Person operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on such Person, or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement.

      (r)   "Nasdaq" means the Nasdaq Stock Market, Inc.

      (s)   "Nasdaq National Market" means the Nasdaq National Market System.

      (t) "the other party" means, with respect to Buyer, Company, and means with respect to Company, Buyer.

      (u) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

      (v) "Premises" means any property or facility, which any Person owns, operates, subleases, leases or occupies.

      (w) "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations,
(ii) foreign investment or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

      (x) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or incorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      (y) "Takeover Proposal" means any offer or proposal for, or any indication of interest in, with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (other than a proposal or offer made by Buyer or an Affiliate thereof).

      (z) "Tax" (and with correlative meaning, "Taxes") means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation.

      (aa) "Transaction Documents" means this Agreement, the Stockholders Agreements, the Employment Agreements and the Affiliate Agreements and such other documents, instruments and certificates as may be entered into between the parties in connection with this Agreement and the transactions contemplated herein.

      9.2 Choice of Law and Forum. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware in any such action, suit or proceeding, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.2 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose.

      9.3 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 9.3):

If to Buyer, to:                PhotoMedex, Inc.
                                Five Radnor Corporate Center
                                Suite 470
                                Radnor, Pennsylvania 19087-4609
                                Attention: Jeffrey F. O'Donnell,
                                Chief Executive Officer
                                Telephone no. (610) 971-9292
                                Facsimile no. (610) 971-9303

With copies to:                 Luce, Forward, Hamilton & Scripps LLP
                                11755 Wilshire Boulevard,
                                Suite 1600
                                Los Angeles, California 90025
                                Attention: Jeffrey P. Berg, Esq.
                                Telephone no. (310) 481-5200
                                Facsimile no. (310) 481-5206

If to Company, to:              Surgical Laser Technologies, Inc.
                                147 Keystone Drive
                                Montgomeryville, Pennsylvania 18936-9638
                                Attention: Michael R. Stewart
                                President and Chief Executive Officer
                                Telephone no. (215) 619-3259
                                Facsimile no. (215) 619-3208

With copies to:                 One Liberty Place
                                Philadelphia, Pennsylvania 19103-7396
                                Attention: Thomas G. Spencer, Esq.
                                Telephone no. (215) 979-1218
                                Facsimile no. (215) 979-1020

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

      9.4 Attorneys' Fees. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith, including on appeal therefrom.

      9.5 Confidentiality. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement has been consummated, they and their representatives will remain subject to the Confidentiality Agreement.

      9.6 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.

      9.7 Non-Survival of Representations and Warranties . The representations and warranties of the respective parties shall terminate at the Effective Time.

      9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The parties hereto, and their respective successors and assigns, are hereby authorized to rely upon the signature of each Person and entity on this letter, which are delivered by facsimile, as constituting a duly authorized, irrevocable, actual, current delivery of this letter with original ink signatures of each such Person and entity.

      9.9 Remedies Cumulative. Except as otherwise expressly stated herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

      9.10 Incorporation of Recitals. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

      9.11 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

      9.12 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

      9.13 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and entered into as of the date first above written.

                                    ("Buyer")
                                    PHOTOMEDEX, INC.
                                     a Delaware corporation

                                    By: /s/ Jeffrey F. O'Donnell
                                       ---------------------------------------
                                         Jeffrey F. O'Donnell
                                         Chief Executive Officer


                                    ("Merger Sub")
                                    J MERGER CORP., INC.
                                     a Delaware corporation

                                    By: /s/ Jeffrey F. O'Donnell
                                       ---------------------------------------
                                         Jeffrey F. O'Donnell
                                         Chief Executive Officer


                                    ("Company")
                                    SURGICAL LASER TECHNOLOGIES, INC.
                                     a Delaware corporation

                                    By: /s/ Michael R. Stewart
                                       ---------------------------------------
                                         Michael R. Stewart
                                         President and Chief Executive Officer

                                     ANNEX B

                              [Investec Letterhead]

September 24, 2002

Board of Directors
Surgical Laser Technologies, Inc.
147 Keystone Drive
Montgomeryville, PA 18936


Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the "Company Common Stock") of Surgical Laser Technologies, Inc. (the "Company"), of the Offer Consideration (as defined below) to be received by such stockholders pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), among the Company, PhotoMedex, Inc. (the "Acquiror") and a wholly-owned subsidiary of Acquiror ("Merger Sub") pursuant to which Merger Sub will be merged (the "Merger") with and into the Company, each outstanding share of Merger Sub capital stock will be converted into a share of the surviving corporation in the Merger (the "Surviving Corporation") and each outstanding share of Company Common Stock will be converted into the right to receive 1.12 shares of Acquiror common stock (the "Acquiror Common Stock"), par value $0.01, with cash being paid in lieu of the issuance of any fractional shares (the Acquiror Common Stock and any cash payable in lieu of fractional shares being hereinafter referred to as the "Offer Consideration").

In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated September 24, 2002 and certain other related agreements, as well as certain publicly available business and financial information and stock market data relating to the Company and the Acquiror. We have also reviewed certain other information, including financial forecasts, provided by or discussed with the Company, and have discussed with the Company's and the Acquiror's management the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, we have been advised and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have relied upon, without independent verification, the assessment of the managements of the Company and the Acquiror as

Board of Directors
Surgical Laser Technologies, Inc.                                        Page 2


to (i) the strategic benefits and potential cost savings and other synergies anticipated to result from the Merger, and (ii) their ability to integrate the businesses of the Company and the Acquiror. You also have informed us, and we have assumed, that the transaction will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material terms, conditions or agreements therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon the information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror Common Stock when issued to the holders of Company Common Stock pursuant to the Merger Agreement or the prices at which shares of Acquiror Common Stock will trade at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company or the Company's underlying business decision to engage in the Merger.

We will receive a fee for rendering this opinion. In the past, we and our affiliates have provided, and in the future we may provide, financial and investment-banking services to the Acquiror unrelated to the Merger for which we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of, and will be relied upon by, the Board of Directors of the Company in connection with its consideration of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Sincerely,

INVESTEC INC.

By:  /s/ P.S. Rawlings                          Date:  9/24/02
     ----------------------------
     Peter S. Rawlings
     Managing Director

                                     ANNEX C

                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262 - APPRAISAL RIGHTS

            Section 262. Appraisal rights.

            (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

            (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

            (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

            (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

            (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

            (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

            (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

            (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

            (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

            (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

            (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX D

                              STOCKHOLDER AGREEMENT

      THIS STOCKHOLDER AGREEMENT (the "Agreement") is entered into as of September 25, 2002, by and among PhotoMedex, Inc., a Delaware corporation ("Buyer"), J Merger Corp., Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), and the undersigned stockholder ("Stockholder") of Surgical Laser Technologies, Inc., a Delaware corporation ("Company").

                                    RECITALS:

      WHEREAS, Buyer has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") effected in part through the conversion of each outstanding share of common stock of Company (the "Company Common Stock"), into shares of capital stock of Buyer (the "Buyer Shares") at the rate set forth in the Agreement and Plan of Merger, dated as of September 25, 2002, by and among Buyer, Merger Sub and Company (such agreement as it may be amended or restated is hereinafter referred to as the "Merger Agreement") and the transactions contemplated thereby (the "Transaction");

      WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding Company Common Stock as is indicated on the signature page of this Agreement (the "Shares"); and

      WHEREAS, in order to induce Buyer to enter into the Transaction, certain stockholders of Company have agreed to vote the Shares and any other such shares of Company Common Stock so as to facilitate consummation of the Transaction.

      NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants set forth in the Merger Agreement, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1.    Share Ownership and Agreement to Retain Shares.

            1.1 Encumbrance. Stockholder represents, warrants and covenants to Buyer that: (a) Stockholder is the beneficial owner (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of that number of Shares of Company Common Stock set forth on the signature page hereto; (b) the Shares constitute the Stockholder's entire interest in the outstanding Company Common Stock; (c) no other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares; (d) the Stockholder has not appointed or granted any proxy which is still effective with respect to any Shares other than as provided in this Agreement, and (e) the Shares are and will be at all times up until the Expiration Date free and clear of any Encumbrances. As used herein, the term "Encumbrance" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other) or preference, equity, option, charge, limitation on voting rights, right to receive dividends, dissenters' or appraisal rights, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). As used herein, the term "Expiration Date" shall mean the earlier to occur of: (i) the Effective Time (as defined in the Merger Agreement) of the Transaction, and (ii) the termination of the Merger Agreement.

            1.2 New Shares. Stockholder agrees that any shares of Company Common Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

      2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company called with respect to the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New

Shares (collectively, the "Voting Shares") in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction.

      3. Irrevocable Proxy. SUBJECT TO SECTION 3 HEREOF, THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS EACH OF JEFFREY F. O'DONNELL AND DENNIS M. MCGRATH ACTING INDIVIDUALLY OR COLLECTIVELY IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF BUYER, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED ANY SUCH OFFICER OF BUYER, AND ANY OTHER PERSON DESIGNATED IN WRITING BY BUYER, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULLEST EXTENT PERMITTED BY AND SUBJECT TO APPLICABLE LAW, WITH RESPECT TO THE VOTING SHARES IN ACCORDANCE WITH SECTION 2 HEREOF IN RESPECT OF ANY MATTER SPECIFIED IN SUCH
SECTION 2. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE VOTING SHARES.

      4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Buyer as follows:

            4.1 No Solicitation. Until the Expiration Date, the Stockholder will not (i) initiate or solicit, directly or indirectly, any proposal, plan of offer to acquire all or any substantial part of the business or properties or Company Common Stock, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the holders of Company Common Stock all or any substantial part of the business, properties or Company Capital Stock (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Buyer or Merger Sub, or any associate, agent or representative of Buyer or Merger Sub), under any circumstances that would reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal provided that, in the case of clauses (iii) and (iv), the foregoing shall not prevent Stockholder, in Stockholder's capacity as a director or officer (as the case may be) of Company, from taking any actions permitted under Section 5.2 of the Merger Agreement. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Stockholder shall promptly inform Buyer as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating his fiduciary duties.

            4.2 Binding Obligation. Stockholder is competent to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except that: (i) the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

            4.3 No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

            4.4 No Encumbrances. The Stockholder hereby agrees, until the Expiration Date, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, Encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, Encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Voting Shares (whether acquired heretofore or hereafter) or any interest in any of the foregoing, except to Buyer or Merger Sub, (ii) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, or any interest in any of the Voting Shares, except pursuant to Section 3 herein, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

      5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the purpose and intent of this Agreement and reasonably acceptable to Stockholder.

      6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have in his capacity as a stockholder of the Company.

      7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      8. Confidentiality. Stockholder agrees: (a) to hold any information regarding this Agreement and the Transaction in strict confidence, and (b) not to divulge any such information to any third person, until such time as the Transaction has been publicly disclosed by Buyer, except as may otherwise be required by law.

      9.    Miscellaneous.

            9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without the prior written consent of the other. This Agreement is binding upon Stockholder in Stockholder's capacity as a stockholder of Company (and not in Stockholder's capacity as a director or officer, as the case may be, of Company) and only with respect to the specific matters set forth hereon.

            9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

            9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer or Merger Sub upon any such violation, Buyer and Merger Sub shall have the right to seek to enforce such covenants end agreements by specific performance, injunctive relief or by any other means available to Buyer or Merger Sub, at law or in equity, and the Stockholder hereby waives the absence of irreparable harm as a defense in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

            9.5 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 9.5):

If to Buyer, to:                   PhotoMedex, Inc.
                                   Five Radnor Corporate Center
                                   Suite 470
                                   Radnor, PA 19087-4609
                                   Attention: Chief Executive Officer
                                   Telephone no. (610) 971-9292
                                   Facsimile no.  (610) 971-9303

With copies to:                    Luce, Forward, Hamilton & Scripps, LLP
                                   11755 Wilshire Boulevard, Suite 1600
                                   Los Angeles, CA 90025
                                   Attention: Jeffrey P. Berg
                                   Telephone no. (310) 481-5200
                                   Facsimile no.  (310) 481-5206

If to Stockholder, to its address set forth on the signature page:

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed. Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

            9.6 Attorneys' Fees. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith, including on appeal therefrom.

            9.7 Choice of Law and Forum. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware in any such action, suit or proceeding, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.2 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose.

            9.8 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations and understandings among the parties hereto with respect to such subject matter.

            9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

            9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and entered into as of the date first above written.

                                         ("BUYER")

                                         PhotoMedex, Inc.,
                                          a Delaware corporation

                                         By: ___________________________________
                                               Jeffrey F. O'Donnell
                                               Chief Executive Officer

                                         ("MERGER SUB")

                                         J MERGER CORP., INC.
                                          a Delaware corporation

                                         By: ___________________________________
                                               Jeffrey F. O'Donnell
                                               Chief Executive Officer

                                         ("STOCKHOLDER")

                                         _______________________________________
                                         Print Name of Registered Stockholder

                                         _______________________________________
                                         Signature of Registered Stockholder

                                         Address:





      Total number of Shares of Company Common Stock beneficially owned by
                         Stockholder on the date hereof:

      ______ Shares of Company Common Stock.

                                    ANNEX E

                               AFFILIATE AGREEMENT

PhotoMedex, Inc.
Five Radnor Corporate Center
Suite 470
Radnor, PA 19087-4609
Attention: Chief Executive Officer

Ladies and Gentlemen:

      I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of Surgical Laser Technologies, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact or as a waiver of any rights I may have to object to any claim that I am an affiliate. I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger dated as of September 25, 2002 (the "Merger Agreement") by and among PhotoMedex, Inc., a Delaware corporation ("Buyer"), J Merger Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger") and that, as a result of the Merger, I am entitled to receive shares of Buyer Common Stock (as defined in the Merger Agreement) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

      I hereby represent, warrant and covenant to Buyer that in the event I receive any Buyer Common Stock as a result of the Merger:

      a. I shall not make any sale, transfer or other disposition of Buyer Common Stock in violation of the Act or the Rules and Regulations.

      b. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Common Stock, to the extent I believed necessary with my counsel or counsel for the Company.

      c. I have been advised that the issuance of Buyer Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company, I may not sell, transfer or otherwise dispose of Buyer Common Stock issued to me in the Merger, unless: (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rules 144 and 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

      d. I understand that Buyer is under no obligation to register the sale, transfer or other disposition of Buyer Common Stock by me or on my behalf under the Act.

      e. I also understand that stop transfer instructions will be given to Buyer's transfer agent with respect to shares of Buyer Common Stock issued to me and that there will be placed on the certificates for such shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A STOCKHOLDER AGREEMENT DATED SEPTEMBER 25, 2002 BY AND AMONG THE REGISTERED HOLDER HEREOF, PHOTOMEDEX,

INC., A DELAWARE CORPORATION AND J MERGER CORP., INC., A DELAWARE CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PHOTOMEDEX, INC."

      f. I also understand that unless the transfer by me of my Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

      g. I agree that if I breach the representations, warranties or covenants contained in this letter, I will hold the Company and Buyer harmless from and against any and all demands, causes of action, proceedings, losses, damages, expenses, liabilities, fines, penalties, deficiencies, judgments or costs ("Damages") at any time and from time to time asserted against or incurred by either of the Company or Buyer insofar as such Damages result from any such breach by me.

      It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend, if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or, if reasonably requested, an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act.

                                                     Very truly yours,


                                                     ___________________________






Accepted this 25th day of September, 2002, by:

PHOTOMEDEX, INC.

By:_______________________________________________
    Jeffrey F. O'Donnell, Chief Executive Officer

                                    ANNEX F

                              EMPLOYMENT AGREEMENT

            This Employment Agreement ("Agreement") is entered into and made effective as of _______, 2002, by and between PhotoMedex, Inc. ("Employer") and Michael R. Stewart ("Employee").

                                    RECITALS

      WHEREAS, Employee currently serves as President and Chief Executive Officer of Surgical Laser Technologies, Inc. ("SLT");

      WHEREAS, the Employer and SLT have entered into an agreement of merger (the "Merger"), under which SLT shall become, on the effective date of which (the "Effective Date"), a wholly-owned subsidiary of Employer;

      WHEREAS, Employer wishes to employ Employee as Executive Vice-President of Corporate Operations of Employer, and Employee wishes to accept such employment, all on the condition of closing of the Merger and on the terms and conditions set forth in this Agreement; and

      WHEREAS, in connection with and as a condition of Employer entering into this Agreement, Employee shall terminate all existing agreements with SLT and any affiliate thereof related to employment, compensation, severance, and equity participation; and

      WHEREAS, SLT, which, upon the Effective Date, will be a wholly-owned subsidiary of the Company, is a party to this Agreement solely for the purpose of acknowledging and agreeing to the termination of the agreements referenced in subsection 6.7(a) hereof;

            NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

                                    AGREEMENT

      1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

      2. Term of Employment. The employment of Employee pursuant to the terms of this Agreement shall commence as of the Effective Date, and shall continue until December 31, 2003, unless sooner terminated pursuant to the provisions hereof (the "Term"), provided, however, that this Agreement, unless earlier terminated according to the provisions hereof, shall, as of December 1 of each year, beginning with December 1, 2003, be automatically extended for an additional year.

      3.    Duties.

            3.1. Basic Duties. Subject to the direction and control of the President and Chief Executive Officer of Employer, Employee shall serve as the Executive Vice-President of Corporate Operations and shall fulfill all duties and obligations of such office.

            3.2. Other Duties of Employee. In addition to the foregoing, Employee shall perform such other or different duties related to those set forth in Paragraph 3.1 as may be assigned to him from time to time by Employer; provided, however, that any such additional assignment shall be at a level of responsibility commensurate with that set forth in Paragraph 3.1.

            3.3. Time Devoted to Employment. Employee shall devote his full time to the business of Employer during the term of this Agreement to fulfill his obligations hereunder.

            3.4. Place of Performance of Duties. The services of Employee shall be performed at Montgomeryville, Pennsylvania.

      4.    Compensation and Method of Payment.

            4.1 Total Compensation. As compensation under this Agreement, Employer shall pay and Employee shall accept the following:

            (a) For each year of this Agreement, measured from the effective date hereof, base compensation ("Base Salary") of Two Hundred Thirty-Five Thousand Dollars ($235,000).

            (b) Employer shall reimburse Employee for all reasonable travel, entertainment and other expenses incurred or paid by Employee in connection with, or related to, the performance of Employee's duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as Employer may request.

            (c) Participation in Employer's employee fringe benefit, health insurance, life insurance, key man insurance and other programs in effect from time to time for employees of Employer and its affiliates at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Employer. Employee shall be entitled to vacations, absences for illness, and to similar benefits of employment, and shall be subject to such policies and procedures as may be adopted by Employer.

            (d) Employee shall be entitled to an automobile allowance of $1,000 per month.

            (e) Employee shall be granted incentive stock options (as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended) to purchase up to 225,000 shares of Employer's Common Stock ("Employer

            Stock Options"), with an exercise price equal to the average closing trading price for the ten business days following the Effective Date. Of these Employer Stock Options, twenty-five percent (25%) shall be fully vested as of the Effective Date, and twenty-five percent (25%) shall vest on each of the three subsequent anniversaries of the Effective Date, provided, however, that if Employee shall have exercised, at any time before the date on which all of Employee's options granted to him by SLT (the "SLT Options") have expired or have otherwise been terminated, any SLT Options, then the number of Employer Stock Options granted hereunder shall be adjusted to equal the product of 225,000 and the Exercise Percentage. For purposes of this subsection 4.1(e), the Exercise Percentage shall be the number of SLT Options not exercised by Employee divided by the total number of SLT Options.

            4.2 Payment of Compensation. Employer shall pay the compensation provided for in Section 4 hereof as follows:

            (a) Employer shall pay the base compensation in cash, semi-monthly in twenty-four equal installments or in accordance with Employer's payroll practices for all its employees, but in no event less frequently than monthly.

            (b) Employer shall pay in cash the reimbursement of such discretionary expenses provided in Section 4 hereof.

      5.    Termination of Agreement.

            5.1. By Notice. This Agreement and the employment of Employee hereunder, may be terminated by Employee or Employer upon thirty (30) days' written notice of termination. Notwithstanding anything to the contrary herein, in the event that Employee shall be terminated for an occurrence described in
Section 5.2(b) which shall be the subject of an effective Disability Policy, Employee shall not be entitled to receive any further payment from Employer other than Employer's obligation to pay regular premiums to maintain the effectiveness of such Disability Policy following the date from which Employee shall be entitled to receive payment under such Disability Policy.

            5.2 Other Termination by Employer. Employer may terminate Employee immediately for any of the reasons set forth below:

                  (a) For "Cause," immediately upon written notice from Employer to the Employee. For the purpose of this Section 5.2, "Cause" for termination shall be deemed to include only (i) the direct or indirect competition by Employee with Employer (as hereinafter defined in Section 6);
(ii) the conviction of Employee of a felony or an act involving moral turpitude;
(iii) the drug or alcohol abuse by Employee, but only if Employee fails to seek appropriate counseling or fails to complete a prescribed counseling program; and
(iv) the failure of Employee to comply with any material term of this Agreement.

                  (b) Upon the Disability of the Employee. As used in this Agreement, the term "Disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of thirty (30) days, whether or not consecutive, during any sixty (60) day period to perform the normal and customary services required of Employee pursuant to this Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Employer, provided that, if Employee and the Employer do not agree on a physician, Employee and Employer shall each select a physician and such two physicians together shall select a third physician, whose determination as to disability shall be binding on the parties.

                  (c)   Death of Employee.

            5.3 Other Termination of Employee. Employee may terminate this Agreement for "Good Reason." "Good Reason" shall mean the following unless such circumstances are fully corrected within ten (10) days after the Employee notifies Employer in writing that he intends to terminate his employment for Good Reason:

                        (i) the assignment, without the Employee's prior written consent to another person, of Employee's primary duties that the Employee was responsible for during the term of this Agreement, or a significant adverse alteration in the nature or status of the Employee's employment from those in effect during the term of this Agreement; or

                        (ii) any reduction by Employer in Employee's base compensation (other than as agreed to by Employee) in effect on the date hereof or as the same may be increased after such date;

            5.4   Effect of Termination.

                  (a) Termination due to Expiration of Employment Period. If Employee's employment is terminated due to the expiration of the Term, Employer shall pay Employee the compensation (including accrued bonuses, if any) and benefits due to Employee under Section 4 through the last day of Employee's actual employment hereunder. In addition, Employer shall pay Employee Two Hundred Thirty-Five Thousand Dollars ($235,000) in twelve (12) monthly installments.

                  (b) Termination for Cause. In the event that Employee's employment is terminated for "Cause" pursuant to Section 5(a), Employer shall pay Employee the compensation (not including accrued bonuses, if any) and benefits due to Employee under Section 4 through the last day of Employee's actual employment hereunder.

                  (c) Other Termination. In the event that Employee's employment is terminated by Employer other then under Section 5.2 or Section 7, Employer shall pay Employee Two Hundred Thirty-Five Thousand Dollars ($235,000) in twelve (12) monthly installments.

                  (d) Termination for Death or Disability. If Employee's employment is terminated by reason of death or disability pursuant to Section 5.2(b) or (c), Employer shall pay the estate of Employee or Employee, as the case may be, the compensation and benefits under Section 4 which would otherwise be payable to Employee up to the end of the month in which the termination of this Agreement for such death or disability occurred.

                  (e) Termination for Good Reason. In the event the Employee's employment is terminated by him for "Good Reason" pursuant to Section 5.3 Employer shall pay the Employee Two Hundred Thirty-Five Thousand Dollars ($235,000) in twelve (12) monthly installments.

                  (f) Termination by Employee not for Good Reason. In the event Employee's employment is terminated by him not for "Good Reason", as defined in Section 5.3, Employer shall pay Employee the compensation (not including accrued bonus, if any) and benefits due Employee under Section 4 through the last day of Employee's actual employment.

      6.    Property Rights and Obligations of Employee.

            6.1. Trade Secrets. For purposes of this Agreement, "trade secrets" shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Employer, has been divulged to or learned by Employee during the term of his employment by Employer, and has not previously been publicly released by duly authorized representatives of Employer or otherwise lawfully entered the public domain.

            6.2. Preservation of Trade Secrets. Employee will preserve as confidential all trade secrets pertaining to Employer's business that have been obtained or learned by him by reason of his employment. Employee will not, without the prior written consent of Employer, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of Employer.

            6.3. Trade Secrets of Others. Employee agrees that he will not disclose to Employer or induce Employer to use any trade secrets belonging to any third party.

            6.4. Property of Employer. Employee agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with Employer are the property of Employer and shall not be used by him in any way adverse to Employer's interests. Employee will not allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of Employer. Employee agrees to deliver to the Board of Directors of Employer or its designee, upon demand, and in any event upon the termination of Employee's employment, all of such documents and things which are in Employee's possession or under his control.

            6.5   Non-Competition by Employee.

            6.5.1 General. Employee agrees during the two years following the termination of his Employment, not to recruit, engage in passive hiring efforts, solicit or induce any person or entity who, during such two-year period, or within one (1) year prior to the termination of Employee's employment with Employer, was an employee, agent, representative or sales person of Employer or any of its affiliates ("Employer Group") to leave or cease his employment or other relationship with Employer Group for any reason whatsoever or hire or engage the services of such person for Employee in any business substantially similar to or competitive with that in which Employer Group was engaged during the Employee's employment.

            6.5.2 Non-Solicitation of Customers. Employee acknowledges that in the course of his employment, he will learn about Employer Group's business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Employee knows and acknowledges that Employer Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that Employer Group must keep secret all pertinent information divulged to Employee about Employer Group business concepts, ideas, programs, plans and processes, so as not to aid Employer Group's competitors. Accordingly, Employer Group is entitled to the following protection, which Employee agrees is reasonable:

      Employee agrees that for a period of two (2) years following the termination of his employment, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by Employer Group during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of his employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by Employer Group.

            6.5.3 Non-Competition. Employee acknowledges that he will be a "high impact" person in Employer Group's business who is in possession of selective and specialized skills, learning abilities, customer contacts, and customer information as a result of his relationship with Employer Group and prior experience, and agrees that Employer Group has a substantial business interest in the covenant described below. Employee, therefore, agrees for a period of two
(2) years from the termination of his employment, not to, either directly, whether as an employee, sole proprietor, partner shareholder, joint venture or the like, in the same or similar capacity in which he worked for Employer Group, compete with Employer Group in the manufacture, marketing or sales of excimer laser technology in connection with interventional cardiology, psoriasis or any other field in which Employer enters or considers entering into, provided Employee has actual knowledge of such field. The territory in which this non-competition covenant shall apply will be limited to the area commensurate with the territory in which Employee marketed, sold or provided products or services for Employer Group during the two years preceding termination of Employment.

            6.6 Survival Provisions and Certain Remedies. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 shall survive the termination of this Agreement. The covenants in this Section 6 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant. In the event Employee breaches any of the provisions of this Section 6, Employee agrees that Employer shall be entitled to injunctive relief in addition to any other remedy to which Employer may be entitled.

            6.7   Additional Conditions of Employment.

            (a) Termination of All SLT Agreements. By agreeing to the terms of this Agreement, Employee represents that he has terminated all outstanding agreements relating to employment, compensation, equity participation (including stock option agreements), severance, additional benefits or otherwise with Surgical Laser Technologies, Inc. (SLT) and any of its affiliates, including, but not limited to, his Employment Agreement dated October 5, 1999, his participation in the executive severance program of SLT and any other severance program maintained by SLT or its affiliates.

            (b) Execution of Employer Agreements. By executing this Agreement, Employee agrees to sign Employer's standard agreement of Confidentiality, Noncompetition and assignment of Invention Rights, a copy of which is attached hereto and made a part hereof, which includes Employer's provisions for confidentiality , non-competition and assignment of invention rights or any other agreement containing these or similar provisions, upon request by Employer at any time during the term of this Agreement.

      7.    Change of Control.

            (a) For the purpose of this Agreement, a "Change of Control" shall mean:

                  (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) or the Securities Exchange Act of 1934, and as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Employer (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), which acquisition is effected without the consent of at least a majority in interest of the Board of Directors of Employer as of the date hereof. Specifically excluded from this definition is the sale of shares by Employer in any offering of its securities effectuated through any resolution of a majority of the Board of Directors as constituted from time to time.

                  (ii)  INTENTIONALLY OMITTED;

                  (iii) Approval by the shareholders of Employer of (i) a complete liquidation or dissolution of Employer or (ii) the sale of other disposition of all or substantially all of the assets of Employer.

            (b) Employer and Employee hereby agree that, if Employee is in the employ of Employer of the date on which a Change of Control occurs (the "Change of Control Date"), Employer will continue to employ Employee and Employee will remain in the employ of Employer for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by Employee immediately prior to the Change of Control Date. If after a Change of Control, Employee is requested and, in his sole and absolute discretion consents to change his principal business location, Employer will reimburse Employee for his relocation expenses, including without limitation, moving expenses, temporary living and travel expenses, temporary living and travel expenses for a time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Employee as a result of any such reimbursements. If Employee shall not consent to change his business location, Employee may continue to provide services required of him hereunder in Montgomeryville, Pennsylvania and Employer shall continue to maintain an office for Employee at that location.

            (c) During the remaining Term after the Change of Control Date, Employer will continue to honor the terms of this Agreement, including payment of the compensation set forth in Section 4 herein.

            (d) If during the remaining Term on or after the Change of Control Date (i) Employee's employment is terminated by Employer other than for "Cause" (as defined in Section 5.2(a) hereof), or (ii) there shall have occurred a material reduction in Employee's compensation or employment related benefits, or a material change in Employee's status, working conditions or management responsibilities, or a material change in the business objectives or policies of Employer and Employee voluntarily terminates employment within sixty (60) days of any such occurrence, or the last in a series of occurrences, the Employee shall be entitled to receive as a severance payment, subject to the provisions of subparagraphs (e) and (f) below, a payment over twelve months equal to Two Hundred Percent (200%) of Employee's current compensation under Sections 4.1
(a), (c), (d) (f), and (g) (the "Compensation Amount").

            (e) The amounts payable to Employee under any other compensation arrangement maintained by Employer which became payable, after payment of the Compensation Amount provided for in paragraph (d), upon or as a result of the exercise by Employee of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code 280G of the Internal Revenue Code of 1986, as amended (the "Code"), shall be reduced to the extent necessary so that such amounts, when added to such lump-sum, do not exceed 100% of the Employee's "base amount" as defined in Code Section 280G(b)(3)(A). Any such excess amount shall be deferred and paid in the next tax year.

      8.    General Provisions.

            8.1. Notices. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by certified mail, postage prepaid and return receipt requested, addressed as follows:

      If to Employer:                    PhotoMedex, Inc.
                                         5 Radnor Corporate Center, Suite 470
                                         Radnor, Pennsylvania  19087
                                         Fax: (610) 971-9303

      If to Employee:                    Michael R. Stewart
                                         3930 Ruckman Way
                                         Doylestown, PA 18901

However, either party may change his/its address for purposes of this Agreement by giving written notice of such change to the other party in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by mail shall be deemed effective as of three days after mailing (excluding weekends and federal holidays).

            8.2. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and both parties consent to the jurisdiction of the courts of the State of Delaware with respect thereto.

            8.3. Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            8.4. Assignment. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Employee without the prior written consent of Employer. However, subject to the foregoing limitation, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

            8.5. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

            8.6 Corporate Authority. Employer represents and warrants as of the date hereof that Employer's execution and delivery of this Agreement to Employee and the carrying out of the provisions hereof have been duly authorized by Employer's Board of Directors and authorized by Employer's shareholders and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by Employer will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of Employer's Certificate of Incorporation or Bylaws, as amended, or any agreement or other instrument to which Employer is a party, or by which Employer is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

            8.7. Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees shall be included as part of such judgment.

            8.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.9. Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part hereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Radnor, Pennsylvania.



                                   "Employer"

                                   PHOTOMEDEX, INC.


                                   By: _________________________________________
                                         Dennis McGrath, Chief Financial Officer



                                   "Employee"



                                   ____________________________________
                                            Michael R. Stewart


      SLT hereby acknowledges and agrees that as of the closing date of the Merger, all of the agreements referenced in Section 6.7(a) hereof are terminated and that neither party to such agreements retains any rights thereunder.

Surgical Laser Technologies, Inc.



By: _____________________________

                                    ANNEX G


                                PHOTOMEDEX, INC.
                           5 RADNOR CORPORATE CENTER
                                   SUITE 470
                           RADNOR, PENNSYLVANIA 19087
                               TEL: 610-971-9292


Davis Woodward
Surgical Laser Technologies, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936


Dear Dave:

In connection with the pending merger (the "Merger") of Surgical Laser Technologies, Inc. ("SLT") with PhotoMedex, Inc. (the "Company"), this letter will confirm our offer to you, as of the date of the closing of the Merger and subject to the occurrence of the Closing of the Merger (the "Closing Date"), for the position of in-house General Counsel for PhotoMedex, Inc. SLT, which upon the Closing Date, will be a wholly-owned subsidiary of the Company, is a party to this letter agreement solely for the purpose of acknowledging and agreeing to the termination of the agreements referenced in the paragraph entitled "Termination of Existing Agreements". The specifics of the offer are as follows:

Salary: One Hundred Forty Thousand Dollars ($142,000) annually, earned and payable biweekly.

Annual Bonus:           The Board of Directors has full discretion to award
                        annual bonuses based on your performance and the performance of the Company.

Equity Participation:   Grant of options under the Company's stock option plan
                        ("Company Stock Options") to purchase 75,000 shares of common stock, at the average closing price for the ten business days immediately following the Closing Date. Of these Company Stock Options, twenty-five percent (25%) shall vest on the Closing Date, and twenty-five percent
                        (25%) shall vest on each of the three subsequent anniversaries of the Closing Date, provided, however, that if you shall have exercised, at any time before the date on which all of your options granted to you by SLT
                        (the "SLT Options") have expired or have otherwise been terminated, then the number of Company Stock Options granted hereunder shall be adjusted to equal the product of 75,000 and the Exercise Percentage. For purposes of this paragraph, the Exercise Percentage shall be the number of SLT Options not exercised by you divided by the total number of SLT Options.

                        Additional stock option grants may be awarded on an annual basis, based on the achievement of mutually agreed upon goals each year.

401k Plan:              You will be eligible to participate in the Company's
                        401k Plan effective the first enrollment date following
                        30 days of employment.

Benefits:               You will be eligible to participate in all company
                        sponsored Employee Benefits.

Employment:             Your start date shall be date of the closing of the
                        Merger.

Vacation:               Four weeks annually, earned biweekly.

Initial Scope:          You will report directly to the Chief Financial Officer
                        of the Company and will be directly responsible for all legal and administrative compliance and other legal matters not otherwise delegated to outside counsel.

Termination of          By agreeing to the terms of this letter agreement, you
Existing                represent that you have terminated all outstanding
Agreements:             agreements relating to employment, compensation, equity
                        participation (including stock option agreements), severance, additional benefits or otherwise with SLT and any of its affiliates, including, but not limited to, your letter agreements dated June 12, 1992 and January
                        24, 1997 with SLT, your confidentiality and non-compete agreement dated July 23, 1990, your participation in the executive severance program of SLT and any other severance program maintained by SLT or its affiliates.

Employment Manual       You further represent that you have been given and have
                        reviewed the Company's employee manual and other documents evidencing the employment policies of the Company.

Severance:              Upon termination of your employment by the Company for
                        cause, you will be entitled only to your base salary through the date of termination. Upon termination other than (a) for cause or (b) by reason of change of control of the Company, you will be entitled to: (i) one year's salary, payable over a twelve-month period, and (ii) any unvested Company Stock Options scheduled to vest within the succeeding twelve months will immediately vest. Upon termination by reason of a change in control, you will be entitled to: (i) one year's salary, payable over a twelve-month period, and (ii) any unvested Company Stock
                        Options shall immediately vest. For this purpose, "Change of Control" shall mean the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) or the Securities Exchange
                        Act of 1934, and as amended (the "Exchange Act")) (a
                        "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which acquisition is effected without the consent of at least a majority in interest of the Board of Directors of the Company as of the date hereof. Specifically excluded from this definition is the sale of shares by the Company in any offering of its securities effectuated through any resolution of a majority of the Board of Directors as constituted from time to time. For this purpose "Cause" means chronic alcoholism or drug addition, indictment by a grand jury for commission of a felony unless such indictment is dismissed within 60 days of its issuance, fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company, or refusing to follow policies or directives reasonably established by the Company's Board of Directors or your supervisor or committing acts amounting to gross negligence or willful misconduct to the detriment of the Company or its affiliates.

Execute Company         This letter agreement includes, by reference, all of the
Agreements:             terms and conditions of the Company's standard Agreement
                        for Confidentiality, Noncompetition, and Assignment of Invention Rights, a copy of which is attached hereto and made a part hereof. In addition, you agree, upon request by the Company at any time during your employment, to execute any other similar agreements related to the protection of the Company and its assets.

      I believe this letter accurately summarizes the various components of the benefits and compensation package relevant to your proposed position. I feel confident that you will bring a significant amount of experience and knowledge to PhotoMedex, Inc., and I believe that PhotoMedex, Inc, will prove to be an excellent opportunity for you to achieve further career and financial success. I look forward to working with you in the development of exciting opportunities within PhotoMedex, Inc. and our mutual financial success.

Best regards,


Jeffrey F. O'Donnell
President & CEO

Agreed:

________________________________________________________        ________________
Davis Woodward                                                        Date

SLT hereby acknowledges and agrees that as of the closing date of the Merger, all of the agreements referenced in the paragraph entitled "Termination of Existing Agreements" are terminated and that neither party to such agreements retains any rights thereunder.


Surgical Laser Technologies, Inc.




By: _______________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Registrant) by reason of the fact that the person is or was a director, officer, agent or employee of Registrant or is or was serving at Registrant's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he or she reasonably believes to be in the best interest, or not opposed to the best interest, of Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Registrant as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

      Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Registrant's Bylaws provide that it must indemnify its directors to the fullest extent not prohibited by the DGCL; provided, however, that the Registrant may limit the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Registrant, or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL.

      Registrant's Bylaws also provide that the Registrant has the power to indemnify its other officers, employees and other agents as set forth in the DGCL. Additionally, the Registrant must advance, prior to final disposition, all expenses incurred by any director or executive officer in connection with any proceeding upon receipt of an undertaking by or on behalf of such director or executive officer to repay said amounts if it is ultimately determined that such person is not entitled to be indemnified under the Registrant's Bylaws or otherwise.

      The indemnification provisions contained in Registrant's Bylaws are not exclusive of any other rights to which a person may be entitled under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Registrant may maintain insurance on behalf of its directors and officers. The rights conferred to any person under the Bylaws with respect to indemnification continue as to a person who has ceased to be a director, officer, employee or other agent and inures to the benefit of such person's heirs, executors and administrators.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits.

      The following is a complete list of exhibits filed as part of the Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the Registrant with the Securities and Exchange Commission, as referenced below:

   EXHIBIT
   NUMBER                                        DESCRIPTION
-------------      -----------------------------------------------------------------------
     2.1           Agreement and Plan of Merger, dated September 25, 2002, between the
                   Registrant, J Merger Corp., Inc. and Surgical Laser Technologies, Inc.
                   (Included as Annex A to the proxy statement/prospectus, which constitutes part of this registration statement)
     3.1(a)        Certificate of Incorporation, filed on November 3, 1987 (1)
     3.1(b)        Amendment to Certificate of Incorporation, filed on July 19, 1999 (1)
     3.1(c)        Amendment to Certificate of Incorporation, filed on July 22, 1999 (1)
     3.1(d)        Restated Certificate of Incorporation, filed on August 8, 2000 (2)
     3.2           Revised Bylaws (2)
     4.1           Specimen Common Stock Certificate (1)
     5.1           Opinion of Luce, Forward, Hamilton & Scripps LLP re legality of shares being registered
     8.1           Opinion of Duane Morris LLP re tax matters
    10.1           Lease Agreement (Andover, Massachusetts) (3)
    10.2           Lease Agreement (Orlando, Florida) (1)
    10.3           Lease Agreement (San Diego, California) (4)
    10.4           Lease Agreement (Carlsbad, California) dated August 4, 1998 (1)
    10.5           Patent License Agreement between the Company and Patlex Corporation (5)
    10.6           Clinical Trial Agreement between Massachusetts General Hospital, R. Rox
                   Anderson and the Company, dated March 17, 1998 (1)
    10.7           Consulting Agreement dated as of January 21, 1998 between the Company and R. Rox Anderson, M.D. (1)
    10.8(a)        Asset Purchase Agreement dated January 4, 1999 between the Company and
                   Laser Analytics, Inc. (3)
    10.9(b)        Amendment No. 1 to Asset Purchase Agreement (3)
    10.10          Amended and Restated Employment Agreement with Jeffrey F. O'Donnell, dated August 1, 2002
    10.11          Amended and Restated Employment Agreement with Dennis M. McGrath, dated
                   August 1, 2002
    10.12          Lease between the Company and Radnor Center Associates, dated April 1,
                   2000 (1)
    10.13          Healthworld Agreement, dated May 11, 1999 (1)
    10.14          Clinical Trial Agreement, dated July 27, 1999, and Amendment dated March
                   1, 2000 (Plaque Psoriasis) (1)
    10.15          Clinical Trial Agreement, dated July 27, 1999 (High Fluence) (1)
    10.16          Clinical Trial Agreement, dated November 15, 1999 (Vitiligo) (1)
    10.17          Massachusetts General Hospital License Agreement, dated November 26,
                   1997 (1)
    10.18          Asset Purchase Agreement with Laser Components GmbH, dated February
                   29,2000 (1)
    10.19          Amended and Restated 2000 Stock Option Plan

   EXHIBIT
   NUMBER                                        DESCRIPTION
-------------      -----------------------------------------------------------------------
    10.20          Amended and Restated 2000 Non-Employee Director Stock Option Plan
    10.21          Form of Stockholder Agreement (Included as Annex D to the proxy statement/prospectus, which constitutes part of this registration statement)
    10.22          Form of Affiliate Agreement (Included as Annex E to the proxy statement/prospectus, which constitutes part of this registration statement)
    10.23          Form of Employment Agreement with Michael R. Stewart (Included as Annex
                   F to the proxy statement/prospectus, which constitutes part of this registration statement)
    10.24          Form of Employment Agreement with Davis Woodward (Included as Annex G to the proxy statement/prospectus, which constitutes part of this registration statement)
    16.1           Letter re Change in Certifying Accountant (6)
    16.2           Letter re Change in Certifying Accountant (7)
    21.1           List of subsidiaries of the Company (8)
    23.1           Consent of Grant Thornton LLP
    23.2           Consent of Hein + Associates LLP
    23.3           Consent of Luce, Forward, Hamilton & Scripps LLP (Included in Exhibit
                   5.1 hereof)
    23.4           Consent of Duane Morris LLP (Included in Exhibit 8.1 hereof)
    24.1           Power of Attorney (included on signature page of this Registration
                   Statement)
    99.1           Form of Proxy of Surgical Laser Technologies, Inc.
    99.2           Consent of Investec Inc. (Included in opinion included as Annex B to the proxy statement/prospectus, which constitutes part of this registration statement)
    99.3           Letter re Arthur Andersen LLP representation (8)

-----------
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-44937), which became effective on May 12, 2000, and for which a Post-Effective Amendment on Form S-3 became effective on April 9, 2002.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987.

(6) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated May 9, 2000, and as amended.

(7) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated July 31, 2002.

(8) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

      That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER                                        DESCRIPTION
-------------      -----------------------------------------------------------------------
     2.1           Agreement and Plan of Merger, dated September 25, 2002, between the
                   Registrant, J Merger Corp., Inc. and Surgical Laser Technologies, Inc.
                   (Included as Annex A to the proxy statement/prospectus, which constitutes part of this registration statement)
     3.1(a)        Certificate of Incorporation, filed on November 3, 1987 (1)
     3.1(b)        Amendment to Certificate of Incorporation, filed on July 19, 1999 (1)
     3.1(c)        Amendment to Certificate of Incorporation, filed on July 22, 1999 (1)
     3.1(d)        Restated Certificate of Incorporation, filed on August 8, 2000 (2)
     3.2           Revised Bylaws (2)
     4.1           Specimen Common Stock Certificate (1)
     5.1           Opinion of Luce, Forward, Hamilton & Scripps LLP re legality of shares being registered
     8.1           Opinion of Duane Morris LLP re tax matters
    10.1           Lease Agreement (Andover, Massachusetts) (3)
    10.2           Lease Agreement (Orlando, Florida) (1)
    10.3           Lease Agreement (San Diego, California) (4)
    10.4           Lease Agreement (Carlsbad, California) dated August 4, 1998 (1)
    10.5           Patent License Agreement between the Company and Patlex Corporation (5)
    10.6           Clinical Trial Agreement between Massachusetts General Hospital, R. Rox
                   Anderson and the Company, dated March 17, 1998 (1)

   EXHIBIT
   NUMBER                                        DESCRIPTION
-------------      -----------------------------------------------------------------------
    10.7           Consulting Agreement dated as of January 21, 1998 between the Company and R. Rox Anderson, M.D. (1)
    10.8(a)        Asset Purchase Agreement dated January 4, 1999 between the Company and
                   Laser Analytics, Inc. (3)
    10.9(b)        Amendment No. 1 to Asset Purchase Agreement (3)
    10.10          Amended and Restated Employment Agreement with Jeffrey F. O'Donnell, dated August 1, 2002
    10.11          Amended and Restated Employment Agreement with Dennis M. McGrath, dated
                   August 1, 2002
    10.12          Lease between the Company and Radnor Center Associates, dated April 1,
                   2000 (1)
    10.13          Healthworld Agreement, dated May 11, 1999 (1)
    10.14          Clinical Trial Agreement, dated July 27, 1999, and Amendment dated March
                   1, 2000 (Plaque Psoriasis) (1)
    10.15          Clinical Trial Agreement, dated July 27, 1999 (High Fluence) (1)
    10.16          Clinical Trial Agreement, dated November 15, 1999 (Vitiligo) (1)
    10.17          Massachusetts General Hospital License Agreement, dated November 26,
                   1997 (1)
    10.18          Asset Purchase Agreement with Laser Components GmbH, dated February
                   29,2000 (1)
    10.19          Amended and Restated 2000 Stock Option Plan
    10.20          Amended and Restated 2000 Non-Employee Director Stock Option Plan
    10.21          Form of Stockholder Agreement (Included as Annex D to the proxy statement/prospectus, which constitutes part of this registration statement)
    10.22          Form of Affiliate Agreement (Included as Annex E to the proxy statement/prospectus, which constitutes part of this registration statement)
    10.23          Form of Employment Agreement with Michael R. Stewart (Included as Annex
                   F to the proxy statement/prospectus, which constitutes part of this registration statement)
    10.24          Form of Employment Agreement with Davis Woodward (Included as Annex G to the proxy statement/prospectus, which constitutes part of this registration statement)
    16.1           Letter re Change in Certifying Accountant (6)
    16.2           Letter re Change in Certifying Accountant (7)
    21.1           List of subsidiaries of the Company (8)
    23.1           Consent of Grant Thornton LLP
    23.2           Consent of Hein + Associates LLP
    23.3           Consent of Luce, Forward, Hamilton & Scripps LLP (Included in Exhibit
                   5.1 hereof)
    23.4           Consent of Duane Morris LLP (Included in Exhibit 8.1 hereof)
    24.1           Power of Attorney (included on signature page of this Registration
                   Statement)
    99.1           Form of Proxy of Surgical Laser Technologies, Inc.
    99.2           Consent of Investec Inc. (Included in opinion included as Annex B to the proxy statement/prospectus, which constitutes part of this registration statement)
    99.3           Letter re Arthur Andersen LLP representation (8)

----------
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-44937), which became effective on May 12, 2000, and for which a Post-Effective Amendment on Form S-3 became effective on April 9, 2002.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987.

(6) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated May 9, 2000, and as amended.

(7) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated July 31, 2002.

(8) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Pennsylvania on October 17, 2002.

                                       PHOTOMEDEX, INC.



                                       By: /s/  Jeffrey F. O'Donnell
                                           -------------------------------------
                                           Jeffrey F. O'Donnell
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey F. O'Donnell and Dennis M. McGrath, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                    CAPACITY IN WHICH SIGNED                      DATE
-----------------------------    --------------------------------------    ------------------------
/s/ Warwick Alex Charlton        Chairman of the Board of Directors            October  17, 2002
-----------------------------
Warwick Alex Charlton

/s/ Jeffrey F. O'Donnell         President, Chief Executive Officer and        October  17, 2002
-----------------------------    Director
Jeffrey F. O'Donnell

/s/ Dennis M. McGrath            Chief Financial Officer (Principal            October  17, 2002
-----------------------------    Accounting Officer)
Dennis M. McGrath

/s/ Alan R. Novak                Director                                      October  17, 2002
-----------------------------
Alan R. Novak

/s/ John J. McAtee, Jr.          Director                                      October  17, 2002
-----------------------------
John J. McAtee, Jr.

/s/ Samuel E. Navarro            Director                                      October  17, 2002
-----------------------------
Samuel E. Navarro

/s/ Richard J. DePiano           Director                                      October  17, 2002
-----------------------------
Richard J. DePiano


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